Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275553

Next.e.GO N.V.

Up to 86,012,305 Ordinary Shares

This prospectus relates to the offer and sale, from time to time, by the selling shareholders identified in this prospectus (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”), or their permitted transferees, of up to 86,012,305 ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares” or “Next.e.GO Shares”).

These 86,012,305 Ordinary Shares consist of: (i) 49,019,608 Ordinary Shares that prior to the exchange for the contribution by the former shareholders of Next.e.GO Mobile SE (“e.GO”) of all of the paid-up shares in e.GO to Next.e.GO N.V. (f/k/a Next.e.GO B.V.) (“Next.e.GO” or “TopCo”) in exchange for shares in TopCo (the “Exchange”) were originally 161,905 shares in e.GO issued at prices on a converted and adjusted basis ranging from $0.24 - $16.53 per share, (ii) 10,000,000 vested Earn-Out Shares (as defined below) issued for no additional consideration at the time of issuance, (iii) 7,550,000 Ordinary Shares that were originally issued as Class B common stock of Athena Consumer Acquisition Corp. (“Athena”), which were subsequently converted into Ordinary Shares in connection with the Business Combination, purchased by the Athena Consumer Acquisition Sponsor, LLC (the “Sponsor”) for a price per share of approximately $0.003, (iv) 1,060,000 Ordinary Shares that were originally issued as Class A common stock of Athena, which were subsequently converted into Ordinary Shares in connection with the Business Combination, and, in addition, 92,750 Ordinary Shares, which were exchanged from 530,000 private placement warrants in connection with the Business Combination, whereby originally one Class A common stock and half of a private placement warrant constituted a unit, which was purchased by the Sponsor for a price per unit of $10.00, (v) 3,000,000 Ordinary Shares issued to the administrative agent on behalf of the lender as part of the share component agreed on under a certain settlement agreement for no additional consideration paid at the time of issuance in relation to the $15,000,000 bridge facility agreement entered into on September 29, 2022 by e.GO as borrower, Brucke Funding LLC as lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement (the “Bridge Financing”), (vi) 500,000 Ordinary Shares issuable upon the exercise of 500,000 warrants exercisable at a price equal to the nominal value of the Ordinary Shares (currently approximately $0.13) based on a note purchase and guaranty agreement between TopCo, certain guarantors, UMB Bank, National Association, Echo IP Series 1 LLC and the note purchasers thereunder, dated as of June 30, 2023 (the “Penny Warrants”), (vii) 14,589,947 Ordinary Shares that may be issued to ACM ARRT M LLC upon conversion of an unsecured subordinated convertible note maturing October 19, 2028 issued at an aggregate purchase price of $11,726,616 (the “Note”) and (viii) 200,000 Ordinary Shares to be issued to Tribal Capital Markets, LLC (“TCM”) in satisfaction of an engagement agreement dated May 29, 2023 for no additional consideration. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

Based on the initial purchase price paid by certain of the Selling Shareholders and the current trading price of the Ordinary Shares, they may experience a positive rate of return. For example, based on the closing price per Ordinary Share on the Nasdaq Global Market LLC (the “Nasdaq”) of $0.58 as of December 5, 2023, the Sponsor may, in relation to the Class B Common Stock, experience a potential profit of approximately $0.58 per share considering the Sponsor’s initial purchase price of $0.003 per Class B Common Stock, which were all converted on a one-for-one basis in connection with the Business Combination. As a result, certain of the Selling Shareholders may be willing to sell their Ordinary Shares at a price less than the price paid by the shareholders that acquired our shares in the public market. Sales or the possibility of sales of these Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in the price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares.

The Ordinary Shares that are being registered for resale under this prospectus represent approximately 97.5% of the total Ordinary Shares outstanding as of December 5, 2023 (assuming that all Penny Warrants are exercised and the Note is converted into 14,589,947 Ordinary Shares and excluding 20,000,000 unvested Earn-Out Shares (as defined below)). The Selling Shareholders, to the extent applicable, will be able to sell all of their shares upon the expiration of the applicable lock-up restrictions. Following the expiration of the applicable lock-up restriction described herein, the sale of all Ordinary Shares, including those issuable upon exercise of the Penny Warrants and the Note, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly.

We will receive only limited proceeds from the exercise of the Penny Warrants. Assuming the exercise of all Penny Warrants our aggregate gross proceeds would be $65,000. We believe the likelihood that the holders of the Penny Warrants will exercise their Penny Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares. The Penny Warrants will not be registered and no application will be made for listing of the Penny Warrants on a stock exchange.

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.”

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Shareholders will offer or sell any of the securities. The Selling Shareholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Shareholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Ordinary Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are traded on the Nasdaq under the symbol “EGOX.”

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated December 19, 2023

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the Selling Shareholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The Selling Shareholders may use the shelf registration statement to sell up to an aggregate of 86,012,305 Ordinary Shares (including 500,000 Ordinary Shares issuable upon the exercise of 500,000 Penny Warrants, 14,589,947 Ordinary Shares that may be issued to ACM ARRT M LLC upon conversion of the Note and 200,000 Ordinary Shares to be issued to TCM) from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Shareholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Shareholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Shareholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise indicates, (i) references to the “Company,” “we,” “our,” or “us” refer to Next.e.GO N.V., together with its subsidiaries, (ii) references to “e.GO” refer solely to Next.e.GO Mobile SE, a European company organized under German and European law, and (iii) references to “Merger Sub” refer to Time is Now Merger Sub, Inc., a Delaware corporation. Next.e.GO N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on July 25, 2022 and converted into a Dutch public limited liability company on October 19, 2023 and the holding company of e.GO, a Germany-based manufacturer of battery electric vehicles.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•        “$,” “USD” and “U.S. dollar” each refer to the United States dollar; and

•        “€,” “EUR” and “Euro” each refer to the Euro.

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

e.GO’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and referred to in this prospectus as “IFRS.” IFRS differs in certain material respects from U.S. generally accepted accounting principles (“U.S. GAAP”) and, as such, e.GO’s financial statements are not comparable to the financial statements of U.S. companies prepared in accordance with U.S. GAAP.

This prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. e.GO presents non-IFRS measures because they are used by e.GO’s management in monitoring e.GO’s business and because e.GO believes that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in its industry.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The e.GO logo and other trademarks or service marks of e.GO appearing in this prospectus are the property of e.GO. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

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MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning e.GO’s operations, cash flows, financial position and dividend policy.

Forward-looking statements appear in a number of places in this prospectus including, without limitation, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “e.GO’s Business.” The risks and uncertainties include, but are not limited to:

•        our future operating or financial results;

•        our expectations relating to dividend payments and forecasts of our ability to make such payments;

•        our future acquisitions, business strategy and expected capital spending;

•        our assumptions regarding interest rates and inflation;

•        our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•        estimated future capital expenditures needed to preserve our capital base;

•        our ability to effect future acquisitions and to meet target returns;

•        changes in general economic conditions in the Federal Republic of Germany (“Germany”), including changes in the unemployment rate, the level of consumer prices, wage levels, etc.;

•        the further development of electric vehicle markets;

•        demographic changes, in particular with respect to Germany;

•        changes affecting interest rate levels;

•        changes in our competitive environment and in our competition level;

•        changes affecting currency exchange rates;

•        the occurrence of accidents, terrorist attacks, natural disasters, fire, environmental damage, or systemic delivery failures;

•        our inability to attract and retain qualified personnel;

•        political changes;

•        changes in laws and regulations; and

•        other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

PROSPECTUS SUMMARY

This summary highlights information contained in more detail elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the “Risk Factors,” “e.GO’s Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and our historical audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus, before deciding to invest in the Ordinary Shares.

e.GO’s Business Overview

e.GO is a Germany-based manufacturer of battery electric vehicles (“BEVs”). Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, e.GO had delivered over 1,200 BEVs to customers in Germany, who use e.GO’s vehicles predominantly in urban environments. Driven by sustainability and usability, e.GO’s distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. e.GO’s innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. e.GO is prepared to produce its BEVs in-house in its fully digital and disruptive MicroFactory at its headquarters in Aachen, Germany. In parallel, e.GO is preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is expected to start production in the second half of 2025. Furthermore, the Company is evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. To offer its customers a full spectrum of aftersales services, e.GO has entered into a partnership with Bosch, which contributes to a network of almost 80 service workshops throughout Germany.

We have started to operate in the market for electric vehicles in Germany and are in the process of expanding within Europe with additional plans to gradually address the rest of the world. The global electric vehicle (“EV”) market is one of the fastest growing segments in the automotive industry and is expected to offer robust prospects for the years to come.

In 2022, we have been accepting reservations for the e.wave X. The e.wave X roots from and builds on the e.GO Life Special Edition Next, which we successfully introduced in the second half of 2021 and completely sold out within the first half of 2022. Immediately after its unveiling in May 2022, the e.wave X generated reasonable interest among potential customers — by the end of 2022, over 11,000 non-binding reservations had been placed. We believe that its design with a strong focus on sustainability, practicality and value for money makes the e.wave X an urban electric vehicle like no other. For each of its key components, like the robust 3D aluminum space frame or the paint free and flexible polymeric skin, materials have been carefully selected to ensure durability and reusability. The electric engine, which is manufactured by Bosch, delivers a peak power of 80 kW, providing agility and driving fun. At the same time, the engine is quiet, low in vibrations and requires much less maintenance compared to internal combustion engines, giving the car a longer life. The e.wave X’s compact form combines comfort and versatility while offering flexibility in the urban environment. As one of the most compact 4-seaters in its class, it is easy to park, making it ideal for the urban reality. The outer design features are accompanied by intelligent technology solutions. The smart and flexible charging solution allows customers to charge their e.wave X with any 11 kW wallbox or even more conveniently at their household socket without the need for any specific infrastructure. The e.wave X’s battery has a ratio of size and capacity designed for urban mobility, aiming to limit the use of battery materials and its environmental impact. A fully-charged battery is expected to achieve an urban range of up to 250 km. Yet, due to their compact size, batteries are swappable and can also be replaced conveniently for repairs or upgrades. After their use, batteries may be recycled and given a second life as storage for renewable power systems. Our vehicles are supported by intuitive digital solutions that easily connect to the BEV, making our customers’ everyday life easier. Through our proprietary e.GO Connect App, customers have direct access to the most important vehicle data and to a range of services available for their e.GO model.

We have a lean decentralized production footprint with a state-of-the-art MicroFactory in Aachen, Germany, where we produce the body and assemble the entire vehicle and also cover product development as well as product testing. In our MicroFactory, we have established a disruptive production approach, enhanced by robotics, automation and the potential use of artificial intelligence, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional original equipment manufacturers (“OEMs”), our MicroFactory approach offers a much smaller environmental and energy footprint. We achieve this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. We have implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Our advanced robotics solution delivers a simultaneous three-dimensional welding operation that assembles the 3D aluminium space frame in nearly seven minutes, with the highest precision, least human error exposure and all connected and controlled by our internet of production (IoP) IT architecture. Autonomous guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, we use renewable energy generated from the solar panels on the roof of our factory. We believe that our MicroFactory is one of the most modern production facilities and a unique testament to our innovative and sustainable DNA.

Our revenue for the six months ended June 30, 2023 amounted to €0.3 million, for the year ended December 31, 2021 it amounted to €3.5 million, and for the year ended December 31, 2022 to €5.7 million. Our loss for the six months ended June 30, 2023 amounted to €24.2 million, for the year ended December 31, 2021 it was €41.3 million, and in the year ended December 31, 2022, we had a loss of €57.7 million. We are currently not producing BEVs. We continue to depend, including for the launch of mass production, on external financing such as public equity offerings and/or private equity placements and/or debt financing for our operations and to execute our global growth strategy.

Closing of the Business Combination

On October 19, 2023 (the “Closing Date”), Next.e.GO closed the previously announced business combination pursuant to a business combination agreement, dated as of July 28, 2022 (the “Business Combination Agreement”), by and among Athena, e.GO, Next.e.GO, and Time is Now Merger Sub, Inc. (“Merger Sub”), as amended by the first amendment to Business Combination Agreement dated September 29, 2022, the second amendment to Business Combination Agreement dated June 29, 2023, the third amendment to Business Combination Agreement dated July 18, 2023, the fourth amendment to Business Combination Agreement dated August 25, 2023, the fifth amendment to Business Combination Agreement dated September 8, 2023 and the sixth amendment to Business Combination Agreement dated September 11, 2023 (the “Business Combination”). On the Closing Date, several transactions were completed pursuant to the Business Combination Agreement, including:

•        Next.e.GO issued to the e.GO Shareholders an aggregate of 49,019,608 newly issued ordinary shares, plus 30,000,000 shares, 20,000,000 of which are unvested and subject to an earn-out over a certain period, while 10,000,000 shares vested immediately as of the closing of the business combination (the “Closing”) and are subject to a 12-month lock-up (such 30,000,000 shares, the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) of e.GO to Next.e.GO;

•        Next.e.GO changed its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap);

•        Merger Sub merged with and into Athena, with Athena as the surviving company in the Business Combination (the “Surviving Company”) and, after giving effect to the merger, becoming a direct, wholly-owned subsidiary of Next.e.GO;

•        each share of Athena Class A common stock was converted into one share of common stock, with a par value of $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”);

•        immediately thereafter, each of the resulting shares of Surviving Company Common Stock were automatically exchanged for one Next.e.GO Share; and

•        in connection therewith, each outstanding warrant to purchase one share of Athena Class A common stock at the price of $11.50 per share (the “Athena Warrant”), was automatically cancelled and exchanged for 0.175 shares in Next.e.GO per Athena Warrant, with any fractional entitlement being rounded down.

Material Agreements

Earnout Agreement

On October 19, 2023, Next.e.GO, Athena and the e.GO Shareholders entered into an earnout agreement pursuant to which, among other things, Next.e.GO issued or caused to be issued to the e.GO Shareholders the Earn-Out Shares at the Closing. 20,000,000 of such Earn-Out Shares were divided into four equal 5,000,000 share tranches, with each tranche subject to immediate vesting and release of trading and voting restrictions if the trading price per Next.e.GO Share at any point during the trading hours of a trading day is greater than or equal to $12.50, $15.00, $20.00 and $25.00, respectively, for any 20 trading days within any period of 30 consecutive trading days during the five-year period following the Closing (the “Earnout Agreement”). A fifth tranche of 10,000,000 of such Earn-Out Shares vested immediately as of the Closing and are subject to a 12-month lock-up.

Bridge Financing

On September 29, 2022, e.GO entered into a $15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement (the “Bridge Financing”). The bridge facility agreement was amended on October 17, 2022. e.GO granted certain security interests to secure the Bridge Financing, including account pledges and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of $2.5 million was disbursed on September 29, 2022 and the second tranche of $1.25 million was disbursed on October 18, 2022. The remaining portion of the Bridge Financing in the amount of $11,250,000 was not disbursed. On June 29, 2023, e.GO entered into a settlement and release agreement with the parties to the Bridge Financing (the “Settlement Agreement”). In accordance with the Settlement Agreement, e.GO repaid the outstanding principal amount of $3.75 million under the Bridge Financing with the proceeds obtained from the issue of the Senior Secured Notes on June 30, 2023. The security interests granted to secure the Bridge Financing were released simultaneously. The Bridge Financing also provided for a fixed payment (the “Fixed Payment”) of $4.5 million to Brucke Funding LLC. According to the Settlement Agreement, the Fixed Payment was restructured into a $1.5 million cash payment and a share component. The $1.5 million cash payment was made on July 5, 2023. Pursuant to the share component, e.GO agreed to cause Next.e.GO to issue and transfer at Closing 3,000,000 shares in Next.e.GO (the “Settlement Shares”) to the administrative agent on behalf of the lender under the Bridge Financing. The lender may not sell, transfer or otherwise dispose of any of such Ordinary Shares to the extent that sales of these shares by the lender result in net proceeds exceeding $3.0 million. Once the net proceeds from the sales of these shares exceed $3.0 million the lender is obligated to re-transfer remaining shares back to Next.e.GO and to pay to Next.e.GO the excess amounts above $3.0 million earned through disposition of the relevant shares.

Senior Secured Notes

On June 30, 2023, e.GO issued senior secured notes with an initial principal gross amount of $75 million (the “Senior Secured Notes”) under the note purchase and guaranty agreement in relation to the Senior Secured Notes dated June 30, 2023 between e.GO as issuer, Next.e.GO, E.GO — The Urban Movement GmbH, Next.e.GO Sales & Services GmbH and Merger Sub as guarantors, Echo IP Series 1 LLC as collateral agent, UMB Bank, N.A. as note administrative agent and certain funds as note purchasers thereto (the “Note Purchasers”) managed by Western Asset (“Western Asset”) as investment manager (the “Note Purchase Agreement”). After deducting the original issue discount and paying the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, e.GO received net proceeds in the amount of $46.77 million directly after the end of the reporting period ended June 30, 2023). The Note Purchase Agreement contemplates a potential additional issue in the gross amount of up to $25 million.

e.GO has granted certain security interests to secure the claims under the Senior Secured Notes, including the assignment of IP rights, account pledges, security transfer of assets in designated security areas, and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. e.GO has also pledged its shares in certain of its subsidiaries and these subsidiaries have issued guaranties for the benefit of the note purchasers. Following the consummation of the Business Combination, Next.e.GO has pledged its shares in e.GO for the benefit of the note purchasers.

As a prerequisite for the financing under the Senior Secured Notes, Western Asset requested that a collateral protection insurance policy for the benefit of the Note Purchasers be taken out. The policy provides for coverage up to 90% of the outstanding principal balance after giving effect to a retention. The insurance premium amounts to a fixed rate of 6.25% per annum of which an amount covering substantially 24 months has been prepaid.

The Senior Secured Notes bear interest from the date of issue at the fixed rate of 9.75% per annum. Interest on the Senior Secured Notes is payable on the 15th day of each September, December, March and June, beginning on September 15, 2023 and on the maturity date, provided that, with respect to the first four interest payments due following the issue, interest has been prepaid. The Senior Secured Notes are scheduled to mature on June 30, 2027. Prior to maturity, the Senior Secured Notes are subject to early repayment upon acceleration after the occurrence of an event of default under the Note Purchase Agreement or termination of the Note Purchase Agreement. Subject to the payment of a certain premium, the Senior Secured Notes may also be redeemed early in the event of a voluntary prepayment possible starting twelve months following the issue or mandatory prepayment. Mandatory prepayment applies in the event the insurance policy taken out in relation to the Senior Secured Notes is terminated, cancelled or modified in writing for any reason or if e.GO shall dispute in writing the validity of such insurance policy or its liability for coverage thereunder.

As an incentive for the note purchasers to enter into the Note Purchase Agreement, the note purchasers have received 500,000 Penny Warrants with a ten year duration to purchase 500,000 Next.e.GO Shares at nominal value on the date of exercise.

As part of the financing transaction, the placement agent, TCM, may earn up to 500,000 Next.e.GO Shares to be issued or transferred to TCM, subject to the final total funding amount and financing costs. To this date, TCM is entitled to 500,000 Next.e.GO Shares thereof. Pursuant to the letter agreement between Athena Consumer Acquisition Sponsor, LLC (the “Athena Sponsor”) and e.GO dated June 29, 2023, as amended and restated on July 18, 2023 (the “Athena Sponsor — e.GO Letter Agreement”), the Athena Sponsor agreed to transfer an aggregate of 300,000 Next.e.GO Shares to TCM immediately following the Closing to partially satisfy TCM’s entitlements. Additional 200,000 Next.e.GO Shares need to be issued by Next.e.GO to TCM.

Subordinated Unsecured Convertible Note

Pursuant to the securities purchase agreement entered into between Next.e.GO and the purchaser (the “Securities Purchase Agreement”) relating to the Note, Next.e.GO agreed to sell, and the purchaser agreed to purchase the Note for the aggregate amount of up to the lesser of (i) $25,000,000 and (ii) the product of (A) 1/0.925 and (B) the amount of the business combination expenses, as well as certain other expenses as detailed in the Securities Purchase Agreement. The Note was subject to an original issue discount equal to 7.5% of the principal amount of the Note payable under the Securities Purchase Agreement.

Creditors of certain business combination expenses have invested into the purchaser of the Note.

The Note will accrue interest at 8.0% per annum based on the outstanding principal amount of the Note. Prior to the repayment in full in cash of the Senior Secured Notes, all interest due and payable in connection with the Note shall only be paid in ordinary shares of Next.e.GO on each interest payment date. Next.e.GO shall pay the holder the principal amount in monthly installments in increments of one-twelfth (1/12) of the original principal amount until the principal has been paid in full, or forfeited, prior to or on the maturity date or, if earlier, upon acceleration, conversion or prepayment of the Note in accordance with its terms. At the option of Next.e.GO, the monthly payments shall be made in cash or in ordinary shares of Next.e.GO, subject to further conditions set forth in the Note. Prior to the repayment in full in cash of the Senior Secured Notes, monthly payments may only be made in ordinary shares of Next.e.GO. In connection with any monthly payment made in ordinary shares, the number of shares to be delivered shall be determined by dividing the monthly payment amount by the Amortization Conversion Price (as defined below). If the Amortization Conversion Price is less than the conversion floor (as set out below): (a) the relevant monthly payment shall be cancelled and be of no effect as if a request from the holder to pay the relevant monthly payment had never been made and (b) in cash if the Company is in material breach of its obligations under the Note.

The holder of the Note shall have the right on any business day to convert all or any portion of the Note on any conversion date (y) at the conversion price ($10.00, subject to adjustments) in any amount, and (z) at the Amortization Conversion Price up to an amount equal to 15% of the highest trading day value of Next.e.GO’s ordinary shares on a daily basis during the 20 trading days preceding the conversion date, or a greater amount upon obtaining Next.e.GO’s prior written consent. These conversions are in addition to the monthly payments and are not limited to the number of shares delivered as part of monthly payments.

Amortization Conversion Price means the lower of (i) the conversion price ($10.00, subject to adjustments), and (ii) a 8.0% discount to the lowest VWAP over the 20 trading days immediately preceding the applicable payment date or other date of determination. The conversion floor for any conversion prior to December 31, 2023, is $5.00, and for any conversion on or after January 1, 2024, is $0.25.

Cash payments under the Note are generally subordinated to the claims of the lenders under the Senior Secured Notes.

Next.e.GO entered into a registration rights agreement with the holder of the Note. Under said agreement, Next.e.GO shall file a registration statement on Form F-1 covering the resale of the registrable securities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting and is exempt from other burdens that are otherwise generally applicable to public companies. These provisions include:

•        the ability to include only two years of audited consolidated financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•        an exemption from the auditor attestation requirement with respect to our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

•        if we no longer qualify as a foreign private issuer, (1) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (2) exemptions from the requirements of holding a non-binding advisory vote on executive compensation, including golden parachute compensation; and

•        an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted that would otherwise require our independent registered public accounting firm to communicate “critical audit matters” in its report. A critical audit matter is any matter arising from the audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved especially challenging, subjective or complex auditor judgment.

We may take advantage of these provisions for up to five years following the Closing of the Business Combination or, if earlier, the time that we cease to be an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of (1) the last day of the first fiscal year in which we have more than $1.235 billion in annual gross revenue, (2) the first day of the fiscal year following the first fiscal year in which, as of the last business day of our most recently completed second fiscal quarter, we have a non-affiliate market capitalization of more than $700 million, and (3) the date on which we have issued more than $1.0 billion of non-convertible debt over the previous three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

Implications of Being a Foreign Private Issuer

From the completion of our initial public offering, we have reported under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring domestic filers to issue financial statements prepared in accordance with U.S. GAAP;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

We will file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more extensive executive compensation disclosure rules. Thus, if we no longer qualify as an emerging growth company but remain a foreign private issuer, we will continue to be exempt from the more extensive compensation disclosure requirements for companies that are neither an emerging growth company nor a foreign private issuer and will continue to be permitted to follow our home country practice on such matters.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Next.e.GO B.V. on July 25, 2022 solely for the purpose of effectuating the Business Combination. Upon the Closing of the Business Combination on October 19, 2023, we converted into a Dutch public limited liability company (naamloze vennootschap) and changed our name to Next.e.GO N.V.

Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings, and the establishment of Merger Sub. Upon the closing of the Business Combination, we became the direct parent of e.GO, a manufacturer of battery electric vehicles.

We are registered with the Dutch Trade Register under number 87103486. We have our corporate seat in Amsterdam, the Netherlands and the mailing address of our principal executive office is Lilienthalstraße 1, 52068 Aachen, Germany. We maintain a corporate website at https://e-go-mobile.com/en. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Our ordinary shares are currently listed on Nasdaq under the symbol “EGOX.”

Risks Related to this Offering

Sales of a substantial number of our securities in the public market by the Selling Shareholders and/or by our existing shareholders could cause the price of our Ordinary Shares to decrease.

Certain of the Selling Shareholders acquired their securities at a price that is less than the market price of our Ordinary Shares as of the date of this prospectus. As a result, such Selling Shareholders may earn a positive rate of return even if the price of our Ordinary Shares declines and may, subject to the expiration of any lock-up restrictions, if applicable, be willing to sell their shares at a price less than shareholders that acquired our shares in the public market.

Summary of Risks Associated with Our Industry, Business, Operations and Financial Position

Investing in our securities involves a high degree of risk. You should consider all the information contained in this prospectus before investing in our securities. These risks are discussed more fully in the section entitled “Risk Factors.” If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

•        our success and future growth is dependent upon the market’s willingness to adopt electric vehicles;

•        the electric vehicle market is highly competitive;

•        developments in vehicle technology may adversely affect the demand for electric vehicles;

•        demand in the automobile industry is highly volatile;

•        we are an early stage company with a history of significant losses, expect to incur significant costs and expenses as well as continuing losses for the foreseeable future and depend on the contemplated transaction and other external financing to continue our operations, which raises substantial doubt about our ability to continue as a going concern;

•        our limited operating history makes it difficult for us to evaluate our future business prospects;

•        our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven;

•        we will initially depend on a limited number of car models;

•        the success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability;

•        we face significant challenges as a new entrant into the automotive industry;

•        we may be unable to adequately control or, where necessary, reduce, the capital expenditures and costs associated with our business and operations;

•        fluctuations in production costs and availability due to inflationary pressures and other factors could negatively impact our business and results of operations;

•        we could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles;

•        we face risks related to the ongoing Russo-Ukrainian War and other conflicts that may arise on a global or regional scale, which may adversely affect our business and results of operations;

•        we depend upon third parties to manufacture and to supply key semiconductor chip components necessary for our vehicles. We do not have long-term agreements with semiconductor chip manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of semiconductor chips, with respect to which there is a global shortage, we would not be able to find alternative sources in a timely manner and our business would be adversely impacted;

•        we are dependent on our existing suppliers, a significant number of which are single- or limited-source suppliers, and are also dependent on our ability to source suppliers, for our critical components, and to complete the building out of our supply chain, while effectively managing the risks due to such relationships;

•        breaches in data security, failure of information security systems and privacy concerns could adversely impact our financial condition, subject us to penalties, damage our reputation and brand, and harm our business, prospects, financial condition, results of operations, and cash flows;

•        our long-term results depend upon our ability to successfully introduce and market new products and services, which may expose us to new and increased challenges and risks;

•        if we fail to scale our business operations or otherwise manage our future growth effectively, we may not be able to produce, market, service and sell (or lease) our vehicles successfully;

•        we may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our vehicles and components;

•        our MicroFactory production may lead to increased costs, delayed and/or reduced production of our vehicles and adversely affect our ability to operate our business;

•        we rely to a large extent on automated machine-driven manufacturing processes in our operations; our production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs;

•        our vehicles rely on software and hardware that is highly complex, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected;

•        our use of open source software in our applications could subject our proprietary software to general release, adversely affect our ability to sell our services and subject us to possible litigation, claims or proceedings;

•        if there is inadequate access to charging stations, our business will be materially and adversely affected;

•        our vehicles will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame;

•        we may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue and profits. If we fail to accurately predict our manufacturing requirements, we could incur significant additional costs or experience delays;

•        we have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected;

•        if our vehicle owners customize our vehicles with aftermarket products, the vehicles may not operate properly, which may create negative publicity and could harm our brand and business;

•        reservations for our vehicles are typically cancellable;

•        vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows;

•        we will be subject to risks associated with exchange rate fluctuations and interest rate changes;

•        insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results;

•        future product recalls could materially adversely affect our business, prospects, operating results and financial condition;

•        interruption or failure of information technology and communications systems could disrupt our business and affect our ability to effectively provide our services;

•        we may face risks associated with our growth strategy and international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business;

•        our joint-venture partners may fail to meet their contractual commitments to us on time or at all, which could negatively impact our decentralized growth strategy and harm our business and operations;

•        if we are unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed;

•        our business may be adversely affected by labor and union activities;

•        our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business;

•        certain of our principal shareholders or their affiliates are engaged or may in the future engage in, and certain of our directors are affiliated with entities that are engaged or may in the future engage in, financing or commercial transactions with us, causing such shareholders or persons to have conflicts of interest;

•        we face risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations;

•        we rely on third-party vendors for certain product and service offerings, which exposes us to increased risks; and

•        we may not be able to accurately estimate the ability to generate revenue from CO2 pooling. This could materially affect our revenue projections, results of operations, and cash flows.

Enforcement of Civil Liabilities

We are organized and existing under the laws of the Netherlands. As such, under Dutch private international law, the rights and obligations of our shareholders vis-à-vis the Company originating from Dutch corporate law and the articles of association of Next.e.GO (the “Next.e.GO Articles of Association”), as well as the civil liability of our officers (functionarissen) (including our directors and executive directors) are governed in certain respects by the laws of the Netherlands.

We are not a resident of the United States and our officers may also not all be residents of the United States. As a result, depending on the subject matter of the action brought against us and/or our officers, United States courts may not have jurisdiction. If a Dutch court has jurisdiction with respect to such action, that court will apply Dutch procedural law and Dutch private international law to determine the law applicable to that action. Depending on the subject matter of the relevant action, a competent Dutch court may apply another law than the laws of the United States.

Also, service of process against non-residents of the United States can in principle (absent, for example, a valid choice of domicile) not be effected in the United States.

Furthermore, substantially all of our assets are located outside the United States. On the date of this prospectus, (i) there is no treaty in force between the United States and the Netherlands for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters and (ii) both the Hague Convention on Choice of Court Agreements (2005) and the Hague Judgments Convention (2019) have entered into force for the Netherlands, but have not entered into force for the United States. Consequently, a judgment rendered by a court in the United States will not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that United States judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such United States judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. Even if such a United States judgment is given binding effect, a claim based thereon may, however, still be rejected if the United States judgment is not or no longer formally enforceable. Moreover, if the United States judgment is not final (for instance when appeal is possible or pending) a competent Dutch court may postpone recognition until the United States judgment will have become final, refuse recognition under the understanding that recognition can be asked again once the United States judgment will have become final, or impose as a condition for recognition that security is posted.

A competent Dutch court may deny the recognition and enforcement of punitive damages or other awards. Moreover, a competent Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Thus, United States investors may not be able, or experience difficulty, to enforce a judgment obtained in a United States court against us or our officers.

Recent Development Regarding Nasdaq Compliance

On December 12, 2023, we received a written notification from the Listing Qualifications Department of The Nasdaq Stock Market LLC notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq, as set forth under Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”), because the closing bid price of our Ordinary Shares was below $1.00 per Ordinary Share for the previous 30 consecutive business days. We were granted 180 calendar days, or until June 10, 2024, to regain compliance with the Minimum Bid Price Requirement. We can regain compliance if, at any time during this 180-day period, the closing bid price of our Ordinary Shares is at least $1.00 for a minimum of ten consecutive business days, in which case we will be provided with written confirmation of compliance and this matter will be closed. In the event that we do not regain compliance after the initial 180-day period, we may then be eligible for an additional 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the Minimum Bid Price Requirement. In this case, we will need to provide written notice of our intention to cure the deficiency during the second compliance period.

We intend to monitor the closing bid price of our Ordinary Shares and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Requirement, including initiating a reverse stock split of our Ordinary Shares. If we do not regain compliance within the allotted compliance period(s), including any extensions that may be granted, Nasdaq will provide notice that our Ordinary Shares will be subject to delisting from Nasdaq. At that time, we may appeal Nasdaq’s determination to a hearings panel.

THE OFFERING

Ordinary shares that may be offered and sold from time to time by the Selling Shareholders

86,012,305 Ordinary Shares (including 500,000 Ordinary Shares issuable upon the exercise of 500,000 Penny Warrants, 14,589,947 Ordinary Shares that may be issued to ACM ARRT M LLC upon conversion of the Note and 200,000 Ordinary Shares to be issued to TCM).

Ordinary Shares outstanding	86,012,305 Ordinary Shares
Offering price

The Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See the section titled “Plan of Distribution.”

Use of proceeds

All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales.

Transfer restrictions

Pursuant to the Business Combination Agreement and related agreements, certain Selling Shareholders who received Ordinary Shares in connection with the Business Combination agreed not to sell, transfer, pledge or otherwise dispose of such shares for certain periods. See the section titled “Shares Eligible for Future Sale — Lock-Up Agreements.”

Dividend policy

We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion.

Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or our articles of association (the “Articles of Association”) and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the general meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. See the section titled “Dividend Policy.”

Market for our Ordinary Shares	Our Ordinary Shares are listed on Nasdaq under the symbol “EGOX”.
Risk factors

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 18 of this prospectus for a description of certain of the risks you should consider before investing in our Ordinary Shares

SUMMARY FINANCIAL DATA

Selected Consolidated Financial Information of e.GO

You should read the following discussion and analysis of e.GO’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements, each included elsewhere in this prospectus. The following discussion is based on e.GO’s financial information prepared in accordance with IFRS and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the IASB. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to e.GO’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Selected Data from the Consolidated Statement of Profit or Loss

The following table shows information taken from e.GO’s consolidated statement of profit or loss for six months ended June 30, 2022 and June 30, 2023, and the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited)		(unaudited)
	(in € million)		(in € million)
Revenue from contracts with customers	3.5	5.7	2.0	0.3
Cost of sales of goods and providing services	(36.8)	(45.2)	(20.7)	(17.3)
Gross profit	(33.3)	(39.5)	(18.7)	(17.1)
Product development costs	(7.6)	(3.6)	(3.5)	(2.0)
Sales and marketing costs	(10.2)	(16.0)	(8.5)	(4.9)
Administrative expenses	(9.0)	(11.4)	(4.8)	(4.7)
Other income	0.5	0.8	0.0	1.1
Other expenses	(0.0)	(0.3)	(0.1)	(0.2)
Operating profit	(59.6)	(70.1)	(35.5)	(27.7)
Finance costs	(1.4)	(11.0)	(2.4)	(5.0)
Profit before income tax	(61.1)	(81.0)	(37.9)	(32.7)
Income tax expense	19.8	23.3	11.9	8.4
Profit from continuing operations	(41.2)	(57.7)	—	—
Profit from discontinued operations	(0.1)	—	—	—
Net profit for the period	(41.3)	(57.7)	(26.0)	(24.2)

Selected Cash Flow Statement Data

The following table shows selected information taken from e.GO’s consolidated statement of cash flows for the six months ended June 30, 2022 and June 30, 2023, and the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited)		(unaudited)
	(in € million)		(in € million)
Cash flows from operating activities	(43.5)	(26.8)	(23.8)	(8.9)
Cash flows from investing activities	(27.1)	(41.1)	(25.7)	(4.2)
Cash flow from financing activities	80.4	59.0	40.9	11.3
Net change in cash and cash equivalents	9.9	(8.9)	(8.6)	(1.9)
Cash and cash equivalents at beginning of the period	1.2	11.1	12.0	2.5
Cash and cash equivalents at end of the period	11.1	2.1	3.3	0.7

Selected Data from the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations as of December 31, 2022

Account	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Next.e.GO N.V. Pro Forma
	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
Revenues	5,707.4	0.0	0.0	0.0	0.0	5,707.4
Cost of sales of goods and providing services	(45,173.0)	0.0	0.0	0.0	0.0	(45,173.0)
Gross profit	(39,465.5)	0.0	0.0	0.0	0.0	(39,465.5)
Product development costs	(3,646.1)	0.0	0.0	0.0	0.0	(3,646.1)
Sales and marketing costs	(16,015.2)	0.0	0.0	0.0	0.0	(16,015.2)
Administrative expenses	(11,414.1)	(4,515.1)	(4,287.9)	0.0	114.0	(36,967.2)
					(21,379.2)
Other income	833.1	3,259.2	3,095.2	0.0	(3,095.2)	833.1
Other expenses	(344.6)	0.0	0.0	0.0	(36,895.5)	(314,011.2)
					(4,013.1)
					(95,631.0)
					(151,077.5)
					(25,876.6)
					(172.8)
Operating result	(70,052.3)	(1,255.9)	(1,192.7)	0.0	(316,647.8)	(409,272.0)
Change in fair value of derivative liability – FPA	0.0	(300.0)	(284.9)	0.0	284.9	0.0
Change in fair value of financial liabilities	0.0	0.0	0.0	(529.0)	529.0	0.0
Settlement of financial liability through equity					(18,821.0)	(18,821.0)
Finance costs	(10,959.1)	0.0	0.0	0.0	(1,300.5)	(23,624.4)
					(11,364.8)
Profit before income tax	(81,011.4)	(1,555.9)	(1,477.6)	(529.0)	(347,320.2)	(451,717.4)
Income tax	23,305.6	(690.2)	(655.5)	0.0	0.0	22,650.1
Profit/(loss) from continuing operations	(57,705.8)	(2,246.1)	(2,133.1)	(529.0)	(347,320.2)	(429,067.3)
Profit from discontinued operations	0.0	0.0	0.0	0.0	0.0	0.0
Net profit/(loss) before non-controlling int.	(57,705.8)	(2,246.1)	(2,133.1)	(529.0)	(347,320.2)	(429,067.3)
Non-controlling interest	211.8	0.0	0.0	0.0	0.0	211.8
Net profit/(loss) for the period	(57,494.0)	(2,246.1)	(2,133.1)	(529.0)	(347,320.2)	(428,855.5)

Loss per Share
Weighted average shares outstanding – basic and diluted(1)	144,879	31,248,997	31,248,997			73,616,318
Net loss per share – basic and diluted(1)	€(396.84)	$(0.07)	€(0.07)			€(5.83)

Unaudited Pro Forma Condensed Combined Statement of Operations as of June 30, 2023

Account	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Next.e.GO N.V. Pro Forma
	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
Revenues	256.5	0.0	0.0	0.0	0.0	256.5
Cost of sales of goods and providing services	(17,339.2)	0.0	0.0	0.0	0.0	(17,339.2)
Gross profit	(17,082.8)	0.0	0.0	0.0	0.0	(17,082.8)
Product development costs	(1,960.0)	0.0	0.0	0.0	0.0	(1,960.0)
Sales and marketing costs	(4,858.9)	0.0	0.0	0.0	0.0	(4,858.9)
Administrative expenses	(4,662.7)	(1,811.2)	(1,676.0)	0.0	55.5	(6,283.2)
Other income	1,118.5	502.1	464.6	0.0	(464.6)	1,118.5
Other expenses	(238.5)	0.0	0.0	0.0	0.0	(238.5)
Operating result	(27,684.3)	(1,309.1)	(1,211.4)	0.0	(409.1)	(29,304.8)
Change in fair value of derivative liability – FPA	0.0	1,730.0	1,600.8	0.0	(1,600.8)	0.0
Change in fair value of financial liabilities	0.0	0.0	0.0	524.3	(524.3)	0.0
Finance costs	(4,965.4)	(182.7)	(169.1)	0.0	(5,475.9)	(10,610.3)
Profit before income tax	(32,649.7)	238.2	220.4	524.3	(8,010.1)	(39,915.1)
Income tax	8,426.6	(96.1)	(88.9)	0.0	0.0	8,337.6
Profit/(loss) from continuing operations	(24,223.1)	142.1	131.4	524.3	(8,010.1)	(31,577.5)
Profit from discontinued operations	0.0	0.0	0.0	0.0	0.0	0.0
Net profit/(loss) before non-controlling int.	(24,223.1)	142.1	131.4	524.3	(8,010.1)	(31,577.5)
Non-controlling interest	35.3	0.0	0.0	0.0	0.0	35.3
Net profit/(loss) for the period	(24,187.8)	142.1	131.4	524.3	(8,010.1)	(31,542.1)

Loss per Share
Weighted average shares outstanding – basic and diluted(1)	144,879	11,158,936	11,158,936			73,616,318
Net loss per share – basic and diluted(1)	€(166.95)	$0.01	€0.01			€(0.43)

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

Account	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Next.e.GO N.V. Pro Forma
	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
NON-CURRENT ASSETS
Intangible assets	177,489.8					177,489.8
Property, plant and equipment	25,508.0					25,508.0
Right of use assets	16,468.7					16,468.7
Leased goods	1,114.5					1,114.5
Other assets	139.3					139.3
	220,720.2	0.0	0.0	0.0	0.0	220,720.2
CURRENT ASSETS
Inventories	9,765.1					9,765.1
Other assets	52,796.1				(46,497.5)	6,298.6
Prepaid expenses and other assets		143.5	132.1			132.1
Prepaid income taxes		93.9	86.5			86.5
Investments held in trust account		22,006.8	20,252.9		(20,252.9)	0.0
Cash and cash equivalents	671.9	9.2	8.4		20,252.9	40,680.6
					(19,393.5)
					(2,453.1)
					(72.0)
					43,046.4
					(1,380.5)
	63,233.2	22,253.4	20,479.9	0.0	(26,750.2)	56,962.9
TOTAL ASSETS	283,953.4	22,253.4	20,479.9	0.0	(26,750.2)	277,683.1

NON-CURRENT LIABILITIES
Borrowings	87,285.0					87,285.0
Leasing liabilities	14,639.7					14,639.7
Deferred tax liabilities	6,293.6					6,293.6
Provisions	1,381.4					1,381.4
Investment grants	139.2					139.2
Derivative liability – forward purchase agreement		0.0	0.0			0.0
Deferred underwriting fee payable		8,650.0	7,960.6		(7,960.6)	0.0
Class A common stock subject to possible redemptions				20,212.0	(20,212.0)	0.0
Warrant liability				775.0	(775.0)	0.0
Unsecured Note October 2023					10,792.0	10,792.0
Accrued expenses					8,134.0	8,134.0
	109,738.9	8,650.0	7,960.6	20,987.0	(10,021.6)	128,665.0

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023 — (Continued)

Account	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Next.e.GO N.V. Pro Forma
	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
CURRENT LIABILITIES
Liabilities towards employees	2,334.3					2,334.3
Provisions	1,248.7					1,248.7
Borrowings	50,285.3				(42,556.0)	64.9
					(72.0)
					(7,592.5)
Leasing liabilities	2,490.3					2,490.3
Trade payables	19,554.3					19,554.3
Other liabilities	4,096.9					4,096.9
Investment grants	278.5					278.5
Accounts payable and accrued expenses		4,404.8	4,053.7			4,053.7
Income tax payable		0.0	0.0			0.0
Franchise tax payable		44.4	40.9			40.9
Promissory note – related party, net of discount		995.4	916.0			916.0
	80,288.2	5,444.5	5,010.6	0.0	(50,220.5)	35,078.4
EQUITY
Subscribed capital	144.9				17.0	11,234.8
					5,720.4
					1,115.8
					1,200.0
					2,400.0
					360.0
					252.6
					24.0
Additional paid-in-capital	96,105.7	407.4	375.0	(14,090.1)	20,212.0	428,671.2
					(19,393.5)
					(21,379.2)
					235.9
					42,539.0
					7,960.6
					(5,720.4)
					(1,115.0)
					92,670.8
					145,896.8
					36,914.0
					27,801.2
					19,509.5
					148.8
Retained earnings	(2,636.0)				(36,914.0)	(326,277.9)
					(93,870.8)
					(148,296.8)
					(25,400.3)
					(18,987.2)
					(172.8)
Non-controlling interest	311.7					311.7

Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023 — (Continued)

Account	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Transaction Accounting Adj.	Next.e.GO N.V. Pro Forma
	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
REDEEMABLE COMMON STOCK
Class A common stock subject to possible redemptions		21,962.4	20,212.0	(20,212.0)		0.0
STOCKHOLDERS’ DEFICIT
Class A common stock		0.1	0.1		(0.1)	0.0
Class B common stock		0.8	0.7		(0.7)	0.0
Accumulated deficit		(14,211.9)	(13,079.2)	13,315.2	(235.9)	0.0
	93,926.3	8,158.9	7,508.6	(20,987.0)	33,491.9	113,939.7
TOTAL EQUITY & LIABILITIES	283,953.4	22,253.4	20,479.9	0.0	(26,750.2)	277,683.1

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information set forth in this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risk factors discussed below when considering an investment in our securities and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to this Offering by the Selling Shareholders

Sales of a substantial number of our securities in the public market by the Selling Shareholders and/or by our existing Shareholders could cause the price of our Ordinary Shares to fall.

The Selling Shareholders can resell, under this prospectus, up to 86,012,305 Ordinary Shares constituting approximately 97.5% of the total Ordinary Shares outstanding as of December 5, 2023 (assuming that all Penny Warrants are exercised and the Note is converted into 14,589,947 Ordinary Shares and excluding 20,000,000 unvested Earn-Out Shares). The securities being offered by this prospectus represent a very high percentage of our outstanding Ordinary Shares, and the sales of such securities, or the perception that those sales might occur, could depress the market price of our Ordinary Shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales by the Selling Shareholders may have on the prevailing market price of our Ordinary Shares but the sale of a large number of Ordinary Shares could result in a significant decline in the public trading price of our Ordinary Shares.

Certain of the Selling Shareholders acquired their securities at a price that is less than the market price of our Ordinary Shares as of the date of this prospectus. As a result, such Selling Shareholders may earn a positive rate of return even if the price of our Ordinary Shares declines and may be willing to sell their shares at a price less than shareholders that acquired our shares in the public market.

Certain of our shareholders purchased their respective Ordinary Shares at prices lower than the current market price for our Ordinary Shares and may therefore experience a positive rate of return on their investment, even if our public shareholders, who invested approximately $10.00 per Ordinary Share, experience a negative rate of return on their investment.

The 86,012,305 Ordinary Shares that may be sold pursuant to this prospectus consist of: (i) 49,019,608 Ordinary Shares that prior to the Exchange were originally 161,905 shares in e.GO issued at prices on a converted and adjusted basis ranging from $0.24 - $16.53 per share, (ii) 10,000,000 vested Earn-Out Shares issued for no additional consideration paid at the time of issuance, (iii) 7,550,000 Ordinary Shares that were originally issued as Class B common stock of Athena, which were subsequently converted into Ordinary Shares in connection with the Business Combination, purchased by the Sponsor for a price per share of approximately $0.003, (iv) 1,060,000 Ordinary Shares that were originally issued as Class A common stock of Athena, which were subsequently converted into Ordinary Shares in connection with the Business Combination, and, in addition, 92,750 Ordinary Shares, which were exchanged from 530,000 private placement warrants in connection with the Business Combination, whereby originally one Class A common stock and half of a private placement warrant constituted a unit, which was purchased by the Sponsor for a price per unit of $10.00, (v) 3,000,000 Ordinary Shares issued to the administrative agent on behalf of the lender as part of the share component agreed on under a certain settlement agreement to settle a claim in the amount of $3,000,000 relating to the Bridge Financing for no additional consideration paid at the time of issuance for the shares, (vi) 500,000 Ordinary Shares issuable upon the exercise of 500,000 Penny Warrants exercisable at a price equal to the nominal value of the Ordinary Shares of €0.12 (currently $0.13), (vii) 14,589,947 Ordinary Shares that may be issued to ACM ARRT M LLC upon conversion of the Note and (viii) 200,000 Ordinary Shares to be issued to TCM in satisfaction of an engagement agreement dated May 29, 2023 for no additional consideration.

Based on the above prices paid and the closing price of our Ordinary Shares on the Nasdaq of $0.58 as of December 5, 2023, certain shareholders would be able to recognize a greater return on their investment than shareholders that purchased Ordinary Shares in the public market. Furthermore, such shareholders may earn a positive rate of return even if the price of our Ordinary Shares declines further. As a result, such shareholders may, subject to the expiration of any lock-up restrictions, if applicable, be willing to sell their shares at a price less than shareholders that acquired our shares in the public market or at higher prices than the price paid by such shareholders. The sale or possibility of sale of these Ordinary Shares, including those pursuant to this prospectus, could have the effect of increasing the volatility in the price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares. See the section entitled “Selling Shareholders” for more information on the potential profits the Selling Shareholders may realize upon the sale of their Ordinary Shares pursuant to this prospectus.

Risks Related to our Industry

Our success and future growth is dependent upon the market’s willingness to adopt electric vehicles.

e.GO is a manufacturer of battery electric vehicles designed for urban use. The demand for electric vehicles such as the e.wave X, our current vehicle model, will depend upon the acceptance and adoption of electric vehicles. The market for electric vehicles is developing fast, characterized by continuously evolving technologies, price and other competition, government subsidies and industry norms and standards, as well as changing or uncertain consumer demands and behaviors. Factors that may influence the acceptance and adoption of electric vehicles, include:

•        perceptions about electric vehicle quality, safety, design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

•        the range over which electric vehicles may be driven on a single battery charge and the speed at which batteries can be recharged;

•        technical innovations concerning battery capacity, quality, performance, sensitivity to temperature and ability to hold its charge;

•        the availability of service for electric vehicles;

•        access to charging stations, standardization of electric vehicle charging systems and perceptions about convenience and cost to charge an electric vehicle;

•        competition, including from other types of alternative fuel vehicles, plug-in hybrid electric vehicles and high fuel-economy internal combustion engine vehicles;

•        changes in the relative cost of electricity, oil, gasoline and hydrogen or other alternative fuel solutions;

•        the availability of tax and other economic or governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of non-polluting and fuel efficient vehicles and alternate forms of energy;

•        macroeconomic factors; and

•        geopolitical events that may impact the supply chain, energy landscape as well as consumer confidence.

The electric vehicle market is highly competitive.

The market for electric vehicles is rapidly evolving. Numerous competitors are in the process of developing, or already offer, urban electric vehicles. Our current or future direct and indirect competitors may benefit from greater financial resources, more extensive development, manufacturing, marketing and service capabilities, own manufacturing assets, greater brand recognition, greater access to suppliers, a larger number of managerial and technical personnel as well as more expansive geographic reach. We believe that key factors affecting our chances to compete in the electric vehicle industry include the initial purchase prices of our urban electric vehicles, availability and time to market, energy efficiency of our solutions, product quality and performance, the availability and terms of after sale and other services as well as financing terms and the expected residual value of our vehicles, all of which affect total costs of ownership, a principal factor in the purchase decision of our customers. Any existing competitors and/or new entrants and/or products may therefore affect our sales based on these factors. This applies particularly to the accelerated arrival of new market entrants from China (with an aggressive competitive market entry strategy, especially in Europe).

Developments in vehicle technology may adversely affect the demand for electric vehicles.

The vehicle industry in general and its e-mobility segment in particular are strongly technology driven and many established or new OEMs or automotive businesses offering innovative e-mobility solutions have entered or plan to enter the market for alternative fuel vehicles, which includes the e-mobility segment. We expect competition in the e-mobility segment to intensify in the future in light of regulatory initiatives and the promotion, advancement of, and increased demand for, alternative fuel technologies. Potential continuing consolidation in the worldwide electric vehicle industry may lead to competitors with large market shares, which may have the ability to significantly negatively affect the chances of smaller vehicle manufacturers, such as us, to successfully market their vehicles. Significant developments in alternative technologies, such as hydrogen fuel cell technology or advanced diesel, ethanol, or compressed natural gas or improvements in the fuel economy of the internal combustion engine as well as an advancement of fuels produced from renewable sources, may materially and adversely affect demand for urban electric vehicles and may require us to make additional investments into the development of our urban electric vehicles. Any failure, inability or delay by us to improve and expand our vehicle portfolio, develop new or enhanced technologies, or react to changes in existing technologies or innovations of competitors, could result in the loss of competitiveness, negatively impact revenue and lead to a loss of market share.

Demand in the automobile industry is highly volatile.

The markets in which we plan to compete have been subject to considerable volatility. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market. Adverse macroeconomic conditions, such as actual or expected decreases in per capita income or the level of disposable income, inflation increased or prolonged unemployment or a decline in consumer confidence as a result of the COVID-19 pandemic or the Russo-Ukrainian War, could have a material adverse effect on demand for our vehicles. As a new market player, we have significantly less financial resources than more established automobile manufacturers to withstand changes in the market and disruptions in demand or to maintain operations as we seek to establish our brand and reach significant sales. Demand for electric vehicles may also be affected by factors directly impacting automobile price or the cost of purchasing and operating automobiles such as sales and financing incentives, prices of raw materials, parts and components, cost of energy, fuel and governmental regulations, including tariffs, import regulation and other taxes. The ongoing Russo-Ukrainian War has an increasingly negative effect on a number of these factors. Lower vehicle unit sales may lead to higher inventory level, which may result in downward price pressure and adversely affect our business, prospects, financial condition and results of operation.

Risks Related to our Business and Operations

We are an early stage company with a history of significant losses, expect to incur significant costs and expenses as well as continuing losses for the foreseeable future and depend on the contemplated transaction and other external financing to continue our operations, which raises substantial doubt about our ability to continue as a going concern.

We are still at an early stage with our operations and have incurred significant losses. Our loss for the six months ended June 30, 2023 amounted to €24.2 million, for the year ended December 31, 2021 it was €41.3 million, and in the year ended December 31, 2022, we had a loss of €57.7 million. We are currently not producing BEVs. We continue to depend, including for the launch of mass production, on external financing such as public equity offerings and/or private equity placements and/or debt financing for our operations and to execute our global growth strategy. We believe that we will continue to incur operating and net losses each quarter until at least the time we begin material deliveries of our vehicles and significantly scale our operations. Furthermore, we expect to incur additional substantial costs and expenses in the foreseeable future as we intend to:

•        grow and expand our business and product portfolio and will therefore substantially invest in the design and development of new car models;

•        expand our technology portfolio and improve our technological capabilities;

•        further increase our sales and marketing activities with the goal of building our brand;

•        establish additional MicroFactories outside of Germany; and

•        increase our general and administrative functions to support our growing operations.

We may find that our efforts related to the growth of our operations are more expensive and time consuming than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. Our ability to generate revenue and achieve profitability in the future depends in large part on our ability, alone or with our business partners, to achieve milestones and to successfully commercialize our vehicles and to deploy and establish further MicroFactories in other countries in time and in line with the expected cost and expenses.

Additionally, changes in the CO2 pooling revenues, the availability of such pools and/or the changing demand by the primary pool off takers could have a material adverse effect on our business.

The assessment of going concern of Next.e.GO and its consolidated subsidiaries is directly linked to the assessment of the ability of Next.e.GO to continue as a going concern. Prior to the issue of the Senior Secured Notes, funding has been primarily made by e.GO’s shareholders.

After e.GO received net proceeds in the amount of $46.77 million from Western Asset as part of the issue of the Senior Secured Notes, the current planning is based on the assumption that e.GO will be able to continue its business for at least twelve months after closing the Business Combination in the fourth quarter of 2023. Management expects that e.GO will be able to continue for the next twelve months with the inflow of $0.89 million (approximately €0.85 million) resulting from the business combination with Athena Consumer Acquisition Corp. that was used to pay transaction expenses. The transaction costs related to this business combination are equal to $22.7 million (approximately €21.4 million). On October 19, 2023, TopCo entered into the Securities Purchase Agreement relating to the Note. The Company agreed to sell, and the purchaser agreed to purchase, the Note for the aggregate principal amount of $12.7 million. The Note shall be subject to an original issue discount equal to 7.5% of the principal amount of the Note to be paid under the Securities Purchase Agreement and bear interest of 8.0 p.a. The proceeds of this transaction were used to pay certain transaction expenses in connection with the closing of the Business Combination.

Our ability to continue our business relies on further external funding. The limitations of our available cash and cash equivalents require us to adjust the production ramp-up of our vehicles in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the cash inflow from the aforementioned funding events. Adjustments involve adjusting production timing and volumes and/or reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, preserving cash, and increasing sales volumes after sufficient funding has been secured. Our sales volume projections are in part based on non-binding reservations and our expectations as to our sales prospects that are tuned to the above-mentioned production ramp-up over the course of the next 12 months. The delay in our production ramp up may also impact our ability to retain these reservations.

Next.e.GO’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions Next.e.GO will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the revenue and sales volume expectations are not met or will be realized much later than expected, if anticipated financing does not materialize or on terms that less beneficial than anticipated, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully secure additional funding could have a material adverse effect on the Company and its ability to continue as a going concern. The protracted consummation of the Business Combination is impacting our ability to secure part(s) of the supply chain on time and/or on budget, impacting production timing, ramp-up and/or volumes and therefore Next.e.GO’s operational results and financial performance.

Therefore, there is a material uncertainty that raises substantial doubt on Next.e.GO’s and e.GO’s ability to continue as a going concern. In this respect, Next.e.GO’s and consequently its consolidated subsidiaries’ existence may be at substantial risk.

Our limited operating history makes it difficult for us to evaluate our future business prospects.

We have a limited operating history and have not generated material revenue from sales of our vehicles or other products and services to date. We are in the process of transitioning our production to our current model, the e.wave X, and make preparations for launching and scaling our production, which makes it difficult, if not impossible, to forecast our future results. Further, we have limited insight into trends that may emerge and affect our business. The estimated costs and timelines that we have developed to reach full scale commercial production are subject to inherent risks and uncertainties involved in the expected transition from a start-up company with limited production activities to a large-scale manufacturer and seller of vehicles. We may face significant challenges in deploying further MicroFactories and maintaining a reliable, secure, high-performance and scalable technology infrastructure. There can be no assurance that our estimates related to the costs and timing necessary to launching and scaling production of the e.wave X or our planned future vehicle model, will prove accurate. These are complex processes that may be subject to delays, cost overruns and other unforeseen issues.

We have engaged in limited marketing activities to date. There can be no assurance that customers will embrace our products in significant numbers. Market conditions, many of which are outside of our control and subject to change, including general economic conditions, the availability and terms of financing, the impacts and ongoing uncertainties created by the COVID-19 pandemic, the impact of the Russo-Ukrainian War, supply chain disruptions and constraints, inflation, fuel and energy prices, regulatory requirements and incentives, competition and the pace and extent of vehicle electrification generally, may lead to customers withdrawing their reservations for the e.wave X and may impact demand for the e.wave X and our other planned models, and ultimately our success.

Our ability to develop and manufacture vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven.

Our business depends in large part on our ability to develop, manufacture, market and sell our vehicles. The entire production of our first vehicle, the e.GO Life, comprising 1,200 units, was fully sold out and delivered to customers. We unveiled a considerably revised version of the e.GO Life, the e.wave X, in May 2022. We are preparing to start production of the e.wave X and plan to launch further variants and derivatives subsequent to the successful Closing following the completion of relevant vehicle validation and all required testing. We may also need to manufacture our vehicles in increasingly higher volumes than our present production capabilities at our MicroFactory in Aachen, Germany to maintain envisaged business goals. We have no experience as an organization in high-volume manufacturing of electric vehicles. For example, several early units of the e.GO Life had technical issues with their breaks, which lead to a higher electricity demand of the breaking system and thus to a reduction in range. While we were able to detect and resolve the underlying technical malfunction that caused the issue with the breaks, there is no guarantee that similar issues will not occur in the future. The continued development of and the ability to manufacture our vehicles at scale, including the e.wave X, are, and will be, subject to risks, including with respect to:

•        securing necessary funding;

•        negotiating and maintaining arrangements on reasonable terms, with our various suppliers for hardware, software, or services necessary to engineer or manufacture parts or components of our vehicles;

•        rapidly deploying new MicroFactories and successfully executing our production methodologies in such MicroFactories (including our robotic assembly process and thermoforming manufacturing);

•        securing necessary components, services, or licenses on acceptable terms and in a timely manner;

•        delays by us in delivering final component designs to our suppliers;

•        quality controls, including within our manufacturing operations, that prove to be ineffective or inefficient;

•        defects in design and/or manufacture that cause our vehicles not to perform as expected or that require repair, field actions, including product recalls, and design changes;

•        delays, disruptions or increased costs in our supply chain, including raw material supplies;

•        other delays, backlog in manufacturing and research and development of new models, and cost overruns;

•        obtaining any required regulatory approvals and certifications;

•        compliance with environmental, safety, and similar regulations; and

•        our ability to attract, recruit, hire, retain and train skilled employees.

Our ability to develop, manufacture and obtain required regulatory approvals for vehicles of sufficient quality and appeal to customers on schedule and on a large scale is unproven. Our vehicles may not meet customer expectations and may not be commercially viable. Historically, automobile customers have expected car manufacturers to periodically introduce new and improved vehicle models. Any failure to introduce new vehicle models and enhanced versions of existing models may significantly negatively affect our sales. To date, we have limited experience, as a company, designing, testing, manufacturing, marketing, and selling our vehicles at scale and therefore cannot assure you that we will be able to meet customer expectations.

We will initially depend on a limited number of car models.

We intend to derive the majority of our mid-term future revenues from the production and sale of e.GO Life and its successors, the e.wave X and e.wave. Our success and future profitability will substantially depend on the e.wave X and e.wave’s commercial success and market acceptance. To the extent that our product offering does not meet consumer expectations, or cannot be achieved on our projected timelines as well as cost and volume targets, our future profitability may be adversely affected. There is no guarantee that we will be able to market the e.wave X and e.wave at the prices and with the technical capabilities we currently envisage.

Additionally, we may have overestimated the demand for the e.wave X and e.wave and if the production volume of our vehicles is lower than originally planned this may negatively affect the costs per car produced. We may have overly focused or may continue to overly focus on (perceived) key strengths and selling points of the e.wave X and e.wave, such as its expected affordability and environmental friendliness, while neglecting other material product aspects or components, such as our vehicles’ passive or active safety, including driver assistance systems, which may negatively affect our vehicles’ overall performance, safety, reputation and sales volume.

The success of our business depends on attracting and retaining a large number of customers. If we are unable to do so, we will not be able to achieve profitability.

Our success depends on attracting a large number of potential customers to purchase our vehicles within the planned timeframe. While we have sold the full production of our e.GO Life, which was 1,200 units, and had 11,000 non-binding reservations for the e.wave X by the end of 2022, meeting our sales targets will require attracting substantially higher numbers of customers. Reservations are not commitments to purchase our e.wave X and are subject to cancellation by customers, and are therefore only indicative of future sales volumes. We may incur significantly higher and more sustained advertising and promotional expenditures than we have previously incurred to attract customers. To date, we have limited experience selling our electric vehicles and we may not be successful in attracting and retaining a large number of consumer and commercial customers. If our existing preorder and prospective customers do not perceive our vehicles and services to be of sufficiently high value and quality, cost competitive and appealing in aesthetics or performance, we may not be able to retain our current preorder customers or attract new customers, and our business, prospects, financial condition, results of operations, and cash flows would suffer as a result. The protracted consummation of the Business Combination and the consequent delay in producing the e.wave X may further impact the Company’s production timing and ramp-up, therefore potentially leading to longer wait times for customers with existing reservations and/or orders which may lead to cancellations of those reservations and/or orders and therefore impacting operational results.

We face significant challenges as a new entrant into the automotive industry.

We have a short operating history in the automobile industry, which is continuously evolving. We have no experience as an organization in high-volume manufacturing of electric vehicles. We may not be able to maintain and expand efficient, automated, cost-efficient manufacturing capability and processes, and reliable sources of component supplies that will enable us to meet the quality, price, engineering, design and production standards that we and/or our customers expect as well as the production volumes, required to successfully mass produce the e.wave X, the e.wave and future vehicles.

Considering our short operational history and limited purchasing scale and ability, it may be more difficult for us to find contractual partners, such as distributors, suppliers and vendors or we may not be able to secure long term contracts with the desired suppliers or to ensure continuity of the relationship where they exist. If any of these risks materialize, this could negatively affect our business, results of operations, financial conditions and future opportunities.

Consumers will be less likely to purchase our vehicles now if they are not convinced that our business will succeed or that our operations will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed.

We may be unable to adequately control or, where necessary, reduce, the capital expenditures and costs associated with our business and operations.

We have raised and invested significant capital to develop and grow our business, including developing our first vehicle to be manufactured at limited volume, the e.GO Life, and its significantly revised update, the e.wave X, as well as building our brand. We expect to make additional capital expenditures and incur substantial costs as we prepare to grow our business, including product development expenses, raw material procurement costs and sales and distribution expenses build our brand and market our vehicles. As a publicly listed company and as we scale our operations, we expect to increase our general and administrative expenses, we will also need to commit significant resources to investigate new areas of demand.

Our ability to continue as a going concern and/or to become profitable in the future and/or to reach our targeted margins will not only depend on our ability to successfully market our existing and future vehicle models but also to control our capital expenditures and costs. If we are unable to cost-efficiently design, manufacture, market, sell and distribute and service our vehicles, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our ability to reach our targeted production volume and to become profitable in the future would be materially and adversely affected by economic uncertainty, inflation, increase in energy cost, uncertainty in availability of competitive primary energy sources and increase in labor cost.

Fluctuations in production costs and availability due to inflationary pressures and other factors could negatively impact our business and results of operations.

Our production costs are affected, in part, by the costs of component materials. While we do not believe that inflation has had, or currently has, a material effect on our business, it could negatively impact our business and results of operations in the future. A substantial increase in the prices of raw materials or decrease in the availability of raw materials could substantially increase the costs associated with manufacturing the equipment that we purchase from our vendors, which could cause the price of our EVs to increase and could have a negative impact on our sales and profitability. In addition, increases in raw materials and production costs generally could also adversely affect our results of operations. If we increase the prices of our EVs in order to maintain gross margins for our products — what we intend to do if our production costs increase —, such increase may adversely affect demand for, and sales of, our EVs, which could have a material adverse effect on our financial condition and results of operations.

In addition, we are preparing the launch of an additional MicroFactory in North Macedonia that is currently expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is currently expected to start production in the second half of 2025. Furthermore, we are evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. Our plans include (i) certain contingencies to cover for potential inflationary pressures and (ii) already incorporate current price levels as the calculation were made experiencing worldwide inflationary pressure. However, if inflationary pressures turn out to be more severe than expected, our financial condition could be materially adversely affected.

We could experience cost increases or disruptions in supply of raw materials or other components used in our vehicles.

We incur significant costs related to procuring raw materials required to manufacture and assemble our vehicles. The prices for these raw materials fluctuate depending on factors beyond our control including market conditions, ongoing uncertainties created by the COVID-19 pandemic, the uncertainty associated with availability of competitive primary energy sources and restrictions imposed by various countries, the impact of the Russo-Ukrainian War. Any raw material prices exceeding our current expectations could materially adversely affect our business, prospects, financial condition, results of operations, and cash flows. Further, any delays or disruptions in our supply chain could harm our business.

Our business also depends on the continued supply of battery cells for our vehicles. We are exposed to multiple risks relating to availability and pricing of quality battery cells. These risks include:

•        the inability or unwillingness of battery cell manufacturers to build or operate battery cell manufacturing plants to supply the numbers of battery cells (including the applicable chemistries) required to support the growth of the electric vehicle industry as demand for such battery cells increases;

•        an increase in the cost, or decrease in the available supply of raw materials used in battery cells, such as lithium, nickel, cobalt, and manganese; and

•        the supply chain and logistics disruptions that may adversely affect our or our suppliers’ ability to deliver the required quantity of battery cells and or modules in time.

If any of the necessary supplies stall, we may need to suspend production, close our production sites, reduce our headcount or delay projects.

Furthermore, currency fluctuations, tariffs or shortages in containers, decreases in shipping capacity, fluctuations or shortages in petroleum supply and other economic or political conditions may result in significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials or components would increase our operating costs and could reduce our margins. In addition, a growth in popularity of electric vehicles without a significant expansion in battery cell production capacity could result in shortages which would result in increased materials costs to us, and would impact our projected manufacturing and delivery timelines. Rising vehicle prices as a result of supply chain disruptions could lead to a decline in consumer demand for EVs, such as our vehicles. These signs may be exacerbated by the Russo-Ukrainian War which has caused upheavals on the global energy and commodity markets, supply chains and exchange rates.

We are contemplating measures such as dual sourcing and decentralized production to be able to respond to the events above. However, we may not be successful with these measures. In such event, our business, prospects, financial condition, results of operations, and cash flows may be materially affected.

We face risks related to the ongoing Russo-Ukrainian War and other conflicts that may arise on a global or regional scale, which may adversely affect our business and results of operations.

On February 24, 2022, the Russian Federation launched an invasion of Ukraine, which has had an immediate impact on the global economy resulting in higher energy prices and higher prices for certain raw materials and goods and services. Even though we are less dependent on gas fueled processes and utilize solar power for our productions to a significant extent, long-lasting and significantly higher energy prices could affect the value of our operations and investments.

Generally, the price increases are contributing to higher inflation in the United States, member states of the European Union and other countries across the globe with significant disruption to financial markets and supply and distribution chains for certain raw materials and goods and services on an unprecedented scale. Higher energy prices lead to higher maintenance costs for EVs, which may negatively impact how EVs compare to vehicles with internal combustion engines and may therefore negatively impact the demand for EVs.

The U.S., the European Union and other western countries responded to Russia’s invasion of Ukraine by imposing various economic sanctions on the Russian Federation to which the Russian Federation has responded in kind. The United States, the European Union and such other countries acting together or separately could impose wider sanctions or take further actions against the Russian Federation if the conflict continues to escalate. Multinational corporations and other corporations and businesses with business and financial ties to the Russian Federation have either reduced or eliminated their ties to the Russian Federation in a manner that often exceeds what is required pursuant to sanctions by these countries.

The impact of the invasion in general and the sanctions in particular have also disrupted financial markets, negatively affected the ability to complete financial or banking transactions, restricted travel and negatively affected the ability to provide service to existing or new customers in a timely manner in the affected areas of Europe. The Russian invasion of Ukraine has continued to escalate without any resolution of the invasion foreseeable in the near future, with the short and long-term impact on financial and business conditions in Europe remaining highly uncertain.

We neither source our vehicles’ parts and components from Ukraine nor Russia and do not envisage any sales in neither countries. However, sanctions may lead to supply shortages resulting in higher costs for our raw materials. This may limit us in our ability to offer our vehicles at competitive prices.

Further, the Russian Federation’s cyberattacks and other action may impact businesses across the United States, the European Union and other nations across the globe including those without any direct business ties to the Russian Federation. Any such cybersecurity attacks could either target suppliers of ours and lead to supply chain disruptions or could even target our production or know-how.

We depend upon third parties to manufacture and to supply key semiconductor chip components necessary for our vehicles. We do not have long-term agreements with semiconductor chip manufacturers and suppliers, and if these manufacturers or suppliers become unwilling or unable to provide an adequate supply of semiconductor chips, with respect to which there is a global shortage, we would not be able to find alternative sources in a timely manner and our business would be adversely impacted.

Semiconductor chips are a vital input component to the electrical architecture of our electric vehicles, controlling wide aspects of the vehicles’ operations. Increased demand for semiconductor chips in 2020, due in part to supply chain disruptions, capacity constraints, the COVID-19 pandemic and increased demand for consumer electronics that use these chips, resulted in a severe global shortage of chips since 2021. While, currently we are not observing any material impact of this situation on our business, and semiconductor chip availability seems to be improving and price pressure easing, the general shortage remains. The Russo-Ukrainian War as well as rising geopolitical tensions may further exacerbate this shortage. As a result, our ability to source semiconductor chips used in our vehicles may be adversely affected. While our operations have not been impacted by semiconductor chip shortages due to the comparatively low number of parts and components, which are processed in our vehicles, including chips, any semiconductor chip shortage may result in increased chip delivery lead times, delays in the production of our vehicles, and increased costs to source available semiconductor chips. Many of the key semiconductor chips used in our vehicles come from limited or single sources of supply, and therefore a disruption with any manufacturer or supplier in our supply chain would have an adverse effect on our ability to effectively manufacture and timely deliver our vehicles. Furthermore, such shortage could in future force us or our suppliers to pay exorbitant rates for continued access to semiconductors and would increase our operating costs. Any attempt to increase product prices in response to increased material costs could result in cancellations of orders and reservations and materially and adversely affect our brand, image, business, results of operations, prospects and financial condition.

We are dependent on our existing suppliers, a significant number of which are single- or limited-source suppliers, and are also dependent on our ability to source suppliers, for our critical components, and to complete the building out of our supply chain, while effectively managing the risks due to such relationships.

Our success will be dependent upon our ability to enter into supplier agreements and/or maintain our relationships with existing suppliers who are critical and necessary to the output and production of our vehicles. The supply agreements we have, and may enter into with suppliers in the future, may have provisions where such agreements can be terminated in various circumstances, including potentially without cause. If our suppliers become unable to provide, or experience delays in providing, components, or if the supply agreements we have in place are terminated, or if supplied components become subject to product recalls, it may be difficult to find replacement components. Our products contain thousands of parts that we purchase from hundreds of mostly single- or limited-source suppliers, for which no immediate or readily available alternative supplier exists. Further, any alternative suppliers may not provide compartments at price or quality levels that are acceptable to us or be located a long distance from our currently single MicroFactory in Aachen, Germany, which may lead to increased lead times. The Russo-Ukrainian War increases these risks as our operations may be affected by disruptions to counterparties and third-party suppliers located in the region or by otherwise related supply bottlenecks.

The unavailability of any material, such as battery metals, any component or supplier could result in production delays, idle manufacturing facilities, product design changes and loss of access to important technology and tools for manufacturing and supporting our products and services. If our suppliers experience substantial financial difficulties, cease operations, or otherwise face business disruptions, we would be required to take measures to ensure components and materials remain available. Any disruption could affect our ability to deliver vehicles and could increase our costs and negatively affect our liquidity and financial performance. The protracted consummation of the Business Combination may further impact our ability to secure part(s) of the supply chain on time and/or on budget, impacting production timing, ramp-up and/or volumes and therefore the Company’s operational results.

Furthermore, if we do not enter into long-term supply agreements with guaranteed pricing for our key material, including batteries, other parts or components, we may be exposed to fluctuations in prices of components, materials and equipment. Agreements for the purchase of battery cells contain or are likely to contain pricing provisions that are subject to adjustments based on changes in market prices of key commodities. Substantial increases in the prices for such components, materials and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs.

Breaches in data security, failure of information security systems and privacy concerns could adversely impact our financial condition, subject us to penalties, damage our reputation and brand, and harm our business, prospects, financial condition, results of operations, and cash flows.

We expect to face significant challenges with respect to information security and privacy, including in relation to the collection, storage, transmission and sharing of information. We collect, transmit and store confidential and personal and sensitive information of our employees and customers, including names, accounts, user IDs and passwords, vehicle information, and payment or transaction related information. We are also subject to certain laws and regulations, such as “Right to Repair” laws, that require us to provide third-party access to our network and/or vehicle systems.

Increasingly, companies are subject to a wide variety of attacks on their networks and information technology infrastructure on an ongoing basis. Traditional computer “hackers,” malicious code (such as viruses and worms), phishing attempts, employee theft or misuse, denial of service attacks, ransomware attacks and sophisticated nation-state and nation-state supported actors engage in intrusions and attacks that create risks for our (and our suppliers’) internal networks, vehicles, infrastructure, and cloud deployed products and the information they store and process. Although we have implemented security measures to prevent such attacks, our networks and systems may be breached due to the actions of outside parties, employee error and/or malfeasance, or otherwise, and as a result, an unauthorized party may obtain access to our systems, networks, or data. We cannot guarantee that such measures will prevent all incidents in the future. We may face difficulties or delays in identifying or otherwise responding to any attacks or actual or potential security breaches or threats. A breach in our data security could create system disruptions or slowdowns and provide malicious parties with access to information stored on our networks, resulting in data being publicly disclosed, altered, lost, or stolen, which could subject us to liability and adversely impact our financial condition. Further, any breach in our data security could allow malicious parties to access sensitive systems, such as our product lines and the vehicles themselves. Such access could adversely impact the safety of our employees and customers.

Any actual, alleged or perceived failure to prevent a security breach or to comply with our privacy policies or privacy-related legal obligations, failure in our systems or networks, or any other actual, alleged or perceived data security incident we or our suppliers suffer, could result in damage to our reputation, negative publicity, loss of customers and sales, loss of competitive advantages over our competitors, increased costs to remedy any problems and provide any required notifications, including to regulators and/or individuals, and otherwise respond to any incident, regulatory investigations and enforcement actions, costly litigation, and other liabilities. We would also be exposed to a risk of loss or litigation and potential liability under laws, regulations and contracts that protect the privacy and security of personal information. For example, the California Consumer Privacy Act of 2018 imposes a private right of action for certain security breaches that could lead to regulatory scrutiny, fines, private right of action settlements, and other consequences. Where a security incident involves a breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, personal data in respect of which we are a controller or processor under the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) or U.K. GDPR, this could result in fines up to €20 million or 4% of annual global turnover (whichever is higher) under the GDPR or £17.5 million or 4% of total annual global turnover in the case of the U.K. GDPR. We may also be required to notify such breaches to regulators and/or individuals which may result in us incurring additional costs. In addition to the foregoing, a breach of the GDPR or U.K. GDPR could result in regulatory investigations, reputational damage, orders to cease or change our processing of our data and/or enforcement notices. We may also face civil claims including class action type litigation, potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm. In addition, we may incur significant financial and operational costs to investigate, remediate and implement additional tools, devices and systems designed to prevent actual or perceived security breaches and other security incidents, as well as costs to comply with any notification obligations resulting from any security incidents. Any of these negative outcomes could adversely impact the market perception of our products and customer and investor confidence in our company, and would materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our long-term results depend upon our ability to successfully introduce and market new products and services, which may expose us to new and increased challenges and risks.

Our growth strategy is built, in part, on our ability to successfully introduce and market new products and services. As we introduce new products or refine, improve or upgrade the e.wave X and/or other models, we cannot predict the level of market acceptance or the amount of market share these products or services will achieve, if any. We may experience material delays in the introduction of new products in the future. Consistent with our strategy of offering new products and product refinements, we expect to continue to use a substantial amount of capital for refinement, research and development, and sales and marketing. We will need additional capital for product development and refinement, and this capital may not be available on terms favorable to us, if at all.

We have no sustained experience servicing or repairing our vehicles in the field or providing financing or insurance services for our vehicles. Such lack of sustained experience as well as our lack of significant, relevant user data relating to these new offerings may make it more difficult for us to anticipate user demand and preferences. We may misjudge user demand and the potential profitability of a new product or service.

If we are unable to successfully introduce, integrate, and market new products and services, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

If we fail to scale our business operations or otherwise manage our future growth effectively, we may not be able to produce, market, service and sell (or lease) our vehicles successfully.

Any failure to manage our future growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We intend to expand our operations significantly. We currently expect that our future expansion will include:

•        hiring and training new personnel;

•        forecasting production and revenue;

•        controlling expenses and investments in anticipation of expanded operations;

•        deploying and establishing additional MicroFactories and related ecosystems;

•        establishing or expanding design, sales and service functions;

•        implementing, enhancing and advancing administrative, manufacturing, supplier or logistics infrastructure, systems and processes;

•        advancing research and development activities; and

•        developing and testing new vehicle models.

Competition for individuals with experience designing and servicing electric vehicles is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel in the future. Any failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.

We may not succeed in establishing, maintaining and strengthening our brand, which would materially and adversely affect customer acceptance of our vehicles and components.

Our business and prospects depend heavily on our ability to develop, maintain, and strengthen the e.GO brand. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Our ability to develop, maintain and strengthen the e.GO brand will depend heavily on our ability to provide high quality electric vehicles and engage with our customers as intended, as well as the success of our customer development and marketing efforts. The automobile industry is intensely competitive, and we may not be successful in building, maintaining, and strengthening our brand.

If incidents occur or are perceived to have occurred, whether or not such incidents are our fault, we could be subject to adverse publicity. There is the risk of potential adverse publicity related to our manufacturing or other partners whether or not such publicity related to their collaboration with us. Our ability to successfully position our brand could also be adversely affected by perceptions about the quality of our competitors’ vehicles. Additionally, our vehicles may be evaluated and reviewed by third parties. Any negative reviews or reviews which compare us unfavorably to competitors could adversely affect consumer perception about our vehicles.

Our MicroFactory production may lead to increased costs, delayed and/or reduced production of our vehicles and adversely affect our ability to operate our business.

Our business model depends in large part on our ability to manufacture, market, deploy and service our electric vehicles at MicroFactories. To date, we have set up one MicroFactory in Aachen, Germany, and have initiated the construction of additional MicroFactories in North Macedonia and Southeast Europe. Furthermore, the Company is evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. Our reliance on this production model will be subject to risks, including that we:

•        may not be able to reach our rate of production targets within our MicroFactories for our vehicles, which would reduce our ability to be profitable;

•        may not be able to locate land or existing buildings meeting the requirements for our MicroFactories with respect to size, shape, power supply, and strength of construction, which would increase our costs of setting up further MicroFactories and may significantly delay production of our vehicles;

•        may not be able to build the expected number of MicroFactories, which would reduce our production targets and have a material adverse impact on our results of operations and financial condition;

•        may experience higher local wages and supplier costs than expected in local regions, resulting in higher operating costs and reducing our ability to be profitable,

•        may experience lower or no reception by the central or regional governments in processing our application and or requests,

•        may experience regulatory or approval delays in obtaining required permits, and

•        may experience funding overrun or the unavailability of the expected funding instruments such as equity and debt, to enable us to deploy and establish the envisaged MicroFactories, and

•        may experience additional costs and/or delays in commencing construction and/or production due to the protracted consummation of the Business Combination.

If any of the foregoing issues occur, and we are unable to execute on our MicroFactory production model, our business, prospects, financial condition and operating results may be materially and adversely affected.

We rely to a large extent on automated machine-driven manufacturing processes in our operations; our production involves a significant degree of risk and uncertainty in terms of operational performance, safety, security, and costs.

We rely to a large extent on automated machine-driven manufacturing processes in the production and assembly of our electric vehicles, which involves a significant degree of uncertainty and risk in terms of operational performance, safety, security, and costs. Our MicroFactory in Aachen and our future MicroFactories in Southeast Europe, North Macedonia and elsewhere will contain machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. In addition, we may encounter technical and/or validation difficulties with our components, which we may not successfully remedy in time or at all. As a result, we may have to source more external components than planned or may not be able to achieve target prices in production components.

Operational performance and costs can be difficult to predict and are often influenced by factors outside of our control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, pandemics, fire, seismic activity, and natural disasters. Should operational risks materialize, it may result in the personal injury to, or death of, workers, the loss of production equipment, damage to manufacturing facilities, products, supplies, tools and materials, monetary losses, delays and unanticipated fluctuation in production, environmental damage, administrative fines, increased insurance costs, and potentially legal liabilities. Although we generally carry insurance to cover such operational risks, we cannot be certain that our insurance coverage will be sufficient to cover potential costs and liabilities arising therefrom. A loss that is uninsured or exceeds policy limits may require us to pay substantial amounts.

Our vehicles rely on software and hardware that is highly complex, and if these systems contain errors, bugs, vulnerabilities, or design defects, or if we are unsuccessful in addressing or mitigating technical limitations in our systems, our business could be adversely affected.

Our vehicles rely on software and hardware that is highly technical and complex and may require modification and updates over the life of the vehicles. Our software and hardware as well as those provided by our suppliers and third-party service providers may contain errors, bugs, vulnerabilities or design defects, and our systems are subject to certain technical limitations that may compromise our ability to meet our objectives. Some errors, bugs, vulnerabilities, or design defects may be difficult to detect and may only be discovered after the code has been released for external or internal use. Efforts to remedy any issues we observe in our vehicles may not be timely, effective, may hamper production or may not be to the satisfaction of our customers. If we deploy updates to the software (whether to address issues, deliver new features or make desired modifications) and our over-the-air update procedures fail to properly update the software or otherwise have unintended consequences to the software, the software within our customers’ vehicles will be subject to vulnerabilities or unintended consequences resulting from such failure of the over-the-air update until properly addressed.

Our use of open source software in our applications could subject our proprietary software to general release, adversely affect our ability to sell our services and subject us to possible litigation, claims or proceedings.

We use open source software in connection with the development and deployment of our products and services, and we expect to continue to use open source software in the future. Companies that use open source software in connection with their products have, from time to time, faced claims challenging the use of open source software and/or compliance with open source license terms. As a result, we could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming noncompliance with open source licensing terms. Some open source software licenses may require users who distribute proprietary software containing or linked to open source software to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code under the same open source license, which could include proprietary source code. In such cases, the open source software license may also restrict us from charging fees to licensees for their use of our software. While we monitor the use of open source software and try to ensure that open source software is not used in a manner that would subject our proprietary source code to these requirements and restrictions, such use could inadvertently occur, in part because open source license terms are often ambiguous and have generally not been interpreted by U.S. or foreign courts.

Further, in addition to risks related to license requirements, use of certain open source software carries greater technical and legal risks than the use of third-party commercial software. For example, open source software is generally provided as-is without any support or warranties or other contractual protections regarding infringement or the quality of the code, including the existence of security vulnerabilities. To the extent that our platform depends upon the successful operation of open source software, any undetected errors or defects in open source software that we use could prevent the deployment or impair the functionality of our systems and harm our reputation. The public availability of such software may make it easier for attackers to target and compromise our platform through cyber-attacks. Any of the foregoing risks could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

If there is inadequate access to charging stations, our business will be materially and adversely affected.

Demand for our vehicles will depend in part upon the availability of a charging infrastructure. While the prevalence of charging stations generally has been increasing, charging station locations are significantly less widespread than gas stations. Some potential customers may choose not to purchase our vehicles because of the lack of a more widespread charging infrastructure. Further, to provide our customers with access to sufficient charging infrastructure, we will rely on the availability of, and successful integration of our vehicles with, third-party charging networks. Any failure of third-party charging networks to meet customer expectations or needs, including quality of experience, could impact the demand for electric vehicles, including ours.

Our vehicles will make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have been observed to catch fire or vent smoke and flame.

The battery packs within our vehicles will make use of lithium-ion cells. If not properly managed or subject to environmental stress, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells.

Negative public perception regarding the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire, could materially and adversely affect our reputation.

We may not be able to accurately estimate the supply and demand for our vehicles, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue and profits. If we fail to accurately predict our manufacturing requirements, we could incur significant additional costs or experience delays.

It is difficult to predict our future revenues and appropriately budget for our expenses. We may have limited insight into trends that may emerge and affect our business. We will be required to provide forecasts of our demand to our suppliers several months prior to the scheduled delivery of products to our prospective customers. Currently, there is no historical basis for making judgments on the demand for our vehicles or our ability to develop, manufacture, and deliver vehicles, or our results of operations in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues.

As the scale of our vehicle production increases, we will also need to accurately forecast, purchase, warehouse, and transport components at high-volumes to our MicroFactories. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain and parts management, we may incur unexpected production disruption, storage, transportation, and write-off costs.

We have minimal experience servicing and repairing our vehicles. If we or our partners are unable to adequately service our vehicles, our business, prospects, financial condition, results of operations, and cash flows may be materially and adversely affected.

We have minimal experience servicing and repairing our vehicles. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high-voltage training and servicing techniques. Although we are planning to internalize the vehicle service management process over time, we plan to partner with third parties to enable coverage in Germany as well as outside of Germany. There can be no assurance that we will be able to enter into or maintain an acceptable arrangement with any such third-party providers. Although such servicing partners may have experience in servicing other vehicles, they will initially have limited experience in servicing our vehicles. As we continue to grow, additional pressure may be placed on our customer support team or partners. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. Customer behavior and usage may result in higher than expected maintenance and repair costs. We also may be unable to modify the future scope and delivery of our technical support to compete with changes in the technical support provided by our competitors. Increased customer demand for support, without corresponding revenue, could increase costs and negatively affect our results of operations. If we are unable to successfully address the service requirements of our customers or establish a market perception that we do not maintain high-quality support, we may be subject to claims from our customers.

If our vehicle owners customize our vehicles with aftermarket products, the vehicles may not operate properly, which may create negative publicity and could harm our brand and business.

Automobile enthusiasts may seek to alter our vehicles to modify their performance which could compromise vehicle safety and security systems. Also, customers may customize their vehicles with aftermarket parts that can compromise driver safety. We do not test, nor do we endorse, such changes or products. Such unauthorized modifications could reduce the safety and security of our vehicles and any injuries resulting from such modifications could result in adverse publicity, which would negatively affect our brand and thus harm our business, prospects, financial condition, results of operations, and cash flows.

Reservations for our vehicles are typically cancellable.

Because reservations for our vehicles such as the e.wave X are typically cancellable, it is possible that a significant number of customers who submitted or will submit reservations during the course of sales campaigns may cancel those reservations at any time so that our revenue expectations relating to those reservations may not materialize. Given the anticipated lead times between customer reservations and the expected delivery of the e.wave X and/or other models, there is a heightened risk that customers that have made reservations may not ultimately take delivery of vehicles due to potential changes in customer preferences, competitive developments, a delay in the delivery of the vehicle by us, an increase of its selling price or other factors. As a result, no assurance can be made that reservations will not be cancelled, or that reservations will ultimately result in the purchase of a vehicle.

Vehicle retail sales depend heavily on affordable interest rates and availability of credit for vehicle financing and a substantial increase in interest rates could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

In certain regions, including but not limited to Europe and North America, financing for new vehicle sales has been available at relatively low interest rates for several years due to, among other things, expansive government monetary policies. Given the increase in inflation rates observed since late 2021 interest rates in the United States, Europe and other regions have increased and it is conceivable that interest rates may continue to increase in the short- to mid-term. If interest rates rise, market rates for new vehicle financing will generally be expected to rise as well, which may make our vehicles less affordable to customers or steer customers to less expensive vehicles adversely affecting our financial condition and results of operations. Additionally, if consumer interest rates increase substantially or if financial service providers tighten lending standards or restrict their lending to certain classes of credit, customers may not desire or be able to obtain financing to purchase or lease our vehicles.

We will be subject to risks associated with exchange rate fluctuations and interest rate changes.

We are in the process of establishing MicroFactories in Southeast Europe and North Macedonia in addition to Germany. Furthermore, the Company is evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. These regions are not members of the Euro zone. In addition, we source components globally. We also intend to expand the marketing of our vehicles into numerous markets worldwide. Our current and expected geographic footprint exposes us to risks stemming from fluctuations in currency exchange rates. The exposure to currency risk will be mainly linked to differences in the geographic distribution of our sourcing and manufacturing activities on the one hand and commercial activities on the other hand, resulting in cash flows from sales being denominated in currencies different from those of purchases or production activities. We are also exposed to risks related to changes in interest rates. Interest rates are currently expected to increase in most of the countries that are relevant for us. Changes in interest rates can affect our net revenues, finance costs and margins. Although we may manage risks associated with fluctuations in currency and interest rates through financial hedging instruments, fluctuations in currency or interest rates could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Insufficient warranty reserves to cover future warranty claims could materially adversely affect our business, prospects, financial condition and operating results.

Our electric vehicles are equipped with innovative and complex hardware and software, which may make vulnerable to quality issues and/or warranty claims. We may become subject to significant and unexpected warranty expenses. There can be no assurances that then-existing warranty reserves will be sufficient to cover all claims.

If our warranty reserves are inadequate to cover future warranty claims on our vehicles, our business, prospects, financial condition and operating results could be materially and adversely affected.

Future product recalls could materially adversely affect our business, prospects, operating results and financial condition.

Our vehicles are complex products that include various different hardware and software components whose reliability and durability in the medium- to long-term day-to-day wear and tear of our vehicles remains to a large extent untested. In the future, we may, voluntarily or involuntarily, initiate a recall if any of our vehicles prove to be defective or non-compliant with applicable relevant legal motor vehicle safety standards. Such recalls involve significant expense and diversion of management attention and other resources, which could adversely affect our brand’s image in our target markets.

Interruption or failure of information technology and communications systems could disrupt our business and affect our ability to effectively provide our services.

We utilize information technology systems and networks as well as cloud computing services to process, transmit and store electronic information in connection with our business activities. We manage and maintain our applications and data utilizing a combination of on-site systems as well as externally managed data centers and cloud-based data centers. We utilize third-party security and infrastructure service providers to manage our information technology systems and data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information, and business and financial information as well as personal data of customers or employees. In addition, we also rely on independent third-party service providers, such as Amazon Web Services, which play an important role for our offering, marketing channels and overall presence. Our data of any kind stored on the cloud services and on individual devices could be lost due to improper handling, insufficient commissioning of third parties to create backup copies, or due to damage or accidental or intentional deletion by our employees. Our data could also fall into the hands of third parties, whether through espionage, hacking or due to incorrect operation of the systems.

Despite the implementation of security measures by us or our service partners, our or our service partners’ systems as well as any relevant third-party service provider will be vulnerable to damage or interruption from, among others, fire, terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems. The relevant data centers could also be subject to break-ins, sabotage and intentional acts of vandalism causing potential disruptions. Some of our or our service providers’ systems will not be fully redundant, and our disaster recovery planning cannot account for all eventualities.

Any problems with, or insufficiencies, of our or our service providers’ data centers or services could result in lengthy interruptions of our or our service providers’ information technology systems and could also affect our vehicles. Cyber threats are persistent and constantly evolving. Such threats have increased in frequency, scope and potential impact in recent years. Information technology evolves rapidly and we or our service providers may not be able to address or anticipate all types of security threats, and may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations, or hostile foreign governments or agencies. There can be no assurance that we or our service providers, contractors or consultants will be successful in preventing cyberattacks or successfully mitigating their effects. Similarly, there can be no assurance that any third-party service provider will be successful in protecting our confidential and other data that is stored on their systems. In addition, we may suffer reputational harm or face litigation or adverse regulatory action as a result of cyberattacks or other data security breaches and may incur significant additional expense to implement further data protection measures. Any disruption of the networks and services of independent third-party service providers could also negatively affect our operations, accessibility or offering.

We may face risks associated with our growth strategy and international operations, including unfavorable regulatory, political, tax and labor conditions, which could harm our business.

Our initial market is Germany, while we also intend to gradually roll out our offering in additional markets in Europe as well as Latin America, Middle East and Asia. Due to our intention to expand our operations internationally, we may face risks associated with our growth strategy, including possible unfavorable regulatory, political, tax and labor conditions, which could substantially harm our business. Our operations will be subject to the local legal, political, regulatory, tax, labor and social requirements and economic conditions in the relevant jurisdictions. We have not yet checked the feasibility of a rollout of the e.wave X or other vehicle models in all the markets we plan to potentially tap in the future and may identify political, regulatory, operational or practical hurdles, which may render an expansion into such market unfeasible. We have no experience to date selling our vehicles internationally and such expansion would require us to make significant expenditures, including the potential hiring of local employees and potential establishment of local offices or facilities, in advance of generating any revenues. We are subject to a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric vehicles and require significant management attention and which we may not have adequately addressed or not addressed at all as of today. These risks include:

•        conforming our vehicles to various international regulatory requirements where our vehicles are sold, or homologation;

•        misconceptions and/or false assumptions about foreign local markets;

•        difficulty in staffing and managing foreign operations;

•        difficulty in attracting customers in new foreign markets;

•        foreign government taxes, regulations and permit requirements, including foreign taxes that we may not be able to offset against taxes imposed upon us in Germany, and foreign tax and other laws limiting our ability to repatriate funds to Germany;

•        fluctuations in foreign currency exchange rates and interest rates, including risks related to any interest rate swap or other hedging activities we undertake;

•        German, European Union (“EU”), United States, Chinese or other foreign government trade restrictions, tariffs and price or exchange controls;

•        foreign labor laws, regulations and restrictions;

•        changes in diplomatic and trade relationships;

•        political instability, natural disasters, war or events of terrorism; and

•        the strength of international economies.

Failure to address any of these risks could limit our ability to successfully distribute our vehicles in international markets. As a result, our business, prospects, financial condition, results of operations, and cash flows would be materially and adversely affected.

Our joint-venture partners may fail to meet their contractual commitments to us on time or at all, which could negatively impact our decentralized growth strategy and harm our business and operations.

In the fiscal year 2021, we entered into a joint-venture agreement with Advance Properties OOD regarding the establishment of local e.GO operations in Bulgaria, and we may enter into similar agreements with joint-venture partners in other countries in the future. As co-operations with local partners, including, but not limited to, in the form of joint ventures, are essential to our decentralized global growth strategy, we depend on our partners meeting their contractual commitments. Thus, any non-compliance with their contractual commitments could negatively impact our decentralized growth strategy and, consequently, harm our business and operations.

If we are unable to attract and retain key employees and hire qualified management, technical and vehicle engineering personnel, our ability to compete could be harmed.

The car industry is rapidly evolving, particularly in the area of e-mobility, and a carmaker’s profitability depends on (technological) innovation and resources. Our success in such an environment depends, to a large extent, on our management and the ability to retain our key personnel. The unexpected loss of, or failure to retain, one or more of our founders, management members or key employees could adversely affect our business. Our success also depends, in part, on our continuing ability to identify, hire, attract, train and develop highly qualified personnel. Competition for qualified employees can be intense, and our ability to hire, attract and retain them depends, amongst others, on our profitability and ability to provide competitive compensation. We have a limited operating history and our brand and reputation as employer is not as developed as that of established car manufacturers. We significantly depend on external financing and may not be able to offer potential employees attractive or competitive remuneration. Additionally, unqualified or unreliable personnel may expose us to various risks not directly related to our operations, such as violations against insider trading laws, the misappropriation of trade and business secrets or personal data from our IT infrastructure. The realization of any of these risks could limit our ability to successfully compete in the market, which would materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

Our business may be adversely affected by labor and union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We may also directly or indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results.

Our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business.

Our management team has limited experience managing a publicly-traded company and complying with the increasingly complex laws pertaining to public companies. Our management team might not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under applicable laws and regulations. These new obligations will require substantial attention from our management team and could divert attention away from the day-to-day management of our business. Compliance will increase costs and may make some activities more difficult and time-consuming. For example, we may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to Next.e.GO in the future, which would increase costs and expenses. Any compliance failure could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects. Compliance with these rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming than they were previously. For example, our accounting, controlling, legal or other corporate administrative functions may not be capable of responding to these additional requirements without difficulties and inefficiencies that may cause us to incur significant additional expenditures and/or expose us to legal, regulatory or civil costs or penalties. Any non-compliance could result in significant fines or other penalties. To secure compliance it may become necessary to hire further employees or purchase outside services which may in turn interfere with our lean organizational set-up, increase our costs and expenses, and may therefore have a material adverse effect on the operation of our business as well as on our financial condition.

Certain of our principal shareholders or their affiliates are engaged or may in the future engage in, and certain of our directors are affiliated with entities that are engaged or may in the future engage in, financing or commercial transactions with us, causing such shareholders or persons to have conflicts of interest.

In the fiscal years 2021 and 2022, we entered into agreements with entities controlled by key management personnel regarding either the purchase of services from, or the provision of services to, such entities, with contractual volumes ranging from €2,000 to €355,000. We may continue to enter into agreements of such kind in the future.

nd industrial investments B.V., our major shareholder, has granted non-revolving subordinated term loans to e.GO in the total outstanding amount of €29.37 million and has further granted convertible loans in the total outstanding amount of €11.65 million.

Further, Ali Vezvaei and two beneficial owners, Isabelle Freidheim and Ulrich Hermann, of certain of our principal shareholders and their affiliates serve on our board of directors and retain their positions and interests with and in our principal shareholders or their affiliates. Given such relationships, and despite their fiduciary duties as directors and the rules applied by our board of directors to handle conflicts of interest, these individuals’ positions may create, or create the appearance of, conflicts of interest when they are asked to make decisions that could have different implications for such principal shareholders or their affiliates than the decisions have for us or our other shareholders or customers, including with respect to our commercial and financing transactions, such as the repayment of loans to nd industrial investments B.V.

Key management personnel, or principal shareholders with whom management may be affiliated, may be able to influence company matters regardless of whether or not other shareholders believe that a potential transaction is in our best interest. These relationships also may give rise to conflicts of interest or create the appearance thereof, and such principal shareholders may take action or vote their shares other ways which could adversely impact us or our other shareholders, and may impact other companies’ perception of us as a potential partner, including the willingness of such other companies to order our future planned commercial vehicles.

Such conflicts of interest may also require Ali Vezvaei, Isabelle Freidheim and Ulrich Hermann to recuse themselves from the deliberation and decision-making on certain topics that might arise in meetings of (or other forms of decision-making by) our board of directors where such conflicts of interests in respect of such topics arise. Therefore, conflicts of interest may limit the effectiveness of our board of director’s decision making process. This may lead to decisions not being taken in time or being taken at all, which may have a negative impact on our business and development.

We face risks related to health epidemics, including the recent COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the recent pandemic of respiratory illness caused by a novel coronavirus known as COVID-19. The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns, and restrictions on business and individual activities, has created significant volatility in the global economy and led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers, and has led to a global decrease in vehicle sales in markets around the world, which could continuously impact our business, prospects, financial condition, and operating results.

We rely on third-party vendors for certain product and service offerings, which exposes us to increased risks.

We contract with third parties to provide certain products and services to our customers, including vehicle financing and insurance. Although we carefully select our third-party vendors, we cannot control their actions. If our vendors fail to perform as we expect, our operations and reputation could suffer if the failure harms the vendors’ ability to serve us and our customers. One or more of these third-party vendors may experience financial distress, staffing shortages or liquidity challenges, file for bankruptcy protection, go out of business, or suffer disruptions in their business. The use of third-party vendors represents an inherent risk to us that could materially and adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We may not be able to accurately estimate the ability to generate revenue from CO2 pooling. This could materially affect our revenue projections, results of operations, and cash flows.

Apart from generating revenue from vehicle sales, we also plan to generate revenue from CO2 pooling. Under the relevant EU regulations, a car manufacturer may enter into CO2 pooling arrangements with other car manufacturers to avoid, or reduce, penalty payments, if it pools its emissions with those of manufacturers of zero- or low-emission vehicles. The economic benefit is shared among the pooling participations, potentially providing a manufacturer of zero- or low-emission vehicles with an additional source of revenue. However, it remains uncertain whether such CO2 pooling will be legally feasible in the future after the start of the serial production of our vehicles. The relevant regulatory framework may change and/or other car manufacturers may be less dependent on CO2 pooling than we expected. The unavailability, reduction or elimination of any relevant government and economic incentives could have a material adverse effect on the development of the e-mobility market, our business, prospects, financial condition and operating results. In addition, our potential to benefit from CO2 pooling may be lower than anticipated if traditional car manufacturers develop and produce their own alternative fuel vehicles to reduce their fleet-wide average emissions or if competitors would enter into CO2 pooling arrangements with traditional car manufacturers before us.

Risks Related to Regulatory, Legal and Tax

We are subject to substantial regulation and unfavorable changes to, or failure by us to comply with, these regulations could substantially harm our business and operating results.

Our electric vehicles and the sale of motor vehicles in general as well as certain of our innovative solutions are subject to substantial regulation under international, federal, state, and local laws. We expect to incur significant costs in complying with these regulations.

Regulations related to the electric vehicle industry and alternative energy are evolving and we face risks associated with changes to these regulations, including but not limited to increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models based on the internal combustion engine, which could lead them to pass regulations that could reduce the compliance costs of such established manufacturers or mitigate the effects of government efforts to promote electric vehicles. Regulators may specifically support selected established automobile manufacturers in their transition from internal combustion engine technologies to alternative technologies, which may distort competition in the e-mobility market. To the extent the laws change, our vehicles may not comply with applicable international, federal, state or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive.

We may face regulatory challenges attempting to sell our vehicles directly to customers.

Our sales channels include direct sales of the e.wave X to our customers via pre-orders that can be placed on our website. Several jurisdictions require a license to sell vehicles within that jurisdiction, prohibit car manufacturers from directly selling vehicles to customers or require a physical dealership within that jurisdiction to deliver vehicles to customers. As a result, we may not be able to sell and deliver our vehicles in each relevant jurisdictions where we, currently or in the future, plan to market our vehicles, which would adversely affect our business, prospects, financial condition and operating results. In addition, the online-based marketing and sale of our vehicles to our customers may trigger local taxing obligations for our customers or us, depending on the jurisdiction from which a car is ordered, which we may not have yet considered and may make our offer less attractive to customers in key markets or impose additional financial burdens.

We are subject to various environmental laws and regulations that could impose substantial costs upon us.

Our operations are subject to international, federal, state, and/or local environmental laws and regulations, including laws relating to the use, handling, storage, disposal and human exposure to hazardous materials. Environmental and health and safety laws and regulations can be complex, and we expect that we will be affected by future amendments to such laws or other new environmental and health and safety laws and regulations, which may require us to change our operations, potentially resulting in a material adverse effect on our business, prospects, financial condition, and operating results.

These laws can give rise to liability for administrative oversight costs, cleanup costs, property damage, bodily injury and fines and penalties. Capital and operating expenses needed to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations.

We may be involved in legal proceedings based on the alleged violation of intellectual property rights, such as patent or trademark infringement claims, which may be time-consuming and cause us to incur substantial costs.

Technological innovation will be a crucial aspect of success on the electric vehicle market. In addition to our own intellectual property, we may also in-license patents and other intellectual property from third parties, including suppliers and service providers. We may face claims that our use of this in-licensed technology infringes the intellectual property rights of others.

Competition in our industry is intense and companies, organizations or individuals, including our competitors, may own or obtain patents, trademarks or other proprietary rights that would prevent or limit our ability to make, use, develop or sell our vehicles or components, which could make it more difficult for us to establish and operate our business. Our vehicles make use of complex hardware and software solutions and we may not have the resources to sufficiently assess potential infringements of third-party patents or other intellectual property rights. Our ability to successfully commercialize our vehicles may be significantly impaired should any of their components violate third parties’ intellectual property rights. The publicity created in connection with the contemplated transaction will draw additional attention to us and likely generally increase the risks of claims for violation of intellectual property rights and legal proceedings, no matter whether such claims lack the required merits or not or are of merely fraudulent nature. We are, and may in the future become, subject to claims that we or our employees have wrongfully used or disclosed alleged trade secrets of our employees’ former employers.

In response to a determination that we have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

•        cease or delay development, production, sales, or use of the e.GO Life, the e.wave X or any other of our vehicles that incorporate the asserted intellectual property in general or certain jurisdictions;

•        pay substantial damages;

•        obtain a license from the owner of the asserted intellectual property right, which license may not be available on reasonable terms or at all; or

•        redesign one or more aspects or systems of our vehicles.

We may not be able to develop, acquire, maintain or prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We rely on a combination of patent, trade secret (including know-how), and other intellectual property laws, as well as employee and third-party non-disclosure agreements, intellectual property licenses, and other contractual rights to establish and protect our rights in our technology and intellectual property. Our patent or trademark applications may not be granted, any patents or trademark registrations that may be issued to us may not sufficiently protect our intellectual property and any of our issued patents, trademark registrations or other intellectual property rights may be challenged by third parties. Any of these scenarios may result in limitations in the scope of our intellectual property or restrictions on our use of our intellectual property or may adversely affect the conduct of our business. Despite our efforts to protect our intellectual property rights, third parties may attempt to copy or otherwise obtain and use our intellectual property or seek court declarations that they do not infringe upon our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be successful. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Patent, trademark, and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the EU and Germany. Therefore, our intellectual property rights may not be as strong or may be more difficult to enforce outside of the EU or Germany. Failure to adequately protect our intellectual property rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue which would adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We may be subject to litigation, including product liability proceedings or other legal proceedings that could, even if ultimately unfounded, cause us to spend substantial resources and disrupt our business.

We are exposed to the risk of product liability claims, regulatory action and litigation if any defect of our vehicles allegedly has caused loss or injury. Product liability claim could arise, for example, from malfunctions, defects, quality issues relating to or abuse of any of our technologies implemented in or offered with our vehicles, or defects, quality issues or malfunctions related to any (supplied) components to be used in our vehicles (such as batteries, airbags or brakes). Any product liability claims or corresponding regulatory actions against us could result in increased costs and could adversely affect our reputation and our perception by our customers.

We may also face litigation and legal proceedings based on advertisements or other public statements should such statements turn out to be unrealistic, unfeasible or false or the overall advertised performance or specifications of our vehicles deviate from such advertisements or public statements and our customers’ expectations ultimately be disappointed.

We intend to retain certain personal information about our customers and may be subject to various privacy laws.

We may use personal information about our customers for marketing purposes. Possession and use of our customers’ information in conducting our business may subject us to legislative and regulatory burdens in the EU and the United States that could require notification of data breaches, restrict our use of such information and hinder our ability to acquire new customers or market to existing customers. Non-compliance or a major breach of our network security and systems could have serious negative consequences for our business and future prospects, including possible fines, penalties and damages, reduced customer demand for our vehicles, and harm to our reputation and brand.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We are or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010, and other anti-corruption laws and regulations. The FCPA and the U.K. Bribery Act 2010 prohibit us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. The U.K. Bribery Act also prohibits non-governmental “commercial” bribery and soliciting or accepting bribes. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents, and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact our business and investments in its shares.

Next.e.GO’s and e.GO’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities.

The tax treatment of Next.e.GO, e.GO and their respective affiliates depends in some instances on determinations of fact and interpretations of complex provisions of applicable tax law for which no clear precedent or authority may be available. Relevant tax rules are consistently under review by persons involved in the legislative process and tax authorities, which may result in revised interpretations of established concepts, statutory changes, new reporting obligations, revisions to regulations and other modifications and interpretations. The present tax treatment of Next.e.GO, e.GO and their respective affiliates may be modified by administrative, legislative or judicial interpretation at any time, and any such action may apply on a retroactive or retrospective basis. Next.e.GO’s, e.GO’s and their respective affiliates’ effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. Next.e.GO, e.GO and their respective affiliates continue to assess the impact of such changes in tax laws and interpretations on their businesses and may determine that changes to their structure, practice, tax positions or the manner in which they conduct their businesses are necessary in light of such changes and developments in the tax laws of the jurisdictions in which Next.e.GO, e.GO and their respective affiliates operate. Such changes may nevertheless be ineffective in avoiding an increase in tax liability, which could adversely affect the financial conditions, results of operations and cash flows.

The original treatment of a tax-relevant matter in a tax return, tax assessment or otherwise could later be found incorrect and as a result, Next.e.GO, e.GO and their respective affiliates may be subject to additional taxes, interest, penalty payments and/or social security payments. Such reassessment may be due to an interpretation or view of laws and/or facts by tax authorities in a manner that deviates from Next.e.GO’s, e.GO’s and their respective affiliates’ view and may emerge as a result of tax audits or other review actions by the relevant financial or tax authorities. Next.e.GO, e.GO and their respective affiliates are subject to tax audits by the respective tax authorities on a regular basis. As a result of future tax audits or other reviews by the tax authorities, additional taxes could be imposed that exceed the provisions reflected in previous financial statements. This could lead to an increase in Next.e.GO’s, e.GO’s and/or their respective affiliates tax obligations, either as a result of the relevant tax payment being assessed directly against them or as a result of becoming liable for the relevant tax as a secondary obligor due to the primary obligor’s failure to pay. Consequently, Next.e.GO, e.GO and/or their respective affiliates may have to engage in tax litigation to defend or achieve results reflected in prior estimates, declarations or assessments which may be time-consuming and expensive.

Further, current tax losses and tax loss carry-forwards existing with e.GO or its German affiliates forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry forwards do not exceed the total taxable hidden reserves of the business assets of e.GO or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

As e.GO intends to operate in various countries and tax jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. Generally, if two or more affiliated companies are located in different countries, the tax laws or regulations of each country will typically require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation is maintained to support the transfer prices. In addition, existing transfer pricing documentation may be considered to be insufficient by the relevant tax authorities which may also result in penalties and additional tax payments. It is not uncommon for tax authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. If tax authorities in any of these countries were to successfully challenge e.GO’s transfer prices as not reflecting arm’s length transactions, they could require e.GO to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher overall tax liability to e.GO. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject e.GO’s income to double taxation or assess interest and penalties, it would increase e.GO’s overall tax liability, which could adversely affect its financial condition, results of operations and cash flows. Further, with a view that Next.e.GO is a Dutch corporation with effective place of management in Germany, Dutch and German tax authorities may have deviating views as to their respective entitlement under tax assets and income.

We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.

Since our incorporation we have had, on a continuous basis, our place of “effective management” in Germany. We will therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, we also qualify as a tax resident of the Netherlands on the basis of the incorporation rule as laid down in Dutch domestic law (the “Incorporation Rule”). This results in Next.e.GO being a tax resident in both Germany (on the basis of its place of effective management) and the Netherlands (on the basis of the Incorporation Rule).

In such event, based on the so-called tie-breaker provision (the “Tie-Breaker Provision”) included in Article 4(3) of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”), as in effect on the date hereof, we should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands provided that our place of effective management is in Germany. As a result, and as long as our place of effective management is in Germany and the Tie-Breaker Provision, or the current reservation made by Germany with respect to the Tie-Breaker Provision as part of the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI Tie-Breaker Reservation”) are not changed, we should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands.

The test of “effective management” is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the relevant case law and OECD guidance suggest that we are likely to be regarded as having become a German tax resident from incorporation and remaining so if, as Next.e.GO intends, (i) most meetings of its management board are prepared and held in Germany (and none will be held in the Netherlands) with a majority of managing directors present in Germany for those preparations and meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting Next.e.GO and its subsidiaries; (iii) those meetings are properly minuted; (iv) a majority of Next.e.GO’s managing directors, together with supporting staff, are based in Germany; and (v) Next.e.GO has permanent staffed office premises in Germany. Next.e.GO may, however, become subject to income tax liability in other countries with regard to the income generated in the respective other country, for example, due to the existence of a permanent establishment or a permanent representative or other taxable presence in such other country.

The applicable tax laws and tax treaties or interpretations thereof may change, including the MLI Tie-Breaker Reservation. Furthermore, whether Next.e.GO has its place of effective management in Germany and is as such tax resident in Germany is largely a question of fact and degree based on all the circumstances, rather than a question of law, which facts and degree may also change. Such changes to applicable tax laws and tax treaties or interpretations thereof, including the MLI Tie-Breaker Reservation or changes to applicable facts and circumstances (for example, a change of directors or the place where board meetings take place), may result in Next.e.GO becoming (also) a tax resident of the Netherlands or another jurisdiction. As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, results of operations, financial condition and prospects and as a result could cause our share price and trading volume to decline. In addition, dividends distributed by Next.e.GO, if any, may become subject to dividend withholding tax in more than one jurisdiction. See “If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Next.e.GO Shares in both Germany and the Netherlands.” The double taxation of income and the double withholding tax on dividends may in certain specific circumstances be reduced or avoided entirely under the double tax treaty between Germany and the Netherlands or under a double tax treaty between the Netherlands and the respective other country.

If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Next.e.GO Shares in both Germany and the Netherlands.

We do not anticipate paying any cash dividends in the foreseeable future. See “— Risks Related to the Next.e.GO Shares — Next.e.GO does not anticipate paying dividends on Next.e.GO Shares.” However, if we do pay dividends, we may need to withhold tax on such dividends both in Germany and the Netherlands.

As long as our place of effective management is in Germany, as currently envisaged, we will qualify as a tax resident of Germany on the basis of German domestic law. As a result, dividends distributed by Next.e.GO, if any, will be subject to German withholding tax. See also “Tax Considerations — Material German Tax Considerations — Next.e.GO Shares — German Taxation of Holders of Next.e.GO Shares.”

As an entity incorporated under Dutch law, however, any dividends distributed by us are also subject to Dutch dividend withholding tax on the basis of the Incorporation Rule as laid down in Dutch domestic law. However, on the basis of the double tax treaty between Germany and the Netherlands in effect on the date hereof, the Netherlands will be restricted in imposing these taxes provided that our effective management is located in Germany (the “Withholding Tax Restriction”). See also “We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.” The Withholding Tax Restriction does, however, not apply, and Dutch dividend withholding tax is still required to be withheld from dividends distributed by us, if any, if and when paid to (i) Dutch resident holders of our Next.e.GO Shares and (ii) non-Dutch resident holders of Next.e.GO Shares that have a permanent establishment in the Netherlands if the Next.e.GO Shares are attributable to such permanent establishment. As a result, upon a payment of dividends, we may be required to identify our shareholders in order to assess whether there are Dutch residents or non-Dutch residents with a permanent establishment in the Netherlands to which the Next.e.GO Shares are attributable in respect of which Dutch dividend withholding tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be determined, withholding of both German and Dutch dividend withholding tax may occur upon a payment of dividends.

Furthermore, the Withholding Tax Restriction referred to above is based on the current MLI Tie-Breaker Reservation. If Germany changes its MLI Tie-Breaker Reservation, we will not be entitled to any benefits of the double tax treaty between Germany and the Netherlands, including the Withholding Tax Restriction, as long as Germany and the Netherlands do not reach an agreement on our tax residency for purposes of the double tax treaty between Germany and the Netherlands, and, as a result, any dividends distributed by us during the period no such agreement has been reached between Germany and the Netherlands, may be subject to dividend withholding tax both in Germany and the Netherlands.

The IRS may not agree that Next.e.GO should be treated as a non-U.S. corporation for U.S. federal income tax purposes.

A corporation is generally considered for U.S. federal income tax purposes to be a tax resident of the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Next.e.GO, which is incorporated under the laws of the Netherlands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Tax Code provides an exception to this general rule under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. As more fully described in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Next.e.GO — Tax Residence of Next.e.GO for U.S. Federal Income Tax Purposes,” based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 and the Treasury Regulations promulgated thereunder, and certain factual assessments (including about the value of the

Ordinary Shares relevant for this determination), we currently believe that the Section 7874 ownership percentage of the former Athena shareholders in Next.e.GO should be less than 60%. Accordingly, we currently believe we are not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties (including with respect to the value of the Ordinary Shares relevant for this determination), and whether the modified ownership test has been satisfied is currently being analyzed in light of the latest relevant facts and circumstances. Furthermore, for purposes of determining the ownership percentage of former Athena shareholders for purposes of Section 7874, among other adjustments required to be taken into account, former Athena shareholders will be deemed to own an amount of Ordinary Shares in respect to certain redemptions by Athena prior to the Business Combination. We have sought the advice of valuation experts in respect of the valuation of the Ordinary Shares relevant for this determination. Accordingly, there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court in the event of litigation. If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. investors could be subject to U.S. withholding tax. Please see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of Next.e.GO — Tax Residence of Next.e.GO for U.S. Federal Income Tax Purposes” for a more detailed discussion of the potential application of Section 7874 of the U.S. Tax Code to the Business Combination. Investors are urged to consult their advisors regarding the potential application of Section 7874 of the U.S. Tax Code to the Business Combination and to Next.e.GO.

Next.e.GO may be or may become a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

If we or any of our non-U.S. subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. We and our non-U.S. subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the current taxable year or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly there can be no assurance that we or any of our non-U.S. subsidiaries will not be treated as a PFIC for any taxable year. Moreover, we do not expect to provide a PFIC annual information statement for 2023 or future taxable years. Please see the section entitled “Tax Considerations — Certain U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of Ownership and Disposition of Next.e.GO Shares — Passive Foreign Investment Company Rules” for a more detailed discussion with respect to our PFIC status. U.S. investors are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of Ordinary Shares.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.

The pro forma consolidated financial information contained in this prospectus has been prepared using the historical financial statements of Athena and e.GO, and is presented for illustrative purposes only and should not be considered to be an indication of the results of operations including, without limitation, future revenue, or financial condition of Next.e.GO following the Business Combination. Next.e.GO believes that the assumptions made for the preparation of the pro forma consolidated financial information are reasonable (please see “Unaudited Pro Forma Condensed Combined Financial Information”); however, the information upon which these assumptions have been made is preliminary, and these kinds of assumptions are difficult to make with accuracy. These assumptions may not prove to be accurate, and other factors may affect Next.e.GO’s results of operations or financial condition following the consummation of the Business Combination. For these and other reasons, the historical and pro forma consolidated financial information included in this prospectus does not necessarily reflect Next.e.GO’s results of operations and financial condition and the actual financial condition and results of operations of Next.e.GO following the Business Combination may not be consistent with, or evident from, this pro forma financial information.

Risks Related to our Financing Position

Our business plans require a significant amount of capital, which may not be available to us on acceptable terms or at all when we need them.

Our capital expenditures and operational expenses will continue to be significant in the foreseeable future as we start and plan to ramp up production of the e.wave X and expand our business. We have a limited operating history and limited historical data. Our future capital requirements are uncertain and actual capital requirements may be different from those we currently anticipate. This also applies to a committed equity facility term-sheet we entered into with an investor; this financing could either not materialize or materialize at less beneficial conditions than expected. In addition, the funding is subject to the prevailing share price and liquidity of the stocks and the Company may face limitations in raising substantial funds under this financing. This limitation extends to other equity-linked funding products, all of which are subject to the Company’s share price and trading volume. We expect that in the future we will need to seek equity or debt financing to finance a portion of our capital expenditures and operational expenses. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all. Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions, interest rates, our performance and investor interest in, and acceptance of, our business model. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities, including a material impact on the timely ramp up of production and revenue, or substantially change our corporate structure. We might not be able to obtain sufficient funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.

We may need to raise further capital in significant amounts in the near future should we have to significantly change the design and development of the e.wave X or the e.wave due to, for example, undiscovered design flaws, lacking certification of car components and the need to re-engineer such components, the replacement of one of our suppliers, or regulatory changes regarding, for example, increased safety standards. We would also have to secure additional financing should we decide to grow and expand our product portfolio and operations. Additional need for financing would arise should our business model include errors or not materialize, for example, if the sales volume of the e.wave X or e.wave were lower than expected or should we not be able to scale operations, or should we be subjected to significant cash outflows based on, for example, embezzlement of funds, legal proceedings or claims or payment obligations in connection with existing financing arrangements. The potential impact of share price fluctuations, share trade volume fluctuations as well as the overall impact of the market volatility may have an adverse effect on Next.e.GO’s ability to raise the anticipated capital through the issue of equity or equity-linked securities and thereby affecting Next.e.GO’s business, prospects, financial condition and operating results.

Our future capital needs and other business reasons may require us to sell additional equity or debt securities. The sale of additional equity or equity-linked securities would dilute our stockholders. The incurrence of indebtedness would result in increased debt service obligations and covenants that potentially restrict our operations.

The terms of the Senior Secured Notes require e.GO to meet certain operating covenants and place restrictions on its operating and financial flexibility. If e.GO defaults on its obligations under the terms of the Senior Secured Notes the secured parties can take e.GO’s intellectual property and its moveable assets, which would hurt its ability to produce and sell its products and maintain a competitive advantage and could have a material adverse effect on its business.

The Note Purchase Agreement e.GO entered into as part of the issue of certain Senior Secured Notes contains customary affirmative and negative covenants and events of default. Affirmative covenants include, among others, covenants requiring e.GO to deliver certain financial reports and provide access to its books and records. Negative covenants include, among others, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments, entering into certain transactions with affiliates and creating other liens on its intellectual property, assets and other financial covenants, in each case subject to customary exceptions. In an event of default, the agent under the Note Purchase Agreement may accelerate all of e.GO’s repayment obligations and take control of its secured assets, including intellectual property, an account pledge, security transfer of assets in designated security areas, and a security assignment agreement relating to all of its current and future rights and receivables under or in connection with its accounts receivables, potentially requiring e.GO to renegotiate its agreement on terms less favorable to it or to immediately cease operations. The loss of its intellectual property or the rights to the exclusive use of certain intellectual property as well as the loss of moveable assets, such as machinery and technical and commercial equipment will hurt e.GO’s ability to produce and sell its products and/or maintain a competitive advantage. The secured assets would also not be available for sale for the benefit of or distribution to e.GO’s creditors or shareholders in the event of a reorganization or insolvency. Further, if e.GO is liquidated, the note purchaser’s right to repayment would be senior to the rights of any holder of common stock. Any acceleration of e.GO’s repayment obligations or enforcement in the secured assets could significantly harm its business and prospects. The terms of the Senior Secured Notes may significantly negatively affect our ability to raise additional financing. If e.GO raises any additional debt financing, the terms of such additional debt could further restrict its operating and financial flexibility.

Further, the Senior Secured Notes are secured by pledges in shares over e.GO’s subsidiaries and a pledge of TopCo over all of the shares of e.GO. In case of an event of default under the Senior Secured Notes, the agent may enforce its security interest over the pledged shares. Following such enforcement, the agent, or any new holder of the pledged shares may exercise directly and/or indirectly their rights as shareholders of the subsidiaries and/or e.GO as they see fit and their interest may differ from those of other shareholders in Next.e.GO, including in matters concerning the composition of the management, the payment of dividends, other corporate measures, and the decision on investments.

We may not be able to obtain or agree on acceptable terms and conditions for all or a significant portion of the government grants, state aid, loans and other incentives for which we may apply. As a result, our business and prospects may be adversely affected.

We may apply for federal and state grants, state aid, loans and tax incentives under various government programs designed to stimulate the economy and support the production of electric vehicles and related technologies. We anticipate that in the future there will be new opportunities for us to apply for grants, loans and other incentives from the German federal or state government(s), the Bulgarian government, the North Macedonian government, the EU and the United States, as well as other governments. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives will likely be highly competitive. We cannot assure you that we will be successful in obtaining any of these additional grants, loans and other incentives. If we are not successful in obtaining any of these additional incentives and we are unable to find alternative sources of funding to meet our planned capital needs, our business and prospects could be materially adversely affected.

The unavailability, reduction or elimination of government and economic incentives or imposition of any additional taxes or surcharges could have a material adverse effect on the development of the e-mobility market, our business, prospects, financial condition and operating results.

Many governments have established e-mobility funding programs, government subsidies, tax benefits and other economic purchase incentives in relation to the acquisition of electric vehicles. Any reduction, elimination or discriminatory application of government funding programs or subsidies and other economic or tax incentives or imposition of any additional taxes and surcharges, for example, any prolongation of Germany’s OEM contribution program beyond its initial time frame or, the immediate cancellation of the “environmental bonus program” (so-called “Umweltbonus”) set up by the German Federal Office for Economic Affairs and Export Control (BAFA) on behalf of the Federal Ministry for Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz (BMWK)) with effect as of December 17, 2023, as a result of a decision of the German Federal Constitutional Court (2 BvF 1/22), may negatively impact the competitiveness of the electric vehicle industry generally or our products in particular and may have a significant adverse impact on our ability to sell our products, impacting our business, prospects, financial condition and operating results.

Risks Related to the Next.e.GO Shares

The rights of Next.e.GO’s shareholders and the duties of Next.e.GO’s directors are governed by (i) Dutch law, (ii) the Next.e.GO Articles of Association and (iii) internal rules and policies adopted by the board of directors, and will differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a company incorporated in Delaware.

Next.e.GO is a public company (naamloze vennootschap) under Dutch law. Next.e.GO’s corporate affairs are governed by the Next.e.GO Articles of Association, the rules of the board of directors, Next.e.GO’s other internal rules and policies and by Dutch law. There can be no assurance that Dutch law will not change in the future or that it will serve to protect shareholders in a similar fashion afforded under corporate law principles of Delaware, which could adversely affect the rights of Next.e.GO’s shareholders. The rights of shareholders and the responsibilities of the executive directors (“Next.e.GO Executive Director”) and non-executive directors (“Next.e.GO Non-Executive Directors” and together with the Next.e.GO Executive Directors, the “Next.e.GO Directors”) of Next.e.GO’s board of directors (the “Next.e.GO Board”) may be different from the rights and obligations of shareholders and directors in companies governed by the laws of Delaware. In the performance of their duties, the Next.e.GO Directors are required by Dutch law to consider the interests of Next.e.GO, its shareholders, its employees and other stakeholders, in all cases with due regard to the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder. For more information on relevant provisions of Dutch corporation law and of the Next.e.GO Articles of Association, see “Description of Next.e.GO Securities and Articles of Association.”

Next.e.GO is organized and existing under the laws of the Netherlands, and, as such, the rights of Next.e.GO shareholders and the civil liability of Next.e.GO’s Director and Executive Director are governed in certain respects by the laws of the Netherlands.

We are organized and existing under the laws of the Netherlands. As such, under Dutch private international law, the rights and obligations of our shareholders vis-à-vis the Company originating from Dutch corporate law and the Next.e.GO Articles of Association, as well as the civil liability of our officers (functionarissen) (including our Directors and Executive Directors) are governed in certain respects by the laws of the Netherlands.

We are not a resident of the United States and our officers may also not all be residents of the United States. As a result, depending on the subject matter of the action brought against us and/or our officers, United States courts may not have jurisdiction. If a Dutch court has jurisdiction with respect to such action, that court will apply Dutch procedural law and Dutch private international law to determine the law applicable to that action. Depending on the subject matter of the relevant action, a competent Dutch court may apply another law than the laws of the United States.

Also, service of process against non-residents of the United States can in principle (absent, for example, a valid choice of domicile) not be effected in the United States.

Furthermore, substantially all of our assets are located outside the United States. On the date of this prospectus, (i) there is no treaty in force between the United States and the Netherlands for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters and (ii) both the Hague Convention on Choice of Court Agreements (2005) and the Hague Judgments Convention (2019) have entered into force for the Netherlands, but have not entered into force for the United States. Consequently, a judgment rendered by a court in the United States will not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that United States judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such United States judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. Even if such a United States judgment is given binding effect, a claim based thereon may, however, still be rejected if the

United States judgment is not or no longer formally enforceable. Moreover, if the United States judgment is not final (for instance when appeal is possible or pending) a competent Dutch court may postpone recognition until the United States judgment will have become final, refuse recognition under the understanding that recognition can be asked again once the United States judgment will have become final, or impose as a condition for recognition that security is posted.

A competent Dutch court may deny the recognition and enforcement of punitive damages or other awards. Moreover, a competent Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Thus, United States investors may not be able, or experience difficulty, to enforce a judgment obtained in a United States court against us or our officers. Under the Next.e.GO Articles of Association, and certain other contractual arrangements between Next.e.GO and its directors, Next.e.GO will indemnify and hold its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of Next.e.GO’s directors in the United States under U.S. securities laws.

Next.e.GO does not anticipate paying dividends on Next.e.GO Shares.

Next.e.GO does not anticipate paying any cash dividends in the foreseeable future. Next.e.GO intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, Next.e.GO may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves Next.e.GO must maintain under Dutch law or the Next.e.GO Articles of Association and (if it concerns a distribution of profits) after adoption of Next.e.GO’s statutory annual accounts by the general meeting of Next.e.GO (the “Next.e.GO General Meeting”) from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the Next.e.GO Board and will depend upon a number of factors, including Next.e.GO’s results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors the Next.e.GO Board deems relevant. See “Dividend Policy.” Under the Next.e.GO Articles of Association as they will read upon completion of the Business Combination, the Next.e.GO Board may decide that all or part of the profits shown in Next.e.GO’s adopted statutory annual accounts will be added to Next.e.GO’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of an ordinary or extraordinary Next.e.GO General Meeting at the proposal of the Next.e.GO Board for distribution on the Next.e.GO Shares, subject to applicable restrictions of Dutch law. The Next.e.GO Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the Next.e.GO General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Next.e.GO Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Next.e.GO (verjaring).

ND Group B.V. (“ND Group”) owns a significant portion of Next.e.GO Shares and have representation on the Next.e.GO Board. ND Group may have interests that differ from those of other shareholders.

As of the date of this prospectus ND Group indirectly owns 45.68% of Next.e.GO (not taking into account unvested Next.e.GO Shares). As a result, ND Group may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the Next.e.GO Board to act in the interest of all of Next.e.GO’s stakeholders, and for shareholder action, including the designation and appointment of the Next.e.GO Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of ND Group over Next.e.GO’s Board could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of Next.e.GO, which could cause the market price of Next.e.GO Shares to decline or prevent Next.e.GO’s shareholders from realizing a premium over the market price for Next.e.GO Shares. Prospective investors in Next.e.GO Shares should consider that the interests of ND Group and the other equity holders may differ from in material respects.

Provisions of the Next.e.GO Articles of Association or Dutch corporate law might deter acquisition bids for Next.e.GO that its shareholders might consider to be favorable and prevent, delay or frustrate any attempt to replace or remove the Next.e.GO Board at the time of such acquisition bid.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the Next.e.GO Articles of Association may make it more difficult for a third-party to acquire control of Next.e.GO or effect a change in the composition of the Next.e.GO Board. These include:

•        provision that the Next.e.GO Directors can only be appointed on the basis of a binding nomination prepared by the Next.e.GO Board which can only be overruled by a two-thirds majority of votes cast representing more than half of Next.e.GO’s issued share capital;

•        provision that the Next.e.GO Directors may only be dismissed by the Next.e.GO General Meeting by a two-thirds majority of votes cast representing more than half of Next.e.GO’s issued share capital, unless the dismissal is proposed by the Next.e.GO Board in which latter case a simple majority of the votes cast would be sufficient;

•        provision allowing, among other matters, the former chairperson of the Next.e.GO Board or Next.e.GO’s former Chief Executive Officer to manage Next.e.GO’s affairs if all of the Next.e.GO Directors are dismissed and to appoint others to be charged with Next.e.GO’s affairs, including the preparation of a binding nomination for the Next.e.GO Directors as discussed above, until new Next.e.GO Directors are appointed by the Next.e.GO General Meeting on the basis of such binding nomination; and

•        requirement that certain matters, including an amendment of the Next.e.GO Articles of Association, may only be resolved upon by the Next.e.GO General Meeting if proposed by the Next.e.GO Board.

Dutch law also allows for staggered multi-year terms of the Next.e.GO Directors, as a result of which only part of the Next.e.GO Directors may be subject to appointment or re-appointment in any given year.

In addition, in accordance with the Dutch Corporate Governance Code, as amended from time to time (the “DCGC”), shareholders who have the right to put an item on the agenda for the Next.e.GO General Meeting or to request the convening of a Next.e.GO General Meeting shall not exercise such rights until after they have consulted the Next.e.GO Board. If exercising such rights may result in a change in Next.e.GO’s strategy (for example, through the dismissal of Next.e.GO Directors), the board of directors must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the Next.e.GO Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, the board of directors shall report on this consultation and the exploration of alternatives to the Next.e.GO General Meeting. The response period may be invoked only once for any given Next.e.GO General Meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) if a shareholder holds at least 75% of Next.e.GO’s issued share capital as a consequence of a successful public bid.

Moreover, the Next.e.GO Board can invoke a cooling-off period of up to 250 days when shareholders, using their rights to have items added to the agenda for a Next.e.GO General Meeting or their right to request a Next.e.GO General Meeting, propose an agenda item for Next.e.GO’s General Meeting to dismiss, suspend or appoint one or more directors (or to amend any provisions in the Next.e.GO Articles of Association dealing with those matters) or when a public offer for Next.e.GO is made or announced without Next.e.GO’s support, provided, in each case, that the Next.e.GO Board believes that such proposal or offer materially conflicts with the interests of Next.e.GO and its business. During a cooling-off period, Next.e.GO’s General Meeting cannot dismiss, suspend or appoint directors (or amend the provisions in the Next.e.GO Articles of Association dealing with those matters) except at the proposal of the Next.e.GO Board. During a cooling-off period, the Next.e.GO Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of Next.e.GO’s issued share capital at the time the cooling-off period was invoked, as well as with Next.e.GO’s Dutch works council (if Next.e.GO or, under certain circumstances, any of its subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the board of directors must publish a report in respect of its policy and conduct of affairs during the cooling-off period on Next.e.GO’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at Next.e.GO’s office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of Next.e.GO’s issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•        the Next.e.GO Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of Next.e.GO and its business

•        the Next.e.GO Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•        other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The market price and trading volume of Next.e.GO Shares may be volatile and could decline significantly.

The stock markets, including Nasdaq on which Next.e.GO listed the Next.e.GO Shares under the symbol “EGOX,” have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for Next.e.GO Shares, the market price of Next.e.GO Shares may be volatile and could decline significantly. In addition, the trading volume in Next.e.GO Shares may fluctuate and cause significant price variations to occur. If the market price of Next.e.GO Shares declines significantly, you may be unable to resell your securities at or above the market price. Next.e.GO cannot assure you that the market price of the Next.e.GO Shares will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•        the realization of any of the risk factors presented in this prospectus;

•        actual or anticipated differences in Next.e.GO’s estimates, or in the estimates of analysts, for Next.e.GO’s revenues, results of operations, liquidity or financial condition;

•        additions and departures of key personnel;

•        failure to comply with the requirements of Nasdaq;

•        failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•        future issuances, sales or resales, or anticipated issuances, sales or resales, of Next.e.GO Shares;

•        publication of research reports about Next.e.GO;

•        the performance and market valuations of other similar companies;

•        broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•        material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•        speculation in the press or investment community;

•        actual, potential or perceived control, accounting or reporting problems; and

•        changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert Next.e.GO’s management’s attention and resources, which could have a material adverse effect on Next.e.GO.

If securities or industry analysts do not publish research, publish inaccurate or unfavorable research or cease publishing research about Next.e.GO, its share price and trading volume could decline significantly.

The market for Next.e.GO Shares will depend in part on the research and reports that securities or industry analysts publish about Next.e.GO or its business. Securities and industry analysts do not currently, and may never, publish research on Next.e.GO. If no securities or industry analysts commence coverage of Next.e.GO, the market price and liquidity for Next.e.GO Shares could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Next.e.GO downgrade their opinions about Next.e.GO Shares, publish inaccurate or unfavorable research about Next.e.GO, or cease publishing about Next.e.GO regularly, demand for Next.e.GO Shares could decrease, which might cause its share price and trading volume to decline significantly.

Next.e.GO shareholders may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of Next.e.GO Shares or rights to subscribe for Next.e.GO Shares.

In the event of an issue of Next.e.GO Shares or a grant of rights to subscribe for Next.e.GO Shares, subject to certain exceptions, each holder of Next.e.GO Shares will have a pro rata pre-emption right in proportion to the aggregate nominal value of such holder’s Next.e.GO Shares. These pre-emption rights may be restricted or excluded by a resolution of the Next.e.GO General Meeting or by another corporate body designated by the Next.e.GO General Meeting. Prior to the completion of the Business Combination, the Next.e.GO Board was authorized for a period of five years from the completion of Next.e.GO’s corporate reorganization to issue shares or grant rights to subscribe for shares up to Next.e.GO’s authorized share capital from time to time and to exclude pre-emption rights in connection therewith. The initial chairman of the Next.e.GO Board was in turn authorized by the Next.e.GO Board to resolve on such matters (for as long as and to the extent the Next.e.GO Board is authorized to do so) in the ordinary course of the business carried out by Next.e.GO or its subsidiaries and/or to support ongoing efforts to raise additional funding by Next.e.GO. Accordingly, holders of Next.e.GO Shares may not have any pre-emptive rights in connection with, and may be diluted by, an issue of new shares and it may be more difficult for a shareholder to obtain control over the Next.e.GO General Meeting. This could cause existing shareholders to experience substantial dilution of their interest in us.

Raising additional capital may cause dilution to our shareholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

Until we can generate substantial product revenues, we expect to finance our future cash needs through public or private equity offerings, debt financings, collaborations, strategic alliances, license agreements and marketing or distribution arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. To the extent that we raise such additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring and distributing dividends, and may be secured by all or a portion of our assets.

If we raise funds by entering into collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish additional valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through public or private equity offerings, debt financings, collaborations, strategic alliances, license agreements, or marketing or distribution arrangements when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or cease operations altogether.

Next.e.GO is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.

Next.e.GO is subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. Next.e.GO will not comply with all best practice provisions of the DCGC.

As of the date of this prospectus, Next.e.GO’s main deviations from the DCGC are summarized below, but Next.e.GO cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

The Next.e.GO Articles of Association provide that the Next.e.GO General Meeting can only pass a resolution to render a nomination of a Next.e.GO Director by the Next.e.GO Board non-binding by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the Next.e.GO General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the Next.e.GO Articles of Association, a resolution of the Next.e.GO General Meeting to suspend or dismiss a Next.e.GO Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the board of directors (or by the initial chairman of the Next.e.GO Board, who will be authorized by the Next.e.GO Board to make such a proposal to the Next.e.GO General Meeting). The DCGC recommends that the Next.e.GO General Meeting can pass a resolution to dismiss a Next.e.GO Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends the chairman to be independent within the meaning of the DCGC. The initial chairman of the Next.e.GO Board is not independent within the meaning of the DCGC.

The DCGC recommends the board of directors to appoint a vice-chairman. Next.e.GO has not appointed a vice-chairman and there is currently no intention to do so.

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, Next.e.GO may deviate from this recommendation and grant equity awards to the Next.e.GO Non-Executive Directors, consistent with U.S. market practice.

The long-term incentive plan (the “Plan”), pursuant to which Next.e.GO may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards, allows Next.e.GO to set the terms and conditions of equity awards granted thereunder. Under the Plan, Next.e.GO may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and Next.e.GO may grant options without restricting the exercisability of those options during the first three years after the date of grant. If Next.e.GO granted such instruments, this would cause additional deviations from the DCGC.

See “Description of Next.e.GO Securities and Articles of Association.”

Any deviations from the DCGC, including the above, may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

The JOBS Act permits “emerging growth companies” like Next.e.GO to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

Next.e.GO currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, Next.e.GO takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, Next.e.GO shareholders may not have access to certain information they deem important. Next.e.GO expects to remain an emerging growth company until the completion of the Business Combination.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. Next.e.GO has elected to avail itself of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, Next.e.GO, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Next.e.GO financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Next.e.GO cannot predict if investors will find Next.e.GO Shares less attractive because it relies on these exemptions. If some investors find Next.e.GO Shares less attractive as a result, there may be a less active trading market and share price for Next.e.GO Shares may be more volatile. Next.e.GO does not expect to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

As a foreign private issuer and as permitted by the listing requirements of Nasdaq, Next.e.GO follows certain home country governance practices rather than the corporate governance requirements of Nasdaq.

Next.e.GO is a foreign private issuer. As a result, in accordance with the listing requirements of Nasdaq, Next.e.GO will rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of Nasdaq. In accordance with Dutch law and generally accepted business practices, the Next.e.GO Articles of Association do not provide quorum requirements generally applicable to general meetings. To this extent, Next.e.GO’s practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares. Although Next.e.GO must provide its shareholders with an agenda and other relevant documents for the Next.e.GO General Meeting, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus Next.e.GO’s practice will vary from the requirement of Nasdaq Listing Rule 5620(b). As permitted by the listing requirements of Nasdaq, Next.e.GO has also opted out of the requirements of Nasdaq Listing Rule 5605(d), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors, the requirements of Nasdaq Listing Rule 5605(e), which requires independent directors or a Nominating Committee oversight of director nominations, and the requirements of Nasdaq Listing Rule 5605(b)(1), which require an issuer to have a number of independent directors on its board, such that at least a majority of such directors are independent directors. Next.e.GO will also rely on the phase-in rules of the SEC and Nasdaq with respect to the independence of our audit committee. These rules require that a majority of the members of Next.e.GO’s audit committee meet the independence standard for audit committee membership within 90 days of the effectiveness of the registration statement of which this prospectus forms a part. Above that, all members of Next.e.GO’s audit committee must meet the independence standard for audit committee membership within one year of the effectiveness of the registration statement of which this prospectus forms a part. In addition, Next.e.GO has opted out of shareholder approval requirements, as included in the Nasdaq Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of our company and certain private placements. To this extent, Next.e.GO’s practice varies from the requirements of Nasdaq Listing Rule 5635, which generally require an issuer to obtain shareholder approval for the issuance of securities in connection with such events. For an overview of Next.e.GO’s corporate governance principles, see “Description of Next.e.GO Securities and Articles of Association.” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these Nasdaq requirements.

Next.e.GO may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, Next.e.GO is a foreign private issuer and therefore will not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and may take advantage of certain exemptions to Nasdaq’s corporate governance rules. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to Next.e.GO on June 30, 2024. In the future, Next.e.GO would lose its foreign private issuer status if (1) more than 50% of its outstanding voting securities are owned by U.S. residents and (2) a majority of its directors or executive officers are U.S. citizens or residents, or it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. If Next.e.GO loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Next.e.GO would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, it would lose its ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, Next.e.GO would incur significant additional legal, accounting and other expenses that it will not incur as a foreign private issuer.

An active, liquid trading market for Next.e.GO Shares may not develop, which may limit your ability to sell Next.e.GO Shares.

Prior to the completion of the Business Combination, there was no public market for Next.e.GO Shares. Although Next.e.GO Shares are listed on Nasdaq under the symbol “EGOX”, an active trading market for Next.e.GO Shares may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of Next.e.GO Shares. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing Next.e.GO Shares.

If Next.e.GO is unable for any reason to meet the continued listing requirements of Nasdaq, such action or inaction could result in a delisting of the Ordinary Shares.

On December 12, 2023, Next.e.GO received an initial notification letter from Nasdaq’s Listing Qualifications Department notifying the company that it had 180 days to regain compliance with the Minimum Bid Price Requirement set forth in Nasdaq’s continued listing rules. Nasdaq’s continued listing rules require that listed securities maintain a minimum bid price of $1.00 per share, and that a failure to meet the Minimum Bid Price Requirement exists if the deficiency continues for a period of 30 consecutive business days or more. Next.e.GO has until June 10, 2024, to regain compliance with the Minimum Bid Price Requirement in order to maintain the listing. To regain compliance with the Minimum Bid Price Requirement, Next.e.GO Shares must have a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. In the event that Next.e.GO does not regain compliance by June 10, 2024, it may then be eligible for additional 180 days if it meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for the Nasdaq Global Market, with the exception of the bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If Next.e.GO does not qualify for the second compliance period or fails to regain compliance during the second compliance period, then Nasdaq will notify Next.e.GO of its determination to delist our Ordinary Shares, at which point Next.e.GO will have an opportunity to appeal the delisting determination to a hearings panel.

If Next.e.GO fails to satisfy the continued listing requirements of Nasdaq, such as the Minimum Bid Price Requirement, Nasdaq may take steps to delist the Next.e.GO Shares. Such a delisting would likely have a negative effect on the price of the Next.e.GO Shares and would impair your ability to sell or purchase Next.e.GO Shares when you wish to do so. In the event of a delisting, Next.e.GO can provide no assurance that any action taken by it to restore compliance with listing requirements would allow the Next.e.GO Shares to become listed again, stabilize the market price or improve the liquidity of the Next.e.GO Shares, prevent the Next.e.GO Shares from dropping below the Nasdaq Minimum Bid Price Requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If Next.e.GO does not regain compliance within the relevant grace period, and Next.e.GO is unable to list its securities on another national securities exchange, Next.e.GO and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for Next.e.GO Shares;

•        reduced liquidity for Next.e.GO Shares;

•        a determination that the Next.e.GO Shares are “penny stocks,” which will require brokers trading in the Next.e.GO Shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Next.e.GO Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our total outstanding Next.e.GO Shares is restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of Next.e.GO Shares to drop significantly, even if our business is doing well.

Sales of a substantial number of Next.e.GO Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of holders intend to sell Next.e.GO Shares, could reduce the market price of Next.e.GO Shares. Next.e.GO Shares issued to existing e.GO Shareholders and to the Athena Sponsor are to 75% subject to transfer restrictions. All of these Next.e.GO Shares will, however, be able to be resold after the expiration of the lock-up period, as well as pursuant to customary exceptions thereto. Moreover, certain holders of Next.e.GO Shares have certain registration rights that require us to file this registration statement. Sales by such holders could be significant. As restrictions on resale end, the market price of Next.e.GO Shares could decline if the holders of currently restricted Next.e.GO Shares sell them or are perceived by the market as intending to sell them.

Next.e.GO is a foreign private issuer and, as a result, it is not subject to U.S. proxy rules and is subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

As of the Closing of the Business Combination, Next.e.GO reports under the Exchange Act as a non-U.S. company with foreign private issuer status. Because Next.e.GO qualifies as a foreign private issuer under the Exchange Act, it is exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.

The requirements of being a public company may strain Next.e.GO’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than we anticipate. Next.e.GO could face fines and penalties, and potentially criminal penalties, if we fail to comply.

As a result of the Business Combination, Next.e.GO has become a public company, and as such (and particularly after we are no longer an emerging growth company), has incurred significant legal, accounting and other expenses that Next.e.GO did not incur as a private company. Next.e.GO is subject to the reporting requirements of the Exchange Act, and is required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Next.e.GO management and other personnel needs to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase Next.e.GO’s historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance than Next.e.GO obtained as a private company, and could also make it more difficult for us to attract and retain qualified members of the board of directors as compared to Next.e.GO as a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We will need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We are evaluating these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

As a private company, Next.e.GO has not been required to document and test its internal control over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. As a result, we have not instituted a system of internal controls that covers the consolidated group of Next.e.GO and its subsidiaries. Failure to maintain adequate financial, information technology and management processes and controls could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.

Next.e.GO has not been required to document and test its internal controls over financial reporting, nor has its management been required to certify the effectiveness of its internal controls, and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Similarly, as an “emerging growth company,” Athena has so far been exempt from the SEC’s internal control reporting requirements. Next.e.GO may lose its emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements in the year in which it is deemed to be a large accelerated filer, which would occur once it is subject to Exchange Act reporting requirements for 12 months, has filed at least one SEC annual report and the market value of its common equity held by non-affiliates is at least $700 million as of the end of the prior fiscal year’s second fiscal quarter. Beginning with our second annual report on Form 20-F filed with the SEC (which is expected to be the annual report for the year ending December 31, 2024) we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting and our independent registered public accounting firm will be required to attest to the effectiveness of our internal controls over financial reporting. Next.e.GO may not be able to complete its evaluation, testing and any required remediation in a timely fashion. In addition, Next.e.GO’s current controls and any new controls that it develops may become inadequate because of poor design and changes in its business, including increased complexity resulting from additional international expansion. Any failure to implement and maintain effective internal controls over financial reporting could adversely affect the results of assessments by its independent registered public accounting firm and their attestation reports.

If Next.e.GO is unable to certify the effectiveness of its internal controls, or if Next.e.GO’s internal controls have a material weakness, Next.e.GO may not detect errors timely, its consolidated financial statements could be misstated, and it could be subject to regulatory scrutiny and a loss of confidence by stakeholders, which could harm Next.e.GO’s business and adversely affect the market price of Next.e.GO Shares.

The Next.e.GO Articles of Association designate specific courts as the exclusive forum for certain litigation that may be initiated by Next.e.GO’s shareholders, which could limit Next.e.GO’s shareholders’ abilities to obtain a favorable judicial forum for disputes with Next.e.GO or its directors, officers or employees.

The Next.e.GO Articles of Association provide that, unless Next.e.GO consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, will be the U.S. federal district courts (the “Federal Forum Provision”). Notwithstanding the foregoing, this arrangement shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act, as amended. There is, however, uncertainty as to whether a court would enforce the Federal Forum Provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Federal Forum Provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Next.e.GO or its directors, officers or other employees, which may discourage lawsuits against Next.e.GO and its directors, officers and other employees. Alternatively, if a court were to find the Federal Forum Provision to be inapplicable or unenforceable in an action, Next.e.GO may incur additional costs associated with resolving such action in other jurisdictions, which could harm Next.e.GO’s business, financial condition or results of operations. Any person or entity purchasing or otherwise acquiring any interest in the Next.e.GO Shares shall be deemed to have notice of and consented to the Federal Forum Provision, but will not be deemed to have waived Next.e.GO’s compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Shareholders pursuant to this prospectus.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY

Next.e.GO has never declared or paid any cash dividends and has no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. Next.e.GO currently intends to retain any earnings for future operations and expansion.

Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.

Under the Articles of Association, the Next.e.GO Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the general meeting at the proposal of the Next.e.GO Board for distribution on our Ordinary Shares, subject to applicable restrictions of Dutch law. The Next.e.GO Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by us. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Since Next.e.GO is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and the receipt of dividends, loans or other funds from, its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation to make funds available to Next.e.GO. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which the subsidiaries of Next.e.GO may pay dividends, make loans or otherwise provide funds to Next.e.GO.

CAPITALIZATION

The table below sets forth our cash and cash equivalents and capitalization as of June 30, 2023:

•        on an actual basis; and

•        on an unaudited pro forma combined basis, after giving effect to the Business Combination.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2023
	Actual	Pro Forma
	(unaudited) (in € million)
Cash and cash equivalents	0.7	40.7
Total liabilities	190.0	163.7
Equity	93.9	113.9
Share Capital	0.1	11.2
Capital reserves	96.1	428.4
Retained earnings	(2.6)	(326.0)
Total capitalization	284.0	277.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On October 19, 2023 (the “Closing Date”), Next.e.GO N.V. (f/k/a Next.e.GO B.V.), a Dutch public limited company (“Next.e.GO” or “TopCo”) closed the previously announced business combination pursuant to a business combination agreement, dated as of July 28, 2022 (the “Business Combination Agreement”), by and among Athena Consumer Acquisition Corp. (“Athena”), Next.e.GO Mobile SE (“e.GO”), Next.e.GO, and Time is Now Merger Sub, Inc. (“Merger Sub”), as amended by the first amendment to Business Combination Agreement dated September 29, 2022, the second amendment to Business Combination Agreement dated June 29, 2023, the third amendment to Business Combination Agreement dated July 18, 2023, the fourth amendment to Business Combination Agreement dated August 25, 2023, the fifth amendment to Business Combination Agreement dated September 8, 2023 and the sixth amendment to Business Combination Agreement dated September 11, 2023 (the “Business Combination”). On the Closing Date, several transactions were completed pursuant to the Business Combination Agreement. For a detailed description of the transactions contemplated by the Business Combination Agreement and other transaction documents (the “Transactions”), please refer to “Note 1 — Description of the Transactions”.

The following Unaudited Pro Forma Condensed Combined Financial Information is based on e.GO’s historical financial statements prepared in accordance with IFRS and Athena’s historical financial statements and gives effect to all of the transactions contemplated by the Business Combination Agreement. Athena historically prepared its financial statements in accordance with U.S. GAAP with the U.S. dollar as its reporting currency. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to adjustments required to convert Athena’s historical financial information to IFRS and its reporting currency to Euros.

•        Athena will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of e.GO issuing shares at the closing of the Business Combination for the net assets of Athena as of the Closing Date, accompanied by a recapitalization. e.GO has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: e.GO’s shareholders will have the largest voting interest in TopCo;

•        The Next.e.GO board of directors of the post-combination company has seven members, and e.GO has the ability to nominate at least the majority of the members of the Next.e.GO board of directors;

•        e.GO’s senior management will be the senior management of the post-combination company;

•        The business of e.GO will comprise the ongoing operations of TopCo; and

•        e.GO is the larger entity, in terms of substantive operations and employee base.

The Business Combination, which is not within the scope of IFRS 3 — Business Combinations (“IFRS 3”) since Athena does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2 — Share-based payment (“IFRS 2”). Any excess of fair value of Next.e.GO shares issued to Athena shareholders over the fair value of Athena’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

e.GO is providing the following Unaudited Pro Forma Condensed Combined Financial Information to aid you in your analysis of the financial aspects of the Business Combination. The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet combines the unaudited balance sheet of e.GO as of June 30, 2023, with the unaudited consolidated balance sheet of Athena as of June 30, 2023 on a pro forma basis as if the Business Combination and the transactions referenced in notes 12 (Senior Secured Note) and 15 (Bridge Financing Settlement) to the unaudited pro forma condensed combined balance sheet as of June 30, 2023 under “Note 3 — Transaction Accounting Adjustments” had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the unaudited consolidated statements of operations of e.GO for the six months ended June 30, 2023 with the unaudited consolidated statements of comprehensive income (loss) for the six months ended June 30, 2023 of Athena on a pro forma basis as if the Business Combination and the transactions referenced in note 6 to the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 under “Note 3 — Transaction Accounting Adjustments” had been consummated on January 1, 2023.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022, combines the audited consolidated statements of operations of e.GO for the year ended December 31, 2022 with the audited consolidated statements of comprehensive income (loss) for the year ended December 31, 2022 of Athena on a pro forma basis as if the Business Combination and the transactions referenced in notes 5 and 6 to the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 under “Note 3 — Transaction Accounting Adjustments” had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

•        e.GO’s unaudited consolidated balance sheet as of June 30, 2023; and

•        Athena’s unaudited balance sheet as of June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, has been prepared using the following:

•        e.GO’s unaudited consolidated statement of comprehensive income (loss) for the six months ended June 30, 2023; and

•        Athena’s unaudited statement of operations for the six months ended June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

•        e.GO’s audited consolidated statement of comprehensive income (loss) for the year ended December 31, 2022; and

•        Athena’s audited statement of operations for the year ended December 31, 2022.

This Unaudited Pro Forma Condensed Combined Financial Information has been presented for informational purposes only and is not necessarily indicative of what TopCo’s actual financial position or results of operations would have been had the Transactions been completed as of the dates indicated. In addition, the unaudited pro forma information does not purport to project the future financial position or operating results of TopCo. The unaudited pro forma adjustments are based on information currently available. The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Actual results may differ materially from the assumptions used to present the accompanying Unaudited Pro Forma Condensed Combined Financial Information. Management of e.GO and Athena have made significant estimates and assumptions in the determination of the pro forma adjustments. As the Unaudited Pro Forma Condensed Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. This information should be read together with e.GO’s and Athena’s audited financial statements and related notes for the year ended December 31, 2022, e.GO’s and Athena’s unaudited financial statements and related notes for the six months ended June 30, 2023, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in the prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations as of December 31, 2022

	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Note	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
Account	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
Revenues	5,707.4	0.0	0.0	0.0		0.0		5,707.4
Cost of sales of goods and providing services	(45,173.0)	0.0	0.0	0.0		0.0		(45,173.0)
Gross profit	(39,465.5)	0.0	0.0	0.0		0.0		(39,465.5)
Product development costs	(3,646.1)	0.0	0.0	0.0		0.0		(3,646.1)
Sales and marketing costs	(16,015.2)	0.0	0.0	0.0		0.0		(16,015.2)
Administrative expenses	(11,414.1)	(4,515.1)	(4,287.9)	0.0		114.0	(2)	(36,967.2)
						(21,379.2)	(11)
Other income	833.1	3,259.2	3,095.2	0.0		(3,095.2)	(1)	833.1
Other expenses	(344.6)	0.0	0.0	0.0		(36,895.5)	(3)	(314,011.2)
						(4,013.1)	(6)
						(95,631.0)	(8.1)
						(151,077.5)	(8.2)
						(25,876.6)	(10)
						(172.8)	(12)
Operating result	(70,052.3)	(1,255.9)	(1,192.7)	0.0		(316,647.8)		(409,272.0)
Change in fair value of derivative liability – FPA	0.0	(300.0)	(284.9)	0.0		284.9	(4)	0.0
Change in fair value of financial liabilities	0.0	0.0	0.0	(529.0)	(b)	529.0	(7)	0.0
Settlement of financial liability through equity						(18,821.0)	(9)	(18,821.0)
Finance costs	(10,959.1)	0.0	0.0	0.0		(1,300.5)	(5)	(23,624.4)
						(11,364.8)	(6)
Profit before income tax	(81,011.4)	(1,555.9)	(1,477.6)	(529.0)		(347,320.2)		(451,717.4)
Income tax	23,305.6	(690.2)	(655.5)	0.0		0.0		22,650.1
Profit/(loss) from continuing operations	(57,705.8)	(2,246.1)	(2,133.1)	(529.0)		(347,320.2)		(429,067.3)
Profit from discontinued operations	0.0	0.0	0.0	0.0		0.0		0.0
Net profit/(loss) before non-controlling int.	(57,705.8)	(2,246.1)	(2,133.1)	(529.0)		(347,320.2)		(429,067.3)
Non-controlling interest	211.8	0.0	0.0	0.0		0.0		211.8
Net profit/(loss) for the period	(57,494.0)	(2,246.1)	(2,133.1)	(529.0)		(347,320.2)		(428,855.5)

Loss per Share
Weighted average shares outstanding – basic and diluted(1)	144,879	31,248,997	31,248,997					73,616,318
Net loss per share – basic and diluted(1)	€(396.84)	$(0.07)	€(0.07)					€(5.83)

____________

(1)      The weighted average shares outstanding — basic and diluted for Next.e.GO exclude 17,026 Shares in relation to the conversion of convertible loans and for TopCo exclude 20,000,000 Earn-Out Shares to e.GO Shareholders that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing. In addition, the weighted average shares outstanding — basic and diluted exclude 14,589,947 Ordinary Shares underlying the Note.

Unaudited Pro Forma Condensed Combined Statement of Operations as of June 30, 2023

	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Note	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
Account	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
Revenues	256.5	0.0	0.0	0.0		0.0		256.5
Cost of sales of goods and providing services	(17,339.2)	0.0	0.0	0.0		0.0		(17,339.2)
Gross profit	(17,082.8)	0.0	0.0	0.0		0.0		(17,082.8)
Product development costs	(1,960.0)	0.0	0.0	0.0		0.0		(1,960.0)
Sales and marketing costs	(4,858.9)	0.0	0.0	0.0		0.0		(4,858.9)
Administrative expenses	(4,662.7)	(1,811.2)	(1,676.0)	0.0		55.5	(2)	(6,283.2)
Other income	1,118.5	502.1	464.6	0.0		(464.6)	(1)	1,118.5
Other expenses	(238.5)	0.0	0.0	0.0		0.0		(238.5)
Operating result	(27,684.3)	(1,309.1)	(1,211.4)	0.0		(409.1)		(29,304.8)
Change in fair value of derivative liability – FPA	0.0	1,730.0	1,600.8	0.0		(1,600.8)	(3)	0.0
Change in fair value of financial liabilities	0.0	0.0	0.0	524.3	(b)	(524.3)	(5)	0.0
Finance costs	(4,965.4)	(182.7)	(169.1)	0.0		(5,475.9)	(4)	(10,610.3)
Profit before income tax	(32,649.7)	238.2	220.4	524.3		(8,010.1)		(39,915.1)
Income tax	8,426.6	(96.1)	(88.9)	0.0		0.0		8,337.6
Profit/(loss) from continuing operations	(24,223.1)	142.1	131.4	524.3		(8,010.1)		(31,577.5)
Profit from discontinued operations	0.0	0.0	0.0	0.0		0.0		0.0
Net profit/(loss) before non-controlling int.	(24,223.1)	142.1	131.4	524.3		(8,010.1)		(31,577.5)
Non-controlling interest	35.3	0.0	0.0	0.0		0.0		35.3
Net profit/(loss) for the period	(24,187.8)	142.1	131.4	524.3		(8,010.1)		(31,542.1)

Loss per Share
Weighted average shares outstanding – basic and diluted(1)	144,879	11,158,936	11,158,936					73,516,318
Net loss per share – basic and diluted(1)	€(166.95)	$0.01	€0.01					€(0.43)

____________

(1)      The weighted average shares outstanding — basic and diluted for Next.e.GO exclude 17,026 Shares in relation to the conversion of convertible loans and for TopCo exclude 20,000,000 Earn-Out Shares to e.GO Shareholders that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing. In addition, the weighted average shares outstanding — basic and diluted exclude 14,589,947 Ordinary Shares underlying the Note.

Unaudited Pro Forma Combined Balance Sheet as of June 30, 2023

	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Note	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
Account	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
NON-CURRENT ASSETS
Intangible assets	177,489.8							177,489.8
Property, plant and equipment	25,508.0							25,508.0
Right of use assets	16,468.7							16,468.7
Leased goods	1,114.5							1,114.5
Other assets	139.3							139.3
	220,720.2	0.0	0.0	0.0		0.0		220,720.2

CURRENT ASSETS
Inventories	9,765.1							9,765.1
Other assets	52,796.1					(46,497.5)	(11)	6,298.6
Prepaid expenses and other assets		143.5	132.1					132.1
Prepaid income taxes		93.9	86.5					86.5
Investments held in trust account		22,006.8	20,252.9			(20,252.9)	(1)	0.0
Cash and cash equivalents	671.9	9.2	8.4			20,252.9	(1)	40,680.6
						(19,393.5)	(4)
						(2,453.1)	(5.1)
						(72.0)	(8)
						43,046.4	(11)
						(1,380.5)	(13)
	63,233.2	22,253.4	20,479.9	0.0		(26,750.2)		56,962.9
TOTAL ASSETS	283,953.4	22,253.4	20,479.9	0.0		(26,750.2)		277,683.1

NON-CURRENT LIABILITIES
Borrowings	87,285.0							87,285.0
Leasing liabilities	14,639.7							14,639.7
Deferred tax liabilities	6,293.6							6,293.6
Provisions	1,381.4							1,381.4
Investment grants	139.2							139.2
Derivative liability – forward purchase agreement	0.0	0.0						0.0
Deferred underwriting fee payable		8,650.0	7,960.6			(7,960.6)	(2)	0.0
Class A common stock subject to possible redemptions				20,212.0	(a)	(20,212.0)	(3)	0.0
Warrant liability				775.0	(b)	(775.0)	(14)	0.0
Unsecured Note October 2023						10,792.0	(5.3)	10,792.0
Accrued expenses						8,134.0	(5.2)	8,134.0
	109,738.9	8,650.0	7,960.6	20,987.0		(10,021.6)		128,665.0

CURRENT LIABILITIES
Liabilities towards employees	2,334.3							2,334.3
Provisions	1,248.7							1,248.7
Borrowings	50,285.3					(42,556.0)	(8)	64.9
						(72.0)	(8)
						(7,592.5)	(13)
Leasing liabilities	2,490.3							2,490.3
Trade payables	19,554.3							19,554.3

Unaudited Pro Forma Combined Balance Sheet as of June 30, 2023 — (Continued)

	IFRS	US GAAP	US GAAP	US GAAP/ IFRS Adj.	Note	Transaction Accounting Adj.	Note	Next.e.GO N.V. Pro Forma
Account	Next.e.GO Mobile SE (€k)	Athena Consumer Acquisition Corp. ($k)	Athena Consumer Acquisition Corp. (€k)
Other liabilities	4,096.9							4,096.9
Investment grants	278.5							278.5
Accounts payable and accrued expenses		4,404.8	4,053.7					4,053.7
Income tax payable		0.0	0.0					0.0
Franchise tax payable		44.4	40.9					40.9
Promissory note – related party, net of discount		995.4	916.0					916.0
	80,288.2	5,444.5	5,010.6	0.0		(50,220.5)		35,078.4

EQUITY
Subscribed capital	144.9					17.0	(8)	11,234.8
						5,720.4	(9)
						1,115.8	(10)
						1,200.0	(12.1)
						2,400.0	(12.2)
						360.0	(13)
						252.6	(14)
						24.0	(15)
Additional paid-in-capital	96,105.7	407.4	375.0	(14,090.1)	(b)	20,212.0	(3)	428,671.2
						(19,393.5)	(4)
						(21,379.2)	(5)
						235.9	(6)
						42,539.0	(8)
						7,960.6	(2)
						(5,720.4)	(9)
						(1,115.0)	(10)
						92,670.8	(12.1)
						145,896.8	(12.2)
						36,914.0	(7)
						27,801.2	(13)
						19,509.5	(14)
						148.8	(15)
Retained earnings	(2,636.0)					(36,914.0)	(7)	(326,277.9)
						(93,870.8)	(12.1)
						(148,296.8)	(12.2)
						(25,400.3)	(13)
						(18,987.2)	(14)
						(172.8)	(15)
Non-controlling interest	311.7							311.7

REDEEMABLE COMMON STOCK
Class A common stock subject to possible redemptions		21,962.4	20,212.0	(20,212.0)	(a)			0.0

STOCKHOLDERS’ DEFICIT
Class A common stock		0.1	0.1			(0.1)	(10)	0.0
Class B common stock		0.8	0.7			(0.7)	(10)	0.0
Accumulated deficit		(14,211.9)	(13,079.2)	13,315.2	(b)	(235.9)	(6)	0.0
	93,926.3	8,158.9	7,508.6	(20,987.0)		33,491.9		113,939.7
TOTAL EQUITY & LIABILITIES	283,953.4	22,253.4	20,479.9	0.0		(26,750.2)		277,683.1

For descriptions of the pro forma adjustments see “Note 3 — Transaction Accounting Adjustments.”

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Description of the Transactions

On October 19, 2023, Next.e.GO closed the previously announced business combination pursuant to the Business Combination Agreement by and among Athena, e.GO, Next.e.GO and Merger Sub, as amended by the first amendment to Business Combination Agreement dated September 29, 2022, the second amendment to Business Combination Agreement dated June 29, 2023, the third amendment to Business Combination Agreement dated July 18, 2023, the fourth amendment to Business Combination Agreement dated August 25, 2023, the fifth amendment to Business Combination Agreement dated September 8, 2023 and the sixth amendment to Business Combination Agreement dated September 11, 2023. On the Closing Date, several transactions were completed pursuant to the Business Combination Agreement, including:

•        e.GO issued to the holders of e.GO’s equity securities (the “e.GO Shareholders”) an aggregate of 49,019,608 newly issued ordinary shares, plus 30,000,000 shares, 20,000,000 of which are unvested and subject to an earn-out over a certain period, while 10,000,000 shares vested immediately as of the closing of the Business Combination (the “Closing”) and are subject to a 12-month lock-up (such 30,000,000 shares, the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares (Stückaktien) shares of e.GO to Next.e.GO;

•        Next.e.GO changed its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap);

•        Merger Sub merged with and into Athena, with Athena as the surviving company in the Business Combination (the “Surviving Company”) and, after giving effect to the merger, becoming a direct, wholly-owned subsidiary of Next.e.GO;

•        each share of Athena Class A common stock was converted into one share of common stock, with a par value of $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”);

•        immediately thereafter, each of the resulting shares of Surviving Company Common Stock were automatically exchanged for one Next.e.GO Share; and

•        in connection therewith, each outstanding warrant to purchase one share of Athena Class A common stock at the price of $11.50 per share (the “Athena Warrant”), was automatically cancelled and exchanged for 0.175 shares in Next.e.GO per Athena Warrant, with any fractional entitlement being rounded down.

In addition to the above, the following transactions have been accounted for in the preparation of the Pro Forma Condensed Combined Financial Information:

•        On September 29, 2022, e.GO entered into a $15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement (the “Bridge Financing”).

•        e.GO successfully issued the Senior Secured Notes in the principal gross amount of $75 million under the Note Purchase Agreement. After deducting the original issue discount and paying the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, e.GO received net proceeds in the amount of $46.77 million.

•        On June 29, 2023, e.GO entered into a settlement and release agreement with the parties to the Bridge Financing (the “Settlement Agreement”). In accordance with the Settlement Agreement, e.GO repaid the outstanding principal amount of $3.75 million under the Bridge Financing with the proceeds obtained from the issue of the Senior Secured Notes. The Bridge Financing also provided for the Fixed Payment to Brucke Funding LLC. According to the Settlement Agreement, the Fixed Payment was restructured into a $1.5 million cash payment and a share component. Pursuant to the share component, e.GO agreed to cause TopCo to issue and transfer at Closing 3,000,000 Next.e.GO shares to the administrative agent on behalf of the lender under the Bridge Financing.

Note 2 — Basis of Preparation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The adjustments presented on the unaudited pro forma condensed combined financial information have been identified and presented to provide an understanding of the post-combination company upon consummation of the Business Combination for illustrative purposes. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, No. 33-10786. Release No. 33-10786 replaces the existing pro forma adjustment criteria and simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). e.GO has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combination. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of e.GO and Athena believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

e.GO and Athena did not have any historical relationship prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial statements will be different.

Note 3 — Transaction Accounting Adjustments

The historical financial information of Athena is prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited pro forma condensed combined financial information.

The historical financial information of Athena has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.

(a)     This adjustment reflects the reclassification of the redeemable class A common stock to non-current liabilities. Under U.S. GAAP, shares of Athena class A common stock are classified as temporary equity, as Athena stockholders have a right to require Athena to redeem the Athena class A common stock held by them and Athena has an irrevocable obligation to deliver a pro-rata amount of cash held by it in Athena’s trust account for such shares properly redeemed, Athena’s class A common stock subject to possible redemption were reclassified from temporary equity under U.S. GAAP to financial liabilities under IFRS.

(b)    This adjustment was done to reflect the reclassification of Athena’s Warrants from equity classification to liability classification, resulting from U.S. GAAP to IFRS conversion. The Athena Warrants are classified as permanent equity under U.S. GAAP and recorded based at issuance date fair value of $15.3 million in share premium. The Athena Warrants are classified as financial liabilities under IFRS due to having net share settlement clauses which cannot meet equity classification under IAS 32. The fair value of Athena’s Warrants amounting to $0.8 million as of June 30, 2023 has been determined based on the closing price of $0.07 per warrant as of June 30, 2023. The liability is subject to re-measurement at each balance sheet date until such time the warrants are exercised, expire or qualify for equity classification, and any change in fair value will be recognized in the statement of operations. The accumulative change in fair value from the date of issuance to June 30, 2023 amounting to €13.5 million is included in accumulated losses on balance sheet.

The historical financial statements of Athena are presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Euros using the following historical exchange rates:

Period end exchange rate as of June 30, 2023 (balance sheet)	0.920
Average exchange rate for the six months ended June 30, 2023 (statement of operations)	0.925
Average exchange rate for year ended December 31, 2022 (statement of operations)	0.950

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(1)    To reclassify marketable securities held in Athena’s Trust Account at the balance sheet date that become available to the post-combined company following the Business Combination.

(2)    To reflect the waiver of a deferred underwriting fee payable.

(3)    To reclassify the Athena common stock subject to possible redemption to permanent equity.

(4)    To reflect cash paid to Athena stockholders who exercised their redemption rights.

(5)    Represents the recognition of the estimated transaction costs of €21.4 million in connection with the Business Combination.

(5.1)     The transaction costs of €2.5 million were paid at the consummation of the Business Combination.

(5.2)     In connection with the closing of the business combination, transaction costs of €8.1 million will be deferred until the date that is 36 months following the closing.

(5.3)     In connection with the closing of the business combination and to cover certain transaction costs, the Company entered into a securities purchase agreement with an investor dated October 19, 2023 (the “Securities Purchase Agreement”), relating to an unsecured subordinated convertible note maturing October 19, 2028 (the “Note”), the Company agreed to sell, and the purchaser agreed to purchase the Note for the aggregate principal amount of $12,677,423. The Note shall be subject to an original issue discount equal to 7.5% of the principal amount of the Note to be paid under the Securities Purchase Agreement and bear interest of 8.0 p.a.

The transaction costs were reflected as an adjustment to the unaudited pro forma condensed combined statement of profit or loss as described in Footnote (11).

(6)    To reflect the elimination of Athena’s accumulated historical deficit.

(7)    Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the difference between the deemed costs of the shares issues to Athena shareholders and the fair value of Athena’s identifiable net assets as of the date of the Business Combination, resulting in an increase to accumulated loss. The fair value of shares issued was estimated based on a market price of $2.55 per share as of closing date (i.e., October 19, 2023). This is included in the unaudited pro forma condensed combined statement of profit or loss as discussed in Note (3) in the P&L pro forma adjustments.

(8)    This adjustment reflects the conversion of e.GO’s outstanding convertible loans as of June 30, 2023, and the repayment of five convertible loans that have not been converted.

(9)    To reflect the common stock issued in connection with the conversion of e.GO’s equity into a number of Next.e.GO shares.

(10)  To reflect the conversion of class A common stock and class B common stock into a number of Next.e.GO shares.

(11)  On June 30, 2023, e.GO successfully issued the Senior Secured Notes in the principal gross amount of $75 million under the Note Purchase Agreement. After deducting the original issue discount and paying the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, e.GO received net proceeds in the amount of $46.77 million. The financial information concerning the Senior Secured Notes was converted from U.S. dollars to Euros utilizing the exchange rate provided by the European Central Bank (“ECB”) as of June 30, 2023.

(12)  Reflects the issuance of 30,000,000 Next.e.GO shares issuable pursuant to the Earnout Agreement in the Business Combination Agreement. The shares are conditioned upon per share increases agreed to in the Business Combination Agreement. 20,000,000 of Next.e.GO shares will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing, while 10,000,000 of such Next.e.GO shares vested immediately as of Closing and will be subject to a 12-month lock-up.

(12.1)   Reflects the issuance of 10,000,000 Next.e.GO shares as of Closing that will vest immediately as of Closing and are valued at an aggregate fair value of $102 million.

(12.2)   Reflects the earnout granted to e.GO Shareholders in relation to the 20,000,000 Next.e.GO shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing at fair value of $161 million. The earn out is considered share-based payments with equity classification. The fair value has been calculated by applying a Monte Carlo Simulation using the following significant inputs:

As of December 31, 2022
Share Price at Closing	$10.20
Expected volatility	65.00%
Expected dividend	0.00%
Risk-free interest rate	2.51%

As the earnout is classified as equity, it is not remeasured in the post-merger period. The stock compensation expense is recognized on the grant-date fair value.

(13)  On June 29, 2023, e.GO entered into a Settlement Agreement with the parties to the Bridge Financing. In accordance with the Settlement Agreement, e.GO repaid the outstanding principal amount of $3.75 million under the Bridge Financing with the proceeds obtained from the issue of the Senior Secured Notes on June 30, 2023. e.GO agreed to also pay $1.5 million in cash to cover part of a certain fixed payment. This payment was made on July 5, 2023. The financial information concerning the Senior Secured Notes was converted from U.S. dollars to Euros utilizing the exchange rate provided by the ECB as of December 31, 2022. In addition, adjustment (13) reflects the share component as stipulated by the Settlement Agreement. Pursuant to the share component, e.GO agreed to cause TopCo to issue and transfer at Closing 3,000,000 Next.e.GO shares to the administrative agent on behalf of the lender under the Bridge Financing. The lender under the Bridge Financing may not sell, transfer or otherwise dispose of any of the Next.e.GO shares to the extent that sales of these shares by the lender result in net proceeds exceeding $3 million. Once the net proceeds from the sales of these shares exceed $3 million the lender is obligated to re-transfer remaining shares back to TopCo and to pay to TopCo the excess amounts above $3 million earned through disposition of the relevant shares. For pro-forma purposes, the 3,000,000 Next.e.GO shares have been recognized at fair value of $31 million with an estimated share price at Closing of $10.20 and classified as equity. Moreover, footnote (13) also reflects the corresponding settlement of the outstanding liability ($3 million), including the immediate expensing of the difference between the fair value of the equity and the implied minimum value for the Settlement Shares of $1 per Settlement Share as part of retained earnings.

(14)  Reflects the exchange of all 11,500,000 Athena public warrants and 530,000 Athena private placement warrants into 2,105,250 Next.e.GO shares. For pro-forma purposes, the 2,105,250 Next.e.GO shares have been recognized at fair value of $21 million with an estimated share price at Closing of $10.20 and have been classified as equity.

(15)  Reflects the issuance of 200,000 Next.e.GO shares to TCM. For pro-forma purposes the 200,000 Next.e.GO shares have been recognized at fair value of $188 thousand with a volume weighted average price (“VWAP”) of $0.94 since Closing of the Business Combination.

The adjustments included in the unaudited pro forma condensed combined statements of operations for six months ended June 30, 2023 are as follows:

(1)    Reflects the elimination of Athena’s interest income related to the cash held in Athena’s trust account.

(2)    Elimination of Athena admin service fees that will cease to be paid upon the Closing.

(3)    Reflects the termination of a forward purchase agreement for an OTC equity prepaid forward transaction dated September 29, 2022 (the “Forward Purchase Agreement”) with Vellar Opportunity Fund SPV LLC — Series 3, an affiliate of Cohen, as of March 3, 2023.

(4)    Reflects the expenses (interest in the amount of €3,337 thousand and insurance premium in the amount of €2,139 thousand) recognized in relation to the issue of the Senior Secured Notes on June 30, 2023 in the principal gross amount of $75 million under the Note Purchase Agreement as if the transaction had been consummated on January 1, 2023. The interest expense has been calculated based on a fixed interest rate of 9.75% per annum in the period from January 1, 2023 until June 30, 2023. The insurance premium has been calculated based on a fixed rate of 6.25% per annum in the period from January 1, 2023 until June 30, 2023. The financial information concerning the Senior Secured Notes was converted from U.S. dollars to Euros utilizing the average exchange rate for the period from January 1, 2023 until June 30, 2023 provided by the ECB.

Interest & Insurance Premium	Period Start	Nominal Amount (in $ thousand)	Interest Rate (p.a.)	Period End	Accrued Interest (in € thousand)
Interest Expense	January 1, 2023	75,000	9.75%	June 30, 2023	3,336
Insurance Premium	January 1, 2023	75,000	6.25%	June 30, 2023	2,139
Total					5,476

(5)    Reflects the elimination of the change in fair value of Athena’s warrants, for the period from January 1, 2022 through June 30, 2023, following reclassification to liability accounting, as described in (b) in the Balance Sheet adjustments due to the exchange of all 11,500,000 Athena public warrants and 530,000 Athena private placement warrants into 2,105,250 Next.e.GO shares.

The adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022 are as follows:

(1)    Reflects the elimination of Athena’s interest income related to the cash held in Athena’s trust account.

(2)    Elimination of Athena admin service fees that will cease to be paid upon the Closing.

(3)    Represents the expense recognized in accordance with IFRS 2, for the difference of the deemed costs of the shares issued to Athena shareholders and the fair value of Athena’s identifiable net assets at the date of the Business Combination.

(4)    Reflects the termination of the Forward Purchase Agreement as of March 3, 2023. Please refer to “Certain Relationships and Related Person Transactions — Forward Purchase Agreement.”

(5)    Reflects the interest expense recognized in relation to the shareholder loans as well as a bearer note with a total amount of €13.241 million from January 1, 2022 until December 31, 2022 as if these transactions had been consummated on January 1, 2022. The interest expense has been calculated based on the interest rates referenced in the table below. Such interest expenses amount to €1,301 thousand.

Lender	Period Start	Nominal Amount (in € thousand)	Interest Rate (p.a.)	Period End	Accrued Interest (in € thousand)
nd industrial investments B.V.	January 1, 2022	2,920	10.0%	December 31, 2022	291
nd industrial investments B.V.	January 1, 2022	2,600	10.0%	December 31, 2022	259
nd industrial investments B.V.	January 1, 2022	2,218	10.0%	December 31, 2022	221
nd industrial investments B.V.	January 1, 2022	725	10.0%	December 31, 2022	72
MIMO Capital AG	January 1, 2022	2,000	9.0%	December 31, 2022	180
nd industrial investments B.V.	January 1, 2022	778	10.0%	December 31, 2022	78
nd industrial investments B.V.	January 1, 2022	2,000	10.0%	December 31, 2022	199
Total		13,241			1,301

(6)    Reflects the expenses (interest in the amount of €6,925 thousand, insurance premium in the amount of €4,439 thousand and other cost of issuance amounting to €4,013 thousand) recognized in relation to the issue of the Senior Secured Notes on June 30, 2023 in the principal gross amount of $75 million under the Note Purchase Agreement as if the transaction had been consummated on January 1, 2022. The interest expense has been calculated based on a fixed interest rate of 9.75% per annum in the period from January 1, 2022 until December 31, 2022. The insurance premium has been calculated based on a fixed rate of 6.25% per annum in the period from January 1, 2022 until December 31, 2022. The financial information concerning the Senior Secured Notes was converted from U.S. dollars to Euros utilizing the average exchange rate for the period from January 1, 2022 until December 31, 2022 provided by the ECB.

Interest & Insurance Premium	Period Start	Nominal Amount (in $ thousand)	Interest Rate (p.a.)	Period End	Accrued Interest (in € thousand)
Interest Expense	January 1, 2022	75,000	9.75%	December 31, 2022	6,925
Insurance Premium	January 1, 2022	75,000	6.25%	December 31, 2022	4,439
Total					11,365

(7)    Reflects the elimination of the change in fair value of Athena’s warrants, for the period from January 1, 2022 through December 31, 2022, following reclassification to liability accounting, as described in (b) in the Balance Sheet adjustments due to the exchange of all 11,500,000 Athena public warrants and 530,000 Athena private placement warrants into 2,105,250 Next.e.GO shares.

(8)    Represents the stock compensation expense in connection with the earnout, as described in Footnote (12) above. These are non-recurring items.

(8.1)     Reflects the stock compensation expense in connection with the 10,000,000 Next.e.GO shares that will vest immediately as of Closing, as described in Footnote (12.1) above.

(8.2)     Reflects the stock compensation expense in connection with the 20,000,000 Next.e.GO shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing, as described in Footnote (12.2) above.

(9)    Reflects the expense recognized in relation to the settlement of the warrant liability through the issuance of equity, as described in Footnote (14) above.

(10)  Reflects the immediate expensing of the difference between the fair value of the equity and the implied minimum value for the Settlement Shares of $1 per Settlement Share.

(11)  Represents the transaction costs incurred by Athena and e.GO in connection with the Business Combination as described in Footnote (5) of the pro forma condensed combined balance sheet as above. These costs are non-recurring items.

(12)  Represents the stock compensation expense in connection with the issuance of 200,000 Next.e.GO shares to TCM.

Earnings/(Loss) per Share

Represents the earnings/(loss) per share calculated using the historical weighted average shares outstanding, and the change in number of shares in connection with the Business Combination. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted earnings/(loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire period presented.

For the six months ended June 30, 2023
Pro forma net loss (€k)	(31,542)
Weighted average shares outstanding – basic and diluted(1)	73,616,318
Net loss per share (€) – basic and diluted	(0.43)

Public Shares	2,193,960
Shares held by the Athena Sponsor(1)	9,202,750
Shares issued to e.GO Shareholders(2)	49,019,608
Settlement Agreement Share Component(3)	3,000,000
Vested Earn-Out Shares issued to e.GO Shareholders	10,000,000
Shares issued to TCM	200,000
Weighted average shares outstanding – basic and diluted(4)	73,616,318
For the year ended December 31, 2022
Pro forma net loss (€k)	(428,855)
Weighted average shares outstanding – basic and diluted(1)	73,616,318
Net loss per share (€) – basic and diluted	(5.83)

Public Shares	2,193,960
Shares held by the Athena Sponsor(1)	9,202,750
Shares issued to e.GO Shareholders(2)	49,019,608
Settlement Agreement Share Component(3)	3,000,000
Vested Earn-Out Shares issued to e.GO Shareholders	10,000,000
Shares issued to TCM	200,000
Weighted average shares outstanding – basic and diluted(4)	73,616,318

____________

(1)      The shares held by the Athena Sponsor in the amount of 9,202,750 include (i) 800,000 Next.e.GO shares the Athena Sponsor has agreed to transfer immediately following the Closing pursuant to the Athena Sponsor — e.GO Letter Agreement to TCM (300,000 Next.e.GO shares) and TopCo (500,000 Next.e.GO shares) and (ii) 600,256 Next.e.GO shares the Athena Sponsor has agreed to transfer immediately following the Closing in connection with funding a certain contribution under a certain extension note.

(2)      The 49,019,608 shares issued to e.GO Shareholders are based on e.GO common stock in the amount of 161,905 e.GO Shares, i.e., including 17,026 e.GO Shares issued as part of the conversion of convertible loans.

(3)      e.GO agreed to cause TopCo to issue and transfer 3,000,000 Next.e.GO shares to the administrative agent on behalf of the lender under the Bridge Financing as part of the share component agreed on under the Settlement Agreement.

(4)      The weighted average shares outstanding — basic and diluted exclude 20,000,000 Earn-Out Shares to e.GO Shareholders that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing. In addition, the weighted average shares outstanding — basic and diluted exclude 14,589,947 Ordinary Shares underlying the Note.

e.GO’S BUSINESS

Our Mission

Our mission is to shape the future of urban mobility through innovative and sustainable electric vehicles.

Overview

e.GO is a Germany-based manufacturer of BEVs. Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, e.GO had delivered over 1,200 BEVs to customers in Germany, who use e.GO’s vehicles predominantly in urban environments. Driven by sustainability and usability, e.GO’s distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. e.GO’s innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. e.GO is prepared to produce its BEVs in-house in its fully digital and disruptive MicroFactory at its headquarters in Aachen, Germany. In parallel, e.GO is preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is expected to start production in the second half of 2025. Furthermore, the Company is evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. To offer its customers a full spectrum of aftersales services, e.GO has entered into a partnership with Bosch, which contributes to a network of almost 80 service workshops throughout Germany.

We have started to operate in the market for electric vehicles in Germany and are in the process of expanding within Europe with additional plans to gradually address the rest of the world. The global EV market is one of the fastest growing segments in the automotive industry and is expected to offer robust prospects for the years to come.

In 2022, we have been accepting reservations for the e.wave X. The e.wave X roots from and builds on the e.GO Life Special Edition Next, which we successfully introduced in the second half of 2021 and completely sold out within the first half of 2022. Immediately after its unveiling in May 2022, the e.wave X generated reasonable interest among potential customers — by the end of 2022, over 11,000 non-binding reservations had been placed. We believe that its design with a strong focus on sustainability, practicality and value for money makes the e.wave X an urban electric vehicle like no other. For each of its key components, like the robust 3D aluminum space frame or the paint free and flexible polymeric skin, materials have been carefully selected to ensure durability and reusability. The electric engine, which is manufactured by Bosch, delivers a peak power of 80 kW, providing agility and driving fun. At the same time, the engine is quiet, low in vibrations and requires much less maintenance compared to internal combustion engines, giving the car a longer life. The e.wave X’s compact form combines comfort and versatility while offering flexibility in the urban environment. As one of the most compact 4-seaters in its class, it is easy to park, making it ideal for the urban reality. The outer design features are accompanied by intelligent technology solutions. The smart and flexible charging solution allows customers to charge their e.wave X with any 11 kW wallbox or even more conveniently at their household socket without the need for any specific infrastructure. The e.wave X’s battery has a ratio of size and capacity designed for urban mobility, aiming to limit the use of battery materials and its environmental impact. A fully-charged battery is expected to achieve an urban range of up to 250 km. Yet, due to their compact size, batteries are swappable and can also be replaced conveniently for repairs or upgrades. After their use, batteries may be recycled and given a second life as storage for renewable power systems. Our vehicles are supported by intuitive digital solutions that easily connect to the BEV, making our customers’ everyday life easier. Through our proprietary e.GO Connect App, customers have direct access to the most important vehicle data and to a range of services available for their e.GO model.

We have a lean decentralized production footprint with a state-of-the-art MicroFactory in Aachen, Germany, where we produce the body and assemble the entire vehicle and also cover product development as well as product testing. In our MicroFactory, we have established a disruptive production approach, enhanced by robotics, automation and the potential use of artificial intelligence, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional OEMs, our MicroFactory approach offers a much smaller environmental and energy footprint. We achieve this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. We have implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Our advanced robotics solution delivers a simultaneous three-dimensional welding operation that assembles the 3D aluminium space frame in nearly seven minutes, with the highest precision, least human error exposure and all connected and controlled by our internet of production (IoP) IT architecture. Autonomous guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, we use renewable energy generated from the solar panels on the roof of our factory. We believe that our MicroFactory is one of the most modern production facilities and a unique testament to our innovative and sustainable DNA.

Our revenue for the six months ended June 30, 2023 amounted to €0.3 million, for the year ended December 31, 2021 it amounted to €3.5 million, and for the year ended December 31, 2022 to €5.7 million. Our loss for the six months ended June 30, 2023 amounted to €24.2 million, for the year ended December 31, 2021 it was €41.3 million, and in the year ended December 31, 2022, we had a loss of €57.7 million. We are currently not producing BEVs. We continue to depend, including for the launch of mass production, on external financing such as public equity offerings and/or private equity placements and/or debt financing for our operations and to execute our global growth strategy.

Our History

e.GO was initially formed as a shelf company on November 21, 2019, to facilitate the formation of a future corporation. On August 31, 2020, e.GO raised additional capital through new investors in order to purchase certain intangible and tangible assets from another company (“Selling Company”) in Aachen, Germany that was heavily focused on research and development of production technology and BEVs. On the same date, e.GO entered into an asset purchase agreement (the “Asset Purchase Agreement I”) with the Selling Company to acquire certain equity interests owned by the Selling Company in other entities, all technical equipment and machinery, including factory, office, and other equipment, all intellectual property, CO2 pooling rights, certain items of inventory, and to assume a limited liability towards one supplier for the supply of a defined number of batteries. In addition, all of the Selling Company’s employees were transferred to e.GO including existing liabilities towards those employees as required by German law. Further, on December 2, 2020, e.GO entered into another asset purchase agreement (the “Asset Purchase Agreement II”) with the Selling Company to acquire additional production equipment and inventories. With the completion of the Asset Purchase Agreement I, e.GO has essentially only been operational since September 1, 2020. On October 19, 2023, we consummated the previously announced Business Combination pursuant to the Business Combination Agreement and all transactions related thereto. Our Ordinary Shares issued to former shareholders of Athena were admitted to trading and listed on Nasdaq on October 20, 2023.

Market Opportunity

We believe that the market for urban BEVs offers a unique opportunity and that our business is at the sweet spot of macro trends and market drivers to seize this opportunity and capture growth.

We believe that political and regulatory pressure to reduce CO2 emissions and combat climate change will lead to lower demand for combustion engines and will increase demand for new technologies, such as battery electric vehicles. Increased government mandates for electrification, combined with consumers’ growing desire for clean energy vehicles and lower operating cost, are driving electrification of the automotive industry at a rapid pace and on a global scale. The market is still nascent, although global battery electric car sales enjoyed strong performance in 2022, with approximately 9% of global light-weight vehicle sales being battery electric vehicles. This presents a significant opportunity for us to address unmet needs in this market.

According to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, the global EV market is expected to grow from 2.5 million annual unit sales in 2020 to around 11.2 million annual unit sales in 2025 and to 31.1 million annual unit sales in 2030, corresponding to a CAGR from 2020 to 2030 of nearly 29%. According to the same studies, in 2030, the share of annual global BEV unit sales is expected to amount to 25.3 million, representing 81% of the total annual EV sales. The market volume of urban BEVs is expected to grow at CAGR of 20% from 2021 to 2027. We believe that the following trends will drive this expected increase: a global regulatory landscape promoting BEV mobility as part of the overall energy transition, an increasing awareness among consumers for environmentally sustainable products, a stronger demand for BEVs from growing urban populations and the economic advantages of BEVs compared to internal combustion engine vehicles with respect to total cost of ownership, including fuel charges, tax and subsidies. In addition, according to a report by McKinsey & Company, the COVID-19 pandemic has prompted many governments to increase consumer incentives for electric vehicle purchases as part of economic stimulus programs.

Due to our focus on product durability, reusability and value for money, we believe we are well positioned with the e.wave X to benefit from these market opportunities as we intend to offer net-zero-emissions electric mobility to the mass market at a comparatively affordable price.

There is an opportunity for e.GO to win further market share, as several competitors have or are preparing to focus more on premium segments than on the urban segment. The e.wave X, with a base price in Germany of €24,990 including 19% VAT and not including any customer incentives, could make an attractive option for budget-conscious consumers.

Strengths

We believe that the development of our business is supported by the following competitive strengths:

•        Pure-play BEV company that is production-ready.    We have successfully established our first MicroFactory in Aachen, Germany, as early as 2018 and, by the end of 2022, have produced over 1,350 cars. In the first half of 2022, our e.GO Life received unlimited EU homologation. By the end of 2022, we have estimated that the BEVs we have delivered to customers have driven a total of over nine million kilometers and have provided to us over eleven terabyte of operational data. We are preparing to launch production of our considerably revised version of the e.GO Life, the e.wave X. We have received high rankings in well-known industry journals in Germany. In May 2022, electricar ranked e.GO on the second place (out of five) among the most popular producers of lightweight electric vehicles, and in Auto Motor Sport, our e.GO Life was recognized as one of the Best Cars 2022, ranking on the 9th place in the category Minicars. Our go-to-market strategy includes strong partnerships across the value chain, including with a number of key players such as SIXT, FINN and Euronics, that position us for future growth.

•        Innovative and sustainable product.    We consider the e.wave X to be a truly innovative and environmentally sustainable product. Given its dimensions, which are compact and yet fit four seats, and a city range of up to 250 km, we believe that the e.wave X is well-suited for every-day use in the urban environment. The e.wave X’s smart battery solution has been designed to offer practicality and flexibility for urban mobility. It provides users with a range of options suited for almost any situation. Its 11 kW fast charging ability makes recharging a convenient, trouble-free process and its proprietary battery-swap capability addresses occasional needs as well as battery lifetime and obsolescence aspects. The possibility to swap the BEV’s battery — without major intrusion — for a replacement also makes the battery technology “future-proof” as repairs and upgrades can easily be made without having to disassemble other parts of the vehicle in order to remove the battery. The battery swap solution is a result of a strategic cooperation between e.GO and Ample Inc., an American technology and energy solution provider. The battery’s sizing, which has been designed to reduce electricity consumption and material costs, and its potential for second-life applications, such as in stationary power storage systems, among various other aspects, demonstrate our comprehensive sustainability concept across the life cycle. Overall, the e.wave X is expected to help define e.GO as a truly sustainable brand and to establish the bar for excellence across all our future products and experiences. By the end of 2022, over 11,000 non-binding reservations have been placed for the e.wave X.

•        Proven unique and modular MicroFactory.    Our MicroFactory in Aachen, Germany, has successfully proven its flexible performance capabilities and serves as a blue print for replication and decentralized expansion. Based on our disruptive production solution, which eliminates press and paint shops and thus enables an asset-light, low-capex production, we developed an efficient and modular factory (MicroFactory) with reduced required plot and energy compared to traditional factories. A single MicroFactory has an annual production capacity of 30,000 vehicles in a three-shift setting. Due to lean manufacturing processes, we believe that we are able to complete the production of a BEV in less overall time and with lower conventional capex than traditional vehicle manufacturers. We believe that this set-up, coupled with the track-record of our MicroFactory in Germany, positions us for global growth. Due to their asset-light and agile setup, MicroFactories are easier to build than traditional vehicle factories, which allows for more flexible and decentralized locations. Additional MicroFactories are currently expected to require an estimated core factory capex of around €55 million each.

Decentralization provides various strategic advantages, such as the ability to hedge against global disruptions. Furthermore, decentralized production establishes local roots and thus facilitates new market entries. In addition, geographic flexibility allows us to target and attract local talent and to access local subsidies and benefits. We are positioned to enable long-lasting economic and social value add, creating up to approximately 1,000 direct jobs as well as additional indirect jobs in the regions where we build our MicroFactories. The MicroFactory in Aachen is currently in production, while we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is expected to start production in the second half of 2025. Furthermore, we are evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States.

•        Strong growth case and attractive financials.    We believe our business is well positioned for growth and global expansion. We consider our business model to be largely scalable due to the proven track-record of the production concept in our MicroFactory in Aachen, Germany in conjunction with low capex requirements for global expansion. Consequently, we expect that a phased rollout with an estimated roll-out time 18-24 months of our additional MicroFactory in North Macedonia and our further MicroFactory in Southeast Europe and entry into new markets will lead to revenue growth in the following years. Similar to revenue development, we expect an increase of production volume in the following years. To facilitate further growth after 2024 and beyond, we are planning to introduce additional MicroFactories across the continents, which will enhance local economic value add and enable access to local talent and government support.

Strategy

To achieve continued success, we have identified the following key elements of our growth strategy:

•        Expanding our product portfolio.    We have developed a smart skateboard vehicle platform with a view to scalability and usability for future models. We use standardized or off the shelf components and systems in the e.wave X. This modular approach can also be used for other derivatives without any, or only minor, modification, especially in relation to carry-over parts, therefore significantly reducing development time. Leveraging this platform and these systems, we intend to roll out multiple new vehicle models across other segments in the future. In terms of innovation and sustainability, we intend to equip all of our future electric vehicles with the same features that we believe make the e.wave X stand out from other compact city BEVs.

•        Growing our geographic footprint.    Our initial marketing is focused on Germany, other EU member states and selected other European markets. We plan to expand our focus to additional hospitable markets. In the long term, we currently intend to expand our operations to other, more remote markets, such as the Americas as well as Middle East and Asia. We have already signed letters of intent regarding additional international MicroFactories as well as definitive agreements for facilities in Southeast Europe and North Macedonia. Furthermore, we are evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. We are also in the process of negotiating letters of intent for more international MicroFactories.

•        Capturing additional revenue from CO2 pooling.    Many developed countries have environmental regulations and incentives that seek to reduce CO2 emissions, providing us with an additional potential revenue source. For example, under EU regulation, any automotive manufacturer who fails to reduce the average emissions of its fleet sold in the EU to a specific CO2 emission per kilometer is subject to penalty payments. A manufacturer can avoid, or reduce, penalty payments, if it pools its emissions with those of manufacturers that exceed emission targets, such as manufacturers of zero or low-emission vehicles. The economic benefit is shared between the pooling participations, providing us with an additional source of revenue. We intend to participate in one or more of these pooling arrangements, which will come at virtually no extra cost to us.

•        Adapting our sales approach.    While we believe that our focus on direct and digital channels alongside the physical brand stores and agents has the potential to replace the traditional dealership model of the car industry, we supplement this approach by opening pop-up showrooms and by entering into co-operations with retail and e-commerce partners. Showroom and retail partners allow us to physically display our vehicles, providing potential customers with the ability to view, touch and feel, and test drive our vehicles on-the-spot. We believe that these physical aspects of our go-to-market strategy may allow us to convince customers who might not otherwise engage with our products. As we expand our product portfolio, we intend to remain flexible and adapt our sales approach should we come to realize that an even stronger shift towards a physical approach would be beneficial to our growth.

•        Continually improving our environmental performance.    The core of our mission is to create sustainable products in a sustainable way. Accordingly, we plan to enhance the efficiency of our vehicles’ drive train to increase the range that can be achieved with a single battery charge. In sourcing components and choosing our partners, we seek to continuously improve the CO2 footprint of the components we source and the services we receive. Our goal is to offset 100% of the CO2 emissions generated by the production of the e.wave X and our future vehicle models, with a view to achieving full CO2 neutrality during the production cycle.

•        Enhancing our digital user experience.    In parallel to offering an innovative and sustainable product to our customers we are focused on enhancing their digital experience while using our vehicles. The digital experience centers around our proprietary e.GO Connect App, which encompasses a range of value adding services to our customers. Those include, among others, service locator, car dashboard, charging locator and integration of artificial intelligence voice skills. We plan to continue to work on the digital experience and will gradually introduce additional features and services.

Our Vehicles

e.wave X

We consider the e.wave X to be a truly innovative and environmentally sustainable product. Given its dimensions, which are compact and yet fit four seats, and a city range of up to 250 km, we believe that the e.wave X is well suited for every-day use in an urban environment.

The e.wave X’s smart battery solution has been designed to offer practicality and flexibility for urban mobility. It provides users with a range of options suited for almost any situation. Its 11 kW fast charging ability makes recharging a convenient, trouble-free process and its proprietary battery-swap capability addresses occasional needs as well as battery lifetime and obsolescence aspects. The possibility to swap the BEV’s battery — without major intrusion — for a replacement also makes the battery technology “future-proof” as repairs and upgrades can easily be made without having to disassemble other parts of the vehicle in order to remove the battery. The battery’s sizing, which has been designed to reduce electricity consumption and material costs, and its potential for second-life applications, such as in stationary power systems, among various other aspects, demonstrate our comprehensive sustainability concept across the life cycle.

At the core of our smart, MicroFactory-based platform is our distinctive vehicle design, which comprises the three elements smart integration solution, smart body and tooling technology, and our smart skateboard architecture. Through integrating standardized components from established suppliers with global footprints, we can substantially reduce execution risk. Vehicle bodies and tooling technology are designed and linked to each other in a way that ensure innovative and flexible production, enabling us to deliver multiple models at low cost. Our smart body and tooling technology is complemented by a smart skateboard platform, which is lightweight, versatile, durable and safe. Due to its model-independent design, the smart skateboard provides the flexibility to produce a mixed-model line based on a single platform.

Our e.wave X is designed to be manufactured based on a unique 3D Aluminum Space Frame technology, which uses materials that resemble materials used in the aviation industry — aluminum and polymer. The mix of materials makes the vehicle lighter, its exterior robust, scratch and dent resistant and ensures an overall extended durability compared to traditional materials used in the vehicle industry. The exterior design eliminates the need for painting. Both the robust polymeric exterior and the durable and corrosion-resistant aluminum space frame are expected to result in lower repair costs. Furthermore, exterior vehicle parts can be easily replaced, which enables environmentally-friendly refurbishment options. The e.wave X’s ambitious approach towards sustainability is underlined by the design of its electric engine. A powertrain equipped with a robust and low-vibration electric motor ensures low wear and tear and thus leads to lower maintenance costs as compared to traditional engine designs and to an overall long-lasting usability.

Future Vehicle Programs

The next variant planned to share the e.wave X’s platform is the e.wave, which is the urban version and we expect to start producing in 2024.

We are also working on the development of a larger vehicle platform that is expected to be ready for production by 2024, earliest.

We have developed a derivative of the e.wave X specifically tailored to the needs of urban commercial delivery services, called e.Xpress. The e.Xpress is intended to cater to the growing need for sustainable and zero-emission urban commercial and last mile delivery. It has been designed with attention to the needs of the sector such as dimension to fit the urban environment and the battery exchange solution that is designed to address uptime with a projected quick battery swap time of less than ten minutes. With a cargo capacity of up to 940 liters and a gross payload of up to 275kg, the e.Xpress is designed to make deliveries in the city more environmentally friendly and cost-effective. Its dimensions make it well-suited for navigating busy city streets with a city range of up to 230 km.

Technology

We are a technology and automotive company. We seek to set new standards for sustainable urban transportation with the e.wave X, and do so by focusing on proprietary, in-house technology development as well as unique features and services associated with the product. Around our BEVs, we have built a fully digital ecosystem with plug-and-play connectivity that ensures an enhanced user experience. Our e.GO Connect App serves as a platform that integrates our vehicles into our customers’ digital lifestyle, enabling Car-2-Cloud data services and various other applications.

We have established, and plan to expand, battery exchange (swap) locations at different locations throughout Germany to enable inevitable and occasional beyond-city travels. The coverage is intended to provide a peace-of-mind and enhanced customer experience. Currently, there are five stations in Germany. Through our e.GO Connect App, customers can directly access charging stations, ensuring a seamless digital user experience. With respect to manual charging stations, e.GO has successfully launched multiple stations in Germany.

Product Development

We believe that it is and will be crucial for our success to keep up with advances and changes in electric vehicle technology and its eco-system. Our product development activities currently focus on the final preparations for the upcoming series production start of the e.wave X as well as the development of additional car models, while enhancing the digital features and user interface.

Our product development strategy focuses on developing our key technologies and innovations in-house where we benefit from the expertise of our highly qualified product development team. This allows us to ensure that the key technologies and innovations used in our vehicles reflect our core values and vision of sustainable and affordable electric mobility. Our product development efforts mainly relate to vehicle performance, battery technology, digital user interface, additional vehicle design and use cases as well as value-adding services associated with decentralized production based on our proprietary MicroFactory.

Manufacturing

In our fully digital MicroFactory in Aachen, Germany, we pursue a lean, agile and sustainable production strategy, which is based on tech-first and purely digital IT architecture. Through efficient processes, that avoid the need for press shops and paint shops, we are able to enhance our energy, water and waste profile, which, as we believe, significantly reduces our environmental footprint compared to other OEMs and considering the energy transition that is on-going will be a value-adding feature of our production solution compared to traditional production systems. The result is an overall reduction of tool and die capex by almost 70% in our estimation. Further competitive advantages result from the flexibility and agility of our overall production concept, which enable reduced production times compared to traditional car manufacturing.

Since its establishment in 2018, the MicroFactory in Aachen has successfully proven its high-performance capabilities and serves as a blue print for replication. With a final estimated assembly time per vehicle of 290 minutes, the factory can reach an annual production capacity of 30,000 vehicles in a three-shift setting. The combination of different highly innovative tech tools and applications form our internet of production (IoP) IT architecture that enables a high degree of flexibility for a multi-derivative assembly. The core of the architecture is the smart data layer enabling the digital thread from engineering through production and sales to after sales. The practice of aggregating the data from many systems within an organization to a single location, so-called single source of truth, embedded in the smart data layer secures interdisciplinary data consistency across enterprise processes and allows for closed-loop lifecycle management of products and customers, fulfilling time, cost, quality and regulatory requirements.

As our vehicle and production design avoids the need for press shops and paint shops, it requires only the body shop and an assembly line. Lean and asset-light manufacturing processes significantly reduce the production capex requirement.

We believe that the proven track-record of our MicroFactory in Aachen, Germany, positions us for global growth. Due to their asset-light and agile setup, MicroFactories are easier to build than traditional vehicle factories, which allows for more flexible and decentralized locations. For various reasons, we consider a decentralized footprint a strategic advantage to our business. For example, decentralization can hedge against global disruptions. Furthermore, decentralized production establishes local roots and thus facilitates new market entries. In addition, geographic flexibility allows us to target and attract local talent and to access local subsidies and benefits. Lastly, establishing MicroFactories in countries where we intend to expand our business can be a significant accelerator and facilitator to a successful market entry. The MicroFactory in Aachen is currently production-ready, while we are preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is expected to start production in the second half of 2025. Furthermore, we are evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. To date, we have paid expenditures in the amount of €4.2 million for the land purchase and factory expenses in Bulgaria. We estimate capital expenditures in relation to our factory, building and exterior in our Bulgarian MicroFactory in Bulgaria in the amount of €87.4 million and estimate capital expenditures in relation to our factory in North Macedonia in the amount of €44.2 million. The relevant buildings in North Macedonia will be leased. We expect a considerable grant package for our project in North Macedonia.

Go-to-Market Strategy

We follow a hybrid go-to-market approach that integrates both digital touchpoints, in particular digital sales, and physical touchpoints, for example through sales partners and roadshows, into a single unique customer journey. While digital touchpoints like digital sales provide high convenience and ease, physical touchpoints such as brand & design stores and roadshows enhance the customer experience. We pursue a, what we call, 360 degree “phygital” omnichannel approach, meaning that the customer journey comprises both physical touchpoints to enhance the experience, for example through unique and innovative brand stores in various large cities in Germany as well as major events and roadshows across Europe, and digital touchpoints to provide high convenience and ease. To implement our “phygital” approach, we cooperate with various high-profile partners such as Amazon (digital sales, e.GO webshop), Euronics and SportScheck.

The e.wave X can be reserved via the e.GO webshop or the e.GO Connect App or at selected physical locations. At our brand stores, visitors can experience the e.GO car design and the new e.wave X model and make reservations directly on site. We had previously opened our first two pop-up brand stores in Düsseldorf and Hamburg in 2021. The opening of additional brand stores is currently in planning.

In addition, e.GO entered into a strategic cooperation with OneFor Holding GmbH, an innovative German fintech company focusing on consumer digital finance and payments, with the aim to provide customers with access to instant personal car loans of up to €25,000.

Marketing

We focus on direct targeted marketing and on conveying the essentials about our product, such as design elements and technical specifications, as we believe that this information is key to demonstrating e.GO’s distinctive vehicle design and will therefore be appreciated by potential customers. To illustrate the e.wave X’s seamless integration into our customers’ digital lifestyle, we launched campaigns such as “Buy it where you buy your smartphone,” in which we cooperate with Euronics and Amazon amongst others, and “Charge it where you charge your smartphone.” In addition, we use social media to educate potential customers on the creation of our technology and to generally promote our brand. The partnership with our brand ambassador soccer star

Neymar Jr. led to a total of over thirteen million impressions, over ten million reach and over two million likes in 72 hours from the event in which the e.wave X was unveiled. We are also raising brand awareness through cooperations with SIXT, where our previous model, the e.GO Life, is available as a car-sharing vehicle in the German cities Berlin, Hamburg and Munich, and with the all-inclusive car rental provider FINN where customers can rent the e.GO Life for longer terms starting from one month.

We believe that our customer traction is promising and has continued to grow as brand awareness increases. By the end of 2022, without any major spending on marketing and prior to start of any large-scale campaign, we have received over 11,000 non-binding reservations for the e.wave X.

Customer Service

We cooperate with Bosch as part of an all-around carefree service offering in currently almost 80 service workshops throughout Germany, which includes regular check-ups as well as repairs. For this purpose, we have entered into a non-exclusive written Service Network Agreement with Bosch Automotive Service GmbH, effective as of January 1, 2022, which provides a joint Europe-wide network of car repair shops. The agreement governs the basis of e.GO’s access and relationship to Bosch’s network of service workshops and the training of the network partners. The services to be provided by Bosch under the agreement relate, among other things, to the recruitment and recommendation of qualified workshops from Bosch’s network in each region in Germany in accordance with e.GO’s roll-out plan. The obligations of e.GO under the agreement comprise the specifications for oil, tires and all necessary operating materials for service, maintenance, and repair of e.GO’s vehicles as well as supporting the workshops with spare parts procurement. We believe that our concept creates additional value for our customers as, contrary to the approach often taken by established vehicle brands, we currently do not intend to create incentives to have required service and maintenance work performed at typically more costly own car workshops but through partnership with well-known service providers such as Bosch, using their existing network. At the same time, this concept allows us to externalize the costs typically associated with the installation, operation and maintenance of a service network including their productivity management which is conceptually different for BEVs compared to classical internal combustion engine vehicles.

Competition

The automotive market in general, and the automotive mass market in particular, are highly competitive. We expect competition in our industry to intensify in the future, particularly in light of increased demand for alternative fuel and a regulatory push for electric vehicles, for example by way of CO2 target emission regulations and tax or other monetary incentives, as well as declining battery prices. Continuing globalization may lead to additional potential competitors in emerging economies. We believe the primary competitive factors in our markets, in no particular order, include:

•        manufacturing efficiency;

•        vehicle price and total cost of ownership;

•        product quality, performance and features;

•        design and styling;

•        safety and reliability;

•        charging options;

•        innovation and development time;

•        energy economy;

•        sustainability;

•        customer service; and

•        financing terms.

We have strategically positioned ourselves to fill a niche in the market for urban battery electric vehicles. However, numerous competitors strive to offer compact BEVs, including manufacturers with established brands and significantly greater financial resources than us such as Volkswagen, Smart, Fiat and Renault. In order to succeed, we seek to offer to our customers the most convincing solution for sustainable mobility in our segment. We engage in innovation regarding design, materials, aftersales services and technology right from the start: in product, in production and the entire eco system that goes with it.

Intellectual Property

We view our intellectual property (“IP”), including patents, trademarks and know-how, as essential to the success of our business. Our IP strategy is designed to protect and enhance our competitive position in the various geographic regions in which we operate. Our IP rights are managed and coordinated by experienced in-house IP professionals with external support and assistance where necessary. We believe we exercise appropriate diligence in managing our IP and enforce IP rights against third parties in case of misuse.

Patents

As of September 2023, we had 49 patents relating to our products, our MicroFactory and our IT architecture either granted, filed or pending. We are continuously running further patent ideation and preparation processes with a substantial number of additional patents expected to be filed in the next six to twelve months and an even higher number in the next twelve to twenty-four months. In expanding our patent strategy, we are also shifting towards a stronger internationalization of our patent portfolio. Making use of the Patent Cooperation Treaty, we are able to simultaneously file patent applications in all 156 contracting states.

Trademarks

As of the date of this prospectus, we have approximately 58 trademarks registered or pending for registration, including combined word and figurative trademarks. We monitor our trademarks by commissioning the services of specialized third party service providers in order to maintain and to protect these key assets, including by pursuing any infringements by third parties.

Know-How

Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property. We protect our proprietary information, including trade secrets and know-how, by entering into confidentiality and proprietary rights agreements with our employees and independent contractors.

Insurance Coverage

We have taken out a number of group insurance policies that are customary in our industry, such as property and loss of earnings insurance, business liability insurance, including insurance for product liability, transport insurance and environmental liability insurance. We believe that our insurance policies contain market-standard exclusions and deductibles. We regularly review the adequacy of our insurance coverage and consider the scope of our insurance coverage to be customary in our industry.

Compliance

We are implementing a robust compliance program centered around a clear statement of principles and an expectation for both legal compliance and high ethical standards. We intend to achieve these goals through ongoing training and discussions with our employees, clear policies and guidelines, internal controls over financial transactions, technological solutions to automate screenings for legal compliance, and a reporting hotline, which enables employees and service providers to share allegations of any legal or ethical matters on an anonymous basis.

Employees

As of December 31, 2021, we employed a total of 351 full-time equivalent employees, 370 as of December 31, 2022, 351 as of June 30, 2023, and 336 as of the date of this business description. While several members of our works council are members of the IG Metall Union, the company is not unionized.

Facilities

We are headquartered in Aachen, Germany, where we also operate manufacturing facilities. The land on which our material properties are situated are subject to lease arrangements with third-party entities, as outlined below.

Address	Primary Use	Lease Expiry	Leased Area(4)
Lilienthalstraße 1, 52068 Aachen, Germany, Philipsstraße 8, 52068 Aachen, Germany	Headquarter, Manufacturing	August 31, 2030(1)	44,207
Kellershaustraße 21, 52078 Aachen, Germany	Storage	September 30, 2024(2)	1,840
Indelandstr. 2-4, 52249 Eschweiler, Germany	Storage	December 31, 2024(3)	6,000

____________

(1)      Renews automatically for two years unless terminated with 12 months’ written notice prior to the end of the term.

(2)      Renews automatically for one year unless terminated with 12 months’ written notice prior to the end of the term.

(3)      Renews automatically for one year unless terminated with 12 months’ written notice prior to the end of the term.

(4)      Leased area in square meters (m²), excl. parking spaces.

Legal and Arbitration Proceedings

Neither we nor any of our subsidiaries are party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on our financial position or profitability.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of e.GO’s financial condition and results of operations together with its consolidated financial statements and the related notes thereto and the unaudited pro forma condensed combined financial statements, each included elsewhere in this prospectus. The following discussion is based on e.GO’s financial information prepared in accordance with IFRS and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the IASB. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to e.GO’s plans and strategy for its business, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview of e.GO’s Business

e.GO is a Germany-based manufacturer of BEVs. Evolving from an academic research and development-oriented startup, and based on a track record of experience in vehicle building, our business operations encompass the production and sale of BEVs together with digital solutions such as diverse mobile-app functionalities and over the air communication. By the end of 2022, e.GO had delivered over 1,200 BEVs to customers in Germany, who use e.GO’s vehicles predominantly in urban environments. Driven by sustainability and usability, e.GO’s distinctive vehicle design combines innovative technology with a unique materials mix that delivers durability, reusability and value for money. e.GO’s innovative battery solution allows for flexible and smart recharging, swapping of the entire battery, easier repairs and potential future technology upgrades. e.GO is prepared to produce its BEVs in-house in its fully digital and disruptive MicroFactory at its headquarters in Aachen, Germany. In parallel, e.GO is preparing the launch of an additional MicroFactory in North Macedonia that is expected to start production during the course of 2025 and the launch of a further MicroFactory in Southeast Europe that is expected to start production in the second half of 2025. Furthermore, the Company is evaluating the prevailing incentive schemes both on federal and state level with the aim to select a state for its potential MicroFactory in the United States. To offer its customers a full spectrum of aftersales services, e.GO has entered into a partnership with Bosch, which contributes to a network of almost 80 service workshops throughout Germany.

In 2022, we have been accepting reservations for the e.wave X. The e.wave X roots from and builds on the e.GO Life Special Edition Next, which we successfully introduced in the second half of 2021 and completely sold out within the first half of 2022. Immediately after its unveiling in May 2022, the e.wave X generated reasonable interest among potential customers — by the end of 2022, over 11,000 non-binding reservations had been placed. We believe that its design with a strong focus on sustainability, practicality and value for money makes the e.wave X an urban electric vehicle like no other. For each of its key components, like the robust 3D aluminum space frame or the paint free and flexible polymeric skin, materials have been carefully selected to ensure durability and reusability. The electric engine, which is manufactured by Bosch, delivers a peak power of 80 kW, providing agility and driving fun. At the same time, the engine is quiet, low in vibrations and requires much less maintenance compared to internal combustion engines, giving the car a longer life. The e.wave X’s compact form combines comfort and versatility while offering flexibility in the urban environment. As one of the most compact 4-seaters in its class, it is easy to park, making it ideal for the urban reality. The outer design features are accompanied by intelligent technology solutions. The smart and flexible charging solution allows customers to charge their e.wave X with any 11 kW wallbox or even more conveniently at their household socket without the need for any specific infrastructure. The e.wave X’s battery has a ratio of size and capacity designed for urban mobility, aiming to limit the use of battery materials and its environmental impact. A fully-charged battery is expected to achieve an urban range of up to 250 km. Yet, due to their compact size, batteries are swappable and can also be replaced conveniently for repairs or upgrades. After their use, batteries may be recycled and given a second life as storage for renewable power systems. Our vehicles are supported by intuitive digital solutions that easily connect to the BEV, making our customers’ everyday life easier. Through our proprietary e.GO Connect App, customers have direct access to the most important vehicle data and to a range of services available for their e.GO model.

We have a lean decentralized production footprint with a state-of-the-art MicroFactory in Aachen, Germany, where we produce the body and assemble the entire vehicle and also cover product development as well as product testing. In our MicroFactory, we have established a disruptive production approach, enhanced by robotics, automation and the potential use of artificial intelligence, which focuses on flexibility, sustainability and optimized use of capital during the whole production process. Compared to vehicle production by traditional OEMs, our MicroFactory approach offers a much smaller environmental and energy footprint. We achieve this result by removing two of the most energy intensive and polluting stages of classical production, which are the pressing and painting. We have implemented a highly automated welding system using advanced robotics, which produces the aluminum space frame, and a smart assembly process, which saves resources compared to traditional large and complex assembly lines. Our advanced robotics solution delivers a simultaneous three-dimensional welding operation that assembles the 3D aluminium space frame in nearly seven minutes, with the highest precision, least human error exposure and all connected and controlled by our internet of production (IoP) IT architecture. Autonomous guided vehicles move within the production from one station to the next, where the BEV is assembled step by step. Furthermore, we use renewable energy generated from the solar panels on the roof of our factory. We believe that our MicroFactory is one of the most modern production facilities and a unique testament to our innovative and sustainable DNA.

Our revenue for the six months ended June 30, 2023 amounted to €0.3 million, for the year ended December 31, 2021 it amounted to €3.5 million, and for the year ended December 31, 2022 to €5.7 million. Our loss for the six months ended June 30, 2023 amounted to €24.2 million, for the year ended December 31, 2021 it was €41.3 million, and in the year ended December 31, 2022, we had a loss of €57.7 million. We are currently not producing BEVs. We continue to depend, including for the launch of mass production, on external financing such as public equity offerings and/or private equity placements and/or debt financing for our operations and to execute our global growth strategy.

Key Factors Affecting Our Results of Operations

e.GO believes that the factors discussed below have significantly affected its results of operations, financial position and cash flow in the historical periods for which financial information is presented in this prospectus, and/or that these factors will continue to have a material effect on e.GO’s results of operations, financial position and cash flow in the future.

Start of Serial Production of e.wave X and Status of Reservations

As we have successfully launched and completely sold out our first model, the e.GO Life, in the first half of 2022, we do currently not generate any material revenue from the sale of vehicles. Future vehicle sales are expected to commence and increase once we have started the production of the e.wave X. Revenue from the sale of the e.wave X will be influenced by the total reservations that have been placed for the vehicle and that will actually convert into sales. By the end of 2022, we had already received approximately 11,000 non-binding reservations. According to our general terms and conditions, reservations entitle their holders to place a binding order for the e.wave X within a defined exclusive order period of at least 2 weeks, during which only reservation holders can place a binding order. Customers may cancel a reservation without penalty and receive a full refund of their reservation fee at any time.

Attract New Customers

Our growth will depend in large part on our ability to attract new customers. We have invested in developing our ecosystem by, for instance, enhancing our website, opening popup stores in certain cities, and collaborating with our brand ambassadors, and plan to continue investing in developing our ecosystem. We are in the early stages of growth in our existing markets, and we expect to substantially raise brand awareness by connecting directly with our community through engaging content, rich digital experiences, but also physical events in our showrooms and other locations or through co-operations with our partners. We anticipate that these activities will lead to additional preorders or orders, and, as a result, increase our base of e.GO customers. An inability to attract new customers would substantially negatively impact our ability to grow revenue or improve our financial results.

Expand into New Geographies

We plan to invest in international operations and grow our business outside of our existing market in Germany. We believe we are well-positioned for international expansion in light of the expected growing demand in the global EV market, which, according to our estimates derived from a number of reports, such as Deloitte and other reputable external consultants, is expected to reach a size of 31.1 million annual unit sales by 2030. We believe that our lean manufacturing approach based on an efficient factory design positions us for international growth. The disruptive manufacturing concept in our MicroFactory in Aachen, Germany, completely eliminates press and paint shops, resulting in lower capital expenditure requirements compared to traditional OEM infrastructures and thus facilitates flexible decentralized global growth. Our international expansion will still require substantial investments, including into personnel, charging networks, and local service partnerships.

Capture Business Potential from CO2 Pooling

Our results of operations will also depend on our ability to capture additional revenue from CO2 pooling. Many developed countries have environmental regulations and incentives that seek to reduce CO2 emissions, providing us with an additional potential revenue source. For example, under EU regulation, any automotive manufacturer who fails to reduce the average emissions of its fleet sold in the EU to a specific CO2 emission per kilometer is subject to penalty payments. A manufacturer can avoid, or reduce, penalty payments, if it pools its emissions with those manufacturers that exceed emission targets, such as manufacturers of zero or low-emission vehicles. The economic benefit is shared between the pooling participants, providing us with an additional source of revenue. We intend to participate in one or more of these pooling arrangements, which will come at virtually no extra cost to us. However, there is no guarantee as to the quantum and/or availability of any additional CO2 pooling revenue.

Execution of Effective Marketing

Our ability to effectively market our vehicles and our brand will affect the growth of our reservations. Demand for the e.wave X will directly affect our sales volume, which will in turn contribute to our revenue growth. Vehicle reservations may depend, in part, on whether prospective customers find our vehicles more affordable and convenient than other environmentally friendly vehicles, which in turn depends on prospective customers’ perception of our brand and the advantages of our sustainable vehicle design. We guide our marketing expenditure by analyzing the effectiveness of marketing channels based on our needs at various stages of sales and brand awareness. Effective marketing can help amplify our efforts in efficiently increasing vehicle reservations.

Develop and Manage a Resilient Supply Chain

Our ability to manufacture vehicles and develop future solutions is dependent on the continued supply of input materials, including metals, battery cells, and semiconductors. Fluctuations in the cost of materials, supply interruptions, or material shortages could materially impact our business. Continued and acute supply chain disruptions may affect our ability to produce or accelerate production in the future. This, however, has not been the case thus far and we are contemplating measures such as dual sourcing and decentralized production to be able to respond to the risk of supply chain disruptions. In addition, we have experienced and may continue to experience cost fluctuations or disruptions in supply of input materials that could impact our financial performance.

Product Development

In 2021, we incurred product development costs of €7.6 million, €3.6 million in 2022, €3.5 million in the six months ended June 30, 2022 and €2.0 million in the six months ended June 30, 2023, mostly related to the development of our current model, the e.wave X. We expect that we will continue to incur significant product development expenses related to vehicle development as well as refinement of our technology, such as for the development of the e.wave, which is the urban derivative of the e.wave X and the e.Xpress, which is tailored to the needs of urban commercial delivery services, as well as our battery swap solution. We expect that our product development expenses will constitute one of the most substantial parts of our expenses in future periods. We will only incur development expenses to the extent we believe that we are able to secure necessary financing. Based on our business plan, we will depend on significant additional financing for future development activities.

Personnel Costs

Personnel costs, which include wages and salaries as well as social security and pensions costs, account for a significant share of our costs. Wages and salaries accounted for expenses of €17.3 million in 2021, €22.2 million in 2022, €11.8 million in the six months ended June 30, 2022 and €10.5 million in the six months ended June 30, 2023. Social security and pension costs stood at €3.8 million in 2021, €4.2 million in 2022, €2.0 million in the six months ended June 30, 2022 and €2.2 million in the six months ended June 30, 2023. As we grow our business, we expect personnel costs to continue to increase. We believe that our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop and retain a sufficient number of other qualified personnel such as engineering, design, manufacturing and quality assurance, finance, marketing, sales and support personnel. We cannot guarantee that our efforts to retain and motivate management and key employees or attract and retain other qualified personnel in the future will be successful. Competition for qualified employees is intense, and our ability to hire, attract and retain such employees depends, among other things, on our ability to provide competitive compensation. This may require us to increase compensation for current and new employees over time.

Russo-Ukrainian War

In February 2022, Russia invaded Ukraine across a broad front. In response to this invasion, governments around the world have imposed severe sanctions against Russia. These sanctions, together with the direct and other indirect effects of the invasion, disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers. e.GO cannot yet foresee the full extent of the sanction’s impact on its business and operations and such impact will depend on future developments of the war, which is highly uncertain and unpredictable. The war has also negatively impacted suppliers located in the Ukraine, which negatively affected the availability of car components. The war could have a material negative impact on e.GO’s results of operations, liquidity, and capital management. e.GO will continue to monitor the situation and the effect of this development on its liquidity and capital management.

Segment Reporting

We manage our business as one operating segment and therefore have only one reportable segment in accordance with IFRS 8.

Components of e.GO’s Results of Operations

The components of e.GO’s results of operations include the following:

Revenue from contracts with customers:    e.GO derives revenue from transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life” over time and at a point in time. Between June 2021 and the summer of 2022, e.GO manufactured and distributed the battery electric vehicle “e.GO Life”. Vehicles are sold exclusively against advance payment. Contracts with customers can include several service components, such as vehicle repairs, delivery and handover services and maintenance assistance services. The sale of a vehicle also includes roadside assistance commitments. e.GO has also leased “e.GO Life” vehicles to customers via its financing partner, Santander, in 2022.

Cost of sales of goods and providing services:    Primarily comprises of cost of goods sold, including material expenses, outsourced processing cost as well as own labor and social security cost. The remainder relates to rental cost.

Product development costs:    Mainly comprise product development expenses for the next generation vehicle e.wave X, own labor and social security cost, material cost as well as IT licenses.

Sales and marketing costs:    Comprise sales and marketing expenses as well as external consulting expenses related to advertisement and commission, own labor cost as well as social security cost.

Administrative expenses:    Mainly relate to own labor and social security cost as well as legal and consulting cost.

Other income:    Other income includes income from the reversal of provisions, bargain purchase and other income.

Other expenses:    Other expenses reflect expenses in relation to exchange rate movements.

Operating Results

The following table shows information taken from e.GO’s consolidated statement of profit or loss for six months ended June 30, 2022 and June 30, 2023, and the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Revenue from contracts with customers	3.5	5.7	2.0	0.3
Cost of sales of goods and providing services	(36.8)	(45.2)	(20.7)	(17.3)
Gross profit	(33.3)	(39.5)	(18.7)	(17.1)
Product development costs	(7.6)	(3.6)	(3.5)	(2.0)
Sales and marketing costs	(10.2)	(16.0)	(8.5)	(4.9)
Administrative expenses	(9.0)	(11.4)	(4.8)	(4.7)
Other income	0.5	0.8	0.0	1.1
Other expenses	(0.0)	(0.3)	(0.1)	(0.2)
Operating profit	(59.6)	(70.1)	(35.5)	(27.7)
Finance costs	(1.4)	(11.0)	(2.4)	(5.0)
Profit before income tax	(61.1)	(81.0)	(37.9)	(32.7)
Income tax expense	19.8	23.3	11.9	8.4
Profit from continuing operations	(41.2)	(57.7)	—	—
Profit from discontinued operations	(0.1)	—	—	—
Net profit for the period	(41.3)	(57.7)	(26.0)	(24.2)

Revenue from Contracts with Customers and Financing Partners

e.GO’s revenue from contracts with customers and financing partners is derived from the transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life.” The following table provides a breakdown of e.GO’s revenue from contracts with customers and financing partners for the periods indicated:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Sale of goods	3.0	5.4	1.9	0.1
Revenue from leased vehicles	—	0.2	0.1	0.1
Services and other revenues	0.5	0.2	0.0	0.0
Revenue from contracts with customers	3.5	5.7	2.0	0.3

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s revenue from contracts with customers and financing partners decreased from to €2.0 million in the six months ended June 30, 2022, by 85% to €0.3 million in the six months ended June 30, 2023, and was mainly generated from the sale of the “e.GO Life” BEV and the leasing of vehicles to customers via its financing partner, Santander. Revenue from the provision of services and other revenues derives mainly from shared services to a joint venture and services to customers (e.g., vehicle repairs, delivery or handover services and maintenance).

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s revenue from contracts with customers and financing partners increased from to €3.5 million in the year ended December 31, 2021, by 62.9% to €5.7 million in the year ended December 31, 2022 and was mainly generated from the sale of the “e.GO Life” BEV and the leasing of vehicles to customers via its financing partner, Santander. Revenue from the provision of services and other revenues derives mainly from shared services to a joint venture and services to customers (e.g., vehicle repairs, delivery or handover services and maintenance).

Cost of Sales of Goods and Providing Services

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s cost of sales of goods and providing services decreased from €20.7 million in the six months ended June 30, 2022, by 16.4% to €17.3 million in the six months ended June 30, 2023, due to the changeover from the e.GO Life model to the next generation vehicle model e.wave X.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s cost of sales of goods and providing services increased from €36.8 million in the year ended December 31, 2021, by 22.8% to €45.2 million in the year ended December 31, 2022, due to the production commencement and continued production of the e.GO Life vehicle from June 2021 onwards.

Gross Profit

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s gross profit increased from negative €18.7 million in the six months ended June 30, 2022, by 8.6% to negative €17.1 million in the six months ended June 30, 2023, which was mainly due to a decrease in cost of sales of goods.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s gross profit decreased from negative €33.3 million in the year ended December 31, 2021, by 18.6% to negative €39.5 million in the year ended December 31, 2022, which was mainly due to an increase in cost of sales of goods and providing services driven by the production ramp up for and continued production of the e.GO Life vehicle from June 2021 onwards.

Product Development Costs

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s product development costs decreased from €3.5 million in the six months ended June 30, 2022, by 42.9% to €2.0 million in the six months ended June 30, 2023, and are mainly related to product development expenses for the next generation vehicle e.wave X that have not been capitalized.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s product development costs decreased from €7.6 million in the year ended December 31, 2021, by 52.6% to €3.6 million in the year ended December 31, 2022 and are mainly related to product development expenses for the next generation vehicle e.wave X that have not been capitalized.

Sales and Marketing Costs

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s sales and marketing costs decreased from €8.5 million in the six months ended June 30, 2022, by 42.4% to €4.9 million in the six months ended June 30, 2023, in line with the changeover from the e.GO Life model to the next generation vehicle model e.wave X.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s sales and marketing costs increased from €10.2 million in the year ended December 31, 2021, by 56.9% to €16.0 million, as a result of increased sales and marketing expenses, external consulting cost as well as own labor costs including social security expenses.

Administrative Expenses

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s administrative expenses decreased slightly from €4.8 million in the six months ended June 30, 2022, by 2.1% to €4.7 million in the six months ended June 30, 2023.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s administrative expenses increased from €9.0 million in the year ended December 31, 2021, by 26.7% to €11.4 million in the year ended December 31, 2022, mainly due to own labor costs and related social security expenses as well as legal and consulting fees.

Other Income

The following table provides a breakdown of e.GO’s other income for the periods presented:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Other income from investment grants	—	—	—	0.8
Income from exchange rate changes	—	0.8	0.0	0.3
Income from the reversal of provisions	0.5	—	—	—
Other	0.0	0.1	0.0	0.1
Other income	0.5	0.8	0.0	1.1

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s other income amounted to €0.0 million in the six months ended June 30, 2022, and increased to €1.1 million in the six months ended June 30, 2023, mainly as a result of a government grant received.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s other income amounted to €0.8 million in the year ended December 31, 2022 mainly as a result of the income from exchange rate changes. e.GO’s other income amounted to €0.5 million in the year ended December 31, 2021 as a result of the reversal from a provision for rent.

Operating Profit

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s operating profit increased from negative €35.5 million in the six months ended June 30, 2022, by 22% to negative €27.7 million in the six months ended June 30, 2023, in line with the changeover from the e.GO Life model to the next generation vehicle model e.wave X.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s operating profit decreased from negative €59.6 million in the year ended December 31, 2021, by 17.6% to negative €70.1 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Finance Costs

e.GO’s finance costs for the periods presented is comprised as follows:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Interest expenses for borrowings(1)	0.3	8.9	2.0	4.5
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss	0.9	2.1	0.4	0.4
Unwinding of discount	0.2	0.0	0.0	0.0
Net finance costs	1.4	11.0	2.4	5.0

____________

(1)      Interest expenses for borrowings included an agreed fixed payment in the amount of $4.5 million under the Bridge Financing.

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s finance costs amounted to €2.4 million in the six months ended June 30, 2022, mainly due to interest expenses related to financial leasing and shareholder loans. e.GO’s finance costs amounted to €5.0 million in the six months ended June 30, 2023, mainly due to interest expenses related to borrowings (shareholder loans, other loans) and financial leasing.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s finance costs amounted to €11.0 million in the year ended December 31, 2022 mainly due to interest expenses related to borrowings (shareholder loans and other loans) and financial leasing. e.GO’s finance costs amounted to €1.4 million in the year ended December 31, 2021 mainly due to interest expenses related to financial leasing and shareholder loans.

Profit before Income Tax

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s profit before income tax increased from negative €37.9 million in the six months ended June 30, 2022, by 13.7% to negative €32.7 million in the six months ended June 30, 2023, in line with the changeover from the e.GO Life model to the next generation vehicle model e.wave X.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s profit before income tax decreased from negative €61.1 million in the year ended December 31, 2021, by 32.6% to €81.0 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Income Tax Expense

e.GO’s income tax expense for the periods presented is comprised as follows:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Current tax expense (+)/benefit (-)	0.0	—	—	—
Decrease/(increase) in deferred tax assets	(19.2)	(26.8)	(12.9)	(6.1)
(Decrease)/increase in deferred tax liabilities	(0.7)	3.5	1.0	(2.3)
Income tax expense (+)/benefit (-)	(19.8)	(23.3)	(11.9)	(8.4)

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s income tax expense decreased from a benefit of €11.9 million in the six months ended June 30, 2022, by 29.4% to a benefit of €8.4 million in the six months ended June 30, 2023, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s income tax expense in the year ended December 31, 2022 amounted to €23.3 million, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

e.GO’s income tax expense amounted to a benefit of €19.8 million in the year ended December 31, 2021, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

Net Profit for the Period

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s net profit increased from negative €26.0 million in the six months ended June 30, 2022, by 6.9% to negative €24.2 million in the six months ended June 30, 2023, in line with the changeover from the e.GO Life model to the next generation vehicle model e.wave X.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s net profit decreased from negative €41.3 million in the year ended December 31, 2021, by 39.7% to €57.7 million in the year ended December 31, 2022, which was primarily attributable to the ramp up of production for and continued production of the e.GO Life vehicle from June 2021 onwards, the development of the next generation vehicle e.wave X as well as the commencement of sales and marketing activities relating to the launch of the new vehicle generation.

Liquidity and Capital Resources

As of June 30, 2023, cash and cash equivalents were at €0.7 million compared to €2.5 million as of December 31, 2022 and €12.0 million as of December 31, 2021. Cash and cash equivalents consist of cash in bank accounts. Historically, our principal sources of cash have included proceeds from the issuance of common stock and proceeds from the issuance of debt. Throughout the financial year 2021, two capital increases were carried out, which led to cash inflows in the amount of €79.7 million.

Non-revolving and non-convertible subordinated shareholder loans by nd industrial investments B.V.

The shareholder nd industrial investments B.V. has granted the following non-revolving and non-convertible subordinated term loans to e.GO:

Date of Agreement	Loan Amount	Interest Rate	Disbursed On
July 26, 2022	€3.95 million	10.0% p.a.	July 27, 2022
August 23, 2022	€2.58 million	10.0% p.a.	August 24, 2022
October 24, 2022	€2.785 million	10.0% p.a.	October 26, 2022
November 14, 2022	€3.15 million	10.0% p.a.	November 15, 2022
November 24, 2022	€2.785 million	10.0% p.a.	November 25, 2022 (first tranche)
November 30, 2022 (second tranche)
December 23, 2022	€2.875 million	10.0% p.a.	December 27, 2022
January 25, 2023	€2.92 million	10.0% p.a.	January 26, 2023 (first tranche)
January 30, 2023 (second tranche)
February 22, 2023	€2.6 million	10.0% p.a.	February 23, 2023
March 10, 2023	€2.218 million	10.0% p.a.	March 13, 2023 (first tranche)
March 28, 2023 (second tranche)
April 21, 2023	€0.725 million	10.0% p.a.	April 24, 2023
May 26, 2023	€0.778 million	10.0% p.a.	May 26, 2023
June 1, 2023	€2.00 million	10.0% p.a.	June 1, 2023

Each of the loans in the table above matures on December 31, 2024. In accordance with the Note Purchase Agreement, such maturity date shall in principle be deemed to be extended to the date that is 91 days after the maturity date of the Senior Secured Notes. Each of the loans allows for redemptions prior to maturity in partial amounts or in full at any time after written notice to the lender, provided that the redemption amounts are at least €500 thousand.

Other Loans

A third party has granted a non-revolving convertible term loan of €100 thousand to e.GO Digital GmbH at an interest rate of 1.50% p.a. on August 10, 2020. The loan is repayable on December 31, 2023. The lender was entitled but not obliged to convert the claim for repayment of the loan into new shares. The conversion right was executed by the lender on August 30, 2022, resulting in the issuance of 1,549 new shares in e.GO Digital GmbH to the third party.

e.GO, as borrower, entered into 15 convertible loan agreements in 2022 with nd industrial investments B.V., certain other shareholders and other lenders (the “Convertible Loan Agreements”) for loans in the total principal amount of €39.1 million between e.GO and such lenders. This amount includes the €4.9 million loan amount rolled over as described above under “Shareholder Loans by nd industrial investments B.V.” In 2023, e.GO entered into Convertible Loans Agreements with two further lenders in the total principal amount of €1.75 million. The interest rates for the Convertible Loan Agreements reach up to 10% p.a. with a maturity of up to 5 years.

Five of the Convertible Loan Agreements with a nominal amount of €65,000 were repaid, including accrued interest, in August 2023. The claims under the remaining Convertible Loan Agreements were converted into 17,026 common shares of e.GO by a contribution and assignment agreement with e.GO and the relevant lenders dated June 26, 2023 and by the registration of the capital increase against contribution in kind in the commercial register of Aachen on July 4, 2023.

Bridge Financing

On September 29, 2022, e.GO entered into a $15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement. The bridge facility agreement was amended on October 17, 2022. e.GO granted certain security interests to secure the Bridge Financing, including account pledges and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of $2.5 million was disbursed on

September 29, 2022 and the second tranche of $1.25 million was disbursed on October 18, 2022. The remaining portion of the Bridge Financing in the amount of $11,250,000 was not disbursed. On June 29, 2023, e.GO entered into the Settlement Agreement. In accordance with the Settlement Agreement, e.GO repaid the outstanding principal amount of $3.75 million under the Bridge Financing with the proceeds obtained from the issue of the Senior Secured Notes on June 30, 2023. The security interests granted to secure the Bridge Financing were released simultaneously. The Bridge Financing also provided for the Fixed Payment to Brucke Funding LLC. According to the Settlement Agreement, the Fixed Payment was restructured into a $1.5 million cash payment and a share component. The $1.5 million cash payment was made on July 5, 2023. Pursuant to the share component, e.GO agreed to cause Next.e.GO to issue and transfer at Closing 3,000,000 Next.e.GO Shares to the administrative agent on behalf of the lender under the Bridge Financing. The lender may not sell, transfer or otherwise dispose of any of the Next.e.GO Shares to the extent that sales of these shares by the lender result in net proceeds exceeding $3.0 million. Once the net proceeds from the sales of these shares exceed $3.0 million the lender is obligated to re-transfer remaining shares back to Next.e.GO and to pay to Next.e.GO the excess amounts above $3.0 million earned through disposition of the relevant shares.

Bridge-to-Bond and Bond

On April 24, 2023, e.GO entered into a €2,000,000 short term loan agreement with MIMO Capital AG. The loan was disbursed on April 25, 2023, at an interest rate of 9% p.a. Subject to a minor amount, the short term loan was novated into a cleared bearer bond issued on April 27, 2023. Such bond equally bears interest in the amount of 9% p.a. The bond matures on May 6, 2025. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares. It is agreed that within four weeks following the consummation of the Business Combination, the pledgee shall release the pledge over the e.GO Shares, and the pledgor shall grant the pledgee a pledge over a corresponding number of Next.e.GO Shares.

Senior Secured Notes

On June 30, 2023, e.GO issued the Senior Secured Notes in the principal gross amount of $75 million under the Note Purchase Agreement. After deducting the original issue discount and paying the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, e.GO received net proceeds in the amount of $46.77 million. The Note Purchase Agreement contemplates a potential additional issue in the gross amount of up to $25 million.

e.GO has granted certain security interests to secure the claims under the Senior Secured Notes, including the assignment of IP rights, account pledges, security transfer of assets in designated security areas, and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. e.GO has also pledged its shares in certain of its subsidiaries and these subsidiaries have issued guaranties for the benefit of the note purchasers. Following the consummation of the Business Combination, Next.e.GO will pledge its shares in e.GO for the benefit of the note purchasers.

As a prerequisite for the financing under the Senior Secured Notes, Western Asset requested that a collateral protection insurance policy for the benefit of the Note Purchasers be taken out. The policy provides for coverage up to 90% of the outstanding principal balance after giving effect to a retention. The insurance premium amounts to a fixed rate of 6.25% per annum of which an amount covering substantially 24 months has been prepaid.

The Senior Secured Notes bear interest from the date of issue at the fixed rate of 9.75% per annum. Interest on the Senior Secured Notes is payable on the 15th day of each September, December, March and June, beginning on September 15, 2023 and on the maturity date, provided that, with respect to the first four interest payments due following the issue, interest has been prepaid. The Senior Secured Notes are scheduled to mature on June 30, 2027. Prior to maturity, the Senior Secured Notes are subject to early repayment upon acceleration after the occurrence of an event of default under the Note Purchase Agreement or termination of the Note Purchase Agreement. Subject to the payment of a certain premium, the Senior Secured Notes may also be redeemed early in the event of a voluntary prepayment possible starting twelve months following the issue or mandatory prepayment. Mandatory prepayment applies in the event the insurance policy taken out in relation to the Senior Secured Notes is terminated, cancelled or modified in writing for any reason or if e.GO shall dispute in writing the validity of such insurance policy or its liability for coverage thereunder.

As an incentive for the note purchasers to enter into the Note Purchase Agreement, the note purchasers have received 500,000 Penny Warrants with a ten year duration to purchase 500,000 Next.e.GO Shares at nominal value on the date of exercise.

As part of the financing transaction, the placement agent, TCM, has earned 500,000 Next.e.GO Shares to be issued or transferred to TCM.

Outlook

(i) The development of our share price and the related reduced confidence of our suppliers and financing sources, (ii) shortages of certain materials required for our production, (iii) the limitations of our funding as a result of the lower than expected cash (approximately $1.9 million) held in trust at the closing of the Business Combination, and (iv) the delay of the closing of the Business Combination have a significant impact on the timely ramp up of production. Consequently, this will lead to substantially reduced production volumes in 2024 and in 2025, resulting in much lower revenues compared to previous estimates. As a direct consequence of these developments, the Company anticipates negative EBITDA from operating activities for the entirety of the year 2024 and into 2025. The Company will be reliant on external funding sources to sustain its operations for an extended period of time.

In addition to the funding measures described in the preceding sections, the Company is evaluating alternative funding products with a potential volume of up to $50 million. Furthermore, the Company entered into a committed equity facility term-sheet with an investor positioning us, subject to signing the final documentation and satisfaction of certain conditions, to raise additional funding of up to $150 million, including an advance payment of up to $4 million, within 36 months from the date of closing of the transaction, if and to the extent certain requirements in relation to the price and liquidity of the Next.e.GO Shares are met. Even with the successful execution of final documentation and satisfaction of stipulated conditions, the Company may face limitations in raising funds under the committed equity facility. The funding is subject to the prevailing share price and liquidity of the stocks. This limitation extends to other equity-linked funding products, all of which are subject to the Company’s share price and trading volume.

Our ability to continue our business relies on further external funding. The limitations of our cash and cash equivalents require us to adjust the production ramp-up of our vehicles in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the cash inflow from the aforementioned funding events. Adjustments involve reducing or shifting current operational costs and investments. The timing delay and lower cash proceeds from the Business Combination require, besides the adaptation of our production and ramp-up plans, an increased focus on operational efficiency. Failure to secure sufficient funds poses a substantial risk to our ability to continue as a going concern.

We will receive only limited proceeds from the exercise of the Penny Warrants. Assuming the exercise of all Penny Warrants our aggregate gross proceeds would be $65,000. We believe the likelihood that the holders of the Penny Warrants will exercise their Penny Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Ordinary Shares.

The Ordinary Shares that are being registered for resale under this prospectus represent approximately 97.5% of the total Ordinary Shares outstanding as of December 5, 2023 (assuming that all Penny Warrants are exercised and the Note is converted into 14,589,947 Ordinary Shares and excluding 20,000,000 unvested Earn-Out Shares). The Selling Shareholders, including our largest beneficial owner ND Group B.V., to the extent applicable, will be able to sell all of their shares upon the expiration of the applicable lock-up restrictions. Following the expiration of the applicable lock-up restriction described herein, the sale of all Ordinary Shares, including those issuable upon exercise of the Penny Warrants and the Note, or the perception that such sales may occur, may cause the market prices of our securities to decline significantly and could impair our ability to raise capital through the sale of additional equity securities.

Cash Flow Statement

The following table shows selected information taken from e.GO’s consolidated statement of cash flows for the six months ended June 30, 2022 and June 30, 2023, and the years ended December 31, 2021 and December 31, 2022:

	For the year ended December 31,		For the six months ended June 30,
	2021	2022	2022	2023
	(audited) (in € million)		(unaudited) (in € million)
Cash flows from operating activities	(43.5)	(26.8)	(23.8)	(8.9)
Cash flows from investing activities	(27.1)	(41.1)	(25.7)	(4.2)
Cash flow from financing activities	80.4	59.0	40.9	11.3
Net change in cash and cash equivalents	9.9	(8.9)	(8.6)	(1.9)
Cash and cash equivalents at beginning of the period	1.2	11.1	12.0	2.5
Cash and cash equivalents at end of the period	11.1	2.1	3.3	0.7

Cash Flows from Operating Activities

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s cash flows from operating activities changed from a cash outflow of €23.8 million in the six months ended June 30, 2022, to a cash outflow of €8.9 million in the six months ended June 30, 2023, primarily as a result of the changeover from the e.GO Life to the next generation e.wave X vehicle model leading to a reduction in operating expenditures.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s cash flows from operating activities changed from a cash outflow of €43.5 million in the year ended December 31, 2021 to a cash outflow of €26.8 million in the year ended December 31, 2022, primarily as a result of product development expenses for the next generation vehicle e.wave X, the production ramp up for and continued production of the 2021 model e.GO Life as well as other operating expenses.

Cash Flows from Investing Activities

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s cash flows from investing activities changed from a cash outflow of €25.7 million in the six months ended June 30, 2022 to a cash outflow of €4.2 million in the six months ended June 30, 2023, primarily as a result of the changeover from the e.GO Life to the next generation e.wave X vehicle models leading to a reduction in investing activities.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s cash flows from investing activities changed from a cash outflow of €27.1 million in the year ended December 31, 2021 to a cash outflow of €41.1 million in the year ended December 31, 2022, mostly as a result of the investments in product development of our next generation vehicle, the e.wave X.

Cash Flow from Financing Activities

Comparison of the Six Months ended June 30, 2022 and 2023

e.GO’s cash flows from financing activities changed from a cash inflow of €40.9 million in the six months ended June 30, 2022, to a cash inflow of €11.3 million in the six months ended June 30, 2023, mainly due to securing convertible and shareholder loans.

Comparison of the Years ended December 31, 2021 and 2022

e.GO’s cash flows from financing activities changed from a cash inflow of €80.4 million in the year ended December 31, 2021 to a cash inflow of €59.0 million in the year ended December 31, 2022, mainly due to securing convertible and shareholder loans.

Financial Liabilities

The tables below analyze e.GO’s financial liabilities into relevant maturity groupings based on their contractual maturities:

	As of December 31, 2022
	Up to 1 year	Between 1 and 5 years	Over 5 years	Total contractual cash flow	Carrying amount
	(audited) (in € million)
Trade payables	15.8	—	—	15.8	15.8
Borrowings	50.5	18.6	—	78.2	69.2
Lease liabilities	2.5	9.4	6.4	21.5	18.4
Total	68.9	28.1	6.4	115.6	103.4
	As of December 31, 2021
	Up to 1 year	Between 1 and 5 years	Over 5 years	Total contractual cash flow	Carrying amount
	(audited) (in € million)

Trade payables	4.6	—	—	4.6	4.6
Borrowings	—	5.3	—	5.3	5.2
Lease liabilities	1.9	10.3	10.7	22.9	19.8
Total	6.5	15.6	10.7	32.8	29.6

Off-Balance Sheet Arrangements

e.GO has not provided any financial guarantees.

Changes in Accounting Policies and Disclosures

For information regarding changes in accounting policies, and the impact of such changes in accounting policies on e.GO’s financial statements, if any, see note 21 to e.GO’s consolidated financial statements for the year ended December 31, 2022, included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

e.GO is exposed to a variety of risks in the ordinary course of our business, including, but not limited to, credit risk, liquidity risk and interest rate risk. e.GO regularly assesses each of these risks to minimize any adverse effects on our business as a result of those factors. For discussion and sensitivity analyses of e.GO’s exposure to these risks, see note 6 to the unaudited interim consolidated financial statements as of and for the six months ended June 30, 2023, included in this prospectus.

Critical Accounting Policies and Use of Estimates and Assumptions

e.GO’s consolidated financial statements are prepared in accordance with IFRS, as issued by the IASB. In preparing its consolidated financial statements, e.GO makes assumptions, judgments and estimates that can have a significant impact on amounts reported in the consolidated financial statements. e.GO bases its material judgments, estimates and assumptions on historical experience and various other factors that it believes to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions. e.GO regularly re-evaluates its material judgments, estimates and assumptions. e.GO’s material judgments, estimates and assumptions are described in note 8 to e.GO’s consolidated financial statements included elsewhere in this prospectus.

Management Summary

The assessment of the going concern of Next.e.GO and its consolidated subsidiaries is directly linked to the assessment of the ability of Next.e.GO to continue as a going concern. The growth-oriented business plan for e.GO provides for working capital expenditures in connection with the planned production ramp-up and growth, investments in the development of the product in particular, but also the set-up of further foreign production sites with local contribution either in the form of state aid or private partnership. To date funding has been primarily made by the shareholders (see above under “Liquidity and Capital Resources”).

e.GO received net proceeds in the amount of $46.77 million from Western Asset as part of the issue of the Senior Secured Notes, and the current planning is based on the assumption that e.GO will be able to continue its business for at least twelve months after closing the Business Combination in the fourth quarter of 2023. Management expects that e.GO will be able to continue for the next twelve months with the inflow of $0.89 million (approximately €0.85 million) resulting from the business combination with Athena Consumer Acquisition Corp. that was used to pay transaction expenses. The transaction costs related to this business combination are equal to $22.7 million (approximately €21.4 million). On October 19, 2023, TopCo entered into the Securities Purchase Agreement relating to the Note. The Company agreed to sell, and the purchaser agreed to purchase, the Note for the aggregate principal amount of $12.7 million. The Note shall be subject to an original issue discount equal to 7.5% of the principal amount of the Note to be paid under the Securities Purchase Agreement and bear interest of 8.0 p.a. The proceeds of this transaction were used to pay certain transaction expenses in connection with the closing of the Business Combination.

Furthermore, the Company entered into a committed equity facility term-sheet with an investor positioning us, subject to closing of the transaction and signing the final documentation, to raise additional funding of up to $150 million within 36 months from the date of closing of the transaction, including an advance payment of up to $4 million, if and to the extent certain requirements in relation to the price and volatility of the Next.e.GO Shares are met. In order to further support the Company, the majority shareholder nd industrial investments B.V. has also prolonged the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of €29.37 million until December 31, 2024. In accordance with the Note Purchase Agreement, such maturity date shall in principle even be deemed to be extended to the date that is 91 days after the maturity date of the Senior Secured Notes.

Our ability to continue our business relies on further external funding. The limitations of our available cash and cash equivalents require us to adjust the production ramp-up of our vehicles in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the cash inflow from the aforementioned funding events. Adjustments involve adjusting production timing and volumes and/or reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, preserving cash, and increasing sales volumes after sufficient funding has been secured. Our sales volume projections are in part based on non-binding reservations and our expectations as to our sales prospects that are tuned to the above-mentioned production ramp-up over the course of the next 12 months. The delay in our production ramp up may also impact our ability to retain these reservations.

Next.e.GO’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions Next.e.GO will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the revenue and sales volume expectations are not met or will be realized much later than expected, if anticipated financing does not materialize or on terms that less beneficial than anticipated, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully secure additional funding could have a material adverse effect on the Company and its ability to continue as a going concern. The protracted consummation of the Business Combination is impacting our ability to secure part(s) of the supply chain on time and/or on budget, impacting production timing, ramp-up and/or volumes and therefore Next.e.GO’s operational results and financial performance.

Therefore, there is a material uncertainty that raises substantial doubt on Next.e.GO’s and e.GO’s ability to continue as a going concern. In this respect, Next.e.GO’s and consequently its consolidated subsidiaries’ existence may be at substantial risk.

REGULATORY ENVIRONMENT

Overview

Our industry and business operations are subject to various laws, rules and regulations at international, national, state and municipal levels, which may affect, directly or indirectly, our operations or our industry. Such laws, rules and regulations include laws on vehicle approval and homologation, laws on vehicle road safety, environmental laws, laws on vehicle emissions and renewable energies, consumer protection laws, product warranty and product liability laws, intellectual property and copyright laws, labor and employment protection laws, export control regulations, trade and economic sanctions and embargoes on certain countries, persons, groups and/or entities, projects and/or activities, competition and antitrust laws, tax laws, and criminal laws (e.g., anti-money laundering and anti-corruption laws). Within the EU, the legal environment is also characterized by a set of political initiatives and legal frameworks under the so-called European green deal, which seeks to serve the overarching goal of eliminating greenhouse gas emissions and reaching climate neutrality by 2050. These initiatives and legal frameworks have had and will continue to have a significant influence on our industry and business operations as well as the overall adoption rate of electric mobility within the EU.

An overview of the laws, rules and regulations that are most relevant for our business operations or industry, broken down by general category of regulation, is provided below. Any reference in this section to any legislation or regulation is deemed to refer to such legislation or regulation as amended, supplemented or otherwise modified, and all further rules and regulations promulgated thereunder, unless the context requires otherwise.

Vehicle Approval/Road Safety

Our vehicles and related components will require compliance with product-related regulatory frameworks and approval by the relevant government authorities before we may sell our vehicles to customers or before our vehicles may be used on public roads. We will have to comply with substantial licensing, certification, approval, permit and other homologation requirements in all relevant markets in which we may operate, as well as numerous and continually increasing technical product requirements, particularly with regard to the safety of vehicle occupants and other road users.

The EU has passed extensive legislation and regulations on vehicle approval and safety, including a regulation governing the testing necessary for a vehicle to be placed on the market. EU regulation also sets out EU-wide rules on technical requirements and procedures to ensure that new types of motor vehicles and their trailers conform to EU-approved requirements on safety and environmental protection. For instance, under the UNECE umbrella, UN R138 regulates the minimum sound emission of quiet vehicles, intended to protect persons with impaired vision around the vehicle. Further EU regulation also provides for market surveillance to ensure the conformity of vehicles already available on the market, and allows EU member states and the European Commission to carry out random tests on vehicles to detect failures. EU regulation passed in 2019, which took effect from July 6, 2022 and will become mandatory as of July 2024 for all vehicles to be registered, introduced requirements for the implementation of state-of-art safety technologies (such as intelligent speed assistance, advanced driver distraction warning systems and other safety systems, including with respect to pedestrians and cyclists) as standard vehicle equipment and seeks to enhance the competitiveness of EU car manufacturers on the global market by providing the first EU legal framework for automated and fully automated vehicles.

At the national level, Germany has implemented portions of the above into its Road Transport Law (Straßenverkehrsgesetz), Road Traffic Licensing Regulations (Straßenverkehrszulassungsordnung) and EG-Vehicle Approval Regulation (EG-Fahrzeuggenehmigungsverordnung). In order to be accredited as a manufacturer with the German Federal Motor Vehicle and Transport Authority (Kraftfahrt-Bundesamt) we are required to implement a quality management system to provide proof of conformity of production.

General Product Safety Liability

Our vehicles will also have to comply with product-specific or general, non-specific product safety and product liability legislation and associated regulations.

The EU has passed a directive on general product safety that applies in the absence of specific provisions among the EU regulations governing the safety of the products concerned, or if legislation on the sector is insufficient. Under this directive, manufacturers and distributors may only market products that comply with a general requirement of consumer safety. A product is safe if it does not present any risk or only the minimum risks compatible with the product’s use considered to be acceptable and consistent with a high level of protection for the safety and health of persons. In addition to compliance with the safety requirement, manufacturers and distributors must provide consumers with the necessary information in order to assess a product’s inherent risks and take the necessary measures to avoid such threats (for example, withdraw products from the market, inform consumers and recall products). Strict liability applies for defective products throughout the EU in addition to any consumer protections at the national level.

In Germany, the EU requirements have been implemented via the Product Safety Act (Produktsicherheitsgesetz) and the Product Liability Act (Produkthaftungsgesetz), which are accompanied by the more general provisions under the tort law codified in the German Civil Code § 823 (Bürgerliches Gesetzbuch).

Vehicle Emissions and Regulatory Incentives

The protection of air quality and reduction of greenhouse gas emissions is a priority in the EU and car manufacturers relying on internal combustion engines must comply with increasingly stringent standards on vehicle emissions. The current environment of the EU and regulatory initiatives strongly support the development, production and sale of alternative fuel vehicles and their overall market adoption. In line with the international climate agreement signed at the 2015 United Nations Framework Convention on Climate Change in Paris by nearly 200 nations (commonly referred to as the Paris Agreement), which became effective in November 2016 and consists of two elements (a commitment by each participating country to set a voluntary emissions reduction target (referred to as nationally determined contributions or “NDCs”), with a review of the NDCs that could lead to updates and enhancements every five years beginning in 2023, and a transparency commitment requiring participating countries to disclose their progress), as well as based on emission legislation, the EU is taking a progressive stance in reducing carbon oxide emissions, thereby deliberately driving increasing demand for electric vehicles.

In that context and against the background of the EU’s green deal, the EU implemented the Euro 6 regulatory framework (“Euro 6”), which became mandatory in stages, depending on the vehicle, beginning from September 2014 onwards. Under Euro 6, new passenger vehicles only receive vehicle type approval in the EU if such vehicles comply with defined maximum emission volumes regarding carbon monoxide, hydrocarbons, nitrogen oxides, ammonia and particulates. Implementation of Euro 6 in the EU member states did not require additional legislation at the national level. National authorities monitor compliance and have the ability to recall non-compliant vehicles. The European Commission has started the development of the next level of emission standards known as “Euro 7.”

Furthermore, the EU has implemented mandatory CO2 emissions targets. At present, all car manufacturers must meet a fleet-wide average emission target of 95g CO2/km for their new vehicle fleets that are registered in the EU. Car manufacturers are given additional incentives to produce zero- or low-emission cars emitting less than 50g CO2/km through a fleet-wide credits system. The regulation also provides for fleet-wide average CO2/km emissions targets for the years 2025 and 2030, which are defined as a percentage reduction from the current applicable values: Cars are subject to a fleet-wide reduction of 15% in 2025 and 37.5% in 2030, while vans are subject to a fleet-wide reduction of 15% in 2025 and 31% in 2030. The regulation also allows for pooling arrangements among several manufacturers of passenger cars or vans based on which these manufacturers will be treated as a single “pool” and their compliance with emission limits assessed on an aggregated basis at the pool level. Car manufacturers are subject to penalty payments if the fleet-wide average emission of CO2/km of the relevant car manufacturer exceeds the defined target values in a given year. The monetary penalty is calculated based on a predetermined Euro amount (currently € 95) for each gram of CO2/km exceeding the relevant target value multiplied by the number of vehicles produced by the relevant car manufacturer.

The adoption of electric mobility is further promoted on the national level within the EU. The vast majority of member states of the EU provide purchase grants, tax benefits or other incentive schemes to buyers of electric vehicles. For example, German governments on a state and federal level have implemented various incentive schemes to drive the adoption of electric mobility. Individual buyers of purely electric vehicles receive tax benefits in the form of ownership tax exemptions up to December 31, 2030 based on an amendment of the German Motor Vehicle Tax Act (Kraftfahrzeugsteuergesetz). The work- or company-related use of electric vehicles receives preferential tax treatment as well. The German Electro Mobility Act (Elektromobilitätsgesetz)

and various incentives granted on the state or municipal level provide for various privileges electric vehicles, including, for example, the allocation of special parking spaces at charging stations in public areas, the reduction or waiver of parking fees, permitted bus lane use as well as exemptions from certain access restrictions.

Renewable Energy Requirements

The laws and regulations within the EU and various other jurisdictions impose energy source requirements for the transportation sector, which also aim at the reduction of the emission of greenhouse gases and the promotion of the adoption of alternative fuel or electric vehicles. A directive adopted in 2018, which had to be implemented by the EU member states until June 30, 2021, establishes a common system on the promotion of energy from renewable sources (such as wind, solar (both solar thermal and solar solar) and geothermal energy, tide, wave and other ocean energy, hydropower or biomass) in electricity, heating and cooling, and transport and provides a framework for the promotion of the use of renewable energy sources in the EU until 2030. The directive defines a binding overall target of at least 32% of energy from renewable sources for the EU’s gross final energy consumption by 2030 (calculated as the sum of the member states’ gross final consumption of electricity and energy in various sectors) and promotes the use of renewable energy in transport, particularly prioritizing electricity, with a target of at least 14% renewables in the final energy consumption mix by 2030. The directive envisages electric mobility to constitute a substantial part of the renewable energy mix in the transport sector by the year 2030 and is a cornerstone for the adoption and integration of electric mobility within the EU, as it also supports incentive schemes for the swift development of electric mobility with respect to the sector’s growth potential and role for the EU employment market. In addition, the directive seeks to boost the use of renewable electricity in the transport sector by applying augmented multipliers in the context of the calculation of the relevant energy mix under the directive.

Industrial Environmental Control

All member states of the EU control the manufacture, use and disposal of pollutants by means of regulations on air pollutants, chemicals, heavy metals, persistent organic pollutants, soil contamination and biocides. The operations of manufacturers, particularly our production, logistics and transport processes as well as end products, must comply with these regulations.

The most relevant legal frameworks are the Regulation for Registration, Evaluation, Authorization and Restriction of Chemicals (“REACH”) and the Regulation on Classification, Labeling and Packaging of Substances and Mixtures (“CLP”). REACH requires manufacturers and importers of chemicals to identify and manage risks linked to the substances they manufacture and market, to submit a registration dossier for substances produced or imported in quantities of one ton or more per year per company, and to provide downstream users with risk information to ensure proper application of such substances. In addition, for “substances of very high concern”, REACH may require government authorization for further use or impose restrictions in the future, any of which may delay or increase the costs of operations. CLP complements REACH by requiring suppliers of substances and mixtures, including manufacturers, downstream users and distributors, to apply harmonized criteria to their classification and labeling.

Substance restrictions under REACH in some cases prohibit the marketing in the EU of articles containing certain substances. This is particularly relevant in relation to spare parts for products, which were designed before a relevant restriction was adopted and which are no longer in mass production (“legacy parts”). Similar problems may arise if a substance is placed under an authorization requirement under REACH and may, therefore, not be used for the production of legacy parts without a corresponding authorization. REACH does not include general exemptions with regard to legacy parts (so-called “repair as produced” clauses).

Emissions from Production

Emissions from production, such as air pollutants, noise, odors, vibrations and greenhouse gases (such as CO2), are governed by specific laws and regulations, and, if the operation of a facility is subject to a permit, by specific conditions set forth therein. Some laws and regulations require the submission of emission reports on a regular basis. Non-compliance with maximum emission levels may result in administrative fines.

International, as well as European and national regulations, may have repercussions on the operation of the relevant production facilities. For example, stricter regulation of CO2 emissions could cause manufacturers to incur significant capital expenditures to upgrade production plants by installing or improving technical equipment to comply with maximum emission levels that may become applicable in the future, which may also affect their ability to sell their products at predetermined price levels.

Emission trading systems for emissions from industrial production exist on the European and national level. These systems are based on “cap and trade” principles designed to reduce carbon dioxide emissions by limiting the number of emission allowances (cap) required for certain facilities and allowing the purchase for shortfall or the sale of surplus emission allowances (trade).

Reuse, Recycling and Recovery

Manufacturers may also be obligated to assist customers with the disposal, recovery and recycling of certain underlying components of their products once they have reached their end-of-life/disposal stage.

An EU directive on batteries (the “Batteries Directive”) governs the recovery of batteries within the EU. The Batteries Directive requires manufacturers and distributors of batteries to bear a significant amount of the costs associated with proper collection and disposal of end-of-life batteries. As batteries are a substantial component of our vehicles, we may have to (potentially) incur additional costs and administrative burdens to comply with laws governing the recovery of batteries and other similar laws.

Furthermore, an EU directive on end-of-life vehicles (the ELV Directive) and an EU directive on waste electric and electronic equipment (the WEEE Directive) each govern the recovery of motor vehicles and electric and electronic equipment within the EU, providing for ambitious recovery, reuse and recycling rates. The directives require that manufacturers cover all, or a significant part of, the costs associated with recovery, reuse and recycling measures. The aforementioned directives, including the Batteries Directive, as well as an EU directive on the restrictions of the use of certain hazardous substances in electrical and electronic equipment, limit manufacturing options because they also contain prohibitions on the use of certain identified substances and materials.

Cross-border Import and Export of Products

Sales of our products may be subject to export control and sanction regulations, as well as trade policy measures, such as tariffs. We may be required to comply with export control regulations, trade and economic sanctions restrictions and embargoes imposed by multiple authorities, such as the United Nations, the EU and the United States. In addition, the EU, United States and other applicable sanctions and embargo laws and regulations vary in their application (and may be inconsistent): they do not all apply to the same covered countries, persons, groups and/or entities, projects and/or activities, and such sanctions and embargo laws and regulations may be amended or strengthened from time to time.

Within our primary target market, the EU’s internal market, the principle of free movement of goods applies. When importing good from, and exporting goods to, non-EU countries, we will have to comply with national and European foreign trade and customs regulations.

Data Protection and Privacy

We plan to include various digital offerings in our vehicles to be accessible via our own app and plan to continue to further develop connectivity solutions for our customers. We will also obtain data from our customers as they reserve cars or as we sell cars online. Regulations governing data protection can therefore have a significant impact on our business.

The GDPR applies to the processing of personal data in the context of activities of establishments in the EEA, regardless of whether the processing takes place in the EEA or not. The GDPR and other data privacy laws regulate when and how personal data may be collected, for which purposes it may be processed, for how long such data may be stored and to whom and how it may be transferred. The GDPR contains strict requirements for obtaining the consent of data subjects (i.e., the persons to whom personal data relates) to the use and processing of their personal data. The GDPR also requires the implementation of appropriate technical and organizational measures, depending on the nature of the processing activities. It also imposes various obligations in the context of processing of data, including, among others, far-reaching transparency, data minimization, storage limitations, privacy by design and privacy by default obligations, data security, integrity and confidentiality obligations. In addition, it may require so-called data protection impact assessments, at least in cases where the data processing is likely to result in a high risk to the rights and freedoms of individuals. In Germany, operators of online platforms have to comply with the specific requirements of the German Tele Media Act (Telemediengesetz), which takes into consideration particular aspects of online communication. For example, the German Tele Media Act provides for additional information obligations which are stricter than the general requirements of the Data Protection Act (e.g., a requirement to include an imprint on websites and apps).

An EU directive on the processing of personal data and the protection of personal data in the electronic communications sector adopted in 2002 sets out rules to ensure security in the processing of personal data, the notification of personal data breaches and confidentiality of communications through public electronic communication services such as the internet and mobile telephony. Providers of such electronic communication services must, among others, ensure that personal data are accessed by authorized persons only, are protected from being destroyed, lost or accidentally altered and from other unlawful or unauthorized forms of processing and ensure the implementation of a security policy on the processing of personal data. The e-Privacy Directive also contains several provisions aimed at ensuring the confidentiality of electronic communications and sets forth strict (consent) requirements for the use of cookies and for unsolicited communication as part of direct marketing efforts. The e-Privacy Directive has been implemented in the Netherlands by the Dutch Telecommunications Act (Telecommunicatiewet) and in Germany by the German Telecommunications Act (Telekommunikationsgesetz). On January 10, 2017, the European Commission released a proposal for a regulation of the European Parliament and of the Council of the EU concerning the respect for private life and the protection of personal data in electronic communications (the e-Privacy Regulation), which would repeal the e-Privacy Directive. The proposal is still subject to legislative procedure and debate.

In March 2021, the United Nations announced UN R155 — a regulation on cybersecurity and cybersecurity management systems. The regulation requires that, from July 2022, all new vehicles types and, from July 2024, all registered vehicles must prove that their product development is based on a systematic approach to risks associated with cyber threats to their cars. The regulations have been adopted by the EU as well as jurisdictions such as Japan and South Korea. The UN regulations are not expected to be adopted in the United States or China where similar regulations are expected to be adopted.

Antitrust Law

Competition and antitrust laws and regulations are designed to preserve free and open competition in the marketplace to enhance competitiveness and economic efficiency. Provisions on merger control, the prohibition of anticompetitive agreements, collusive behavior, the prohibition of abuse of a dominant position and the receipt of advantages in violation of state aid rules within the market are of particular relevance for manufacturers. National and supranational competition and antitrust authorities may initiate investigations and proceedings for alleged infringements of competition or antitrust laws, which may result in significant fines or other forms of liability or impose certain limitations or conditions regarding acquisitions and certain business practices.

Within the EU, compliance with applicable European and national competition laws is monitored by the European Commission and in some cases the national competition authorities. The EU’s antitrust rules are set out in Articles 101 and 102 of the Treaty on the Functioning of the European Union (“TFEU”). Article 101(1) of the TFEU prohibits anticompetitive agreements to the extent they are not otherwise exempted by Article 101(3) of the TFEU. Article 102 TFEU prohibits the abuse of a dominant position. Article 107 (1) TFEU prohibits the granting of state aid.

Class Actions to Enforce Regulations

In the EU and certain of its member states, there is or has been an increasing prevalence of legislation governing class actions and their use to enforce regulations. As a result of these developments, consumers have increasingly powerful legal mechanisms at their disposal to collectively sue manufacturers of consumer products.

In the EU, under the banner of “A New Deal for Consumers,” the European Commission is facilitating a trend towards the increasing availability and use of collective redress mechanisms in areas in which EU law grants rights, including in particular consumer protection rules and regulations. The European Commission made a non-binding recommendation for EU member states to adopt collective redress procedures in June 2013, subsequently consulted on progress in 2017 and published a report on the subject in January 2018. A proposal for a new directive regarding “better enforcement and modernization of EU consumer protection rules” has been put forward by the European Commission. EU member states have also been developing their own rules in this regard. In Germany a law introducing a declaratory model action (Musterfeststellungsklage) came into force on November 1, 2018. With this new declaratory model action, certain persons are entitled to seek a legal declaration concerning factual or legal matters regarding consumer claims. Consumers can then opt in to be bound by a judgment (and under certain circumstances also a settlement) issued in the declaratory model proceedings.

In the Netherlands, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the company. Only in the event that the cause for the liability of a third party to the company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not bind individual class members. Even though Dutch law does not provide for derivative suits, directors and officers can still be subject to liability under U.S. securities laws.

MANAGEMENT AND EXECUTIVE COMPENSATION

Board Structure

As of the date of this prospectus, Next.e.GO is a Dutch public company (naamloze vennootschap) with a one-tier board structure, consisting of seven Next.e.GO Directors. There are no family relationships among any of Next.e.GO’s Directors.

Board of Directors

The Next.e.GO Board consists of seven members. Each of the Next.e.GO Directors will hold office for the term set by the Next.e.GO General Meeting (as set forth in the table below), except in the case of their earlier death, resignation or dismissal. The Next.e.GO Directors do not have a retirement age requirement under the Next.e.GO Articles of Association.

The Next.e.GO Directors will be appointed by the Next.e.GO General Meeting upon a binding nomination by the Next.e.GO Board. The Next.e.GO General Meeting may at all times overrule a binding nomination by a resolution adopted by a majority of at least two thirds of the votes cast, provided such majority represents more than half of the issued share capital. If the Next.e.GO General Meeting overrules a binding nomination, the Next.e.GO Board will make a new nomination.

The DCGC provides the following best practice recommendations on the terms for tenure of the Next.e.GO Directors:

•        Next.e.GO Executive Directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms they may serve; and

•        Next.e.GO Non-Executive Directors should be appointed for two consecutive periods of no more than four years. Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that the reasons for any reappointment after an eight-year term of office should be disclosed in our statutory annual report.

The initial Next.e.GO Directors are appointed with staggered multi-year terms of up to four years.

The Next.e.GO General Meeting may at any time suspend or dismiss a Next.e.GO Director. The Next.e.GO General Meeting may only adopt a resolution to suspend or dismiss a Next.e.GO Director by a majority of at least two thirds of the votes cast, provided such majority represents more than half of the issued share capital, unless the resolution is adopted at the proposal of the Next.e.GO Board (or by the initial chairman of the Next.e.GO Board, who is authorized by the Next.e.GO Board to make such a proposal to the Next.e.GO General Meeting), in which latter case the resolution may be adopted by a simple majority of the votes cast.

The following table lists the current Next.e.GO Directors, as well as their ages, term served, the year of expiration of their term as directors following the completion of the Business Combination and position:

Name	Age	Term Served	Year in which Term Expires	Position
Eelco Van Der Leij	60	2023 – Present	2027	Executive director
Ali Vezvaei	42	2023 – Present	2027	Non-Executive director and Chairperson
Isabelle Freidheim	41	2023 – Present	2025	Non-Executive director
Ulrich Hermann	56	2023 – Present	2026	Non-Executive director
Minneola (Minnie) P. Ingersoll	46	2023 – Present	2024	Non-Executive director
Markus Michel	44	2023 – Present	2026	Non-Executive director
Navjeet (Dolly) Singh	44	2023 – Present	2024	Non-Executive director

The following is a brief summary of the business experience of the Next.e.GO Directors. Unless otherwise indicated, the current business address for each Next.e.GO Director is the same as Next.e.GO’s business address: Lilienthalstraße 1, 52068 Aachen, Germany.

Executive Director

Eelco Van Der Leij has acquired extensive management experience throughout his professional career. After having started as a commercial manager at Unilever, his career led him from being a general manager at Deutag and finance director at Grontmij to Stork B.V., where he held various high-level positions within the group. He joined Bilfinger as managing director in 2016 and Ecolog International as global commercial business development director in 2020, where he successfully delivered high profile projects, developed business expansion strategies, and guided multi-cultural joint ventures in Europe and Middle East. Mr. Van der Leij also has a record of accomplishment in defining, launching and establishing a new brand as a leading European tools & equipment rental service provider. Mr. Van der Leij joined Next.e.GO Mobile SE in 2021 and became CFO in 2022. He holds an MBA from the Rijksuniversiteit Groningen, the Netherlands, and a degree as Chartered Accountant from the Royal Netherlands Institute of Chartered Accountants (NBA) via the Tilburg University, the Netherlands.

Non-Executive Directors

Ali Vezvaei has more than 20 years of experience in board, executive and operational management functions, including in the areas of technology and energy-tech as well as global investments and M&A. He is currently the CEO of ND Group B.V., an international private equity and portfolio holding company based in the Netherlands, with presence or footprint in the U.K., Germany, the United Arab Emirates and the U.S., as well as the chairman of the supervisory board of Swiss-based Arcore Ltd. and President and member of the management board of Euromax Resources, a listed company on TSX. Previously, Mr. Vezvaei was Group CEO of Ecolog International, a leading provider of solutions and services in supply chain, construction, technology, facility management and environmental applications. Mr. Vezvaei also held the position of Executive President & CEO of Bilfinger SE in the Middle East, where he was in charge of group companies and their operations across the region. Previously, he assumed the responsibility as the President of Linde AG Engineering division across the MENA region, while serving as a member of the board of its affiliated companies in the region. Prior to joining the Linde Group, Mr. Vezvaei worked for more than a decade at Siemens, where he served as the Global Senior Vice President of Siemens Oil & Gas, after he had served as the Division Cluster CEO of the firm s Oil & Gas division in Middle East. He served previously as Siemens Oil & Gas Division’s Global Vice President for Strategy and Mergers & Acquisitions and has assumed several other senior management positions during his tenure with Siemens. Mr. Vezvaei accomplished his Executive Education at both Harvard Business School and the University of Oxford — Saïd Business School. He also holds a Bachelor’s Degree in Mechanical Engineering.

Isabelle Freidheim is a venture capitalist and entrepreneur. Ms. Freidheim is the founder of Athena and has served as its Chairperson since October 2021. Ms. Freidheim was the founder and Chair of Athena Technology Acquisition Corp., one of the first all women SPACs, which completed its business combination with Heliogen, Inc. in December 2021 (NYSE: HLGN). She is also the founder of Athena Technology Acquisition Corp. II (NYSE: ATEK) and has served as its Chief Executive Officer since August 2021 and its Chairperson of the board of directors since November 2021. Ms. Freidheim is the co-founder of Magnifi and was a co-founder and managing partner of Castle VC (formerly Starwood VC), a venture investment firm, and a venture partner at MissionOG, a venture capital firm. Ms. Freidheim co-founded Magnifi, an artificial intelligence and machine learning fintech company which was acquired by The Tifin Group in December 2020. In addition to co-founding the company, Ms. Freidheim acted as the Chief Executive Officer of Magnifi and led the company’s early growth. Ms. Freidheim was also a co-founder of the London Fund, a fund that invests in IP-rich high-growth companies with a particular focus on emerging technologies. Ms. Freidheim started her career in investment banking at Lehman Brothers and then joined one of Invesco’s private equity funds to invest in European assets. She holds a B.A. in Economics from Columbia University and an M.B.A. from Columbia Business School.

Ulrich Hermann gained more than 25 years’ experience as an executive in the publishing, industrial and start-up sectors with a strategic focus on the topic of digitalization. His core theme is the transformation of companies from operationally problematic situations into profitable growth assets. Today Mr. Hermann is general partner and CEO of the late-stage growth fund Einstein Industries Ventures, which is focusing on investments in downstream NewSpace enabled software and business solutions. Previously, he was a member of the executive board (Vorstand) of Heidelberger Druckmaschinen AG. There, as the Chief Digital Officer, he led the global digital transformation program. As executive board member he was responsible for global sales, global corporate IT, and software and services at Heidelberg. For more than a decade, he was CEO of Wolters Kluwer in Germany and Central Europe, building the company through mergers and acquisitions and the digital transformation of its business. Mr. Hermann started his career in publishing at Bertelsmann AG and Süddeutscher Verlag in serval management positions. He studied mechanical engineering at RWTH Aachen University and at M.I.T., Cambridge, earned his doctorate in 1996 in University St. Gallen (HSG) and is now an honorary professor at Allensbach University in Konstanz, Germany, currently teaching courses on digital business transformation.

Minneola (Minnie) P. Ingersoll has deep experience in product and technology as an early product leader with Google, as an automotive industry executive in Silicon Valley, and currently as a venture capitalist. Mrs. Ingersoll started her career at McKinsey & Co before attending Harvard Business School and then joining Google in 2002. After many years of launching products for Google that spanned advertising to Google Fiber, she left Google to start her own enterprise as a founder of the used car marketplace Shift. Mrs. Ingersoll was the founder and COO at Shift where she helped grow the company to over $100 million in revenue in four years. As the COO, she managed market P&Ls, product for operations, business operations as well as pricing and inventory management. As a core member of the executive team, Mrs. Ingersoll was responsible for delivering company strategy, growth and budgets to the board. Mrs. Ingersoll is now a full-time venture capitalist where she invests in technical entrepreneurs disrupting massive industries. She has a degree in computer science from Stanford University and an MBA from Harvard Business School.

Markus Michel has been working in various areas of finance for about 20 years. He started his career with Deutsche Bank, Germany, as a trainee in 1998. After completing his MBA studies, during his time with PricewaterhouseCoopers in Frankfurt and then New York City, he worked extensively on regulatory compliance of complex financial products. His next step took him to Investment Banking Audit with the National Bank of Abu Dhabi where he served as Vice President from 2012 to 2014. His mandate included auditing the M&A advisory functions as well as the trading desks. Mr. Michel gained exposure to the automotive industry from 2014 onwards with his joining Nissan Gulf as Director of Finance, M&A, and Procurement and later Chief Financial Officer. During Mr. Michel’s tenure his team executed various major M&A transactions. In his current role, Mr. Michel is serving as the Chief Executive Officer of the Fintech company OneFor as well as the Managing Director of Stack Hydrogen Solutions, an innovative startup for hydrogen solutions in mobility. Mr. Michel holds an MBA degree from WHU — Otto Beisheim School of Management (Diplom-Kaufmann).

Navjeet (Dolly) Singh has over twenty years of corporate leadership experience, during which she played a key role in growing some of the world’s most impactful and innovative companies. Upon graduating from university, Dolly launched her own boutique recruiting firm focusing on the American aerospace and defense industries. This work led to an opportunity to join SpaceX when the company was just over 200 people. Over the next five-and-a-half years, Dolly worked closely with CEO, Elon Musk, to scale the company to nearly 5,000 employees and into one of the greatest engineering teams ever assembled. Today, SpaceX is the world’s most valuable private company. Following SpaceX, Dolly led the Talent function at Oculus, partnering with the founders to supercharge growth, leading to a $2.5 billion exit to Facebook in under two years. After completion of the Oculus/Facebook M&A, Dolly was appointed Managing Director of Global Talent at Citadel and Citadel Securities, iconic financial firms founded by Wall Street legend Ken Griffin. Her last corporate role was for ServiceTitan, a market leading $10 billion SaaS company poised to dominate a trillion dollar underserved sector. She pivoted to climate in 2020, founding Terra Talent to help catalyze a global movement of the world’s most brilliant people, into the climate fight, the world’s most existential crisis and biggest opportunity for positive impact. Dolly holds a Bachelor of Arts in Psychology from the University of California, Los Angeles.

Director and Officer Qualifications

Next.e.GO is not expected to formally establish any specific, minimum qualifications that must be met by each of its officers. However, Next.e.GO expects generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of Next.e.GO’s business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of Next.e.GO’s shareholders.

The nomination and corporate governance committee will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Next.e.GO Board.

Board Composition

The board of directors consists of seven Directors:

•        the Executive Director is Eelco Van der Leij; and

•        the Chairman is Ali Vezvaei.

A full table of all Next.e.GO Directors is provided under “Board of Directors” above.

Committees of the Board of Directors

The Next.e.GO Board has established three standing committees, comprising the audit committee, the compensation committee and the nomination and corporate governance committee.

Audit Committee

The audit committee consists of Markus Michel, Ulrich Hermann and Dolly Singh. The audit committee assists the Next.e.GO Board in overseeing Next.e.GO’s accounting and financial reporting processes and the audits of Next.e.GO’s financial statements. Mr. Michel serves as chairperson of the audit committee. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of Next.e.GO’s independent registered public accounting firm. The Next.e.GO Board has determined that the members of the audit committee satisfy the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. The audit committee is governed by a charter that complies with applicable Nasdaq rules, which charter is published on Next.e.GO’s website.

Compensation Committee

The compensation committee consists of Ali Vezvaei and Isabelle Freidheim. The compensation committee assists the Next.e.GO Board in determining compensation for the Next.e.GO Executive Officers and the Next.e.GO Directors. Mr. Vezvaei serves as chairperson of the compensation committee. The composition of Next.e.GO’s compensation committee deviates from the best practice provisions of the DCGC, because all of its members are not independent within the meaning of the DCGC and Mr. Vezvaei is both the chairperson of the Next.e.GO Board and the compensation committee.

Under SEC and Nasdaq rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from Next.e.GO other than standard director fees. As permitted by the Nasdaq listing requirements, Next.e.GO has opted out of Nasdaq Listing Rule 5605(d), which requires that a compensation committee consist entirely of independent directors. The compensation committee is governed by a charter that has been posted on Next.e.GO’s website.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee consists of Markus Michel and Dolly Singh. The nomination and corporate governance committee assists the Next.e.GO Board in identifying individuals qualified to become Next.e.GO Directors consistent with criteria established by Next.e.GO and in developing Next.e.GO’s code of business conduct and ethics. Mr. Michel serves as chairperson of the nomination and corporate governance committee. The composition of Next.e.GO’s nomination and corporate governance committee is consistent with the best practice provisions of the DCGC.

As permitted by Nasdaq listing requirements, Next.e.GO has opted out of Nasdaq Listing Rule 5605(e), which requires independent director oversight of director nominations. The nomination and corporate governance committee is governed by a charter that has been posted on Next.e.GO’s website.

Remuneration and Other Benefits to Next.e.GO directors

As a foreign private issuer, in accordance with Nasdaq listing requirements, Next.e.GO complies with home country compensation requirements and certain exemptions thereunder rather than complying with Nasdaq compensation requirements. Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to Next.e.GO Directors, such compensation should however be consistent with Next.e.GO’s compensation policy. Such compensation policy has been adopted by the Next.e.GO General Meeting prior to completion of the Business Combination. Changes to such compensation policy will require a vote of the Next.e.GO General Meeting by simple majority of votes cast. The Next.e.GO Board determines the remuneration of individual Next.e.GO Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which Next.e.GO Directors may participate is subject to approval by the Next.e.GO General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the Next.e.GO Directors and the criteria for granting or amendment.

Next.e.GO’s compensation policy authorizes the Next.e.GO Board to determine the amount, level and structure of the compensation packages of the Next.e.GO Directors at the recommendation of Next.e.GO’s compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the Next.e.GO Board.

Long-Term Incentive Plan

Next.e.GO intends to establish a long-term incentive plan, pursuant to which Next.e.GO may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards. The maximum number of Next.e.GO Shares underlying awards granted pursuant to the Plan will in total not exceed 10% of Next.e.GO’s issued share capital at completion of the Business Combination. In addition, the number of Next.e.GO Shares reserved for issuance under the Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2024, in an amount equal to 5% of the total number of Next.e.GO Shares comprised in its issued share capital on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the Next.e.GO Board. The Plan will be administered by any committee or sub-committee of nonemployee directors appointed by the Next.e.GO Board. Next.e.GO may grant awards under the Plan to the Next.e.GO Directors, employees or consultants. Next.e.GO may condition awards under the Plan upon the achievement or satisfaction of performance criteria and Next.e.GO will determine the vesting conditions for awards under the Plan. The Plan will provide for special provisions for good leavers and bad leavers as well as for a change in control of Next.e.GO.

Code of Business Conduct and Ethics

Next.e.GO adopted a code of business conduct and ethics that applies to all of its employees, officers and directors, including those officers responsible for financial reporting. Next.e.GO’s code of business conduct and ethics is available on its website. Next.e.GO intends to disclose any amendment to the code, or any waivers of its requirements, on its website.

Executive Director and Chief Executive Officer Agreements

Next.e.GO Directors Service Agreements

Next.e.GO has entered into service agreements with each of Next.e.GO’s Directors. The service agreements contain customary provisions governing the relationship between the Next.e.GO Director and Next.e.GO, e.g., regarding the Next.e.GO Director’s tasks and duties, compensation, and (to the extent relevant) fringe benefits.

Next.e.GO Director Indemnification Agreements

The Next.e.GO Articles of Association require Next.e.GO to indemnify its current and former directors to the fullest extent permitted by law, subject to certain exceptions. Next.e.GO has entered into indemnification agreements with all of its Directors.

Compensation

The amount of key management personnel compensation, which consisted of short-term employee benefits, in the fiscal year ended December 31, 2022 amounted in the aggregate to €3.1 million.

Share ownership

Mr. Ali Vezvaei, through his position as CEO of ND Group B.V. may be deemed to have beneficial ownership of 33,494,184 Next.e.GO Shares (without unvested Earn-Out Shares) as of the date of this prospectus.

Ms. Isabelle Freidheim, through her position as managing member of Athena Sponsor may be deemed to have beneficial ownership of 3,289,891 Next.e.GO Shares (without unvested Earn-Out Shares) as of the date of this prospectus.

Mr. Ulrich Hermann, through his wholly owned investment vehicle Adiuvat GmbH, holds 5,173,435 Next.e.GO Shares (without unvested Earn-Out Shares) as of the date of this prospectus.

Ms. Ariane Martini, through her 41.74% interest in e.GO Management UG & Co. KG, holds beneficial ownership in 2,112,819 Next.e.GO Shares (without unvested Earn-Out Shares) as of the date of this prospectus.

Mr. Stefan Rudolf, holds 174,975 Next.e.GO Shares (without unvested Earn-Out Shares) as of the date of this prospectus. In addition, he holds a 16.30% interest in e.GO Management UG & Co. KG, which holds 2,112,819 Next.e.GO Shares as of the date of this prospectus.

DESCRIPTION OF SECURITIES AND ARTICLES OF ASSOCIATION

This section of the prospectus includes a description of the material terms of the Next.e.GO Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Next.e.GO Articles of Association, which are attached as an English translation of the official Dutch text as an exhibit to this prospectus. We urge you to read the full text of the Next.e.GO Articles of Association.

Overview

Next.e.GO was incorporated pursuant to Dutch law on July 25, 2022. Next.e.GO’s corporate affairs are governed by the Next.e.GO Articles of Association, the rules of the Next.e.GO Board, Next.e.GO’s other internal rules and policies and by Dutch law. Next.e.GO is registered with the Dutch Trade Register under number 87103486. Next.e.GO’s corporate seat is in Amsterdam, the Netherlands, and Next.e.GO’s office address is Lilienthalstraße 1, 52068 Aachen, Germany.

Next.e.GO was incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Upon the Closing of the Business Combination, Next.e.GO changed its legal form to a Dutch public company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this prospectus, TopCo has an issued share capital in the amount of €11,233,958.16, consisting of 93,616,318 Next.e.GO Shares with a nominal value of €0.12.

Under Dutch law, TopCo’s authorized share capital is the maximum capital that TopCo may issue without amending the Next.e.GO Articles of Association. An amendment of the Next.e.GO Articles of Association would require a resolution of General Meeting upon proposal by the Next.e.GO Board. The Next.e.GO Articles of Association provide for an authorized share capital amounting to €55,500,000.

As of the Closing Date, 500,000 Next.e.GO Shares were held by Next.e.GO in treasury.

All issued and outstanding Next.e.GO Shares are held in registered form. No share certificates may be issued.

The Next.e.GO Articles of Association provide that, for as long as any Next.e.GO Shares are admitted to trading on Nasdaq, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of Next.e.GO Shares reflected in the register administered by Next.e.GO’s transfer agent (Continental Stock Transfer & Trust Company), subject to certain overriding exceptions under Dutch law.

Next.e.GO Shares

The following summarizes the main rights of holders of Next.e.GO Shares:

•        each holder of Next.e.GO Shares is entitled to one vote per Next.e.GO Share on all matters to be voted on by shareholders generally, including the appointment of Next.e.GO Directors;

•        there are no cumulative voting rights;

•        the holders of Next.e.GO Shares are entitled to dividends and other distributions as may be declared from time to time by Next.e.GO out of funds legally available for that purpose, if any;

•        upon Next.e.GO’s liquidation and dissolution, the holders of Next.e.GO Shares will be entitled to share ratably in the distribution of all of Next.e.GO’s assets remaining available for distribution after satisfaction of all Next.e.GO’s liabilities; and

•        the holders of Next.e.GO Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Next.e.GO Articles of Association.

Shareholders’ Register

Pursuant to Dutch law and the Next.e.GO Articles of Association, Next.e.GO must keep its shareholders’ register accurate and current. The board of directors keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of Next.e.GO as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The Next.e.GO Shares listed in this transaction are held through DTC. Therefore, DTC or its nominee is recorded in the shareholders’ register as the holder of those Next.e.GO Shares. The Next.e.GO Shares are in registered form (op naam). Next.e.GO may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by board of directors.

Corporate Objectives

Pursuant to the Next.e.GO Articles of Association, Next.e.GO’s main corporate objectives are:

•        development, design, engineering, testing, manufacturing, production, marketing, sales, licensing and life cycle services of all types of vehicles as well as production systems;

•        to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses, including joint ventures;

•        to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

•        to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

•        to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitations on the Rights to Own Securities

Next.e.GO Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Next.e.GO Articles of Association contain no limitation on the rights to own Next.e.GO’s shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Limitation on Liability and Indemnification Matters

Under Dutch law, the Next.e.GO Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to Next.e.GO and to third parties for infringement of the Next.e.GO Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the Next.e.GO Articles of Association provide for indemnification of Next.e.GO’s current and former directors and other current and former officers and employees as designated by the Next.e.GO Board. No indemnification under the Next.e.GO Articles of Association shall be given to an indemnified person:

•        if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•        to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•        in relation to proceedings brought by such indemnified person against Next.e.GO, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Next.e.GO Articles of Association, pursuant to an agreement between such indemnified person and Next.e.GO which has been approved by the board of directors or pursuant to insurance taken out by Next.e.GO for the benefit of such indemnified person; and

•        for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without Next.e.GO’s prior consent.

Under the Next.e.GO Articles of Association, the Next.e.GO Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Federal Forum Provision

The Next.e.GO Articles of Association provide that, unless Next.e.GO consents in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, are the U.S. federal district courts. Notwithstanding the foregoing, this arrangement shall not apply to claims seeking to enforce any liability or duty created by the United States Securities Exchange Act of 1934, as amended.

Next.e.GO General Meeting of Shareholders and Voting Rights

Next.e.GO General Meeting of Shareholders

Next.e.GO General Meetings may be held in Amsterdam, Arnhem, Assen, The Hague, Haarlem, ‘s-Hertogenbosch, Groningen, Leeuwarden, Lelystad, Maastricht, Middelburg, Rotterdam, Schiphol (Haarlemmermeer), Utrecht or Zwolle, all in the Netherlands. The annual Next.e.GO General Meeting must be held within six months of the end of each financial year. Additional extraordinary Next.e.GO General Meeting may also be held, whenever considered appropriate by the Next.e.GO Board and shall be held within three months after the Next.e.GO Board has considered it to be likely that Next.e.GO’s shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of Next.e.GO’s paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of Next.e.GO’s issued share capital may request Next.e.GO to convene a Next.e.GO General Meeting, setting out in detail the matters to be discussed. If the Next.e.GO Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a Next.e.GO General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Next.e.GO Board to convene a Next.e.GO General Meeting and the Next.e.GO Board has not taken the necessary steps so that the Next.e.GO General Meeting could be held within six weeks after the request.

Next.e.GO General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the Next.e.GO General Meeting by proxy, as well as other information as required by Dutch law. Next.e.GO will observe the statutory minimum convening notice period for a Next.e.GO General Meeting. The agenda for the annual Next.e.GO General Meeting shall include, among other things, the adoption of Next.e.GO’s statutory annual accounts, appropriation of Next.e.GO’s profits and proposals relating to the composition of the Next.e.GO Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Next.e.GO Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of Next.e.GO’s issued share capital. These requests must be made in writing or by electronic means and received by the Next.e.GO Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC and the Next.e.GO Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Next.e.GO Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in Next.e.GO’s strategy (for example, the dismissal of Next.e.GO Directors), the Next.e.GO Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Next.e.GO Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Next.e.GO Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked; or (b) if a shareholder holds at least 75% of Next.e.GO’s issued share capital as a consequence of a successful public bid.

Moreover, the Next.e.GO Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a Next.e.GO General Meeting or their right to request a Next.e.GO General Meeting, propose an agenda item for a Next.e.GO General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in the Next.e.GO Articles of Association dealing with those matters) or when a public offer for Next.e.GO is made or announced without Next.e.GO’s support, provided, in each case, that the Next.e.GO Board believes that such proposal or offer materially conflicts with the interests of Next.e.GO and its business. During a cooling-off period, Next.e.GO’s General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in the Next.e.GO Articles of Association dealing with those matters) except at the proposal of the Next.e.GO Board. During a cooling-off period, the Next.e.GO Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of Next.e.GO’s issued share capital at the time the cooling-off period was invoked, as well as with Next.e.GO’s Dutch works council (if Next.e.GO or, under certain circumstances, any of Next.e.GO’s subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on Next.e.GO’s website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Next.e.GO Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on Next.e.GO’s website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at Next.e.GO’s office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

a.      the board of directors, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of Next.e.GO and its business;

b.      the board of directors cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

c.      if other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The Next.e.GO General Meeting is presided over by the chairperson of the Next.e.GO Board. If no chairperson has been elected or if he or she is not present at the meeting, the Next.e.GO General Meeting shall be presided over by the vice-chairperson of the Next.e.GO Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by a person designated in accordance with the Next.e.GO Articles of Association. Next.e.GO Directors may always attend a Next.e.GO General Meeting. In these meetings, they have an advisory vote. The chairperson of the Next.e.GO General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the Next.e.GO General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of Next.e.GO Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the Next.e.GO General Meeting. Under the Next.e.GO Articles of Association, shareholders and others with meeting rights under Dutch law must notify Next.e.GO in writing or by electronic means of their identity and intention to attend the Next.e.GO General Meeting. This notice must be received by Next.e.GO ultimately on the seventh day prior to the Next.e.GO General Meeting, unless indicated otherwise when such meeting is convened.

Each Next.e.GO Share confers the right on the holder to cast one vote at the Next.e.GO General Meeting. Shareholders may vote by proxy. No votes may be cast at a Next.e.GO General Meeting on Next.e.GO Shares held by Next.e.GO or its subsidiaries or on Next.e.GO Shares for which Next.e.GO or its subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Next.e.GO Shares held by Next.e.GO or its subsidiaries in its share capital are not excluded from the right to vote on such Next.e.GO Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Next.e.GO Shares were acquired by Next.e.GO or any of its subsidiaries. Neither Next.e.GO nor any of its subsidiaries may cast votes in respect of a Next.e.GO Share on which Next.e.GO or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Next.e.GO Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a Next.e.GO General Meeting.

Decisions of the Next.e.GO General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Next.e.GO Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by the Next.e.GO Articles of Association, if we would be subject to the requirement that the Next.e.GO General Meeting can only pass resolutions if a certain part of Next.e.GO’s issued share capital is present or represented at such Next.e.GO General Meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to the Next.e.GO Articles of Association.

Next.e.GO Directors

Appointment of Next.e.GO Directors

Next.e.GO Directors are appointed by the Next.e.GO General Meeting on the basis of a binding nomination by the Next.e.GO Board. The Next.e.GO General Meeting may at any time resolve to render such nomination to be non-binding by a majority of at least two thirds of the votes cast representing more than half of the issued share capital. If a nomination is rendered non-binding, a new nomination shall be made by the Next.e.GO Board. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is rendered non-binding. A second meeting as referred to in Section 2:120(3) DCC cannot be convened. The nomination shall state whether the candidate is nominated for appointment as Executive Director or Non-Executive Director.

Prior to the completion of the Business Combination, the Next.e.GO Board has adopted a diversity policy for the composition of the Next.e.GO Board, as well as a profile for the composition of the Next.e.GO Board. The Next.e.GO Board shall make any nomination for the appointment of a Next.e.GO Director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a Next.e.GO General Meeting, a resolution to appoint a Next.e.GO Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that Next.e.GO General Meeting or in the explanatory notes thereto.

Duties and Liabilities of Next.e.GO Directors

Under Dutch law, the board of directors is charged with the management of Next.e.GO, which includes setting Next.e.GO’s policies and strategy, subject to the restrictions contained in the Next.e.GO Articles of Association. The Next.e.GO Executive Directors manage Next.e.GO’s day-to-day business and operations and implement Next.e.GO’s strategy. The Next.e.GO Non-Executive Directors focus on the supervision on the policy and functioning of the performance of the duties of all Next.e.GO Directors and Next.e.GO’s general state of affairs. The Next.e.GO Directors may divide their tasks among themselves in or pursuant to internal rules. Each Next.e.GO Director has a statutory duty to act in the corporate interest of Next.e.GO and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of Next.e.GO also applies in the event of a proposed sale or break-up of Next.e.GO, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The Next.e.GO Board is as a whole entitled to represent Next.e.GO. The power to represent Next.e.GO also vests in the Executive Director individually.

Certain Other Major Transactions

The Next.e.GO Articles of Association and Dutch law provide that resolutions of the Next.e.GO Board concerning a material change to the identity or the character of Next.e.GO or the business are subject to the approval of the Next.e.GO General Meeting. Such changes include:

•        transferring the business or materially all of the business to a third party;

•        entering into or terminating a long-lasting alliance of Next.e.GO or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for Next.e.GO; and

•        acquiring or disposing of an interest in the capital of a company by Next.e.GO or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if Next.e.GO prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in Next.e.GO’s most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

Next.e.GO has never paid or declared any cash dividends in the past, and Next.e.GO does not anticipate paying any cash dividends in the foreseeable future. Next.e.GO intends to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, Next.e.GO may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves Next.e.GO must maintain under Dutch law or the Next.e.GO Articles of Association and (if it concerns a distribution of profits) after adoption of Next.e.GO’s statutory annual accounts by the Next.e.GO General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the Next.e.GO Board and will depend upon a number of factors, including Next.e.GO’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors Next.e.GO deems relevant. See “Price Range of Securities and Dividends — Next.e.GO — Dividend Policy.”

Under the Next.e.GO Articles of Association as they will read upon completion of the Business Combination, the Next.e.GO Board may decide that all or part of the profits shown in Next.e.GO’s adopted statutory annual accounts will be added to Next.e.GO’s reserves. After reservation of any such profits, any remaining profits will be at the disposal of the Next.e.GO General Meeting at the proposal of the Next.e.GO Board for distribution on the Next.e.GO Shares, subject to applicable restrictions of Dutch law. The Next.e.GO Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the Next.e.GO General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Next.e.GO Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Next.e.GO (verjaring).

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to EU regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Next.e.GO Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of Next.e.GO’s issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against Next.e.GO’s other shareholders jointly for the transfer of their Next.e.GO Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Next.e.GO Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Next.e.GO Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Next.e.GO Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the Next.e.GO Articles of Association, Next.e.GO may be dissolved by a resolution of the Next.e.GO General Meeting, subject to a proposal of the Next.e.GO Board. In the event of a dissolution, the liquidation shall be effected by the Next.e.GO Board, unless the Next.e.GO General Meeting decides otherwise. During liquidation, the provisions of the Next.e.GO Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of Next.e.GO’s liabilities, any remaining assets shall be distributed to Next.e.GO’s shareholders in proportion to their number of Next.e.GO Shares.

Certain Disclosure Obligations of Next.e.GO

Next.e.GO is subject to certain disclosure obligations under Dutch and U.S. law and the rules of Nasdaq. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of Nasdaq as such laws and rules exist as of the date of this prospectus, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (“FRSA”), the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) (“AFM”) supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Next.e.GO regarding the application of the applicable financial reporting standards and thereafter (ii) make informal arrangements with Next.e.GO that must be observed in the future or make a notification to Next.e.GO that its financial reports do not meet the applicable financial reporting standards, which notification may be accompanied by a recommendation to Next.e.GO to issue a press release on the subject matter. If Next.e.GO does not comply or comply adequately with such a request or recommendation, the AFM may request that the Enterprise Chamber orders Next.e.GO to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way it has applied the applicable financial reporting standards to its financial reports or (iii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

Next.e.GO is a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. Next.e.GO intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq’s listing standards. Under Nasdaq rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, Nasdaq rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of Nasdaq.

Next.e.GO has one or more non-independent directors serving as committee members on its nomination and corporate governance committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding Next.e.GO. Accordingly, in the future you may not have the same protections afforded to shareholders of companies that are subject to all of Nasdaq corporate governance requirements.

Nasdaq Rules

For so long as its shares are listed on Nasdaq, Next.e.GO is required to meet certain requirements relating to ongoing communication and disclosure to Next.e.GO shareholders, including a requirement to make any annual report filed with the SEC available on or through Next.e.GO’s website and to comply with the “prompt disclosure” requirement of Nasdaq with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on Nasdaq must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of Next.e.GO shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this prospectus, and should not be viewed as legal advice for specific circumstances.

In connection with its listing on Nasdaq, Next.e.GO will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the Next.e.GO Board and Next.e.GO employees in Next.e.GO Shares or in financial instruments the value of which is determined by the value of the shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to Next.e.GO or to Next.e.GO Shares as the Next.e.GO Shares are solely listed on Nasdaq, a stock exchange outside the EEA. As a result, there are no EU rules applicable to Next.e.GO relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings applicable to Next.e.GO.

Next.e.GO has identified those persons working for it who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Next.e.GO Board, officers and other employees of Next.e.GO may not purchase or sell shares or other securities of Next.e.GO when he or she is in possession of material, non-public information about Next.e.GO (including Next.e.GO’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about Next.e.GO.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders of Next.e.GO

Directors, officers, and shareholders of Next.e.GO are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this prospectus, and should not be viewed as legal advice for specific circumstances.

DCGC

Next.e.GO is subject to the Dutch Corporate Governance Code, or the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the board of directors and the general meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. Next.e.GO does not comply with all best practice provisions of the DCGC. As of the date of this prospectus, Next.e.GO’s main deviations from the DCGC are summarized below, but Next.e.GO cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

The Next.e.GO Articles of Association provide that the Next.e.GO General Meeting can only pass a resolution to render a nomination of a Next.e.GO Director by the Next.e.GO Board non-binding by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the Next.e.GO General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the Next.e.GO Articles of Association, a resolution of the Next.e.GO General Meeting to suspend or dismiss a Next.e.GO Director shall require a majority of at least two thirds of the votes cast representing more than half of the issued share capital, unless the resolution is passed at the proposal of the Next.e.GO Board (or by the initial chairman of the Next.e.GO Board, who is authorized by the Next.e.GO Board to make such a proposal to the Next.e.GO General Meeting). The DCGC recommends that the Next.e.GO General Meeting can pass a resolution to dismiss a Next.e.GO Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends the chairman to be independent within the meaning of the DCGC. The initial chairman of the Next.e.GO Board is not independent within the meaning of the DCGC.

The DCGC recommends the board of directors to appoint a vice-chairman. Next.e.GO has not appointed a vice-chairman and there is currently no intention to do so.

The DCGC recommends that more than half of the members of Next.e.GO’s compensation committee be independent within the meaning of the DCGC. As of the date of this prospectus, all of the members of the compensation committee are not independent within the meaning of the DCGC (see “Management and Executive Compensation — Committees of the Board of Directors”).

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, Next.e.GO may deviate from this recommendation and grant equity awards to the Next.e.GO Non-Executive Directors, consistent with U.S. market practice.

The Plan allows Next.e.GO to set the terms and conditions of equity awards granted thereunder. Under the Plan, Next.e.GO may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and Next.e.GO may grant options without restricting the exercisability of those options during the first three years after the date of grant. If Next.e.GO granted such instruments, this would cause additional deviations from the DCGC.

See also “Risk Factors — Risks Related to the Next.e.GO Shares — Next.e.GO is not obligated to, and does not, comply with all best practice provisions of the Dutch Corporate Governance Code.”

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in Next.e.GO’s annual accounts. Information on the remuneration and rights to acquire Next.e.GO Shares of Next.e.GO Directors need to be disclosed in Next.e.GO’s annual accounts.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Next.e.GO Shares for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of Next.e.GO’s affiliates at the time of, or at any time during the three months preceding, a sale and (ii) Next.e.GO is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Next.e.GO Shares for at least six months but who are Next.e.GO’s affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of common shares then outstanding; or

•        the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Next.e.GO’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, Next.e.GO’s initial shareholders are able to sell their Next.e.GO Shares pursuant to Rule 144 without registration one year after the Closing of the Business Combination.

Registration Rights

At the Closing, Next.e.GO, Athena, the Athena Sponsor, certain former e.GO shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates have entered into the amended and restated registration rights agreement by and among Next.e.GO, Athena, the Athena Sponsor and certain former shareholders of e.GO, which became effective as of the Closing of the Business Combination (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, Next.e.GO has agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain Next.e.GO shares and other equity securities of Next.e.GO that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights. Next.e.GO or e.GO, as the case may be, have granted certain registration rights outside of, and unaffected by, the Amended and Restated Registration Rights Agreement to (i) Brucke Agent LLC regarding the registration of the Settlement Shares, (ii) certain note purchasers regarding the registration of the Penny Warrants, and (iii) ACM ARRT M LLC and/or any of its affiliates regarding the registration of ordinary shares in the capital of the Company issuable pursuant to the terms of the Note and the Securities Purchase Agreement.

Listing of our Securities

Next.e.GO’s shares are listed on Nasdaq under the symbol “EGOX.”

Transfer, Transfer Agent and Registrar

Pursuant to the Next.e.GO Articles of Association, Next.e.GO Shares are registered shares. Under Dutch law, transfers of Next.e.GO Shares other than in book-entry form (as described below) require a written deed of transfer and, unless Next.e.GO is a party to the deed of transfer, and acknowledgement by or proper service upon Next.e.GO to be effective.

The transfer agent and registrar for Next.e.GO Shares is Continental Stock Transfer & Trust Company.

The Next.e.GO Articles of Association provide that, for as long as any Next.e.GO Shares are admitted to trading on Nasdaq, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of Next.e.GO Shares reflected in the register administered by Next.e.GO’s transfer agent, subject to certain overriding exceptions under Dutch law.

Next.e.GO Shares are listed in registered form and such Next.e.GO Shares will not be certificated. Next.e.GO has appointed Continental Stock Transfer & Trust Company as its agent in New York to maintain Next.e.GO’s shareholders’ register on behalf of the Next.e.GO Board and to act as transfer agent and registrar for the Next.e.GO Shares. The Next.e.GO Shares are traded on Nasdaq in book-entry form.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of related party transactions we have entered into since January 1, 2019, with any members of our management or supervisory board, executive officers or holders of more than 10% of any class of our voting securities.

Provision of Services to Joint Ventures

In 2021, e.GO provided services to Next.e.GO Bulgaria AD in the total amount of €20 thousand (net).

In the year ended December 31, 2022, e.GO provided additional services to Next.e.GO Bulgaria AD in the total amount of around €272 thousand (net).

Provision of Services to Entities Controlled by Key Management Personnel

In 2021, e.GO provided services to the following entities controlled by key management personnel in the total amount of €28 thousand (net): Stack GmbH, €18 thousand; e.2.GO GmbH, €7 thousand; and GPS GmbH, €3 thousand.

Purchase of Services from Entities Controlled by Key Management Personnel

In 2021, e.GO purchased services from the following entities controlled by key management personnel in the total amount of €355 thousand (net): GPS GmbH, €190 thousand; Schuh & Co. GmbH, €91 thousand; StreetScooter Research GmbH, €26 thousand; e.2.GO GmbH, €23 thousand; FIR Aachen GmbH, €14 thousand; WBA GmbH, €6 thousand; and WZL Aachen PS GmbH, €5 thousand.

Receipt of Services from Parent Entities

In 2021, e.GO was back charged by nd industrial investments B.V. for services supplied from Oppenhoff & Partners and PricewaterhouseCoopers to e.GO totaling €214 thousand (net) incurred by nd industrial investments B.V. on behalf of e.GO.

Shareholder Loans by nd industrial investments B.V.

The shareholder nd industrial investments B.V has granted a non-revolving subordinated term loan in the total amount of €3.5 million to e.GO. The first tranche of €1.0 million was disbursed in 2020. The second tranche of €2.5 million was disbursed on January 14, 2021. The outstanding loan amount was rolled over as part of the convertible loan dated February 8, 2022, and described below.

The shareholder nd industrial investments B.V. has granted a non-revolving term loan to e.GO in the amount of €1.4 million at an interest rate of 7.5%. The loan was disbursed on January 28, 2021. The outstanding loan amount was rolled over as part of the convertible loan dated May 12, 2022, and described below.

The shareholder nd industrial investments B.V. has granted two convertible loans to e.GO dated February 8, 2022, and May, 12, 2022, in the total principal amount of €5 million and €6.65 million, respectively, at an interest rate of 10% p.a. The loans mature on February 8, 2024 and May 30, 2023, respectively. These convertible loans were converted into common shares of e.GO by a contribution and assignment agreement with e.GO dated June 26, 2023 and the registration of the capital increase against contribution in kind in the commercial register of Aachen on July 4, 2023. The claims under these Convertible Loan Agreements were converted into 4,430 common shares of e.GO and exchanged in Next.e.GO Shares as part of the Business Combination.

The shareholder nd industrial investments B.V. has granted the following non-revolving subordinated term loans to e.GO:

Date of Agreement	Loan Amount	Interest Rate	Disbursed On
July 26, 2022	€3.95 million	10.0% p.a.	July 27, 2022
August 23, 2022	€2.58 million	10.0% p.a.	August 24, 2022
October 24, 2022	€2.785 million	10.0% p.a.	October 26, 2022
November 14, 2022	€3.15 million	10.0% p.a.	November 15, 2022
November 24, 2022	€2.785 million	10.0% p.a.	November 25, 2022 (first tranche)
November 30, 2022 (second tranche)
December 23, 2022	€2.785 million	10.0% p.a.	December 27, 2022
January 25, 2023	€2.92 million	10.0% p.a.	January 26, 2023 (first tranche)
January 30, 2023 (second tranche)
February 22, 2023	€2.6 million	10.0% p.a.	February 23, 2023
March 10, 2023	€2.218 million	10.0% p.a.	March 13, 2023 (first tranche)
March 28, 2023 (second tranche)
April 21, 2023	€0.725 million	10.0% p.a.	April 24, 2023
May 26, 2023	€0.778 million	10.0% p.a.	May 26, 2023
June 1, 2023	€2.00 million	10.0% p.a.	June 1, 2023

Each of the loans in the table above matures on December 31, 2024. In accordance with the Note Purchase Agreement, such maturity date shall in principle even be deemed to be extended to the date that is 91 days after the maturity date of the Senior Secured Notes. Each of the loans allows for redemptions prior to maturity in partial amounts or in full at any time after written notice to the lender, provided that the redemption amounts are at least €500 thousand.

Other Related Party Transactions

In 2021, e.GO entered into agreements with e.Volution GmbH, MAXeKART Aachen GmbH and MOOVE GmbH regarding the sale of fixtures and furnishings with a value of €120 thousand (net), €30 thousand (net) and €40 thousand (net), respectively.

In 2022, e.GO entered into an agreement with Ecolog International fze, Dubai, regarding the sale of one e.GO Life Special Edition Next vehicle and into an agreement with Ecolog Deutschland GmbH, Germany, regarding the sale of five e.GO Life Special Edition Next vehicles, in each case at market price.

e.GO acquired 4,000 existing shares (or 12.9%) in e.GO Digital GmbH from another shareholder in e.GO Digital GmbH. The transfer became effective in September 2022.

Next.e.GO Bulgaria AD entered into in an agreement with S-Architectural Team Eood for the provision of services for the design of our planned MicroFactory in Lovech, Bulgaria and for which a provision of €609 thousand (net) has been accounted for. The owner and managing director of S-Architectural Team Eood, Mr. Lubomir Stanislavov is also a co-managing director of Next.e.GO Bulgaria AD.

Description of Relationships with Members of the Board of Directors

For an overview regarding compensation, shareholding and share based compensation of the members of Next.e.GO Board, see “Management and Executive Compensation.”

Review, Approval or Ratification of Transactions with Related Persons

Next.e.GO adopted a code of business conduct and ethics that prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with Next.e.GO. The code of business conduct and ethics includes a policy requiring that the Next.e.GO’s Board review any transaction a director or executive officer proposes to have with Next.e.GO that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, the Next.e.GO Board is obligated to ensure that all such transactions are approved by a majority of the Next.e.GO Board (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to Next.e.GO and on terms not less favorable to Next.e.GO than those available from unaffiliated third parties.

PRINCIPAL SHAREHOLDERS

The table below sets forth information regarding the expected beneficial ownership of Next.e.GO Shares immediately following the consummation of the Business Combination by:

(i)     each person who is expected to be the beneficial owner of more than 5% of outstanding Next.e.GO Shares following the consummation of the Business Combination;

(ii)    each person who is a named executive officer or director of Next.e.GO; and

(iii)   all executive officers and directors of Next.e.GO as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Each person named in the table has sole voting and investment power with respect to all of the ordinary shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The beneficial ownership of Next.e.GO Shares post-Business Combination is based on 73,616,318 Next.e.GO Shares issued and outstanding. The beneficial ownership of Next.e.GO Shares post-Business Combination excludes 20,000,000 unvested Earn-Out Shares and includes 3,000,000 Next.e.GO Shares e.GO agreed to cause Next.e.GO to issue and transfer at Closing to the administrative agent on behalf of the lender under the Bridge Financing and 200,000 Next.e.GO Shares issued to TCM on or around the date hereof.

Unless otherwise indicated, Next.e.GO believes that all persons named in the table below have sole voting and investment power with respect to all shares of capital stock beneficially owned by them. To Next.e.GO’s knowledge, no Next.e.GO Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, the address of each person named below is c/o Next.e.GO B.V., Lilienthalstraße 1, 52068 Aachen, Germany.

	Number of Next.e.GO Shares (without unvested Earn-Out Shares)	Percentage of Next.e.GO Shares (without unvested Earn-Out Shares)
Beneficial Owner
5% Shareholders
Adiuvat GmbH(1)	3,864,025	5.25%
ND Group B.V.(2)	33,494,184	45.50%
Dr. VG Schuh GmbH(3)	4,348,487	5.91%
Louis M. Bacon(4)	6,778,771	9.21%
Named Executive Officers, Directors and Director Nominees
Eelco Van Der Leij	—	—%
Ali Vezvaei(5)	33,494,184	45.50%
Isabelle Freidheim(6)	3,289,891	4.47%
Ulrich Hermann(7)	3,864,025	5.25%
Minneola (Minnie) P. Ingersoll	—	—%
Markus Michel	—	—%
Navjeet (Dolly) Singh	—	—%
Stefan Rudolf(8)	174,975	0.24%
Ariane Martini(9)	2,112,819	2.87%
All named executive officers and directors as a group (9 persons)	42,935,894	58.32%

____________

(1)      Consists of Next.e.GO Shares held by Adiuvat GmbH, a company organized under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Aachen under number HRB 13577. The business address of Adiuvat GmbH is Herzogstraße 21, 52070 Aachen, Germany. Adiuvat GmbH is a wholly owned investment vehicle of Ulrich Hermann, who may be deemed to have beneficial ownership of all of these ordinary shares.

(2)      Consists of Next.e.GO Shares held by (i) NDX B.V., a company organized under the laws of the Netherlands, registered with Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 67091857, and (ii) nd industrial investments B.V., a company organized under the laws of the Netherlands, registered with Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 67091830. The business address of both companies is Flight Forum 880, 5657DV Eindhoven, the Netherlands. NDX B.V. and nd industrial investments B.V. are wholly owned subsidiaries of ND Group B.V., which may be deemed to have beneficial ownership of all of these ordinary shares.

(3)      Consists of ordinary shares held by Dr. VG Schuh GmbH, a company organized under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Aachen under number HRB 3338. The business address of Dr. VG Schuh GmbH is Karl-Friedrich-Straße 60, 52072 Aachen, Germany. Dr. Günther Schuh holds 56.47% of the shares in Dr. VG Schuh GmbH. Dr. Günther Schuh may therefore be deemed to have beneficial ownership of all of these ordinary shares.

(4)      Consists of (i) 26,250 Next.e.GO Shares held by MMF LT, LLC, a Delaware limited liability company (“MMF”) and (ii) 6,752,521 Next.e.GO Shares held by Moore Strategic Ventures, LLC, a Delaware limited liability company (“MSV”). Moore Capital Management, LP (“MCM”), as the investment manager of MMF, has voting and investment control over the shares held by MMF. Mr. Bacon is the indirect majority owner of and controls MCM, and is the indirect majority owner of MMF. Mr. Bacon has indirect voting and investment control over the shares held by MSV and may be deemed the beneficial owner of the shares held by MSV. The business address of Mr. Bacon, MMF and MSV is 11 Times Square, New York, New York 10036.

(5)      nd industrial investments B.V. and NDX B.V. are the record holders of the shares reported herein. nd industrial investments B.V. and NDX B.V. are wholly owned subsidiaries of ND Group B.V. Ali Vezvaei is the CEO of ND Group B.V., and as such has voting and investment discretion with respect to the common stock held of record by nd industrial investments B.V. and NDX B.V. By virtue of these relationships, Ali Vezvaei may be deemed to have beneficial ownership of the securities held of record by nd industrial investments B.V. and NDX B.V. Mr. Vezvaei disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)      Athena Consumer Acquisition Sponsor LLC, the Athena Sponsor, is the record holder of the shares reported herein. Isabelle Freidheim is the managing member of Athena Sponsor, and as such has voting and investment discretion with respect to the common stock held of record by Athena Sponsor. By virtue of these relationship, Isabelle Freidheim may be deemed to have beneficial ownership of the securities held of record by Athena Sponsor. Ms. Freidheim disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest she may have therein, directly or indirectly.

(7)      Through his wholly owned investment vehicle Adiuvat GmbH. See above.

(8)      In addition, Stefan Rudolf holds 16.30% of the interests in e.GO Management UG & Co. KG. See below.

(9)      Consists of Next.e.GO Shares held by e.GO Management UG & Co. KG, a partnership under the laws of Germany, registered with the commercial register of the local court (Amtsgericht) of Steinfurt under number HRA 7933. The business address of e.GO Management UG & Co. KG is Bergstraße 34, 49525 Lengerich, Germany. Ariane Martini holds 41.74% of the interests in e.GO Management UG & Co. KG. Ariane Martini may therefore be deemed to have beneficial ownership of all of these ordinary shares.

SELLING SHAREHOLDERS

This prospectus relates to the possible offer and sale from time to time by the Selling Shareholders of up to 86,012,305 Ordinary Shares, which consist of:

(i)     49,019,608 Ordinary Shares that prior to the Exchange, were originally 161,905 shares in e.GO issued at prices on a converted and adjusted basis ranging from $0.24 - $16.53 per share. Subject to the expiration of any lock-up restrictions, if applicable, certain of these holders may experience a potential profit of up to approximately $0.34 per share based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(ii)    10,000,000 vested Earn-Out Shares issued for no additional consideration at the time of issuance, whose holders may experience a potential profit of approximately $0.58 per share based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(iii)   7,550,000 Ordinary Shares that were originally issued as Class B common stock of Athena, which were subsequently converted into Ordinary Shares in connection with the Business Combination, purchased by the Sponsor for a price per share of approximately $0.003, whose holders may experience a potential profit of approximately $0.58 per share based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(iv)   1,060,000 Ordinary Shares that were originally issued as Class A common stock of Athena, which were subsequently converted into Ordinary Shares in connection with the Business Combination, and, in addition, 92,750 Ordinary Shares, which were exchanged from 530,000 private placement warrants in connection with the Business Combination, whereby originally one Class A common stock and half of a private placement warrant constituted a unit, which was purchased by the Sponsor for a price per unit of $10.00, whose holders may not experience a potential profit based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(vi)   3,000,000 Ordinary Shares issued to the administrative agent on behalf of the lender as part of the share component agreed on under a certain settlement agreement to settle a claim in the amount of $3,000,000 relating to the Bridge Financing for no additional consideration paid at the time of issuance, whose holders may not experience a potential profit considering the amount of the settled claim and based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(vii)  500,000 Ordinary Shares issuable upon the exercise of 500,000 Penny Warrants exercisable at the nominal value of the Ordinary Shares, whose holders may experience a potential profit of approximately $0.45 per share based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023;

(viii) 14,589,947 Ordinary Shares that may be issued to ACM ARRT M LLC upon conversion of the Note issued at an aggregate purchase price of $11,726,616, whose holders may, subject to the relevant terms of the documents relating to the Note, not experience a potential profit from the sale of Ordinary Shares based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023; and

(ix)   200,000 Ordinary Shares to be issued to TCM in satisfaction of an engagement agreement dated May 29, 2023 for no additional consideration, whose holders may experience a potential profit of approximately $0.58 per share based on the closing price of our Ordinary Shares on Nasdaq on December 5, 2023.

The Selling Shareholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus. When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Shareholders for which we are registering Ordinary Shares for resale to the public and the aggregate principal amount that the Selling Shareholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

The Ordinary Shares held by certain of the Selling Shareholders are subject to transfer restrictions, as described in the section titled “Description of Securities.”

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such securities. In addition, the Selling Shareholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

The Ordinary Shares held by the Selling Shareholders represent a substantial number of our outstanding Ordinary Shares. The sale of such Ordinary Shares, or the perception that such sales might occur could significantly impact the price of our Ordinary Shares. See “Risk Factors — Sales of a substantial number of our securities in the public market by the Selling Shareholders and/or by our existing Shareholders could cause the price of our Ordinary Shares to fall” for more information.

Selling Shareholder information for each additional Selling Shareholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Shareholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Shareholder and the number of Ordinary Shares registered on its behalf. A Selling Shareholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the address of each person named below is c/o Next.e.GO N.V., Lilienthalstraße 1, 52068 Aachen, Germany.

	Ordinary Shares
Name of the Selling Shareholder	Shares owned before the Offering	Shares being offered	Shares owned after the Offering(1)(2)
				%
nd industrial investments B.V.(3)	28,735,965	28,735,965	0	0
Moore Strategic Venture LLC(4)	6,752,521	6,752,521	0	0
NDX B.V.(5)	4,758,219	4,758,219	0	0
Dr. VG Schuh GmbH(6)	4,348,487	4,348,487	0	0
Adiuvat GmbH(7)	3,864,025	3,864,025	0	0
e.GO Management UG & Co. KG(8)	2,112,819	2,112,819	0	0
PPC Racing Ltd(9)	1,747,260	1,747,260	0	0
Dr. Stephan Krumm	1,254,714	1,254,714	0	0
CAAM 1 S.R.L.(10)	499,771	499,771	0	0
COMO S.R.L.(11)	499,771	499,771	0	0
Andrew E. Wolff	320,186	320,186	0	0
Andrew Law	318,600	318,600	0	0
Sayoko Knight Teitelbaum	312,403	312,403	0	0
Galaxy Group Funding (ECI) (U) LLC(12)	250,841	250,841	0	0
G.B.H. S.p.A.(13)	249,704	249,704	0	0
Zelon Holdings Inc.(14)	218,719	218,719	0	0
AJL Investment Holding II LLC(15)	212,522	212,522	0	0
JTC Employer Solutions Trustee Limited ATO the GPS International Pension Plan – G1169/G9453(16)	212,522	212,522	0	0

	Ordinary Shares
Name of the Selling Shareholder	Shares owned before the Offering	Shares being offered	Shares owned after the Offering(1)(2)
				%
Dr. Stefan Rudolf	174,975	174,975	0	0
Granite Peaks Fiduciary Management Corp. (as Trustee for the 2014 Britton Family Qualified Spendthrift Trust)(17)	144,406	144,406	0	0
Goran Aleks	128,639	128,639	0	0
KPE Limited(18)	121,479	121,479	0	0
Champion Assets Pty Limited ATF Champion Investments Trust(19)	106,079	106,079	0	0
EE Holdings Limited(20)	106,079	106,079	0	0
G.C.F. Investments Pty. Ltd(21)	106,079	106,079	0	0
Tough Investments Limited(22)	106,079	106,079	0	0
TWC Group Holdings Pty Ltd(23)	106,079	106,079	0	0
Mark Hawtin	102,798	102,798	0	0
Elmslie Superannuation Company Pty Ltd(24)	102,069	102,069	0	0
RichLeslie Company No 3 Pty Ltd & Aspen RLN Pty Ltd(25)	99,517	99,517	0	0
David J. Teitelbaum	97,601	97,601	0	0
Konstantin Guenevski	91,531	91,531	0	0
Sebastian Sekira	87,488	87,488	0	0
C.M. Advisory Investments LTD(26)	62,335	62,335	0	0
Christopher Brody	62,335	62,335	0	0
John W. Snow	62,335	62,335	0	0
LongBoard Ventures(27)	62,335	62,335	0	0
Pug Ventures(28)	62,335	62,335	0	0
JTC Employer Solutions Trustee Limited ATO the GSI International Pension Plan – G1007/G6046(29)	62,335	62,335	0	0
Thomas Inskip	53,605	53,605	0	0
New West CNV Pty Limited(30)	26,246	26,246	0	0
The HJ Revocable Trust(31)	25,153	25,153	0	0
Chad A. Leat	24,788	24,788	0	0
Dr. Matthias Kreimeier	21,872	21,872	0	0
JVM Investment Group No. 2 Pty Ltd(32)	15,675	15,675	0	0
Nikeg Holdings Pty Limited ATF The Neg Superannuation Fund(33)	15,310	15,310	0	0
Alejandro Agag	12,394	12,394	0	0
Cecilia Braggiotti	12,394	12,394	0	0
RichLeslie Family Private Ancillary Fund Pty Ltd(34)	10,571	10,571	0	0
Stanhope Investments Pty Limited ATF Stanhope Trust(35)	10,571	10,571	0	0
Tolija Pty Ltd(36)	10,571	10,571	0	0
Zipbin Pty Ltd(37)	10,571	10,571	0	0
Jerome de Castries	9,113	9,113	0	0
Daniel Salter Family Pty Ltd ATF Daniel Salter Family Trust(38)	7,290	7,290	0	0
Pacific Street Pty Ltd ATF A & A Salter Family Trust(39)	7,290	7,290	0	0
Caterina Braggiotti	6,197	6,197	0	0
Jose Maria Aznar Lopez	6,197	6,197	0	0
Poniente Capital S.L.U.(40)	6,197	6,197	0	0
E & M Blight Pty Ltd ATF E & M Blight Family Trust(41)	3,646	3,646	0	0
Brucke Agent LLC(42)	3,000,000	3,000,000	0	0

	Ordinary Shares
Name of the Selling Shareholder	Shares owned before the Offering	Shares being offered	Shares owned after the Offering(1)(2)
				%
Athena Sponsor LLC(43)	8,673,547	8,673,547	0	0
ASJC Global LLC – SERIES 15(44)	20,125	20,125	0	0
Freidheim Capital, LLC(45)	9,078	9,078	0	0
Massachusetts Mutual Life Insurance Company(46)	249,549	249,549	0	0
MassMutual Ascend Life Insurance Company(47)	138,640	138,640	0	0
Converge Asset Management LLC – MYGA(48)	34,655	34,655	0	0
C. M. Life Insurance Company(49)	27,732	27,732	0	0
Western Asset F/R High Income Fund LLC(50)	22,184	22,184	0	0
WATotal Return Unconstrnd Bd Mstr Fd Ltd(51)	6,933	6,933	0	0
Sutter Health – Corporate (TRU)(52)	5,749	5,749	0	0
Western Asset Income CIF(53)	4,926	4,926	0	0
WA Multi-Asset Credit Portfolio Master Fund, Ltd.(54)	3,532	3,532	0	0
IOOF Income Trust(55)	3,261	3,261	0	0
WM Sector – Diversified Debt (Short) Trust(56)	2,839	2,839	0	0
Tribal Capital Markets LLC(57)	200,000	200,000
ACM ARRT M LLC(58)	14,589,947	14,589,947	0	0
Total	86,012,305	86,012,305	0	0

____________

(1)      The percentage of Ordinary Shares beneficially owned is computed on the basis of 73,616,318 Next.e.GO Shares issued and outstanding. Such figure excludes 20,000,000 unvested Earn-Out Shares and includes 3,000,000 Next.e.GO Shares issued and transferred at Closing to the administrative agent on behalf of the lender under the Bridge Financing and 200,000 Next.e.GO Shares issued to TCM on or around the date hereof.

(2)      Assumes the sale of all shares offered in this prospectus.

(3)      The address of nd industrial investments B.V. is Flight Forum 880, 5657 DV Eindhoven, the Netherlands.

(4)      The address of Moore Strategic Ventures, LLC is 11 Times Square, New York, NY 10036, USA.

(5)      The address of NDX B.V. is Flight Forum 880, 5657 DV Eindhoven, the Netherlands.

(6)      The address of Dr. VG Schuh GmbH is Karl-Friedrich-Str. 60, 52072 Aachen, Germany.

(7)      The address of Adiuvat GmbH is Herzogstraße 21, 52070 Aachen, Germany.

(8)      The address of e.GO Management UG & Co. KG is Bergstraße 34, 49525 Lengerich, Germany.

(9)      The address of PPC Racing Ltd is The Scalpel, 18th Floor, 52, Lime St, London EC3M 7AF, United Kingdom.

(10)    The address of CAAM 1 S.R.L. is Via Larga 2, 20122 Milano, Italy.

(11)    The address of COMO S.R.L. is Via Sebeto n.4, 20123 Milano, Italy.

(12)    The address of Galaxy Group Funding (ECI) (U) LLC is 107 Grand St, 7th Floor New York, NY 10013, USA.

(13)    The address of G.B.H. S.p.A. is Viale Luigi Majno 10, 20129 Milano, Italy.

(14)    The address of Zelon Holdings Inc. is Le Montaigne, Avenue de Grande Bretagne, 98000 Monaco, France.

(15)    The address of AJL Investment Holding II LLC is Willow House, Floor 2, Grand Cayman, Cayman Island, KY1-1107.

(16)    The address of JTC Employer Solutions Trustee Limited, ATO the GPS International Pension Plan — G1169/G9453 is JTC House, 28 Esplanade, St Helier, Jersey JE4 2QP, Jersey, Channel Islands.

(17)    The address of Granite Peaks Fiduciary Management Corp. is c/o 270 W Pearl Ave Ste 103 B, PO Box 2554, Jackson, WY 83001, USA.

(18)    The address of KPE Limited is CUB Financial Center, Western Road, Lyford Cay, P.O. Box AP-59223, Nassau, Bahamas.

(19)    The address of Champion Assets Pty Limited ATF Champion, Champion Investments Trust is c/o Crestone Wealth Management, Level 32, 2, Chifley Square, Sydney 2000, Australia.

(20)    The address of EE Holdings Limited is Ogier Redwood House, St Julians Avenue, St Peter Port, Guernsey, GY1 1WA, Channel Islands.

(21)    The address of G.C.F. Investments Pty. Ltd is 34 Burleigh Avenue, Woodville North SA, 5012, Australia.

(22)    The address of Tough Investments Limited is 1st Floor, Liberation House, Castle Street, St Helier, Jersey JE1 1GL, Jersey, Channel Islands

(23)    The address of TWC Group Holdings Pty Ltd is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(24)    The address of Elmslie Superannuation Company Pty Ltd is 5 McHatton Street, Waverton NSW 2060, Australia.

(25)    The address of RichLeslie Company No 3, Pty Ltd & Aspen RLN Pty Ltd is 5 McHatton Street, Waverton, NSW 2060, Australia.

(26)    The address of C.M. Advisory Investments LTD is 1-2 Harbour House, Shoreham-by-Sea, BN43 5HZ, United Kingdom.

(27)    The address of Longboard Ventures is c/o 200 Park Avenue South, New York, NY 10003, USA.

(28)    The address of Pug Ventures is c/o 200 Park Avenue South, New York, NY 10003, USA.

(29)    The address of JTC Employer Solutions Trustee Limited ATO the GSI International Pension Plan — G1007/G6046 is JTC House, 28 Esplanade, St Helier, Jersey JE4 2QP, Jersey, Channel Islands.

(30)    The address of New West CNV Pty Limited is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(31)    The address of The HJ Revocable Trust is c/o 9100 Wilshire Blvd., #1000W, Beverly Hills, CA 90212, USA.

(32)    The address of JVM Investment Group No. 2 Pty Ltd is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(33)    The address of Nikeg Holdings Pty Limited ATF, the Neg Superannuation Fund is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(34)    The address of RichLeslie Family Private Ancillary, Fund Pty Ltd is 5 McHatton Street, Waverton, NSW 2060, Australia.

(35)    The address of Stanhope Investments Pty Limited, ATF Stanhope Trust is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(36)    The address of Tolija Pty Ltd is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(37)    The address of Zipbin Pty Ltd is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(38)    The address of Daniel Salter Family Pty Ltd ATF, Daniel Salter Family Trust is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(39)    The address of Pacific Street Pty Ltd ATF A & A, Salter Family Trust is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(40)    The address of Poniente Capital S.L.U. is C/ Velázquez 76, Bajo izqda, 28001 Madrid, Spain.

(41)    The address of E & M Blight Pty Ltd ATF, E & M Blight Family Trust is c/o Crestone Wealth Management Level 32, 2, Chifley Square, Sydney 2000, Australia.

(42)    The address of Brucke Agent LLC is 3 Columbus Circle, 24th Floor, New York, NY 10019, USA.

(43)    The address of ATHENA SPONSOR LLC is 931 N Hayden Rd, USPS Box BB, Aspen, CO 81612, USA.

(44)    The address of ASJC GLOBAL LLC — SERIES 15 is 3 Columbus Circle, Suite 2400, New York, NY 10019, USA.

(45)    The address of Freidheim Capital, LLC is 931 N Hayden Rd, USPS Box BB, Aspen, CO 81611, USA.

(46)    The address of Massachusetts Mutual Life Insurance Company is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(47)    The address of MassMutual Ascend Life Insurance Company is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(48)    The address of Converge Asset Management LLC — MYGA is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(49)    The address of C. M. Life Insurance Company is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(50)    The address of Western Asset F/R High Income Fund LLC is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(51)    The address of WATotal Return Unconstrnd Bd Mstr Fd Ltd is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(52)    The address of Sutter Health — Corporate (TRU) is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(53)    The address of Western Asset Income CIF is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(54)    The address of WA Multi-Asset Credit Portfolio Master Fund, Ltd. is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(55)    The address of IOOF Income Trust is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(56)    The address of WM Sector — Diversified Debt (Short) Trust is Western Asset Management Company, Attn: Trade Control, 385 East Colorado Boulevard, Pasadena, CA 91101, USA.

(57)    The address of Tribal Capital Markets LLC is 111 S. Pineapple Ave, Suite 619, Sarasota, FL 34236, USA.

(58)    The address of ACM ARRT M LLC is c/o Midtown Madison Management LLC, One Rockefeller Plaza, 32nd Floor, New York, NY 10020, USA.

TAXATION

United States Federal Income Tax Considerations

General

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares. No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the Ordinary Shares; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold Ordinary Shares as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        our officers or directors;

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        S-corporations;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that actually or constructively own five percent or more of our shares by vote or value;

•        persons that acquired Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•        persons that hold Ordinary Shares as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of Ordinary Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect under applicable U.S. Treasury regulations a valid election to be treated as a U.S. person.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities (or arrangement classified as a partnership for U.S. federal income tax purposes) or persons who hold Ordinary Shares through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding Ordinary Shares, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF ORDINARY SHARES. HOLDERS OF ORDINARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Federal Income Tax Treatment of Next.e.GO

Tax Residence of TopCo for U.S. Federal Income Tax Purposes

A corporation is generally considered for U.S. federal income tax purposes to be a U.S. or non-U.S. tax resident based on the jurisdiction of its organization and incorporation. Accordingly, under generally applicable U.S. federal income tax rules, Next.e.GO, which is incorporated under the laws of the Netherlands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the U.S. Tax Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are complex and there is limited guidance regarding their application.

Under Section 7874 of the U.S. Tax Code, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation’s “expanded affiliate group” does not have “substantial business activities” in the non-U.S. corporation’s country of organization or incorporation and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation’s shares in exchange for the U.S. corporation’s shares) as determined for purposes of Section 7874 (this test is referred to as the “ownership test”). The ownership test in clause (iii) above is modified with respect to potential “third-country transactions” such that the ownership test will be met if, after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (as modified, the “modified ownership test”). Because the Business Combination is a potential third-country transaction, the modified ownership test will apply to determine whether TopCo is treated as a U.S. corporation under Section 7874 of the U.S. Tax Code.

For purposes of Section 7874 of the U.S. Tax Code, we expect the first two conditions described above to have been met with respect to the Business Combination because TopCo acquired indirectly all of the assets of Athena, and we, including our “expanded affiliate group,” was not expected to satisfy the substantial business activities test upon consummation of the Business Combination. As a result, whether Section 7874 applies to cause us to be treated as a U.S. corporation for U.S. federal income tax purposes following the Business Combination should depend on the satisfaction of the modified ownership test.

Based upon the terms of the Business Combination, the rules for determining share ownership under Section 7874 of the U.S. Tax Code and the Treasury Regulations promulgated thereunder, and certain factual assessments (including about the value of the Ordinary Shares relevant for this determination), we currently believe that the Section 7874 ownership percentage of the former Athena shareholders in Next.e.GO should be less than 60%. Accordingly, we currently believe we are not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code. However, the calculations for determining share ownership for purposes of the ownership test under Section 7874 of the U.S. Tax Code are complex, subject to detailed rules and regulations (the application of which is uncertain in various respects and could be impacted by changes to applicable rules and regulations under U.S. federal income tax laws, with possible retroactive effect), and subject to certain factual uncertainties (including with respect to the value of the Ordinary Shares relevant for this determination), and whether the modified ownership test has been satisfied is currently being analyzed in light of the latest relevant facts and circumstances. Furthermore, for purposes of determining the ownership percentage of former Athena shareholders for purposes of Section 7874, among other adjustments required to be taken into account, former Athena shareholders will be deemed to own an amount of Ordinary Shares in respect to certain redemptions by Athena prior to the Business Combination. We have sought the advice of valuation experts in respect of the valuation of the Ordinary Shares relevant for this determination. Accordingly, and given the inherently factual nature of the analysis, we have not sought a legal opinion from counsel in respect of the potential applicability of Section 7874 to the Business Combination, and there can be no assurance that the IRS would not assert a contrary position to those described above or that such an assertion would not be sustained by a court.

If we are treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. investors could be subject to U.S. withholding tax.

The remainder of this discussion assumes that we are not treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the U.S. Tax Code.

U.S. Holders

Taxation of Distributions

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares.” The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent), which, as described below under the headings “— Material Dutch Tax Considerations — Ordinary Shares” and “— Material German Tax Considerations — Ordinary Shares,” is expected to be in respect of German, and not Dutch, income taxes. Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Any amount treated as dividend income generally will be treated as foreign-source dividend income and generally will constitute “passive” category income for computing the foreign tax credit allowable to a U.S. Holder for U.S. federal income tax purposes. Subject to applicable limitations, German income (or any other non-U.S. income) taxes withheld from dividends on Ordinary Shares at a rate not exceeding the rate provided by an applicable treaty with the United States generally will be eligible for credit against the U.S. treaty beneficiary’s (as defined below in the section entitled “— Material German Tax Considerations — Ordinary Shares — German Taxation of Holders of Ordinary Shares — German Taxation of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries”) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German (or any other non-U.S.) taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability.

Notwithstanding the foregoing, under Section 904(h) of the U.S. Tax Code, dividends paid by a foreign corporation that is treated as 50% or more owned, by vote or value, by U.S. persons may be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes, to the extent the foreign corporation earns U.S. source income. In most circumstances, U.S. persons would be able to choose the benefits of Section 904(h)(10) of the U.S. Tax Code and elect to treat dividends that would otherwise be U.S. source dividends as foreign source dividends, but in such a case the foreign tax credit limitations would be separately determined with respect to such “resourced” income. In general, therefore, the application of Section 904(h) of the U.S. Tax Code may adversely affect a U.S. person’s ability to use foreign tax credits. We do not believe we are currently or will in the foreseeable future be 50% or more owned, by vote or value, by U.S. persons, but this conclusion is a factual determination and is subject to change; no assurance can therefore be given that we may not be treated as 50% or more owned by U.S. persons for purposes of Section 904(h) of the U.S. Tax Code in any future year.

In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German (or any other non-U.S.) income tax imposed with respect to their Ordinary Shares, in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares

Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, taxable exchange or other taxable disposition of Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property received in such sale, taxable exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Ordinary Shares, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.

If Ordinary Shares are sold, exchanged or otherwise disposed of in a taxable transaction for Euros, the amount realized generally will be the U.S. dollar value of the Euro received based on the spot rate in effect on the date of sale, taxable exchange or other taxable disposition. If a U.S. Holder is a cash method taxpayer and the Ordinary Shares are traded on an established securities market, Euro paid or received by such U.S. Holder will be translated into U.S. dollars at the spot rate on the settlement date of the sale. An accrual method taxpayer may elect the same treatment with respect to the sale of Ordinary Shares traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euro received on the sale, taxable exchange or other taxable disposition of Ordinary Shares generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by a U.S. Holder on a sale, taxable exchange or other taxable disposition of the Euro will be ordinary income or loss and generally will be U.S.-source gain or loss.

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of our Ordinary Shares could be materially different from that described above if we are or were treated as a PFIC for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not expect to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares and the U.S. Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares;

•        the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•        the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if we are a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including Nasdaq (on which the Ordinary Shares are listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares should consult their tax advisors concerning the application of the PFIC rules to Next.e.GO Shares under their particular circumstances.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of Next.e.GO Shares may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Next.e.GO Shares, subject to certain exceptions (including an exception for Next.e.GO Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Next.e.GO Shares.

Material Dutch Tax Considerations — Ordinary Shares

Scope of Discussion

This section outlines certain material Dutch tax consequences of the acquisition, holding and disposal of the Ordinary Shares. This section does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a (prospective) holder of Ordinary Shares (a “Shareholder”). For Dutch tax purposes, a Shareholder may include an individual who, or an entity that, does not hold the legal title to the Ordinary Shares, but to whom, or to which, nevertheless the Ordinary Shares, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the Ordinary Shares or based on specific statutory provisions. These include statutory provisions pursuant to which Ordinary Shares are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Ordinary Shares.

This section is intended as general information only. A prospective Shareholder should consult such holder’s own tax advisor regarding the tax consequences of any acquisition, holding and disposal of Ordinary Shares in light of their particular circumstances.

Except as otherwise provided, this section is based on the tax laws of the Netherlands, published regulations thereunder and published authoritative case law, the double tax treaty between Germany and the Netherlands and the MLI Tie-Breaker Reservation, all as in effect on the date of this prospectus, including, for the avoidance of doubt, the tax rates applicable on the date hereof, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a Shareholder:

(i)     who is an individual and for whom the income or capital gains derived from the Ordinary Shares are attributable to (employment) activities performed by such holder, the income from which is taxable in the Netherlands;

(ii)    who has, or that has, a substantial interest (aanmerkelijk belang) or a deemed substantial interest (fictief aanmerkelijk belang) in TopCo within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a Shareholder has a substantial interest in TopCo if such Shareholder, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the direct line (including foster-children) of either of them, directly or indirectly:

1.      owns, or holds, or is deemed to own or hold, certain rights to shares representing 5% or more of the total issued and outstanding capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo;

2.      holds, or is deemed to hold, rights to, directly or indirectly, acquire shares, whether or not already issued, representing 5% or more of the total issued and outstanding capital of TopCo, or of the issued and outstanding capital of any class of shares of TopCo; or

3.      owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of TopCo or to 5% or more of the liquidation proceeds of TopCo.

A deemed substantial interest exists if a substantial interest (or part thereof) in TopCo has been disposed of, or is deemed to have been disposed of, on a non-recognition basis;

(iii)   that is a pension fund, investment institution (fiscale beleggingsinstelling), tax exempt investment institution (vrijgestelde beleggingsinstelling) (each as defined in the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”)), or another entity that is, in whole or in part, not subject to or exempt from Dutch corporate income tax, entities that have a function comparable to an investment institution or tax exempt investment institution or that is exempt from corporate income tax in its country of residence, such country of residence being another state of the EU, Norway, Liechtenstein, Iceland or any other state with which the Netherlands has agreed to exchange information in line with international standards;

(iv)   which is or who is entitled to the dividend withholding tax exemption (inhoudingsvrijstelling) with respect to any profits derived from the Ordinary Shares (as defined in clause 4 of the Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting)). Generally, a Shareholder may be entitled or required to apply, subject to certain other requirements, the dividend withholding tax exemption if it is an entity and holds an interest of 5% or more of the nominal paid-up share capital in TopCo; or

(v)    that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the Ordinary Shares (as defined in clause 13 CITA).

Generally, a holding of Ordinary Shares is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of 5% or more of the nominal paid-up share capital in TopCo.

Dividend Withholding Tax

Shareholders

A company incorporated under Dutch law, like TopCo, is a tax resident of the Netherlands for Dutch dividend withholding tax purposes. As a result, dividends distributed by TopCo generally are subject to Dutch dividend withholding tax at a rate of 15%. Generally, TopCo is responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the Shareholder.

The expression “dividends distributed” includes, among other things:

(i)     distributions in cash or in kind, deemed and constructive distributions and repayment of paid-in capital not recognized for Dutch dividend withholding tax purposes;

(ii)    liquidation proceeds, proceeds of redemption of Ordinary Shares or proceeds of the repurchase of Ordinary Shares by TopCo or one of its subsidiaries or other affiliated entities to the extent such proceeds exceed the average paid-in capital of those Ordinary Shares as recognized for Dutch dividend withholding tax purposes;

(iii)   an amount equal to the nominal value of Ordinary Shares issued or an increase of the nominal value of Ordinary Shares, to the extent that it does not appear that a related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

(iv)   partial repayment of the paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that TopCo has net profits (zuivere winst), unless (i) the general meeting has resolved in advance to make such repayment and (ii) the nominal value of the Ordinary Shares concerned has been reduced by an equal amount by way of an amendment of TopCo’s Articles of Association.

Corporate legal entities that are tax resident or deemed to be resident of the Netherlands for Dutch corporate income tax purposes (“Dutch Resident Entities”) generally are entitled to an exemption from, or a credit for, any Dutch dividend withholding tax against their Dutch corporate income tax liability. The credit in any given year is, however, limited to the amount of Dutch corporate income tax payable in respect of the relevant year with an indefinite carry forward of any excess amount. Individuals who are resident or deemed to be resident of the Netherlands for Dutch personal income tax purposes (“Dutch Resident Individuals”) generally are entitled to a credit for any Dutch dividend withholding tax against their Dutch personal income tax liability and to a refund of any residual Dutch dividend withholding tax. The above generally also applies to holders that are neither resident nor deemed to be resident of the Netherlands for Dutch tax purposes (“Non-Resident Holders”) if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder.

A Shareholder resident of a country other than the Netherlands, may depending on such holder’s specific circumstances, be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax under Dutch domestic tax law, EU law, or treaties for the avoidance of double taxation in effect between the Netherlands and such other country.

Dividend stripping

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch tax, exemption from, reduction, or refund of Dutch dividend withholding tax will be granted if the recipient of the dividends TopCo paid is not considered the beneficial owner (uiteindelijk gerechtigde; as described in the Dutch Dividend Withholding Tax Act 1965) of those dividends. This legislation generally targets situations in which a shareholder retains its economic interest in shares but reduces the withholding tax costs on dividends by a transaction with another party. It is not required for these rules to apply that the recipient of the dividends is aware that a dividend stripping transaction took place. The Dutch State Secretary of Finance takes the position that the definition of beneficial ownership introduced by this legislation will also be applied in the context of a double taxation convention.

Conditional withholding tax on dividends as of January 1, 2024.

As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by TopCo to entities related (gelieerd) to TopCo (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

(i)     is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

(ii)    has a permanent establishment located in a Listed Jurisdiction to which the Ordinary Shares are attributable; or

(iii)   holds the Ordinary Shares with the main purpose or one of the main purposes of avoiding taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

(iv)   is not considered to be the beneficial owner of the Ordinary Shares in its jurisdiction of residences because such jurisdiction treats another entity as the beneficial owner of the common shares (a hybrid mismatch); or

(v)    is not resident in any jurisdiction (also a hybrid mismatch); or

(vi)   is a reverse hybrid (within the meaning of clause 2(12) CITA), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (2023: 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (2023: 25.8%).

Dual Tax Residency

TopCo is incorporated under the laws of the Netherlands and TopCo therefore is a Dutch tax resident for Dutch domestic tax law purposes, including the Dutch Dividend Withholding Tax Act 1965. TopCo believes that its place of effective management is in Germany, so that TopCo is treated as a German tax resident for German tax purposes. Based on the Tie-Breaker Provision included in Article 4(3) of double tax treaty between Germany and the Netherlands as in effect on the date hereof, TopCo’s tax residency in either the Netherlands or Germany for purposes of the double tax treaty between Germany and the Netherlands should be determined on TopCo’s place of effective management. As a result, and as long as our place of effective management is in Germany and the Tie-Breaker Provision or the reservation made by Germany with respect to the MLI Tie-Breaker Reservation are not changed, TopCo should solely qualify as a tax resident of Germany for purposes of the double tax treaty between Germany and the Netherlands. As a consequence, the Netherlands may only levy Dutch dividend withholding tax with respect to dividends distributed by TopCo to (i) Dutch Resident Individuals and Dutch Resident Entities and (ii) Non-Resident Holders if the Ordinary Shares are attributable to a Dutch permanent establishment of such Non-Resident Holder. See also “Risk Factors — Risks Related to Regulatory, Legal and Tax — If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Ordinary Shares in both Germany and the Netherlands.”

Taxes on Income and Capital Gains

Dutch Resident Entities

Generally, if the Shareholder is a Dutch Resident Entity, any benefits derived or deemed to be derived from the Ordinary Shares or any gain or loss realized on the disposal or deemed disposal of the Ordinary Shares is subject to Dutch corporate income tax at a rate of 19% with respect to taxable profits up to €200,000 and 25.8% with respect to taxable profits in excess of that amount (rates and amounts for 2023).

Dutch Resident Individuals

If the Shareholder is a Dutch Resident Individual, any benefits derived or deemed to be derived from the Ordinary Shares or any gain or loss realized on the disposal or deemed disposal of the Ordinary Shares is taxable at the progressive Dutch income tax rates (with a maximum of 49.50% in 2023), if:

(i)     the Ordinary Shares are attributable to an enterprise from which the Shareholder derives a share of the profit, whether as an entrepreneur (ondernemer) or as a person who has a co-entitlement to the net worth (medegerechtigd tot het vermogen) of such enterprise without being a shareholder (as defined in the Dutch Income Tax Act 2001); or

(ii)    the holder of Ordinary Shares is considered to perform activities with respect to the Ordinary Shares that go beyond ordinary asset management (normaal, actief vermogensbeheer) or otherwise derives benefits from the Ordinary Shares that are taxable as benefits from other activities (resultaat uit overige werkzaamheden).

Taxation of savings and investments.

If the above-mentioned conditions (i) and (ii) do not apply to the Dutch Resident Individual, the Ordinary Shares will be subject to an annual Dutch income tax under the regime for savings and investments (inkomen uit sparen en beleggen). Taxation only occurs insofar the Dutch Resident Individual’s net investment assets for the year exceed a statutory threshold (heffingvrij vermogen). The net investment assets for the year are the fair market value of the investment assets less the fair market value of the liabilities on January 1 of the relevant calendar year (reference date; peildatum). Actual income or capital gains realized in respect of the Ordinary Shares are as such not subject to Dutch income tax.

The Dutch Resident Individual’s assets and liabilities taxed under this regime, including the Ordinary Shares, are allocated over the following three categories: (a) bank savings (banktegoeden), (b) other investments (overige bezittingen), including the Ordinary Shares, and (c) liabilities (schulden). The taxable benefit for the year (voordeel uit sparen en beleggen) is equal to the product of (x) the total deemed return divided by the sum of bank savings, other investments and liabilities and (b) the sum of bank savings, other investments and liabilities minus the statutory threshold, and is taxed at a flat rate of 32% (rate for 2023).

The deemed return applicable to other investments, including the Ordinary Shares, is set at 6.17% for the calendar year 2023. Transactions in the three-month period before and after January 1 of the relevant calendar year implemented to arbitrate between the deemed return percentages applicable to bank savings, other investments and liabilities will for this purpose be ignored if the holder of Ordinary Shares cannot sufficiently demonstrate that such transactions are implemented for other than tax reasons.

Non-residents of the Netherlands

A Shareholder that is neither a Dutch Resident Entity nor a Dutch Resident Individual will not be subject to Dutch taxes on income or capital gains in respect of any benefit derived or deemed to be derived from the Ordinary Shares or in respect of any gain or loss realized on the disposal or deemed disposal of the Ordinary Shares, provided that:

(i)     such holder does not have an interest in an enterprise or deemed enterprise (as defined in the Dutch Income Tax Act 2001 and CITA) which, in whole or in part, is either effectively managed in the Netherlands or carried on through a permanent establishment, a deemed permanent establishment or a permanent representative in the Netherlands and to which enterprise or part of an enterprise the Ordinary Shares are attributable; and

(ii)    in the event the holder is an individual, such holder does not carry out any activities in the Netherlands with respect to the Ordinary Shares that go beyond ordinary asset management and does not derive benefits from the Ordinary Shares that are otherwise taxable as benefits from other activities in the Netherlands.

Gift and Inheritance Taxes

Residents of the Netherlands

Gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares by way of a gift by, or on the death of, a Shareholder who is resident or deemed resident of the Netherlands at the time of the gift or the holder’s death.

Non-residents of the Netherlands

No gift or inheritance taxes will arise in the Netherlands with respect to a transfer of Ordinary Shares by way of gift by, or on the death of, a Shareholder who is neither resident nor deemed to be resident of the Netherlands, unless:

(i)     in the case of a gift of Ordinary Shares by an individual who at the date of the gift was neither resident nor deemed to be resident of the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident of the Netherlands; or

(ii)    the transfer is otherwise construed as a gift or inheritance made by, or on behalf of, a person who, at the time of the gift or death, is or is deemed to be resident of the Netherlands.

For purposes of Dutch gift and inheritance taxes, among others, a person that holds the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the ten (10) years preceding the date of the gift or such person’s death. Additionally, for purposes of Dutch gift tax, amongst others, a person not holding the Dutch nationality will be deemed to be resident of the Netherlands if such person has been resident in the Netherlands at any time during the twelve (12) months preceding the date of the gift. Applicable tax treaties may override deemed residency.

Real Property Transfer Tax

Under circumstances, Ordinary Shares could, for the purposes of Dutch real property transfer tax (overdrachtsbelasting), be treated as real property (fictieve onroerende zaken) located in the Netherlands, in which case this tax could be payable upon acquisition of Ordinary Shares.

Ordinary Shares will generally not be treated as real property if, at the time of or at any time during the year preceding, the acquisition of the Ordinary Shares (i) our assets do not and did not include real property situated in the Netherlands or (ii) our assets only include and included real property, situated either in or outside the Netherlands, that we do not and did not hold, and currently do not intend to hold, predominantly as a financial investment.

Real property as referred to under (i) and (ii) above includes legal ownership and more limited legal rights over the property (rights in rem) (zakelijke rechten) as well as contractual rights that give us economic exposure to the value of such real property, and certain participations or interests in entities that are treated as real property.

Our assets do not include and have not included real property situated in the Netherlands as described above. Consequently, no Dutch real property transfer tax becomes payable upon an acquisition of Ordinary Shares.

Value Added Tax (VAT)

No Dutch VAT will be payable by a Shareholder in respect of any payment in consideration for the acquisition, ownership or disposal of the Ordinary Shares.

Other Taxes and Duties

No Dutch documentation taxes (commonly referred to as stamp duties) will be payable by a Shareholder in respect of any payment in consideration for the holding or disposal of the Ordinary Shares.

Tax Residency

A Shareholder will not become resident, or deemed resident, in the Netherlands for tax purposes by reason only of holding the Ordinary Shares.

Material German Tax Considerations — Ordinary Shares

The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the Ordinary Shares. With the exception of the subsection “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in Germany” below, which provides an overview of the taxation of the holders of Ordinary Shares that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire Ordinary Shares in the offering.

This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the Ordinary Shares.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of Ordinary Shares should consult their own tax advisors regarding the German tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of Ordinary Shares in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of Our Company

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany, it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. We believe that its place of effective management is in Germany, so that we are treated as a German tax resident for German tax purposes.

Our taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends (Gewinnanteile) and other distributions received by us from domestic or foreign corporations are generally exempt from corporate income tax, inter alia, if we held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which we hold through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to us only on a pro rata basis at its entitlement to the profits of the relevant partnership. As a consequence of the above, and subject to the above-mentioned requirements, effectively 95% of the amount of dividends and other distributions that we receive from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of our shareholding in the respective corporation, to profits earned by us from the sale of shares in another domestic or foreign corporation since 5% of the gains are treated as non-deductible business expenses and are therefore subject to corporate income tax (plus the solidarity surcharge thereon) at a rate of 15.825%. Conversely, losses incurred from the sale of such shares are not deductible for tax purposes. Currently, there are no specific rules deviating from the aforementioned rules with respect to the taxation of gains arising from the disposal of a direct participation of less than 10% in the share capital of a corporation. Please note that there have been discussions and even draft laws which would lead to the taxation of such gains. However, so far none of the draft laws has actually been passed. The above-stated exemptions from corporate income tax on dividends and on capital gains may not apply under circumstances in case the distributing entity, or the entity the shares in which are disposed of, are tax resident in a jurisdiction that is listed on the EU blacklist of non-cooperative jurisdictions.

In addition, we are subject to trade tax (Gewerbesteuer) with respect to our taxable trade profit (Gewerbeertrag) from our permanent establishments in Germany (inländische gewerbesteuerliche Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.

The trade tax rate depends on the local municipalities in which we maintain its permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if we held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period.

Our interest expenses are subject to the “interest barrier” (Zinsschranke) rules. When we calculate our taxable income, the interest barrier rules generally prevent us from deducting certain net interest expense from our taxable income, i.e., the excess of interest expenses over interest income for a given fiscal year, to the extent such interest expenses exceed 30% of the current taxable EBITDA of the respective entity (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if our net interest expense is equal to, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Interest expenses that are not deductible in a given year may be carried forward to our subsequent fiscal years (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of interest expenses plus certain other trade tax add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the determination of the trade tax base.

Certain interest expenses are generally not deductible for German tax purposes in case of tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency.

Tax-loss carryforwards can be fully offset against taxable income for corporate income tax and trade tax purposes up to an amount of €1 million of such income. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset against tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax carryback to the previous year with regard to corporate income tax up to an amount of €1 million. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to be offset against future taxable income in accordance with this rule. According to recently enacted laws in force since March 18, 2021 or since July 1, 2020, each to provide COVID-19 tax support (Drittes Corona-Steuerhilfegesetz, Zweites Corona-Steuerhilfegesetz, the “German COVID-19 Tax Laws”), tax loss carry-back for the assessment periods 2020 and 2021 are increased to €10.0 million.

If more than 50% of the subscribed capital or voting rights in a corporation are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or if comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation), all tax loss carryforwards and interest carryforwards are generally forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. The forfeiture of tax loss carryforward pursuant to the preceding rules does not apply to share transfers if (i) the acquirer directly or indirectly holds a participation of 100% in the transferring entity, (ii) the transferor indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same individual or legal entity or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity. Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition.

Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this filing.

German Taxation of Holders of Ordinary Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent we pay dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends may not be subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares.

German Taxation of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries

The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the Ordinary Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008, the “Treaty”), who is fully eligible for benefits under the Treaty.

A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the Ordinary Shares if it is, inter alia:

•        the beneficial owner of the Ordinary Shares (and the dividends paid with respect thereto);

•        a U.S. holder;

•        not also a resident of Germany for German tax purposes; and

•        not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of Ordinary Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

General Rules for the Taxation of Dividends of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries

The full amount of a dividend distributed by us (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany is generally subject to (final) German withholding tax at an aggregate rate of 26.375%. If shares are admitted for collective custody by a securities custodian bank (Wertpapiersammelbank) pursuant to Section 5 German Act on Securities Accounts (Depotgesetz) and are entrusted to such bank for collective custody (Sammelverwahrung) in Germany (as in the case of the Shares), the withholding tax is withheld and passed on for the account of the shareholders (i) by the domestic credit or financial services institution (inländisches Kredit- oder Finanzdienstleistungsinstitut) (including domestic branches of such foreign enterprises) or the domestic securities institution (inländisches Wertpapierinstitut) which keeps or administers the shares and disburses or credits the dividends or disburses the dividends to a foreign agent or (ii) by the central securities depository (Wertpapiersammelbank) to which the shares were entrusted for collective custody if the dividends are disbursed to a foreign agent by such central securities depository (Wertpapiersammelbank, the “Dividend Paying Agent”). We do not assume any responsibility for the withholding of the withholding tax, in accordance with the statutory provisions.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty may be refunded to U.S. treaty beneficiaries upon application, provided that the requirements under the Treaty are fulfilled. Further, such refund is subject to the German anti-avoidance treaty shopping rules (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the Ordinary Shares

The capital gains from the disposition of the Ordinary Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of our share capital. If such holder had acquired the Ordinary Shares without consideration, the previous owner’s holding period and quota would be taken into account. Pursuant to a decision of the German Federal Fiscal Court, and the view shared by the German tax authorities, the gains on the disposal of shares are exempt from corporate income tax if the shareholder is a corporation and has no domestic permanent establishment or fixed place of business in Germany and the shares do not form part of business assets for which a permanent representative in Germany has been appointed.

Pursuant to the Treaty, U.S. treaty beneficiaries may not be subject to German tax even under the circumstances described in the preceding paragraph and therefore may not be taxed on capital gains from the disposition of the Ordinary Shares.

German statutory law requires the Domestic Disbursing Agent to levy withholding tax on capital gains from the sale of Ordinary Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, “Domestic Disbursing Agent” means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz)) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise that holds the Ordinary Shares in custody or administers the Ordinary Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the Ordinary Shares to the holder of the Ordinary Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains to the requirement that such capital gains are subject to taxation in Germany under German statutory law or on an applicable income tax treaty.

However, a circular issued by the German Federal Ministry of Finance, dated January 18, 2016 (as amended), reference number IV C 1-S2252/08/10004:017, provides that taxes need not be withheld by the Domestic Disbursing Agent if the holder of the custody account is not a resident of Germany for tax purposes. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of the respective German company. While circulars issued by the German Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a domestic paying agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of Ordinary Shares held in a custodial account in Germany in the event that the domestic paying agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries

U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries may be entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (corporate income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund would only be possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more of our shares and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied under the general German anti-abuse rule.

Further, such refund is subject to the German anti-avoidance treaty shopping rules. Generally, this rule requires that the source of income of the U.S. treaty beneficiary (in case it is a non-German resident company) is related to a business activity of such U.S. treaty beneficiary, to the extent such business activity meets certain criteria further specified in the applicable rules. However, this would not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange. Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests.

Taxation of Holders of Ordinary Shares Tax Resident in Germany

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to our holders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a habitual abode (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management (Geschäftsleitung) or statutory seat (Sitz) in Germany.

The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between Ordinary Shares held as private assets (Privatvermögen) and Ordinary Shares held as business assets (Betriebsvermögen).

Ordinary Shares as Private Assets (Privatvermögen)

If the Ordinary Shares are held as private assets by a German tax resident, dividends and capital gains are generally taxed as investment income and are principally subject to a 25% German flat income tax rate (Abgeltungsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the respective shareholder’s income tax liability.

However, shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. In this case, the withholding tax would be credited against the income tax subject to the progressive income tax rate and any excess amount may generally be refunded. Also, in this case income-related expenses cannot be deducted from the capital investment income, except for the aforementioned annual lump-sum deduction of €801 (€1,602 in the case of jointly assessed married couples or registered life partners).

In general, no flat income withholding tax is levied in case of an individual shareholder who holds the shares as private assets if he or she submits a tax exemption request (Freistellungsauftrag) to the Dividend Paying Agent, but only to the extent the income derived from the shares together with all other capital income do not exceed the aforementioned lump-sum deduction amount. Similarly, no withholding tax is deducted if it is to be assumed that the income is not subject to taxation and the shareholder has submitted to the Dividend Paying Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.

Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in our company and for shareholders who have a shareholding of at least 1% in our company and can take significant entrepreneurial influence on our economic activity by a professional activity for our company. A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of our share capital at any time during the five years preceding the sale. In that case, 60% of any capital gains resulting from the sale would be taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, only 60% of any capital losses would be recognized for tax purposes. Even though withholding tax is withheld by a Domestic Disbursing Agent in such case, this does not satisfy the tax liability of the shareholder. Consequently, a shareholder must declare his capital gains in his income tax returns. The withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the shareholder’s income tax on his tax assessment (including the solidarity surcharge and any church tax if applicable) or refunded in the amount of any excess, provided that the statutory requirements are fulfilled. Losses resulting from the disposal of Ordinary Shares can only be offset against capital gains from the sale of any Ordinary Shares and other shares. If gains are exceeded by losses, such excess losses may be carried forward to subsequent assessment periods. If losses result from the derecognition (Ausbuchung) or transfer to a third party of certain worthless assets or any other total loss of such assets, such losses, together with losses resulting from the full or partial non-recoverability of the repayment claim of capital receivables of the same year, and loss-carry forwards of previous years can only be offset against investment income up to an amount of €20,000 (“Limitation on Loss Deduction”) per calendar year. Any exceeding loss amount can be carried forward and offset against future investment income, but again subject to the €20,000 limitation. Given that the Limitation on Loss Deduction will not be applied by the domestic paying agent, investors suffering losses which are subject to the Limitation on Loss Deduction are required to declare such losses in their respective income tax return.

Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is assessed by means of income tax assessment.

Ordinary Shares as Business Assets (Betriebsvermögen)

In case the Ordinary Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation, a sole proprietor or a partnership (co-entrepreneurship)). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate (including solidarity surcharge) of 26.375% plus church tax, if applicable. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to Ordinary Shares which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to timely notify the competent local tax office accordingly, has to file a withholding tax return in the amount of 15% of the dividends in accordance with the procedural rules applicable for such withholding tax returns, and has to make a payment in the amount of the tax that was stated in such withholding tax return. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the Ordinary Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied based on the general German anti-abuse rules.

To the extent the amount withheld exceeds the income tax liability, the withholding tax may be refunded, provided that certain requirements are met (including the aforementioned requirements).

Special rules apply to credit institutions (Kreditinstitute), securities institutions (Wertpapierinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.

Generally, dividends paid to, and capital gains realized by, a corporation with a tax domicile in Germany are subject to corporate income tax (and solidarity surcharge thereon) at a rate of 15.825%. However, the, dividends and capital gains are in general effectively 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). With regard to dividends, this is subject to the shareholder holding at least 10% of our registered share capital at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in our share capital being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.

For purposes of German trade tax, capital gains are in general effectively 95% tax exempt as well. The remaining 5% is treated as non-deductible business expense and, as such, is subject to trade tax. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of our registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income for corporate income tax purposes also applies for trade tax purposes.

Losses from the sale of Ordinary Shares are generally not tax deductible for corporate income tax and trade tax purposes.

The Domestic Disbursing Agent may not withhold the withholding tax if (i) the shareholder is a corporation, association of persons or estate with a tax domicile in Germany, or (ii) the shares belong to the domestic business assets of a shareholder, and the shareholder declares so to the Domestic Disbursing Agent using the designated official form and certain other requirements are met. If withholding tax is nonetheless withheld by Domestic Disbursing Agent, the withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the income or corporate income tax liability (including the solidarity surcharge and church tax, if applicable) or may be refunded in the amount of any excess, subject to the requirements for such credit or refund.

With regard to sole proprietors individuals holding Ordinary Shares as business assets (i.e., not as private assets), 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of Ordinary Shares are principally deductible for income tax purposes. If the shares are attributable to a domestic permanent establishment in Germany of a business operation of the shareholder, the dividend income (after deduction of business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled. In this latter case, the net amount of dividends (i.e., after deducting directly related expenses) is exempt from trade tax. Further, if the shares are attributable to a German permanent establishment of a business operation of the sole proprietor, 60% of the gains of the disposal of the shares are, in addition, subject to trade tax. As a rule, trade tax on dividends or capital gains can be credited against the shareholder’s personal income tax, either in full or in part, by means of a lump-sum tax credit method, depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividends or capital gains contained in the profit share of the shareholder will be taxed in accordance with the principles applicable for corporations. If the partner is an individual, the taxation is in line with the principles described for sole proprietors. Upon application and subject to further conditions, an individual as a partner may have his or her personal income tax rate lowered for earnings not withdrawn from the partnership.

In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of our registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of our shares are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participations are attributable) should not be subject to trade tax.

In addition, gains on the disposal of our shares are subject to trade tax at the level of a commercial or deemed commercial partnership if the shares are attributed to a domestic permanent establishment of a business operation of the partnership: This generally applies to 60% of the gain as far as our shares are attributable to the profit share of an individual as the partner of the partnership, and, effectively, at 5% as far as they are attributable to the profit share of a corporation as the partner of the partnership. Losses on disposals and other profit reductions in connection with the shares are not taken into account for the purposes of trade tax if they are attributable to the profit share of a corporation, and are taken into account at 60% in the context of general limitations if they are attributable to the profit share of an individual. If the partner of the partnership is an individual, the portion of the trade tax paid by the partnership attributable to his profit share may generally be credited, either in full or in part, against his personal income tax by means of a lump-sum method — depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

Abolishment of Solidarity Surcharge

The solidarity surcharge has partially been abolished as of the assessment period 2021 for certain individual holders of Ordinary Shares. The solidarity surcharge, however, continues to apply for capital investment and, thus, on withholding taxes levied. In addition, the solidarity surcharge continues to apply if holders of Ordinary Shares are corporations.

German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)

The transfer of Ordinary Shares to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:

i.       the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

ii.      at the time of the transfer, the Ordinary Shares are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

iii.     the Ordinary Shares subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of our registered share capital and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

The agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000, the “United States-Germany Inheritance and Gifts Tax Treaty”), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Ordinary Shares. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of Ordinary Shares.

PLAN OF DISTRIBUTION

We are registering the possible offer and sale from time to time of up to 86,012,305 Ordinary Shares by the Selling Shareholders (including Ordinary Shares held in treasury underlying 500,000 Penny Warrants, 14,589,947 Ordinary Shares underlying the Note and 200,000 Ordinary Shares to be issued to TCM). All of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their respective accounts. We will not receive any of the proceeds from such sales.

Except as set forth in any applicable agreement providing registration rights, the Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Shareholders covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Shareholder as a gift, pledge, partnership distribution or other transfer. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Shareholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Shareholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Shareholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of Nasdaq;

•        through trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•        at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Shareholder that is an entity may elect to make a pro rata in-kind distribution for value of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Shareholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Shareholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Shareholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Shareholder.

With respect to a particular offering of the securities held by the Selling Shareholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the Selling Shareholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Shareholders.

In connection with distributions of the securities or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Shareholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares are listed on the Nasdaq under the symbol “EGOX:”

The Selling Shareholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Shareholders pay for solicitation of these contracts.

A Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Shareholder or borrowed from any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Notice to prospective investors in the European Economic Area

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97

(as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Ordinary Shares. Accordingly, any person making or intending to make an offer in the EEA of Ordinary Shares which are the subject of an offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor any underwriters have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

Notice to prospective investors in the United Kingdom

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Ordinary Shares. Accordingly, any person making or intending to make an offer in the United Kingdom of Ordinary Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither we nor any underwriter have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

In the United Kingdom, this document is for distribution only to, and is only directed at qualified investors (as defined in the UK Prospectus Regulation) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any Ordinary Shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

All applicable provisions of the FSMA will be complied with respect to anything done by Next.e.GO or any underwriter in relation to the Ordinary Shares in, from or otherwise involving, the United Kingdom.

SHARES ELIGIBLE FOR FUTURE SALE

We have 462,500,000 Ordinary Shares authorized and 93,616,318 Ordinary Shares issued and outstanding as of the date of this prospectus. 500,000 of these Ordinary Shares are held in treasury to support the issuance of Ordinary Shares under the Penny Warrants.

The 11,296,710 Ordinary Shares issued to holders of class A common stock and class B common stock and Athena public warrants and 530,000 Athena private placement warrants in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act.

The 79,019,608 issued Ordinary Shares to holders of e.GO, including 30,000,000 earn-out shares, 20,000,000 of which are unvested and subject to an earn-out over a certain period, while 10,000,000 shares vested immediately as of the closing of the Business Combination, as well as 3,000,000 Settlement Shares, together 82,019,608 Ordinary Shares, were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable.

The shares issued to our “affiliates” and the 79,019,608 issued Ordinary Shares to holders of e.GO and the 3,000,000 Settlement Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of Ordinary Shares by pre-closing e.GO shareholders, Athena Sponsor, the Athena Sponsor shareholders, the holder of the Settlement Shares, TCM, holders of the Penny Warrants and ACM ARRT M LLC and/or any of its affiliates pursuant to the Amended and Restated Registration Rights Agreement, the Settlement Agreement, the Senior Secured Notes and the registration rights agreement related to Note. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Ordinary Shares. Sales of substantial amounts of our Ordinary Shares in the public market could adversely affect prevailing market price of our Ordinary Shares.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the number of ordinary shares then issued and outstanding; and

•        the average weekly trading volume of the Ordinary Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the consummation of the Business Combination, in October 2023, we ceased to be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

e.GO shareholders representing more than three quarters of the pro forma share capital of e.GO are subject to lock-up agreements, pursuant to which they agreed not to effect any sale or distribution of any equity securities of TopCo issued to them at the Closing until the date that is six months after the Closing (each, a “Shareholder Lock-Up Agreement”) on the terms and subject to the conditions set forth in the Shareholder Lock-Up Agreement. In addition, 10,000,000 Earn-Out Shares which vested immediately as of the Closing are subject to a 12-month lock-up following Closing. According to the letter agreement, dated as of July 28, 2022, by and between the Athena Sponsor, TopCo, Athena, e.GO and certain of Athena’s executive officers and directors, as amended by the first amendment to the sponsor letter agreement dated September 29, 2022, 75% Ordinary Shares issued to the Athena Sponsor in connection with the Business Combination and all Ordinary Shares issued to Isabelle Freidheim, Jane Park, Jennifer Carr-Smith, and Angelina Smith are subject to a 180 days lock-up restriction.

Registration Rights

At the Closing, Next.e.GO, Athena, the Athena Sponsor, certain former e.GO shareholders, certain of Athena’s officers and directors, certain members of the Athena Sponsor and/or their respective affiliates have entered into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, Next.e.GO has agreed to register for resale, pursuant to Rule 415 under the Securities Act, certain Next.e.GO shares and other equity securities of Next.e.GO that are held by the parties thereto from time to time and the parties thereto will be provided with customary demand and piggyback registration rights. Next.e.GO or e.GO, as the case may be, have granted certain registration rights outside of, and unaffected by, the Amended and Restated Registration Rights Agreement to (i) Brucke Agent LLC regarding the registration of the Settlement Shares, (ii) certain note purchasers regarding the registration of the Penny Warrants, and (iii) ACM ARRT M LLC and/or any of its affiliates regarding the registration of ordinary shares in the capital of the Company issuable pursuant to the terms of the Note and the Securities Purchase Agreement.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our Ordinary Shares by the Selling Shareholders. With the exception of the SEC registration fee, all amounts are estimates.

Expenses	Amount
U.S. Securities and Exchange Commission registration fee		$7,330.13
FINRA filing fee	$	*
Nasdaq listing fee	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Depositary’s fee	$	*
Printing fee	$	*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

Certain legal matters relating to U.S. law will be passed upon for Next.e.GO by Sullivan & Cromwell LLP. NautaDutilh N.V., Dutch legal counsel to Next.e.GO, has provided a legal opinion for Next.e.GO regarding the validity of the Next.e.GO Shares offered by this document.

EXPERTS

The financial statements of Athena as of December 31, 2022 and 2021 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Next.e.GO Mobile SE included in this prospectus and elsewhere in the registration statement have been included in reliance upon the report of Grant Thornton AG, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are organized and existing under the laws of the Netherlands. As such, under Dutch private international law, the rights and obligations of our shareholders vis-à-vis the Company originating from Dutch corporate law and the Next.e.GO Articles of Association, as well as the civil liability of our officers (functionarissen) (including our Directors and Executive Officers) are governed in certain respects by the laws of the Netherlands.

We are not a resident of the United States and our officers may also not all be residents of the United States. As a result, depending on the subject matter of the action brought against us and/or our officers, United States courts may not have jurisdiction. If a Dutch court has jurisdiction with respect to such action, that court will apply Dutch procedural law and Dutch private international law to determine the law applicable to that action. Depending on the subject matter of the relevant action, a competent Dutch court may apply another law than the laws of the United States.

Also, service of process against non-residents of the United States can in principle (absent, for example, a valid choice of domicile) not be effected in the United States.

Furthermore, substantially all of our assets are located outside the United States. On the date of this prospectus, (i) there is no treaty in force between the United States and the Netherlands for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters and (ii) both the Hague Convention on Choice of Court Agreements (2005) and the Hague Judgments Convention (2019) have entered into force for the Netherlands, but have not entered into force for the United States. Consequently, a judgment rendered by a court in the United States will not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a judgment rendered by a court in the United States that is enforceable under the laws of the United States and files a claim with the competent Dutch court, the Dutch court will in principle give binding effect to that United States judgment if (i) the jurisdiction of the United States court was based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the United States court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such United States judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the United States court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for recognition in the Netherlands. Even if such a United States judgment is given binding effect, a claim based thereon may, however, still be rejected if the United States judgment is not or no longer formally enforceable. Moreover, if the United States judgment is not final (for instance when appeal is possible or pending) a competent Dutch court may postpone recognition until the United States judgment will have become final, refuse recognition under the understanding that recognition can be asked again once the United States judgment will have become final, or impose as a condition for recognition that security is posted.

A competent Dutch court may deny the recognition and enforcement of punitive damages or other awards. Moreover, a competent Dutch court may reduce the amount of damages granted by a United States court and recognize damages only to the extent that they are necessary to compensate actual losses or damages. Thus, United States investors may not be able, or experience difficulty, to enforce a judgment obtained in a United States court against us or our officers.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, management board members, supervisory board members and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We will send the depositary a copy of all notices of shareholders’ meetings and other reports, communications and information that are made generally available to shareholders. The depositary has agreed to mail to all shareholders a notice containing the information (or a summary of the information) contained in any notice of a meeting of our shareholders received by the depositary and will make available to all shareholders such notices and all such other reports and communications received by the depositary.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

INDEX TO THE FINANCIAL STATEMENTS

Next.e.GO Mobile SE

ATHENA CONSUMER ACQUISITION CORP

Next.e.GO Mobile SE
Interim Consolidated Financial Statements (Unaudited)
Interim Consolidated Statement of Profit and Loss (Unaudited)

Consolidated Statement of Profit and Loss	Note	January 1 to June 30 2023	January 1 to June 30 2022
		KEUR	KEUR
Revenue from contracts with customers	1	256	1.973
Cost of sales of goods and providing services		(17,339)	(20,682)
Gross profit		(17,083)	(18,710)
Product development costs		(1,960)	(3,491)
Sales and Marketing costs		(4,859)	(8,515)
Administrative expenses		(4,663)	(4,780)
Other income	2.1	1,119	23
Other expenses		(238)	(66)
Operating profit		(27,684)	(35,539)
Finance costs	2.2	(4,965)	(2,402)
Profit before income tax		(32,650)	(37,941)
Income tax expense		8,427	11,906
Net profit for the period		(24,223)	(26,034)

– Net profit is attributable to:
Owners of Next.e.GO SE		(24,188)	(25,934)
Non-controlling interests		(35)	(100)

Basic (undiluted)/diluted earnings per share in EUR	8	(166,95)	(179,01)

Next.e.GO Mobile SE
Interim Consolidated Statement of Comprehensive Income (Unaudited)

Consolidated Statement of Comprehensive Income	Note	January 1 to June 30 2023	January 1 to June 30 2022
		KEUR	KEUR
Net profit for the period		(24,223)	(26,034)
Total comprehensive income for the period		(24,223)	(26,034)

– Total comprehensive income is attributable to:
Owners of Next.e.GO SE		(24,188)	(25,934)
Non-controlling interests		(35)	(100)

– Total comprehensive income is attributable to owners of Next.e.GO SE arises from:
Continuing operations		(24,188)	(25,934)

Next.e.GO Mobile SE
Interim Consolidated Statement of Financial Position — Assets (Unaudited)

Balance Sheet Assets	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Non-current assets
Intangible assets		177,490	182,932
Property, plant and equipment		25,508	26,548
Right-of-use-assets		16,469	17,846
Leased Goods		1,114	1,237
Receivables from investment grants		139	905
Total non-current assets		220,720	229,469
Current assets
Inventories		9,765	8,947
Trade receivables	3.1	392	583
Other financial assets at amortised cost		211	211
Receivables from investment grants		278	278
Other assets	4.1	51,915	2,255
Cash and cash equivalents	3.2	672	2,521
Total current assets		63,233	14,796
Total assets		283,953	244,264

Next.e.GO Mobile SE
Interim Consolidated Statement of Financial Position — Liabilities and Equity (Unaudited)

Liabilities and Equity	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Equity
Issued capital	5	145	145
(Issued and outstanding shares at a nominal value of EUR 1.00 per share)		144,879	144,879
Additional paid-in-capital	5.1	96,106	95,808
Retained earnings		(2,636)	21,504
Equity attributable to owners of Next.e.GO		93,615	117,457
Non-controlling interests	5.2	312	240
Total equity		93,926	117,697
Non-current liabilities
Financial liabilities	3.4	87,285	18,641
Lease liabilities		14,640	15,857
Deferred tax liabilities		6,294	14,734
Investment grants		139	905
Provisions		1,381	1,839
Total non-current liabilities		109,739	51,976
Current liabilities
Liabilities due to employees		2,334	1,414
Provisions		1,249	1,348
Financial liabilities	3.4	50,285	50,526
Lease liabilities		2,490	2,580
Trade payables	3.3	19,554	15,845
Investment grants		278	278
Other liabilities		4,097	2,599
Total current liabilities		802,288	74,591
Total equity and liabilities		283,953	244,264

Next.e.GO Mobile SE
Interim Consolidated Statement of Changes in Equity (Unaudited)

Statement of changes in equity	Share Capital	Additional paid-in- capital	Retained earnings	Non- controlling interest	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Balance as of January 1, 2022	145	89,972	78,998	(17)	169,098
Capital increase	0	0	0	501	501
Issue convertible loan	0	5,685	0	0	5,685
Non-controlling interest from the acquisition and sale of subsidiaries	0	0	0	0	0
Net profit	0	0	(25,934)	(100)	(26,034)
Balance as of June 30, 2022	145	95,657	53,064	384	149,250

Balance as of January 1, 2023	145	95,808	21,504	239	117,697
Capital increase	0	0	0	0	0
Issue convertible loan	0	452	0	0	452
Net profit	0	0	(24,188)	(35)	(24,223)
Reclassification	0	(154)	48	107	0
Balance as of June 30, 2023	145	96,106	(2,636)	312	93,926

Next.e.GO Mobile SE
Interim Consolidated Statement of Cash Flows (Unaudited)

Statement of Cash Flows	Note	January 1 to June 30 2023	January 1 to June 30 2022
		KEUR	KEUR
Net profit for the period		(24,223)	(26,034)
Depreciation (+)/write-ups (-) on tangible and intangible assets		12,072	12,152
Finance costs	2	4,965	2,402
Profits and losses from investments		121	15
Income tax expense (+)/income (-)		(8,441)	(11,920)
Increase (-)/decrease (+) working capital assets		255	(2,219)
Increase (+)/decrease (-) working capital liabilities		6,725	1,522
Increase (+)/decrease (-) provisions		(558)	(262)
Other non-cash income and expense items		137	501
Cash flows from operating activities		(8,946)	(23,844)
Investment in tangible assets		(3,503)	(12,843)
Proceeds from the disposal of tangible assets		51	20
Investment in intangible assets		(758)	(12,894)
Cash flows from investing activities		(4,210)	(25,718)
Payments into equity	5.1	452	5,685
Repayments (-)/proceeds from the issue (+) of financial liabilities		14,842	35,671
Payments (-) to redeem financial liabilities		(3,451)	0
Interest paid		(536)	(442)
Cash flow from financing activities		11,307	40,913
Net change in cash and cash equivalents		(1,850)	(8,648)
Cash and cash equivalents at beginning of the period		2,521	11,958
Cash and cash equivalents at end of the period		672	3,309

Next.e.GO Mobile SE

Notes to the Unaudited Interim Consolidated Financial Statements

Contents of the Notes to the Unaudited Interim Consolidated Financial Statements:

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

Notes (unaudited)

Information on the Group and Accounting Policy

Next.e.GO Mobile SE (in the following also referred to as “Next e.GO” or “Company”) has its registered office at Lilienthalstrasse 1 in 52068 Aachen, Germany, and is entered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, Germany under HRB 24014.

The unaudited interim consolidated financial statements of the Next.e.GO Group have been prepared voluntarily in accordance with International Financial Reporting Standards

These interim consolidated financial statements were prepared using the accounting policies, accounting estimates and judgements applied in the consolidated financial statements of the period ended 31 December 2022. For further information, please see the notes to the Group’s audited 2022 consolidated financial statements which provide the basis for these interim financial statements. There were no changes in the accounting policies between January 01, 2023 and June 30, 2023.

For computational reasons, rounding differences of ± one unit (EUR thousand, %, etc.) may occur in the financial statement components.

The reviewed interim consolidated financial statements were authorized for issue by the directors on October 18, 2023. The directors have the power to amend and reissue these financial statements.

Disclosure of material uncertainties

Going Concern

The following statements are made as of the date of the preparation of the unaudited consolidated financial statements for the reporting period from January 01, 2023 to June 30, 2023. Consequently, the significant estimates and judgements consider all significant events subsequent to June 30, 2023.

The Group is currently in the development, and ramp-up phase and expects to commence production of its next generation vehicle, the e.wave X by end of 2023 following the closing of the Senior Secured Notes on June 30, 2023, with a cash inflow of net proceeds of USD 46.77 million (EUR 43.04 million) on July 03, 2023. The consolidated subsidiaries in Germany, the Netherlands, the U.S. and the Republic of North Macedonia, as well as the majority owned subsidiary in Bulgaria, are dependent on financing from the parent company, Next.e.GO Mobile SE. Consequently, the assessment of going concern of the Group is directly linked to the assessment of the ability of the company, Next.e.GO, to continue as a going concern. The growth-oriented business plan for the Company provides for investments in the development of the product in particular, but also the set-up of further foreign production sites with local contribution either in the form of state aid or private partnership.

Between January 01 and June 30, 2023, the Company has raised EUR 14.99 million by way of (i) convertible loans (EUR c. 1.75 million), (ii) non-convertible shareholder loans (EUR 11.24 million) and (iii) by issuing a 9% p.a. bearer bond with a volume of EUR 2 million and maturity of May 06, 2025. As additional funding, on May 05, 2023, the Company has also signed a term-sheet regarding a share subscription facility with a volume of up to USD 150 million over the next 3 years with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, and which is expected to be closed (subject to customary closing conditions) before the closing of the below mentioned public market transaction. This facility shall enable the Company at its sole discretion to draw down additional funds (up to USD 150 million) via issuing new shares directly after the closing of the public market transaction.

In addition to the above, on June 30, 2023, the Company successfully issued Senior Secured Notes with an initial principal gross amount of USD 75 million (c. EUR 69 million) (the “Senior Secured Notes”). After deducting the original issue discount and having paid the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, e.GO received unrestricted net cash proceeds in the amount of USD 46.77 million (EUR 43.04 million) after the end of the reporting period.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

The Company expects negative EBITDA from operating activities until at least August 2024. In order to meet its liquidity requirements, the Company has — next to successfully closing the Senior Secured Notes — commenced a public market transaction in form of a de-SPAC business combination with Athena Consumer Acquisition Corp. (with the ticker ACAQ listed on NYSE American), with which the Company has executed and announced a definitive business combination agreement (BCA) on July 28, 2022. The transaction once closed is expected to result in the inflow of up to USD 10.60 million, assuming no further redemptions. On March 13, 2023, the Company filed publicly a Form F-4 registration statement with the U.S. Securities and Exchange Commission (“SEC”) through its wholly-owned subsidiary, Next.e.GO B.V., with the latest amendment to the F-4 having been filed on September 19, 2023. The Company intends to close this business combination by or before end of Q4/2023, with respective cash-inflows expected in October 2023. Furthermore, the Company has entered into a Standby Equity Purchase Agreement (SEPA) term-sheet with Yorkville Advisors Global, LP, positioning the Company, subject to closing of the transaction and signing the final documentation, to raise additional equity of up to USD 150 million within 36 months from the date of closing of the transaction, of which up to USD 5 million are intended to be made available subsequent to closing of the transaction. Additionally, the Company entered into a term-sheet with Atalaya Capital Management LP on August 02, 2023, relating to the financing of preferred equity, providing the Company as of the closing of the business combination with up to USD 25 million for funding the transaction costs amongst other things associated with the business combination. Next to that, the Company is evaluating other convertible products of up to USD 50 million.

For the period from announcing the business combination in July 2022 until the expected closing of the public market transaction, the Company has been funding itself by way of a venture debt bridge financing (EUR 3.52 million which has been repaid with the proceeds of the Senior Secured Notes on June 30, 2023), shareholder loans from its majority shareholder (EUR 29.37 million), other loans (EUR 3.85 million) and by issuing the Senior Secured Notes (with net proceeds of EUR 43.04 million). In order to further support the Company, the majority shareholder and industrial investments B.V. has also prolonged the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of €29.37 million until December 31, 2024. In accordance with the Senior Secured Notes, such maturity date shall in principle even be deemed to be extended to the date that is 91 days after the maturity date of such notes.

Management assumes that, with due consideration of the inbound capital, including the Senior Secured Notes as well as the potential proceeds of the public market transaction, the SEPA, the preferred equity, the other convertible products currently being negotiated as well as on the basis of the current planning, the Company’s going concern for the period up to and including November 2024 will likely be provided. The current planning is based on the assumption that, Next.e.GO will be able to continue the business for at least twelve months.

This projection also accounts for adjusting the production ramp-up in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the aforementioned funding events. Adjustments can take place by either reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, and increasing sales volumes within 12 months and thereafter. Part of these sales volume projections are based on reservations (currently c. 11,000 — non-binding and can be withdrawn any time) and sales prospects that are tuned to the above-mentioned production ramp up over the course of next 12 months.

However, the Company’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors, that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions the Company will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the planned future cash inflows from the contemplated funding events, as referenced herein, will not be collected in part or in total, or significantly later than expected, and if the intended business combination providing significant funding would not become effective or closes later than intended, and if the revenue and sales volume expectations are not met or will be realized much later than expected, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully close the business combination as referenced herein could have a material adverse effect on the Company and its ability to continue as a going concern.

Therefore, there is a material uncertainty that raises substantial doubt on the Company’s ability to continue as a going concern. In this respect, the Company’s and consequently the Group’s existence may be at substantial risk.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

1 Revenue Recognition

	Note	January 1 to June 30 2023	January 1 to June 30 2022
		KEUR	KEUR
Revenue from contracts with customers
Sale of goods		132	1,903
Revenue from leased vehicles		105	58
Services and other revenue		19	12
		256	1,973

The Group derives revenue from the transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life”. Almost all sales were generated in Germany. The above table provides a breakdown of the Group’s revenue from contracts with customers and financing partners for the periods indicated.

There has been no change in the sources of revenues as reported in the Group’s audited 2022 consolidated financial statements.

The Group’s revenue amounted to EUR 0.3 million in the period ended June 30, 2023. It was mainly generated by sales of goods (after sales) as well as leasing vehicles to customers via its financing partner, Santander, during the reporting period.

The Group’s revenue amounted to EUR 1.9 million in the year ended June 30, 2022 and was mainly generated from the sale of the “e.GO Life” BEV, and the leasing of vehicles to customers via its financing partner, Santander. Revenue from the provision of services derives mainly from shared services to a majority owned subsidiary and services to customer (e.g., vehicle repairs, delivery or handover services and maintenance).

2 Non-operating income and expenses

This Notes disclosure includes a breakdown of items included in “other income and expenses” and a presentation of expenses by type.

2.1 Other income

	January 1 to June 30 2023	January 1 to June 30 2022
	KEUR	KEUR
Other Income from investment grants	766	0
Income from exchange rate changes	298	1
Other	55	22
	1,119	23

The Group’s other income amounted to EUR 1.1 million in the period ended June 30, 2023 mainly as a result of a government grant received.

The Group’s other income amounted to EUR 0.02 million in the year ended June 30, 2022 as a result of the income from exchange rate changes.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

2 Non-operating income and expenses (cont.)

2.2 Finance costs

	January 1 to June 30 2023	January 1 to June 30 2022
	KEUR	KEUR
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss	409	432
Interest expenses for borrowings	4,543	1,970
Unwinding of discount	13	0
Finance costs expensed	4,965	2,402

The Group’s finance costs amounted to EUR 4.9 million in the period ended June 30, 2023 mainly due to interest expenses related to borrowings (shareholder loans, other loans) and financial leasing.

The Group’s finance costs amounted to EUR 2.4 million in the year ended June 30, 2022 mainly due to interest expenses related to financial leasing and shareholder loans

3 Financing assets and financial liabilities

This note provides information about the Group’s financial instruments, including:

•        an overview of all financial instruments held by the Group;

•        specific information about each type of financial instrument;

•        accounting policies, and

•        information about determining the fair value of the instruments, including judgements and estimation uncertainty involved.

The Group holds the following financial instruments:

Financial assets	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Trade receivables	3.1	392	583
Other financial assets at amortised cost		211	211
Cash and cash equivalents	3.2	672	2,521
		1,275	3,315
Financial liabilities	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Financial liabilities (current & non-current)	3.4	137,570	69,167
Lease liabilities		17,130	18,437
Trade payables	3.1	19,554	15,845
		174,254	103,448

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

3.1. Trade receivables

	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Trade receivables from contracts with customers		392	583
		392	583

The trade receivables consist of sales of spare parts and support services to service partners as well as receivables due from the lease partner.

3.1.1. Classification as trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method. Details about the Group’s impairment policies and the calculation of the loss allowance are provided in note 6.2.

Allowances for doubtful accounts are initially not made on the basis of experience and materiality.

3.1.2. Fair values of trade receivables

Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

3.1.3. Impairment and risk exposure

Information about the impairment of trade receivables and the Group’s exposure to credit risk and foreign currency risk can be found in note 6.1 and 6.2.

3.2. Cash and cash equivalents

	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Cash at banks		669	2,518
Cash in hand		3	3
		672	2,521

Bank balances are held in EURO and US Dollar at Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany, in Bulgarian leva at UniCredit Sofia, Bulgaria as well as in EURO at Komercijalna Banka, Skopje, North Macedonia.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

3.2.1. Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition and are repayable with 24 hours’ notice with no loss of interest.

3.2.2. Restricted cash

The cash and cash equivalents disclosed above and included in the cash flow statement contain an amount of KEUR 400 (2022: KEUR 400) that is available as collateral for guarantees received. These liquid funds are therefore restricted in their disposition.

3.3. Trade payables

	June 30 2023	December 31 2022
	KEUR	KEUR
Trade payables from third parties	19,554	15,845
	19,554	15,845

Trade payables are unsecured and are paid in line with the available funding.

The carrying amounts of trade and other payables are considered to be the same as their fair values (incl. transaction costs), due to their short-term nature.

3.4. Financial Liabilities

	Note	June 30 2023		December 31 2022
		Current KEUR	Non-Current KEUR	Current KEUR	Non-Current KEUR
Unsecured financial liabilities
Convertible Loans	3.4.1	42,556	0	39,264	0
Shareholder Loans	3.4.2	0	31,060	0	18,641
Other Loans	3.4.4	3,562	2,032	3,525	0
Total unsecured financial liabilities		46,118	33,092	42,789	18,641

Secured financial liabilities
Other Loans (Bridge Loan incl. consideration for fixed fee)	3.4.4	4,167	0	7,736	0
Senior Secured Note	3.4.3	0	54,193	0	0
Total secured financial liabilities		4,167	54,193	7,736	0

Total financial liabilities		50,285	87,285	50,526	18,641

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

3.4.1. Convertible notes

Next.e.GO Mobile SE issued convertible loans for a nominal net amount of EUR 1.75 million between January 01 and June 30, 2023.

	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Convertible notes		40,935	39,185
Liability component – Loan	6.3	35,940	34,642
Equity component – Option		4,995	4,543
(relating to a convertible loan granted and rolled over in the reporting period January 01 to December 31, 2022)		1,183	1,183

thereof from shareholders
Convertible note		37,760	37,760
Liability component – Loan		33,644	33,644
Equity component – Option		4,116	4,116

January 01, 2023/January 01, 2022 date of initial recognition		39,264	3,682
Additions (liability component – loan)		1,298	34,642
Disposals		(1,169)	(3,584)
Interest expense		3,163	4,524
June 30, 2023/December 31, 2022		42,556	39,264

The initial fair value of the liability portion of each convertible loan was determined using a market interest rate of 17.6% (effective interest rate) derived from a third-party loan agreement. The liabilities are subsequently recognized on an amortized cost basis until extinguished on conversion or maturity of the loans. Each remainder of the proceeds is allocated to the conversion option and recognized in shareholders’ equity, net of income tax, and not subsequently remeasured.

The interest rate and the maturity of the convertible loans are as follows:

Convertible Loans per June 30, 2023	Nominal Amount	Interest rate (p.a)	Initial Maturity* months	Liability component June 30, 2023
	KEUR			KEUR
Convertible Loan	1,000	5.00%	60	601
2 Convertible Loans	1,750	2.50%	21 – 33	1,298
15 Convertible Loans	38,185	10.00%	13 – 24	34,041
	40,935			35,940

____________

*        See comment to note 7 above.

Convertible Loans per December 31, 2022	Nominal Amount	Interest rate (p.a)	Initial Maturity months	Liability component December 31, 2022
	KEUR			KEUR
Convertible Loan	1,000	5.00%	60	601
15 Convertible Loans	38,185	10.00%	13 – 24	34,041
	39,185			34,642

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

All convertible loans grant the option to receive shares in the Company instead of repayment of the nominal loan amount. The conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

3.4.2. Shareholder Loans

	June 30 2023	December 31 2022
	KEUR	KEUR
Shareholder loans 2023 (details below)
January 01, 2023/January 01, 2022 Date of initial recognition	18,641	1,497
Additions	11,241	18,125
Disposals/Adjustments	0	(1,400)
Interest expense	1,178	420
June 30, 2023/December 31, 2022	31,060	18,641

The Company entered into the following unsecured, subordinated, non-convertible loan agreements with its majority shareholder nd industrial investments B.V. since January 01, 2023 and which have been fully disbursed:

Shareholder Loans (January 01 – June 30, 2023)	Nominal Amount (KEUR)	Interest Rate (p.a.)	Repayment Date	Repayment
nd industrial investments B.V.	2,920	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,600	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,218	10.0%	31.12.2024	End of term
nd industrial investments B.V.	725	10.0%	31.12.2024	End of term
nd industrial investments B.V.	778	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,000	10.0%	31.12.2024	End of term
Total	11,241

3.4.3. Senior Secured Note

	June 30 2023	December 31 2022

	KEUR	KEUR
January 01, 2023/January 01, 2022 Date of initial recognition	0	0
Increase	69,022	0
OID (original issue discount)*	(518)	0
Transactions costs**	(14,311)	0
June 30, 2023/December 31, 2022	54,193	0

____________

*        Transaction costs include all additional fees and costs incurred that are directly attributable to the acquisition, issue or disposal of the Senior Secured Note.

On June 30, 2023, the Company issued senior secured notes with an initial principal gross amount of USD 75 million (EUR 69.02 million) (the “Senior Secured Notes”) under a note purchase and guaranty agreement in relation to the Senior Secured Notes dated June 30, 2023 between the Company as issuer, Next.e.GO B.V (“TopCo), E.GO — The Urban Movement GmbH, Next.e.GO Sales & Services GmbH and Time is Now MergerSub Inc. as guarantors, Echo IP Series 1 LLC as collateral agent, UMB Bank, N.A. as note administrative agent and certain funds as note purchasers thereto managed by Western Asset (“Western Asset”) as investment manager (the “Note Purchase Agreement”). After deducting the original issue discount and having paid the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing,

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

the Company received unrestricted net cash proceeds in the amount of USD 46.77 million (EUR 43.04 million) after the end of the reporting period. The Note Purchase Agreement contemplates a potential additional issue in the gross amount of up to USD 25 million (EUR 23.01 million).

The Company has granted certain security interests to secure the claims under the Senior Secured Notes, including the assignment of IP rights, account pledges, security transfer of assets in designated security areas, and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The Company has also pledged its shares in certain of its subsidiaries and these subsidiaries have issued guaranties for the benefit of the note purchasers. Following the consummation of the Business Combination, TopCo will pledge its shares in the Company for the benefit of the note purchasers.

As a prerequisite for the financing under the Senior Secured Notes, Western Asset requested that a collateral protection insurance policy for the benefit of the Note Purchasers be taken out. The policy provides for coverage up to 90% of the outstanding principal balance after giving effect to a retention. The insurance premium amounts to a fixed rate of 6.25% per annum of which an amount covering substantially 24 months has been prepaid.

The Senior Secured Notes bear interest from the date of issue at the fixed rate of 9.75% per annum. Interest on the Senior Secured Notes is payable on the 15th day of each September, December, March and June, beginning on September 15, 2023 and on the maturity date, provided that, with respect to the first four interest payments due following the issue, interest has been prepaid. The Senior Secured Notes are scheduled to mature on June 30, 2027. Prior to maturity, the Senior Secured Notes are subject to early repayment upon acceleration after the occurrence of an event of default under the Note Purchase Agreement or termination of the Note Purchase Agreement. Subject to the payment of a certain premium, the Senior Secured Notes may also be redeemed early in the event of a voluntary prepayment possible starting twelve months following the issue or mandatory prepayment. Mandatory prepayment applies in the event the insurance policy taken out in relation to the Senior Secured Notes is terminated, cancelled or modified in writing for any reason or if the Company shall dispute in writing the validity of such insurance policy or its liability for coverage thereunder.

Senior Secured Notes (January 01 – June 30, 2023)	Nominal Amount (KEUR)	Interest Rate (p.a.)		Repayment Date	Repayment
Echo IP Series 1 LLC.	69,022	9.75	% p. a.	30.06.2027	End of term
(KUSD 75,000)
Total	69,022

The Senior Secured Note is initially recognized at fair value, net of transaction costs incurred. The Senior Secured Notes is subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method.

3.4.4. Other Loans

	June 30 2023	December 31 2022
	KEUR	KEUR
Other Loans
January 01, 2023/January 01, 2022 Date of initial recognition	11,268	0
Increase	2,000	6,986
Interest	119	63
Fixed fee	0	4,219
Disposals	(3,626)	0
June 30, 2023/December 31, 2022	9,761	11,268

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

3 Financing assets and financial liabilities (cont.)

On April 24, 2023, the Company entered into a EUR 2 million short term loan agreement with MIMO Capital AG. The loan was disbursed on April 25, 2023, at an interest rate of 9% p.a. Subject to a minor amount, the short-term loan was novated into a cleared bearer bond issued on April 27, 2023. Such bond equally bears interest in the amount of 9% p.a. The bond matures on May 6, 2025. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares.

On June 29, 2023, the Company entered into a settlement agreement with the parties to the Bridge Financing. The Bridge Financing initially provided for a fixed payment of USD 4.5 million to Brucke Funding, LLC. According to the settlement agreement, the fixed payment was restructured into a USD 1.5 million cash payment and a share component. The USD 1.5 million cash payment was made on July 5, 2023. Pursuant to the share component, the Company agreed to cause Next.e.GO B.V. (“TopCo”) to issue and transfer at closing of the Business Combination 3,000,000 TopCo Shares to the administrative agent on behalf of the lender under the Bridge Financing. The lender may not sell, transfer or otherwise dispose of any of the TopCo shares to the extent that sales of these shares by the lender result in net proceeds exceeding USD 3.0 million. Once the net proceeds from the sales of these shares exceed USD 3.0 million the lender is obligated to re-transfer remaining shares back to TopCo and to pay to TopCo the excess amounts above USD 3.0 million earned through disposition of the relevant shares. The parties to the settlement agreement agreed that by execution of the settlement agreement, the Bridge Financing shall be terminated and shall generally have no further force or effect. On June 30, 2023, the Company repaid the outstanding nominal amount of USD 3.75 million (EUR 3.45 million) to Brucke Agent, LLC.

3.4.5. Fair Value

The fair values of the financial liabilities are not materially different from their carrying amounts, since the convertibles notes issued in 2020 – 2023 and the shareholder loans were initially recognized at fair value as well as the interest payable on those borrowings is close to current market rates.

They are classified as level 3 fair values in the fair value hierarchy due to the use of unobservable inputs, including the company’s own credit risk. Management has applied for its fair value calculations an interest rate of 17.60% for valuing the liability components of the convertible loans (see 3.4.1 3.1.1). As there are no comparable market prices available for these types of convertible loan instruments, especially in connection with the conversion options specifically designed to the Company’s funding strategy (i.e. public market transaction), the applied interest rate was derived based upon third party loan offerings to the Company.

3.4.6. Risk exposures

Details of the Group’s exposure to risks arising from current and non-current borrowings are set out in note 6.

4 Non-financial assets and liabilities

There were no significant changes in the following positions between January 01, 2023 and June 30, 2023:

•        intangible assets,

•        property plan, and equipment,

•        leases,

•        inventories

•        liabilities tur to employees

•        provisions

•        other liabilities

•        investment grants

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

4 Non-financial assets and liabilities (cont.)

These interim consolidated financial statements were prepared using the accounting policies applied and disclosed in the consolidated financial statements of the period ended 31 December 2022. For further information, please see the notes to the Group’s audited 2022 consolidated financial statements which provide the basis for the interim consolidated financial statements.

As per June 2023, no triggering event has been visible for conducting an impairment test. The annual impairment test will be performed in Q4 2023.

4.1. Other current assets

	June 30 2023	December 31 2022
	KEUR	KEUR
Senior Secured Note	49,776	0
Value added tax refund claims	1,419	1,429
Accrued expenses	200	217
Contract assets	0	22
Other assets	520	587
	51,915	2,255

The Senior Secured Notes are recognized on the reporting date under “other current assets”. The unrestricted net cash proceeds of the Senior Secured Notes were received directly after the end of the reporting period (June 30, 2023), therefore the Senior Secured Notes under other current assets were dissolved accordingly in July 2023. Please also refer to 3.4.3 for additional information regarding the Senior Secured Note.

5 Equity

	Note	June 30 2023	December 31 2022
		KEUR	KEUR
Subscribed capital		145	145
Additional paid-in-capital	5.1	96,106	95,808
Retained earnings		(2,636)	21,504
		93,615	117,457

The subscribed capital of KEUR 145 (2022: KEUR 145) consisted as of June 30, 2023, of 144,879 (2022: 144,879) issued and outstanding shares, each with a nominal value of EUR 1.00 per share. The annual general meeting (AGM) of the Company held on December 22, 2022, resolved upon the authorization of the administrative board to increase the share capital of Next.e.GO Mobile SE until November 15th, 2025 by issuing new no-par value shares against cash contributions or against contributions in kind once or several times, limited by a maximum amount of EUR 70,000.00 in total. As of the reporting date, no such new shares were issued.

However, by way of a contribution and assignment agreement between the Company and certain Convertible Loan lenders dated June 26, 2023, and by the registration of a capital increase against contribution in kind in the commercial register of Aachen on July 4, 2023, the claims under these certain Convertible Loans were converted into 17,026 common shares of the Company, increasing the subscribed capital to 161,905 shares after the end of the reporting period. The remaining nominal amount of the Convertible Loans was transferred to the free capital reserves of the Company after the end of the reporting period as well.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

5 Equity (cont.)

5.1. Development of equity

	January 1 to June 30 2023	January 1 to December 31 2022
	KEUR	KEUR
Subscribed capital
January 01, 2023/January 01, 2022	145	145
June 30, 2023/December 31, 2022	145	145

Additional paid-in-capital
January 01, 2023/January 01, 2022	95,808	89,972
Payment into additional paid-in-capital	0	98
Convertible loan equity component (*includes KEUR 1,183 relating to a convertible loan granted and rolled-over during the reporting period)	452	5,738 *
Reclassification	(154)	0
June 30, 2023/December 31, 2022	96,106	95,808

Retained Earnings
January 01, 2023/January 01, 2022	21,504	78,998
Net profit of the period	(24,188)	(57,494)
Reclassification	48	0
June 30, 2023/December 31, 2022	(2,636)	21,504

5.2. Non-controlling interests

The inclusion of e.GO Digital GmbH and Next.e.GO Bulgaria AD results in non-controlling interests of KEUR-312 as of June 30, 2023 (2022: KEUR-240).

6 Financial risk management

This note explains the Group’s exposure to financial risks and how these risks could affect the Group’s future financial performance. Current year profit and loss information has been included where relevant to add further context.

Risk	Exposure arising from	Measurement	Management
Credit risk	Cash and cash equivalents, trade receivables, and debt investments	Aging analysis Credit rankings	Use bank with a high credit rating, credit limits

Liquidity risk	Borrowings and other liabilities	Rolling cash flow forecasts	Availability of committed credit lines and borrowing facilities, measures to raise equity capital

The Group’s risk management is predominantly controlled by a central treasury department (Group treasury) under policies approved by the board of managing directors. Group treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. Due to the scheduled initial losses of the Company, the financial risks of the Group are monitored based on financial planning and controlling instruments that cover all areas of the financial position and financial performance situation. Not least due to the current size of the Group, the board of managing directors is directly involved in the initiation and contracting as well as monitoring of all material business transactions, especially those involving risks to the Group’s financial situation. In the execution of such business transactions, the principles of separation of execution and control responsibility

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

6 Financial risk management (cont.)

are considered by implementing functional and supervisory responsibility and management oversight during these business transactions. With this approach, the board of managing directors anticipates the establishment of written policies planned for a later stage, the benefits of which generally become apparent as the size of the Group´s organization increases.

6.1. Market Risk

6.1.1. Foreign exchange risk

Foreign exchange (or currency) risk is the risk that the fair value or future cash flows of a financial instrument will vary because of changes in foreign exchange rates. The Group’s exposure to foreign exchange risk predominately relates to the amount of cash received from funding activities in a currency other than the functional currency of the respective Group entities. Management manages foreign exchange risk by closely monitoring account balances in foreign currencies and exchange rates to assess the exposure to foreign exchange risk on an ongoing basis and reacting accordingly if necessary.

Other than that, the Group was not significantly exposed to foreign currency risks as it only operates in Germany and nearly the vast majority of all other transactions, e.g. supplier related, were denominated in EURO. As the exchange rate between the EURO and the Bulgarian leva is fixed at 1,95583 EUR/BGN, an exchange rate risk on level of the Bulgarian subsidiary is very limited.

6.1.2. Interest rate risk

The Group has not entered into any loan agreements with variable rates which would expose it to a cash-flow interest risk.

6.2. Credit risk management

Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions as well as credit exposure to customers, including outstanding receivables. The maximum default risk is from January 01 to June 30, 2023 KEUR 1,064 (2022: KEUR: 3,104).

Credit risk is managed on a Group basis. The credit balances with credit institutions reported as at the balance sheet date are held with Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany UniCredit Sofia, Bulgaria and Komercijalna Banka, Skopje, North Macedonia.

Vehicles are only sold against advance payment. Therefore, the Group is not exposed to any significant bad debt risk related to outstanding customer receivables. If customers are independently rated, these ratings are used.

6.3. Liquidity risk

Prudent liquidity risk management implies in general maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the start-up situation, the Group does not have yet access to credit facilities from banks other than shareholder credit facilities and non-bank third-party financing. The required liquidity has been primarily provided by convertible and non-convertible loans by the shareholders as well as third-party financing (c.f. Bridge Loan). The finance department monitors the liquidity situation, in consideration of necessary investments in the development of the Group and the financing of the business activities, by maintaining the availability of liquidity, taking into account the planned or expected liquidity needs and the financial resources committed or provided by the shareholders.

Management monitors rolling forecasts of the Group’s cash and cash equivalents (note 3.2) on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with the planning process or on a case-by-case basis within the limits set by the Group. In the present

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

6 Financial risk management (cont.)

start-up situation of the Group, these limits are dependent on the development of the operational business, the funding needs of the Group and last but not least also the liquidity of the market in which the Company operates. In addition, the Group’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and as far as applicable external regulatory requirements and maintaining debt financing plans.

6.4. Financing arrangements

During the reporting period January 01, 2023 until June 30, 2023, the Company has raised, a total of EUR 84.016 million by way of issuances of the Senior Secured Notes, convertible loans, shareholder loans and the bearer bond.

On April 24, 2023, the Company entered into a EUR 2 million short term loan agreement with MIMO Capital AG. The loan was disbursed on April 25, 2023, at an interest rate of 9% p.a. Subject to a minor amount, the short-term loan was novated into a cleared bearer bond issued on April 27, 2023. Such bond equally bears interest in the amount of 9% p.a. The bond matures on May 6, 2025. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares.

On June 29, 2023, the Company entered into a settlement agreement with the parties to the Bridge Financing. The Bridge Financing initially provided for a fixed payment of USD 4.5 million to Brucke Funding, LLC. According to the settlement agreement, the fixed payment was restructured into a USD 1.5 million cash payment and a share component. The USD 1.5 million cash payment was made on July 5, 2023. Pursuant to the share component, the Company agreed to cause Next.e.GO B.V. (“TopCo”) to issue and transfer at closing of the Business Combination 3,000,000 TopCo Shares to the administrative agent on behalf of the lender under the Bridge Financing. The lender may not sell, transfer or otherwise dispose of any of the TopCo shares to the extent that sales of these shares by the lender result in net proceeds exceeding USD 3.0 million. Once the net proceeds from the sales of these shares exceed USD 3.0 million the lender is obligated to re-transfer remaining shares back to TopCo and to pay to TopCo the excess amounts above USD 3.0 million earned through disposition of the relevant shares. The parties to the settlement agreement agreed that by execution of the settlement agreement, the Bridge Financing shall be terminated and shall generally have no further force or effect. On June 30, 2023, the Company repaid the outstanding nominal amount of USD 3.5 million (EUR 3.22 million) to Brucke Agent, LLC.

On June 30, 2023, the Company issued senior secured notes with an initial principal gross amount of USD 75 million (EUR 69.02 million) (the “Senior Secured Notes”) under a note purchase and guaranty agreement in relation to the Senior Secured Notes dated June 30, 2023 between the Company as issuer, Next.e.GO B.V (“TopCo), E.GO — The Urban Movement GmbH, Next.e.GO Sales & Services GmbH and Time is Now MergerSub Inc. as guarantors, Echo IP Series 1 LLC as collateral agent, UMB Bank, N.A. as note administrative agent and certain funds as note purchasers thereto managed by Western Asset (“Western Asset”) as investment manager (the “Note Purchase Agreement”). After deducting the original issue discount and having paid the cost of issuance, insurance costs, deposit to interest reserve account, and the outstanding principal amount of the Bridge Financing, the Company received net proceeds in the amount of USD 46.77 million (EUR 43.04 million). The Note Purchase Agreement contemplates a potential additional issue in the gross amount of up to USD 25 million (EUR 23.01 million).

The Company has granted certain security interests to secure the claims under the Senior Secured Notes, including the assignment of IP rights, account pledges, security transfer of assets in designated security areas, and security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The Company has also pledged its shares in certain of its subsidiaries and these subsidiaries have issued guaranties for the benefit of the note purchasers. Following the consummation of the Business Combination, TopCo will pledge its shares in the Company for the benefit of the note purchasers.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

6 Financial risk management (cont.)

As a prerequisite for the financing under the Senior Secured Notes, Western Asset requested that a collateral protection insurance policy for the benefit of the Note Purchasers be taken out. The policy provides for coverage up to 90% of the outstanding principal balance after giving effect to a retention. The insurance premium amounts to a fixed rate of 6.25% per annum of which an amount covering substantially 24 months has been prepaid.

The Senior Secured Notes bear interest from the date of issue at the fixed rate of 9.75% per annum. Interest on the Senior Secured Notes is payable on the 15th day of each September, December, March and June, beginning on September 15, 2023 and on the maturity date, provided that, with respect to the first four interest payments due following the issue, interest has been prepaid. The Senior Secured Notes are scheduled to mature on June 30, 2027. Prior to maturity, the Senior Secured Notes are subject to early repayment upon acceleration after the occurrence of an event of default under the Note Purchase Agreement or termination of the Note Purchase Agreement. Subject to the payment of a certain premium, the Senior Secured Notes may also be redeemed early in the event of a voluntary prepayment possible starting twelve months following the issue or mandatory prepayment. Mandatory prepayment applies in the event the insurance policy taken out in relation to the Senior Secured Notes is terminated, cancelled or modified in writing for any reason or if the Company shall dispute in writing the validity of such insurance policy or its liability for coverage thereunder.

The convertible loans concluded during the reporting period January 01, 2023 until June 30, 2023 and disclosed in section 3.4.1 grant the option to receive shares in Next.e.GO instead of repayment of the nominal loan amount. Conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

7. Events occurring after the reporting period

Five Convertible Loans with a nominal amount of EUR 65,000 plus EUR 7,749.32 accrued interest were repaid in cash on August 08, 2023. Outstanding claims under all other Convertible Loans were converted into common shares of the Company by a contribution and assignment agreement between the Company and the relevant lenders dated June 26, 2023 and by the registration of the capital increase against contribution in kind in the commercial register of Aachen on July 4, 2023. The claims under these Convertible Loan Agreements were converted into 17,026 common shares of the Company, increasing the total amount of shares to 161,905 at a nominal value of EUR 1.00 each.

On June 29, 2023, the Company entered into a settlement agreement with the parties to the Bridge Financing. The Bridge Financing initially provided for a fixed payment of USD 4.5 million to Brucke Funding LLC. According to the settlement agreement, the fixed payment was restructured into a USD 1.5 million cash payment and a share component. The USD 1.5 million cash payment was made on July 5, 2023. Pursuant to the share component, the Company agreed to cause Next.e.GO B.V. (“TopCo”) to issue and transfer at closing of the Business Combination 3,000,000 TopCo Shares to the administrative agent on behalf of the lender under the Bridge Financing. The lender may not sell, transfer or otherwise dispose of any of the TopCo shares to the extent that sales of these shares by the lender result in net proceeds exceeding USD 3.0 million. Once the net proceeds from the sales of these shares exceed USD 3.0 million the lender is obligated to re-transfer remaining shares back to TopCo and to pay to TopCo the excess amounts above USD 3.0 million earned through disposition of the relevant shares. The parties to the settlement agreement agreed that by execution of the settlement agreement, the Bridge Financing shall be terminated and shall generally have no further force or effect.

On July 17, 2023 the Company agreed with the landlord of the Aachen production facilities, TRIWO Technopark Aachen Development GmbH & Co.KG, to replace certain provided securities servicing as a lease security for the lease agreement of the production facilities in Aachen with a EUR 1.9 million bank guarantee Deutsche Bank, which has been 100% cash-collateralized as of July 18,2023.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

8 Earnings/Net Loss per Share

The following table sets forth the computation of basic (undiluted) and diluted net loss per share:

Per share information:	January 1 to June 30 2023	January 1 to June 30 2022
Net loss/profit for the period in KEUR	(24,188)	(25.934)
of which: from continuing operations	(24,188)	(25.934)

Weighted average ordinary shares issued and outstanding used to compute net loss per share, basic (undiluted) and diluted	144.879	144.879

Basic (undiluted) and diluted net loss per share (EUR/share)	(166.95)	(179,01)
of which: from continuing operations	(166.95)	(179,01)

There are no dilutive equity units. As disclosed in Note 4.4.1 (Convertible Notes) above, the company issued convertible notes. As such, these are treated as contingently issuable shares and will be excluded from potential dilutive impact until the triggering conditions are satisfied. These shares have no dilutive impact for the presented periods of net loss due to the anti-dilutive effect.

The following potentially dilutive shares hence have been excluded from the calculation of diluted net loss per share for each period:

Share from conversion of Convertible Notes	17,026	17,026
Total potentially dilutive Shares	17,026	17,026

9 Relates party disclosures

9.1. Parent entities

The Group is controlled by the following entities:

			Ownership interest
			June 30 2023	December 31 2022
Name	Type	Place of incorporation
nd industrial investments B.V.	Immediate parent entity	Eindhoven, The Netherlands	51.4%	51.4%
ND X B.V.	Immediate parent entity	Eindhoven, The Netherlands	9.0%	9.0%
ND Group B.V.	Ultimate parent entity and controlling party	Amsterdam, The Netherlands	60.4%	60.4%

9.2. Other related parties

Subsidiaries

Intragroup related party transactions are eliminated and therefore not disclosed.

Affiliated Companies

As of the balance sheet date the majority of shares in Next.e.GO Mobile SE are held by ND Group B.V., Eindhoven, Netherlands as the ultimate parent company. Therefore, subsidiaries of ND Group B.V. are considered to be affiliated companies of Next.e.GO Mobile SE and hence fall within the group of related parties.

Next.e.GO Mobile SE
Notes to the Unaudited Interim Consolidated Financial Statements

9 Relates party disclosures (cont.)

9.3. Key management personnel compensation

	June 30 2023	December 31 2022
	KEUR	KEUR
Short-term employee benefits (accrual for compensation)	1,683	1,175

9.4. Transactions with other related parties

The following transactions occurred with related parties:

	June 30 2023	June 30 2022
	KEUR	KEUR
Receipt of services from parent entities	0	2
Sold goods and services to affiliated companies (Ecolog Deutschland GmbH)	0	118
Receipt of services from affiliated companies (Ecolog International FZE)	0	22

9.5. Loans from related parties

Information on the development and terms and conditions of loans from shareholders is disclosed in note 3.4. Amongst those, are six non-convertible loans (totaling EUR 11.241 million, c.f. note 3.4) from the Company’s majority shareholder nd industrial investments B.V., which were provided between January 01 and June 30, 2023.

Aachen, October 18, 2023

Next.e.GO Mobile SE

Eelco J. van der Leij	Dr. Stefan Rudolf	Ariane M. Martini
(CFO)	(CTO)	(CHRO)
Managing Director	Managing Director	Managing Director

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Next.e.GO Mobile SE

Opinion on the financial statements

We have audited the accompanying consolidated statement of financial position of Next.e.GO Mobile SE and subsidiaries (the “Company”) as of December 31, 2022, and 2021, the related consolidated statements of profit and loss, comprehensive income, changes in equity, and cash flows for each of the two years ended December 31, 2022, and 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for each of the two years ended December 31, 2022, and 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note “Disclosure of material uncertainties” to the financial statements, the Company incurred a net loss of EUR 57.7 million during the year ended December 31, 2022. This condition, along with other matters as set forth in Note “Disclosure of material uncertainties”, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note “Disclosure of material uncertainties”. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.

As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2021.

Düsseldorf, Germany
May 26, 2023

Next.e.GO Mobile SE
Consolidated Statement of Profit and Loss

Consolidated Statement of Profit and Loss	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Revenue from contracts with customers	1	5,707	3,512
Cost of sales of goods and providing services		(45,173)	(36,789)
Gross profit		(39,466)	(33,277)
Product development costs		(3,646)	(7,611)
Sales and Marketing costs		(16,015)	(10,170)
Administrative expenses		(11,414)	(9,029)
Other income	2.1	833	489
Other expenses		(345)	(36)
Operating profit		(70,052)	(59,634)
Finance costs	2.3	(10,959)	(1,418)
Profit before income tax		(81,011)	(61,052)
Income tax expense	3.1	23,306	19,810
Profit from continuing operations		(57,706)	(41,242)
Profit from discontinued operations	12.3	0	(91)
Net profit for the period		(57,706)	(41,333)

– Net profit is attributable to:
Owners of Next.e.GO Mobile SE		(57,494)	(41,331)
Non-controlling interests		(212)	(2)

Basic (undiluted)/diluted earnings per share in EUR	17	(396.84)	(285.29)

Next.e.GO Mobile SE
Consolidated Statement of Comprehensive Income

Consolidated Statement of Comprehensive Income	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Net profit for the period		(57,706)	(41,333)
Other comprehensive income for the period		0	0
Total comprehensive income for the period		(57,706)	(41,333)

– Total comprehensive income is attributable to:
Owners of Next.e.GO SE		(57,494)	(41,331)
Non-controlling interests		(212)	(2)

– Total comprehensive income is attributable to owners of Next.e.GO SE arises from:
Continuing operations		(57,494)	(41,239)
Discontinued operations		0	(92)

Next.e.GO Mobile SE
Consolidated Statement of Financial Position — Assets

Balance Sheet Assets	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Non-current assets
Intangible assets	5.1	182,932	172,667
Property, plant and equipment	5.2	26,548	18,626
Right-of-use-assets	5.3	17,846	18,243
Leased Goods	5.3	1,237	0
Receivables from investment grants	5.10	905	0
Total non-current assets		229,469	209,536
Current assets
Inventories	5.5	8,947	16,628
Trade receivables	4.1	583	435
Other financial assets at amortised cost		211	97
Receivables from investment grants	5.10	278	0
Other assets	5.6	2,255	2,113
Cash and cash equivalents	4.2	2,521	11,958
		14,796	31,231
Assets classified as held for sale	12.2	0	399
Total current assets		14,796	31,630
Total assets		244,264	241,166

Next.e.GO Mobile SE
Consolidated Statement of Financial Position — Liabilities and Equity

Liabilities and Equity	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Equity
Issued capital	6.1	145	145
(Issued and outstanding shares at a nominal value of EUR 1.00 per share)		144,879	144,879
Additional paid-in-capital	6.1	95,808	89,972
Retained earnings	6.1	21,504	78,998
Equity attributable to owners of Next.e.GO		117,457	169,115
Non-controlling interests	6.3	240	(17)
Total equity		117,697	169,098
Non-current liabilities
Borrowings	4.4	18,641	5,179
Lease liabilities	5.3	15,857	16,516
Deferred tax liabilities	5.4	14,734	38,040
Investment grants	5.10	905	0
Provisions	5.8	1,839	521
Total non-current liabilities		51,976	60,256
Current liabilities
Liabilities due to employees	5.7	1,414	887
Provisions	5.8	1,348	1,611
Borrowings	4.4	50,526	0
Lease liabilities	5.3	2,580	3,327
Trade payables	4.3	15,845	4,559
Income tax liabilities		0	5
Investment grants	5.10	278	0
Other liabilities	5.9	2,599	1,079
		74,591	11,468
Liabilities associated with assets classified as held for sale	12.2	0	344
Total current liabilities		74,591	11,812
Total equity and liabilities		244,264	241,166

Next.e.GO Mobile SE
Consolidated Statement of Changes in Equity

Statement of changes in equity	Share Capital	Additional paid-in- capital	Retained earnings	Non- controlling interest	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Balance January 01, 2021	120	10,028	120,329	(17)	130,460
Capital increase	25	79,944	0	2	79,971
Net profit	0	0	(41,331)	(2)	(41,333)
Balance December 31, 2021	145	89,972	78,998	(17)	169,098
Capital increase	0	98	0	508	606
Issue convertible loan	0	5,738 (1)	0	0	5,738
Non-controlling interest from the acquisition and sale of subsidiaries	0	0	0	(40)	(40)
Net profit	0	0	(57,494)	(212)	(57,706)
Balance December 31, 2022	145	95,808	21,504	240	117,697

____________

(1)      Issue convertible loans includes convertible loans in relation to Next.e.GO Mobile SE (KEUR 5,726 c.f. 4.4.1. Convertible notes).

Next.e.GO Mobile SE
Consolidated Statement of Cash Flows

Statement of Cash Flows	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Net profit for the period		(57,706)	(41,333)
Depreciation (+)/write-ups (-) on tangible and intangible assets		24,472	24,047
Financial result	2.3	10,958	1,418
Profits and losses from investments		197	0
Income tax expense (+)/income (-)	3.1	(23,306)	(19,810)
Income taxes paid (-)/received (+)		0	0
Increase (-)/decrease (+) working capital assets		2,630	(12,009)
Increase (+)/decrease (-) working capital liabilities		11,750	3,329
Increase (+)/decrease (-) provisions		816	119
Other non-cash income and expense items		3,420	745
Cash flows from operating activities		(26,768)	(43,494)
Investment in tangible assets	5.2/5.3	(16,807)	(3,708)
Proceeds from the disposal of tangible assets		58	0
Investment in intangible assets	5.1	(24,391)	(20,879)
Net cash flow from business combination		0	(2,500)
Cash flows from investing activities		(41,140)	(27,087)
Payments into equity/Conversion convertible loans	6.1/7.2	5,836	79,904
Repayments (-)/proceeds from the issue (+) of financial liabilities	7.2	53,560	3,900
Repayments of lease liabilities		0	(2,461)
Interest paid		(924)	0
Change in cash collateral	4.2	500	(900)
Payments to shareholders or non-controlling interest shareholders		0	0
Cash flow from financing activities		58,972	80,443
Net change in cash and cash equivalents		(8,937)	9,862
Cash and cash equivalents at beginning of the period		11,058	1,196
Cash and cash equivalents at end of the period	4.2	2,121	11,058

Notes to the Consolidated Financial Statements

Contents of the Notes to the Consolidated Financial Statements

Notes to the consolidated financial statements
General information on the consolidated financial statements

This section provides information on the Next.e.GO — Group, and on significant events in the current reporting period that have been deemed material in advance by the management in connection with the information function of consolidated financial statements.

For computational reasons, rounding differences of ± one unit (EUR thousand, %, etc.) may occur in the financial statement components.

The financial statements were authorized for issue by the directors on May 26, 2023. The directors have the power to amend and reissue the financial statements.

Information on the Group

Next.e.GO Mobile SE (in the following also referred to as “Next e.GO” or “Company”) has its registered office at Lilienthalstrasse 1 in 52068 Aachen, Germany, and is entered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Aachen, Germany under HRB 24014.

The consolidated financial statements of the Next.e.GO Group have been prepared voluntarily in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The objective of Next.e.GO is the development, testing, production and marketing of vehicles — the main product so far has been the BEV (Battery electric vehicle) e.GO Life which was completely sold out by Q1 2022. In 2022 the company unveiled two successor BEV models — the e.wave X and the e.Xpress for which the Company collected more than 11,000 reservations (all reservations are non-binding and can be withdrawn any time) until the date of this report. Furthermore, Next.e.GO Mobile SE is dedicated to the foundation, establishment, development and promotion of innovative technology and service companies.

As of the balance sheet date, the majority of shares in Next.e.GO Mobile SE are held by nd industrial investments B.V. (51.35%), Eindhoven, The Netherlands, and ND X B.V. (9.01%), Eindhoven, The Netherlands, which are both subsidiaries of the ND Group B.V., Eindhoven, The Netherlands. Thus, Next.e.GO Mobile SE and its subsidiaries are affiliated companies to ND Group B.V. and its subsidiaries.

Disclosure of material uncertainties

Going Concern

The following statements are made as of the date of the preparation of the consolidated financial statements for the reporting period from January 01, 2022 to December 31, 2022. Consequently, the significant estimates and judgements consider all significant events subsequent to December 31, 2022.

The Group is currently in the development, and ramp-up phase and expects to commence production of its next generation vehicle, the e.wave X by mid-2023 and following the closing of an IP secured term loan (“IP Note”). From January 01, 2022, to December 31, 2022, a net loss of EUR 56.8 million incurred and negative cash flows (operating and investing) of EUR 67.9 million were generated. The consolidated subsidiaries in Germany, the Netherlands, the U.S. and the Republic of North Macedonia, as well as the majority owned subsidiary in Bulgaria, are dependent on financing from the parent company, Next.e.GO Mobile SE. Consequently, the assessment of going concern of the Group is directly linked to the assessment of the ability of the company, Next.e.GO, to continue as a going concern. The growth-oriented business plan for the Company provides for investments in the development of the product in particular, but also the set-up of further foreign production sites with local contribution either in the form of state aid or private partnership. To date, funding has been primarily made by the shareholders. Between January 01 and December 31, 2022, the Company has raised — predominantly from its shareholders — EUR 60.83 million by way of (i) convertible loans (EUR c. 39.19 million), (ii) non-convertible shareholder loans (EUR 18.13 million) and (iii) by securing a venture debt loan with Brucke Agent LLC on September 29, 2022, of which USD 3.75 million (EUR 3.52 million) has been paid out in two tranches (September and October 2022). This loan is secured by customary securities and is to be paid back from the proceeds of the IP Note.

Since the reporting date, additional convertible and other loans totaling EUR 12.99 million were raised, of which (i) EUR 9.24 million were non-convertible shareholder loans and (ii) EUR 1.75 million convertible loans from non-shareholders. Additionally, on April 27, 2023, e.GO issued a 9% p.a. bearer note with a volume of EUR 2 million and maturity of May 06, 2025, to MIMO Capital AG. It is furthermore planned to supplement this first tranche by further tranches totaling up to EUR 8 million throughout May and June 2023. In addition, the Company has signed on February 09, 2023, a term-sheet with Traust Structured, LLC and Two River Ventures, LLC for the origination of a four-year, IP Note with a total volume of USD 75 million and with a total cash intake of c. USD 53.0 million (c. EUR 48.25 million) net of fees and financing costs. On March 03, 2023, the company has signed a complementary term-sheet with Painted Sky Partners (who acts as the investor in connection with the aforementioned Traust term sheet) for the investment of USD 75 million into the IP Note. As additional funding, on May 05, 2023, the Company has also signed a term-sheet regarding a share subscription facility with a volume of up to USD 150 million over the next 3 years with GEM Global Yield LLC SCS and GEM Yield Bahamas Limited, and which is expected to be closed (subject to customary closing conditions) before the closing of the below mentioned public market transaction. This facility shall enable the Company at its sole discretion to draw down additional funds (up to USD 150 million) via issuing new shares directly after the closing of the public market transaction.

The Company expects negative EBITDA from operating activities until at least March 2024. In order to meet its liquidity requirements, the Company has commenced a public market transaction in form of a de-SPAC business combination with Athena Consumer Acquisition Corp. (with the ticker ACAQ listed on NYSE American), with which the Company has executed and announced a definitive business combination agreement (BCA) on July 28, 2022. The transaction once closed is expected to result in the inflow of up to USD 21.8 million (c. EUR 19.8 million), assuming no further redemptions. On March 13, 2023, the Company filed publicly a Form F-4 registration statement with the U.S. Securities and Exchange Commission (“SEC”) through its wholly-owned subsidiary, Next.e.GO B.V. The Company intends to close this business combination by or before end of Q2/2023, with respective cash-inflows expected in June 2023. Furthermore, the Company has entered into a Standby Equity Purchase Agreement (SEPA) term-sheet with Yorkville Advisors Global, LP, positioning the Company, subject to closing of the transaction and signing the final documentation, to raise additional equity of up to USD 150 million within 36 months from the date of closing of the transaction, of which up to USD 15 million are intended to be made available subsequent to closing of the transaction.

For the period from announcing the business combination in July 2022 until the expected closing of the public market transaction, the Company has been funding itself by way of venture debt bridge financing (of which EUR 3.52 million have been paid out), shareholder loans from its majority shareholder (EUR 27.37 million), other loans (EUR 3.75 million) and has commenced a further c. USD 75 million (c. USD 53.0 million net of fees and financing costs and assuming that final documentation is signed) from the IP Note. In order to secure liquidity against uncertainties relating to timing or amount of the aforementioned IP Note, the majority shareholder of the Company, nd industrial investments B.V., undertook to provide additional shareholder loans amounting to EUR 9.24 million since the reporting date. Management assumes that, with the combination of the shareholder and bridge financing, the IP Note, the agreed public market transaction, the SEPA and the additional share subscription facility as well as on the basis of the current planning, the Company’s going concern for the period up to and including May 2024 will likely be provided. The current planning is based on the assumption that, Next.e.GO will be able to continue the business for at least twelve months after receiving funding from the IP Note of USD 75 million, of which a cash intake net of fees and financing costs of EUR 48.25 million is expected in May 2023. Further to the proceeds of the IP Note, the Company expects cash inflows from the subsequent tranche of the aforementioned bearer note with a volume of up to EUR 8 million in May and June 2023, as well as an expected USD 21 million (assuming no further redemptions and before deduction of transaction costs) from the closing of the business combination in June 2023. In order to further support the Company, the majority shareholder nd industrial investments B.V. has also extended the respective repayments of its granted non-convertible, subordinated shareholder loans with a total volume of EUR 27.37 million until December 31, 2024.

This projection also accounts for adjusting the production ramp-up in order to align the associated cash requirements, especially for working capital, with actual timing and/or realized volume of the aforementioned funding events. Adjustments can take place by either reducing or shifting current operational costs and investments, which are driven by the current path, on a short-term basis, increasing operational efficiency, and increasing sales volumes within 12 months and thereafter. Part of these sales volume projections are based on reservations (currently c. 11,000 — non-binding and can be withdrawn any time) and sales prospects that are tuned to the above-mentioned production ramp up over the course of next 12 months.

However, the Company’s planning in the above-mentioned forecast period is subject to corresponding material uncertainties, because the successful realization may depend on a number of factors, that are to a large extent beyond management’s direct influence. In the event of a negative deviation from the planning assumptions the Company will not be able to settle its liabilities in the ordinary course of business or realize all assets as planned. That is especially the case if the planned future cash inflows from the contemplated funding events, as referenced herein, of minimum EUR 48.25 million will not be collected in part or in total, or significantly later than expected, and if the intended business combination providing significant funding would not become effective or closes later than intended, and if the revenue and sales volume expectations are not met or will be realized much later than expected, and if cost reductions and efficiency gains cannot be realized as planned. Failure to successfully close the business combination and the IP Note as referenced herein could have a material adverse effect on the Company and its ability to continue as a going concern.

Therefore, there is a material uncertainty that raises substantial doubt on the Company’s ability to continue as a going concern. In this respect, the Company’s and consequently the Group’s existence may be at substantial risk.

Determination of figures

This section presents additional information about individual financial statement items that management has determined to be material in the context of the Company’s operations, including:

•        Accounting policies that are relevant in understanding the items recognized in the financial statements. They reflect situations where accounting standards either permit a choice or do not address a particular type of transaction.

•        Analysis and subtotals information about estimates and judgments related to specific items.

1. Revenue from contracts with customers

2. Other income and expense items

3. Income tax expense

4. Financial assets and financial liabilities

5. Non-financial assets and liabilities

6. Equity

7. Cash flow information

Next.e.GO Mobile SE
Notes to the consolidated financial statements

1 Revenues from contracts with customers and financing partners

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Revenue from contracts with customers
Sale of goods		5,381	3,015
Revenue from leased vehicles		161	0
Services and other revenue		165	496
		5,707	3,512

1.1. Revenues

1.1.1. Disaggregation of revenue from contracts with customers and financing partners

The Group derives revenue from the transfer of goods, lease of goods and sales of other services in relation to the product platform “e.GO Life.” Almost all sales were generated in Germany. The above table provides a breakdown of the Group’s revenue from contracts with customers and financing partners for the periods indicated.

Revenue from external customers is derived from the following main product or service lines:

•        Sale of goods

Next.e.GO is a vehicle manufacturer and sold primarily its battery electric vehicle “e.GO Life” in Germany during the reporting period.

•        Leased vehicles

Next.e.GO has also leased “e.GO Life” vehicles to customers via its financing partner, Santander, during the reporting period.

•        Services and other revenue

Other revenues mainly consist of scrap proceeds and services to customers.

The Group’s revenue amounted to EUR 5.7 million in the year ended December 31, 2022, which exceeded the amount of total revenue in the year ended December 31, 2021. It was mainly generated from the sale of the “e.GO Life” BEV and the leasing of vehicles to customers via its financing partner, Santander, during the reporting period.

The Group’s revenue amounted to EUR 3.5 million in the year ended December 31, 2021 and was mainly generated from the sale of the “e.GO Life” BEV, for which production started in June 2021. Revenue from the provision of services derives mainly from shared services to a joint venture and services to customer (e.g., vehicle repairs, delivery or handover services and maintenance).

1.1.2. Assets and liabilities related to contracts with customers

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Contract assets relating to sale of goods	5.6	22	225
Contract liabilities relating to sale of goods	5.9	134	542

1.1.3. Significant changes in contract assets and liabilities

Contract assets result from rights to advance payments prior to delivery of (leased) vehicles.

Contract liabilities result from rights to advance payments received.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

1 Revenues from contracts with customers and financing partners (cont.)

1.1.4. Accounting policies and significant judgements

1.1.4.1. Sale of goods

Sales are recognized at the point in time when the control of the products is transferred to the customer, usually upon delivery of the goods. Delivery has taken place when the products have been delivered to the customer, the risks of obsolescence and loss have been transferred to the customer, and the customer has either accepted the products in accordance with the purchase contract, or the Group has obtained objective evidence that all acceptance criteria have been met. Vehicles are sold exclusively against advance payment. Revenue is recognized based on the price specified in the contract net of sales deductions.

1.1.4.2. Revenue from leased vehicles

Sales resulting from financial leasing are recognized over a period of time. The lease is valued at the start of the lease period. The difference between the purchase price payment received from the lessor and the cash value of the repurchase obligation represents the revenue to be distributed over the term of the lease. The revenue attributable to the respective fiscal year repays the liability. The present value of the liability from the buyback obligation is increased by the interest expense attributable to the respective financial year. At the end of the lease term, the remaining liability in the amount of the remaining purchase obligation is redeemed and derecognized upon repurchase as part of the payment of the amount to the lessor.

1.1.4.3. Other Revenues

Contracts with customers can include several service components, such as vehicle repairs, delivery or handover services and maintenance assistant services. The sale of a vehicle also includes roadside assistance commitments. The roadside assistance commitments also include separate performance obligations. Sales for vehicle repairs are recognized at the point in time when the control of the service is transferred to the customer. Sales resulting from scrap are recognized at the point in time when the control of the scrap is transferred to the customer.

1.2. Financing components

The Company provides roadside assistance for a period of two years. However, the amount of financing included in the revenue is insignificant. Accordingly, the promised consideration is not adjusted for the time value of money.

2 Other income and expense items

This notes disclosure includes a breakdown of items included in “other income and expenses” and a presentation of expenses by type.

2.1. Other income

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Income from exchange rate changes		771	0
Income from the reversal of provisions		0	481
Other		62	8
		833	489

Next.e.GO Mobile SE
Notes to the consolidated financial statements

2 Other income and expense items (cont.)

The Group’s other income amounted to EUR 0.8 million in the year ended December 31, 2022 mainly as a result of the income from exchange rate changes.

The Group’s other income amounted to EUR 0.5 million in the year ended December 31, 2021 as a result of the reversal from a provision for rent.

2.2. Breakdown of expenses by nature

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Wages and salaries		22,167	17,307
Amortization		20,700	19,967
Social security and pension costs		4,200	3,844
Depreciation		3,772	4,080
		50,839	45,198

2.3. Finance costs

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Interest expenses for borrowings (of which KEUR 4,623 relate to the fixed fee of the Brucke Agent, LLC loan)		8,887	283
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss		2,056	938
Unwinding of discount		16	197
Finance costs expensed		10,959	1,418

The Group’s finance costs amounted to EUR 11.0 million in the year ended December 31, 2022 mainly due to interest expenses related to borrowings (shareholder loans, other loans) and financial leasing.

The Group’s finance costs amounted to EUR 1.4 million in the year ended December 31, 2021 mainly due to interest expenses related to financial leasing and shareholder loans.

3 Income taxes

This note provides an analysis of the Group’s income tax expense and shows how the tax expense is affected by non-assessable and non-deductible items.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

3 Income taxes (cont.)

3.1. Income tax expense or benefit

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Current tax
Current tax on profits for the year		0	5
Adjustments for current tax of prior periods		0	0
Total current tax expense		0	5

Deferred income tax
Decrease/(increase) in deferred tax assets		(26,784)	(19,155)
(Decrease)/increase in deferred tax liabilities		3,478	(660)
Total deferred tax expense/(benefit)		(23,306)	(19,815)
Income tax expense		(23,306)	(19,810)

The Group’s income tax expense amounted to a benefit of EUR 23.3 million in the year ended December 31, 2022, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

The Group’s income tax expense amounted to a benefit of EUR 19.8 million in the year ended December 31, 2021, primarily due to deferred taxes that arose due to the difference between German statutory accounting and reporting requirements (German GAAP) and IFRS (i.e., carryover of net losses and the corresponding future tax benefits).

3.2. Numerical reconciliation of income tax expense to prima facie tax payable

	Note	For the year ended December 31 2022	For the year ended December 31 2021
		KEUR	KEUR
Profit/Loss from continuing operations before income tax expense		(81,011)	(61,054)
Profit/Loss from discontinued operation before income tax expense		0	(91)
		(81,011)	(61,145)
Tax at the tax rate of 32.45%		(26,288)	(19,840)
Tax effect of amounts which are not deductible (taxable) in calculating taxable income		2,837	30
Tax losses charge with local tax rate		(146)	0
Bulgaria		(97)	0
North Macedonia		(49)	0
Income tax expense		(23,306)	(19,810)

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities

This note provides information about the Group’s financial instruments, including:

•        an overview of all financial instruments held by the Group;

•        specific information about each type of financial instrument;

•        accounting policies, and

•        information about determining the fair value of the instruments, including judgements and estimation uncertainty involved.

The Group holds the following financial instruments:

Financial assets	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Financial assets at amortized cost
Cash and cash equivalents	4.2	2,521	11,958
Trade receivables	4.1	583	435
Other financial assets at amortized cost		211	97
		3,315	12,490
Financial liabilities	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Liabilities at amortized cost
Borrowings	4.4	69,167	5,179
Lease liabilities	5.3	18,437	19,843
Trade payables	4.3	15,845	4,559
		103,448	29,581

The Group’s exposure to various risks associated with financial instruments is explained in section 9. At the balance sheet date, the maximum exposure to credit risk is equal to the carrying amount of each category of financial assets listed above.

4.1. Trade receivables

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Trade receivables from contracts with customers		583	435
Loss allowance		0	0
		583	435

The trade receivables consist of sales of spare parts and support services to service partners as well as receivables due from the lease partner. More than sixty percent of the trade receivables were paid at the time of preparation of consolidated statements, so a loss allowance was not recognized. Based on experience in previous years, no loss allowance is expected.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.1.1. Classification as trade receivables

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method. Details about the Group’s impairment policies and the calculation of the loss allowance are provided in note 9.2.

Allowances for doubtful accounts are initially not made on the basis of experience and materiality.

4.1.2. Fair values of trade receivables

Due to the short-term nature of the current receivables, their carrying amount is considered to be the same as their fair value.

4.1.3. Impairment and risk exposure

Information about the impairment of trade receivables and the Group’s exposure to credit risk and foreign currency risk can be found in note 9.1 and 9.2.

4.2. Cash and cash equivalents

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Cash at banks		2,518	11,958
Cash in hand		3	0
		2,521	11,958

Bank balances are held in EURO and US Dollar at Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany, in Bulgarian leva at UniCredit Sofia, Bulgaria as well as in EURO at Komercijalna Banka, Skopje, North Macedonia (see note 9.1.1).

4.2.1. Reconciliation to cash flow statement

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Cash and cash equivalents shown in balance sheet		2,521	11,958
Restricted cash		(400)	(900)
Cash and cash equivalents shown in cash flow statement		2,121	11,058

The above figures reconcile to the amount of cash shown in the statement of cash flows at the end of the reporting date.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.2.2. Classification as cash equivalents

Term deposits are presented as cash equivalents if they have a maturity of three months or less from the date of acquisition and are repayable with 24 hours’ notice with no loss of interest. See note 21.10. for the Group’s other accounting policies on cash and cash equivalents.

4.2.3. Restricted cash

The cash and cash equivalents disclosed above and included in the cash flow statement contain an amount of KEUR 400 (2021: KEUR 900) that is available as collateral for guarantees received. These liquid funds are therefore restricted in their disposition.

4.3. Trade payables

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Trade payables from third parties		15,845	4,559
		15,845	4,559

Trade payables are unsecured and are paid in line with the available funding.

The carrying amounts of trade and other payables are considered to be the same as their fair values (incl. transaction costs), due to their short-term nature.

4.4. Borrowings

	December 31 2022		December 31 2021
	Current	Non-current	Current	Non-current
	KEUR	KEUR	KEUR	KEUR
Unsecured borrowings
Convertible Notes	39,264 *	0	0	3,588
Shareholder and Other Loans	3,525	18,641	0	1,591
Total unsecured borrowings	42,789	18,641	0	5,179

Secured borrowings
Bridge Loan (incl. consideration for fixed fee)	7,736	0	0	0
Total secured borrowings	7,736	0	0	0

Total borrowings	50,526	18,641	0	5,179

____________

*        The convertible loans are expected to be converted in 2023, reflecting the respective lender undertakings provided in connection with the closing of the expected upcoming de-SPAC transaction with Athena Consumer Acquisition Corp. and therefore have been classified as “current”.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.4.1. Convertible notes

Next.e.GO Mobile SE issued convertible loans for a nominal net amount of EUR 39.185 million between January 01 and December 31, 2022.

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Convertible notes		39,185	3,600
Liability component – Loan	9.3	34,642	3,490
Equity component – Option		4,543	110
(relating to a convertible loan granted and rolled over in the reporting period January 01 to December 31, 2022)		1,183

thereof from shareholders
Convertible note		37,760	3,500
Liability component – Loan		33,644	3,403
Equity component – Option		4,116	97

January 01, 2022/date of initial recognition		3,682	1,063
Additions (liability component – loan)		34,642	2,431
Disposals		(3,584)	0
Interest expense		4,524	187
December 31, 2022/December 31, 2021		39,264	3,682

thereof from shareholders
Liability component		38,269	3,682

The initial fair value of the liability portion of each convertible loan was determined using a market interest rate of 17.6% (effective interest rate) derived from a third-party loan agreement. The liabilities are subsequently recognized on an amortized cost basis until extinguished on conversion or maturity of the loans. Each remainder of the proceeds is allocated to the conversion option and recognized in shareholders’ equity, net of income tax, and not subsequently remeasured.

The interest rate and the maturity of the convertible loans are as follows:

Convertible Loans per December 31, 2022	Nominal Amount	Interest rate (p.a)	Initial Maturity* months	Liability component December 31, 2022
	KEUR			KEUR
Convertible Loan	1,000	5.00%	60	601
15 Convertible Loans	38,185	10.00%	13 – 24	34,041
	39,185			34,642

____________

*        See comment to table 4.4 above.

Convertible Loans per December 31, 2021	Nominal Amount	Interest rate (p.a)	Initial Maturity months	Liability component December 31, 2022
	KEUR			KEUR
Convertible Shareholder Loan (Next.e.GO Mobile SE)	3,500	5.00%	36	3,588
Convertible Loan (e.GO Digital GmbH)	100	1.50%	46	94
	3,600			3,682

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

All convertible loans grant the option to receive shares in the Company instead of repayment of the nominal loan amount. The conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

Two convertible shareholder loans (EUR 5.0 million and EUR 6.65 million) replace prior granted loans in the amount of EUR 3.5 million (convertible shareholder loan, rolled-over to the EUR 5 million convertible shareholder loan) and EUR 1.4 million (non-convertible shareholder loan, rolled-over to the EUR 6.65 million convertible shareholder loan), respectively. The additional liquidity was provided by disbursing the difference between the balance of the previous loan to the replacing loan. The terms of the replacing loans are 13 and 24 months (replaced loans: 35 to 36 months), the interest rate increased from 5.0% to 10.0%.

Furthermore, one lender replaced its convertible loan of EUR 10 million granted in February 2022 with a convertible loan of EUR 20 million in June 2022. The additional liquidity was provided by disbursing the difference between the balance of the previous loan to the replacing loan. The term and interest rate of the replacing loan corresponds to the replaced loan.

A third party has made a non-revolving convertible term loan of EUR 100,000 at an interest rate of 1.50% in August 2021 to e.GO Digital GmbH. The conversion right to this loan was executed on August 30, 2022, resulting in the issuance of 1,549 new shares in e.GO Digital GmbH to the lender. The capital increase for creating these new shares was resolved upon in the shareholders meeting on September 26, 2022, and has been registered with the respective commercial register of the local court (Amtsgericht) Aachen on December 12, 2022.

4.4.2. Shareholder Loans

	December 31 2022	December 31 2021
	KEUR	KEUR
Shareholder loans 2022 (details below)
January 01, 2022/Date of initial recognition	1,497	0
Additions	18,125	1,400
Disposals	(1,400)	0
Interest expense	420	97
December 31, 2022/December 31, 2021	18,641	1,497

The Company entered into the following unsecured, non-convertible loan agreements with its majority shareholder nd industrial investments B.V. since the beginning of the year 2022 and which have been fully disbursed:

Shareholder Loans	Nominal Amount	Interest Rate (p.a.)	Repayment Date	Repayment
	(KEUR)
nd industrial investments B.V.	3,950	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,580	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,785	10.0%	31.12.2024	End of term
nd industrial investments B.V.	3,150	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,785	10.0%	31.12.2024	End of term
nd industrial investments B.V.	2,875	10.0%	31.12.2024	End of term
Total	18,125

Next.e.GO Mobile SE
Notes to the consolidated financial statements

4 Financial assets and financial liabilities (cont.)

4.4.3. Other Loans

	December 31 2022	December 31 2021
	KEUR	KEUR
Other Loans
January 01, 2022/Date of initial recognition	0	0
Increase	6,986	0
Interest	63	0
Fixed fee	4,219	0
December 31, 2022/December 31, 2021	11,268	0

The Company also entered into a secured third-party credit agreement (“Bridge Loan”) in September 2022 of which USD 2.5 million have been disbursed on September 29, 2022, and a further USD 1,175 million net of fees (USD 75k) have been disbursed on October 24, 2022.

The subsidiary Next.e.GO Bulgaria AD, Bulgaria, (borrower) has entered into a loan agreement for the purchase of land in Lovech, Bulgaria, dated March 31, 2022, with its minority shareholder as the borrower with a nominal amount of EUR 3.8 million, an interest rate of 2.11% p.a. and a term until December 31, 2022 and of which EUR 3.47 million were disbursed until the reporting date. The proceeds of the loan were used by the borrower to purchase land (173,533 sqm) in Lovech, Bulgaria, on which the Bulgarian MicroFactory will be erected.

Other Loans	Disbursed Amount	Interest Rate (p.a.)	Repayment Date	Repayment
	(KEUR)
Bridge Loan	3,515 (KUSD 3,750)	1.0% p.a. and a fixed fee of KEUR 4,219 (KUSD 4,500)	29.06.2023	Earlier of June 29, 2023 or closing of eitherIP Note or de-SPAC transaction.

Land Purchase Loan	3,470	2.11% p.a.	31.12.2022	End of term
Total	6,986

4.4.4. Set-off of assets and liabilities

See note 18 below for information about the Group’s offsetting arrangements.

4.4.5. Fair Value

The fair values of the borrowings are not materially different from their carrying amounts, since the convertibles notes issued in 2020-2022 and the shareholder loans were initially recognized at fair value as well as the interest payable on those borrowings is close to current market rates.

They are classified as level 3 fair values in the fair value hierarchy due to the use of unobservable inputs, including the company’s own credit risk. Management has applied for its fair value calculations an interest rate of 17.60% for valuing the liability components of the convertible loans (see 4.1.1). As there are no comparable market prices available for these types of convertible loan instruments, especially in connection with the conversion options specifically designed to the Company’s funding strategy (i.e. public market transaction), the applied interest rate was derived based upon third party loan offerings to the Company.

4.4.6. Risk exposures

Details of the Group’s exposure to risks arising from current and non-current borrowings are set out in note 9.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities

This note provides information about the Group’s non-financial assets and liabilities, including:

•        specific information about each type of non-financial asset and non-financial liability

•        intangible assets (note 5.1);

•        property, plant and equipment (note 5.2);

•        leases (note 5.3);

•        deferred tax balances (note 5.4);

•        inventories (note 5.5);

•        other assets (note 5.6);

•        liabilities due to employees (note 5.7);

•        provisions (note 5.8);

•        other liabilities (note 5.9);

•        investment grants (note 5.10).

5.1. Intangible assets

	December 31 2021
	Trademarks and other rights	Technology	Development costs (internally generated)	Software	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	29,400	142,710	1,181	2,117	175,408
Additions	0	0	20,718	161	20,879
31.12	29,400	142,710	21,899	2,278	196,287
Accumulated amortization and impairment
01.01	(980)	(4,757)	0	(142)	(5,879)
Additions	(2,940)	(14,271)	(100)	(431)	(17,742)
31.12	(3,920)	(19,028)	(100)	(573)	(23,621)
Net book amount
31.12	25,480	123,682	21,799	1,705	172,666

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	December 31 2022
	Trademarks and other rights	Technology	Development costs (internally generated)	Software	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	29,400	142,710	21,899	2,279	196,288
Transfers	0	0	1,666	(400)	1,266
Additions	0	0	26,351	534	26,885
31.12	29,400	142,710	49,916	2,413	224,439
Accumulated amortization and impairment
01.01	(3,920)	(19,028)	(100)	(573)	(23,621)
Additions	(2,940)	(14,271)	(200)	(475)	(17,886)
31.12	(6,860)	(33,299)	(300)	(1,048)	(41,507)
Net book amount
31.12	22,540	109,411	49,616	1,365	182,932

5.1.1. Amortization methods and useful lives

The Group amortizes intangible assets with a limited useful life, using the straight-line method over the following periods:

Useful lives in years
Trademarks	10
Technology	10
Internally generated development costs	10
Software	5

Amortization expenses are included in cost of sales of goods, product development costs and sales and marketing expenses.

See note 21.16 for the other accounting policies relevant to intangible assets and note 21.9 for the Group’s policy regarding impairments.

Trademarks

This position includes the e.GO umbrella brand and the brand for the e.GO Life vehicles. The brands were valued jointly as one brand, as Next.e.GO assumes that both brands do not generate independent cash flows and do not represent independently realizable assets at the time of the business combination. The amortization period ends in the financial year 2030.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

Technology

The acquired technology represents the main central value driver of Next.e.GO. The technology covers production and product technology. Production technology comprises the way in which products are manufactured. Product technology is represented by the design, the components of the e.GO Life, e.wave X and e.Xpress vehicles and its product characteristics. Technology is only a generic term and can in principle be broken down into identifiable parts that fulfil the asset characteristics, e.g., technology protected by rights and technology not protected. Due to the high interdependence in terms of delivering future benefits, production and product technology have been recognized together as one asset “technology” when acquired. The amortization period ends in the financial year 2030.

Internally generated development costs

Development costs are associated with the development of new vehicle derivatives, including the construction of prototypes. The development of new vehicle derivatives is determined by the production life cycles of the respective predecessor models. The key factors influencing the production life cycles are technical innovations and market and regulatory or homologation requirements. In this respect, only those development projects are capitalized that can be technically realized and sold as a vehicle or part of a vehicle after completion.

After completion of the development phase, scheduled depreciation is determined on the basis of the expected useful life of 10 years. This corresponds to the expected useful life of the developments.

Software

The acquired software is related to the production cycle IT.

5.1.2. Impairment test for internally generated development costs

For capitalized development costs for projects that are still in the development phase and therefore not yet completed, an impairment has to be tested annually by comparing its carrying amount with its recoverable amount.

Capitalized development costs are monitored by management at the level of a cash generating unit, determined to be Next.e.GO-Group as a whole.

Significant estimate: key assumptions used for value-in-use calculations.

The group tests whether capitalized development costs not yet available for use have suffered any impairment on an annual basis or if there is a triggering event. The development costs are tested as part of a Cash Generating Unit (CGU). Next.e.GO-Group was determined as one CGU. The recoverable amount of the cash-generating unit (CGU) was determined based on fair value less costs of disposal calculations which require the use of assumptions. The calculations use cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using the estimated long-term growth rates stated below. These growth rates have been chosen on a conservative basis because of the start-up situation of the Company and no available reliable comparable market data. The approach was further supported by two independent consulting firms specialized in intellectual property valuation. Both reports assess the intangible asset valuations significantly higher than the book value as of December 31, 2022.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The following table sets out the key assumptions:

	December 31 2022	December 31 2021
	KEUR	KEUR
Initial ramp-up phase of marked introduction is finished until End of 2023 financial year
Sales growth after 2023 – 2027 (then long-term growth rate)	at minimum 25%	at minimum 25%
EBITDA after 2023	at minimum 8%	at minimum 7%
Long-term growth rate	0.01%	0.01%
WACC	16.57%	16.57%

Management has determined the values assigned to each of the above key assumptions as follows:

Sales volume	Sales growth in the first five years is based on production planning oriented to existing capacities.
Sales price	Average annual growth rate over the five-year forecast period; based on current industry trends and including long-term inflation forecasts for each territory.
EBITDA margin	Based on production planning-oriented performance and management’s expectations for the future.
Long-term growth rate	This is the weighted average growth rate used to extrapolate cash flows beyond the budget period. The rates are consistent with forecasts included in industry reports.

Significant estimate: impact of possible changes in key assumptions.

The recoverable amount of this CGU would equal its carrying amount if the expected EBITDA in the planning period would be 23% lower each year than considered. The calculation of the WACC involves assumptions that are not always based on publicly available market data. If the considered WACC increases/decreases by +1%/-1% the recoverable amount decrease/increases by — EUR 16 million/+ EUR 17 million.

5.1.3. Significant estimates

The Group estimates the useful lives of acquired and internally generated development costs based on the expected technical obsolescence or useful lives of such assets. However, actual useful lives may vary significantly.

The estimated useful life of the trademarks assumes that a fundamental repositioning of the brand is expected after approximately 10 years. This assessment anticipates expected significant dynamic developments, especially in the field of vehicle technology, sustainability strategy and customer perception of individual mobility concepts.

The estimated useful life of the technology assumes that the acquired basis of the vehicle and production technology will be used with economic benefit over this period. Typical observable technological development activities in the industry indicate that innovations that have become marketable in the meantime, as well as e.g., homologation requirements, can be expected to gradually replace the existing technology.

5.1.4. Financing components — capitalized interest on borrowing costs

The amount of borrowing costs capitalized during the period is EUR 1 million (2021: EUR 0) and the capitalization rate used to determine the amount of borrowing costs eligible for capitalization amounts to 9.9%.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.2. Property, plant and equipment

	December 31 2021
	Land, land rights and buildings	Technical equipment and machinery	Furniture, fittings and equipment	Assets under construction	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	0	12,009	5,746	2,216	19,971
Additions	0	2,722	609	460	3,791
Transfers	0	1,953	127	(2,080)	0
Disposals	0	0	(81)	0	(81)
31.12	0	16,684	6,401	596	23,681
Accumulated amortization and impairment
01.01	0	(547)	(501)	0	(1,049)
Additions	0	(2,602)	(1,478)	0	(4,080)
Disposals	0	0	74	0	74
31.12	0	(3,149)	(1,905)	0	(5,055)
Net book amount
31.12	0	13,534	4,496	596	18,626
	December 31 2022
	Land, land rights and buildings	Technical equipment and machinery	Furniture, fittings and equipment	Assets under construction	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01	0	16,684	6,435	599	23,718
Additions	4,405	817	340	7,665	13,227
Transfers	0	(452)	17	(845)	(1,281)
Disposals	0	(34)	(55)	(200)	(289)
31.12	4,405	17,014	6,737	7,218	35,374
Accumulated amortization and impairment
01.01	0	(3,149)	(1,939)	0	(5,089)
Additions	0	(2,514)	(1,259)	0	(3,772)
Disposals	0	6	29	0	35
31.12	0	(5,657)	(3,169)	0	(8,826)
Net book amount
31.12	4,405	11,357	3,568	7,218	26,548

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

Depreciation methods and useful lives

All property, plant and equipment is recognized at historical cost less depreciation.

Except for tools, depreciation is calculated using the straight-line method to allocate the cost of the assets, net of their residual values, over their estimated useful lives. For tools depreciation is calculated using the declining-balance method of depreciation applying twice the depreciation rate of the straight-line method. The estimated useful lives are as follows:

Useful lives in years
Land and land rights	indefinite
Technical equipment and machinery	5 – 10
Furniture, fittings and equipment	3 – 13

See note 21.15 for the other accounting policies relevant to property, plant and equipment.

5.3. Leases

This note provides information for leases where the Group is a lessee (right of use) and lessor (leased goods).

5.3.1. Amounts recognized in the balance sheet

The balance sheet shows the following amounts relating to leases:

	December 31 2021
	Office and factory buildings	Technical equipment and machinery	Motor Vehicles	Leased goods (e.GO vehicles)	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01.	18,045	0	0	0	18,045
Additions	320	2,706	0	0	3,025
Disposals	0	0	0	0	0
31.12.	18,365	2,706	0	0	21,070
Accumulated depreciation
01.01.	(601)	0	0	0	(601)
Additions	(1,831)	(394)	0	0	(2,225)
Disposals	0	0	0	0	0
31.12.	(2,433)	(394)	0	0	(2,827)
Net book amount
31.12.	15,932	2,311	0	0	18,243

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	December 31 2022
	Office and factory buildings	Technical equipment and machinery	Motor Vehicles	Leased goods (e.GO vehicles)	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
Cost
01.01.	18,365	2,706	0	0	21,070
Additions	1,884	60	214	1,425	3,584
Transfers	0	12	0	0	12
31.12.	20,249	2,778	214	1,425	24,666
Accumulated depreciation
01.01.	(2,433)	(394)	0	0	(2,827)
Additions	(2,086)	(444)	(38)	(188)	(2,755)
Disposals	0	0	0	0	0
31.12.	(4,518)	(838)	(38)	(188)	(5,582)
Net book amount
31.12.	15,730	1,940	176	1,237	19,084
	December 31 2022	December 31 2021
	KEUR	KEUR
Lease liabilities
Non-current	15,857	16,516
Current	2,580	3,327
	18,437	19,843

Addition to the right-of-use assets and leased goods (e.GO vehicles) during the period from January 01, 2022 until December 31, 2022 amount to KEUR 3,584 (2021: KEUR 3,025).

5.3.2. Amounts recognized in the statement of profit or loss

The statement of profit or loss shows the following amounts relating to leases:

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Depreciation charge of right-of-use assets
Buildings	2,086	1,831
Technical equipment and machinery	444	394
Company vehicles	38	0
Depreciation charge of Leased goods (e.GO vehicles)	188	0
	2,755	2,225

Interest expense (included in finance cost)	870	938

Expense relating to short-term leases	304	913

Expense relating to leases of low-value assets that are not shown above as short-term leases	7	15

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The total cash outflow for leases in the period from January 01, 2022 until December 31, 2022 was KEUR 4,427. (c.f. note 7.) (2021: KEUR 2,461).

5.3.3. The Group’s leasing activities and how these are accounted for

Lessee activities

The Group leases various offices and technical equipment. Rental contracts are typically made for fixed periods of 3 months to 10 years but may have extension options as described below.

Contracts may contain both lease and non-lease components. If cases occur the Group allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. In some cases, the Group has concluded leasing contracts in which non-leasing components are agreed. In these cases, the Group exercises the option not to split the lease into lease and non-lease components, but to account for the combined lease and non-lease component as a single lease component. In the case of leases of land that the Group leases as lessee, no non-lease components are recognized.

Lease terms are negotiated on an individual basis and contain a variety of different terms and conditions. The lease agreements do not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of the following lease payments:

•        fixed payments (including in-substance fixed payments), less any lease incentives receivable;

•        variable lease payment that are based on an index or a rate, initially measured using the index or rate as at the commencement date;

•        the exercise price of a purchase option if the Group is reasonably certain to exercise that option, and

•        payments of penalties for terminating the lease, if the lease term reflects the Group exercising that option.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases in the Group, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions.

To determine the incremental borrowing rate, the Group would in general:

•        in case of existence, use recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions since third party financing was received;

•        actually use, since no third-party financing figures are available, a build-up approach that starts with a risk-free interest rate adjusted for credit risk for leases held by Next.e.GO, which does not have recent third-party financing, and

•        make adjustments specific to the lease, e.g., term, country, currency and security.

If a readily observable amortizing loan rate would be available to the individual lessee (through recent financing or market data) which has a similar payment profile to the lease, then the Group entities could use that rate as a starting point to determine the incremental borrowing rate. Because the Company has very limited possibilities of borrowing from third parties outside the Group’s shareholder base, the incremental borrowing rate is plausibly derived from existing information.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

The Group is exposed to potential future increases in variable lease payments based on an index or rate, which are not included in the lease liability until they take effect. When adjustments to lease payments based on an index or rate take effect, the lease liability is reassessed and adjusted against the right-of-use asset.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit or loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

•        the amount of the initial measurement of lease liability;

•        any lease payments made at or before the commencement date less any lease incentives received.

Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option, the right-of-use asset is depreciated over the underlying asset’s useful life. The Group has chosen not to revaluate the right-of-use buildings held by the Group.

The right-of-use assets are depreciated over the following periods:

useful life/ the lease term in years
Buildings	10
Equipment and vehicle	4 – 7

Payments associated with short-term leases of equipment and all leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less without a purchase option. Low-value assets comprise IT equipment and small items of office furniture.

Lessor activities

Next.e.GO Mobile SE sells vehicles to a leasing bank with a repurchase obligation with a term of 3 or 4 years. These disposals will be classified as leasing activities under an operating lease in accordance with IFRS. The vehicles are capitalized in fixed assets at manufacturing cost and depreciated over the term up to the repurchase value. Each fixed asset is valued individually. The revenue is the difference between the sales value and the repurchase value and is distributed over the term. The monthly increase in the discounted liability at the end of the term generates monthly interest expenses.

5.3.4. Critical judgements in determining the lease term

In determining the lease term, management considers all facts and circumstances that create an economic incentive to exercise an extension option, or not exercise a termination option. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated).

The assessment is revisited when a renewal option is actually exercised (or not exercised) or the Group is obliged to do so. A reassessment of the original assessment is made when a significant event or change in circumstances occurs that may affect the previous assessment, provided it is within the control of the lessee.

In the current reporting period, we did not exercise a renewal option. Consequently, no adjustments to the contract terms in this regard needed to be considered.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.4. Deferred tax balances

5.4.1. Deferred tax assets

The balance comprises temporary differences attributable to:

	December 31 2022	December 31 2021
	KEUR	KEUR
Tax losses	47,791	21,441
Lease liabilities	5,753	5,347
Intangible assets	24	0
Other non-current liabilities	3	0
Total deferred tax assets	53,572	26,788

Set-off of deferred tax liabilities pursuant to set-off provisions	(53,572)	(26,788)

Net deferred tax assets	0	0
	Tax losses	Lease liabilities	Intangible Assets	Other non-current liabilities	Total
	KEUR	KEUR	KEUR	KEUR	KEUR
January 01, 2021	1,929	5,704	0	0	7,633
Charged/credited
to profit or loss	19,512	(357)	0	0	19,155
to other comprehensive income	0	0	0	0	0
directly to equity	0	0	0	0	0
December 31, 2021	21,441	5,347	0	0	26,788
Charged/credited
to profit or loss	26,350	406	24	3	26,784
to other comprehensive income	0	0	0	0	0
directly to equity	0	0	0	0	0
December 31, 2022	47,791	5,753	24	3	53,572

5.4.2. Deferred tax liabilities

The balance comprises temporary differences attributable to:

	December 31 2022	December 31 2021
	KEUR	KEUR
Intangible assets	58,427	54,980
Right-of-use assets	5,130	5,170
Tangible assets	3,326	4,300
Shareholder loans (“SHL”)	959	0
Leased Goods	402	0
Inventories	63	0
Leasing liabilities	0	378
Total deferred tax liabilities	68,306	64,828

Set-off of deferred tax liabilities pursuant to set-off provisions	(53,572)	(26,788)

Net deferred tax liabilities	14,734	38,040

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

	Intangible assets	Right-of-use assets	Tangible assets	SHL	Leased Goods	Inventories	Leasing Liabilities	Total
	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR	KEUR
January 01, 2021	53,865	5,661	5,338	0	0	0	624	65,488
Charged/credited
to profit or loss	1,115	(491)	(1,038)	0	0	0	(246)	(660)
to other comprehensive income	0	0	0	0	0	0	0	0
directly to equity	0	0	0	0	0	0	0	0
December 31, 2021	54,980	5,170	4,300	0	0	0	378	64,828
Charged/credited
to profit or loss	3,447	(40)	(974)	959	402	63	(378)	3,478
to other comprehensive income	0	0	0	0	0	0	0	0
directly to equity	0	0	0	0	0	0	0	0
December 31, 2022	58,427	5,130	3,326	959	402	63	0	68,306

5.4.3. Tax loss carry-forward

For the formation of tax provisions, assumptions must be made about the future amount of tax and the tax measurement amount. In addition, it must be determined whether a valuation allowance or a non-recognition is necessary for deferred tax assets. The probability that deferred tax assets arising from temporary differences and loss carry forwards can be offset against taxable profits in the future must be assessed. Uncertainties exist regarding the interpretation of complex regulations and the amount and timing of future taxable income. In order to assess whether deferred taxes from tax loss carry forwards can be utilized, i.e. whether they are recoverable, the Next.e.GO Group tax profit planning and specific tax strategies that can be implemented are used. This is based on five-year medium-term planning.

As of December 31, 2022, the Next.e.GO Mobile SE Group had deferred tax liabilities of KEUR 14,734 (2021: KEUR 38,040).

In connection with the aforementioned public market transaction the following is to be considered: current tax losses and tax loss carry-forwards existing with the Company forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry-forwards do not exceed the total taxable hidden reserves of the business assets of the Company or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

If more than 50% of the subscribed capital or voting rights in a corporation are transferred to an acquirer (including parties related to the acquirer) within five years directly or indirectly or a comparable acquisition occurs, all tax loss carry-forwards and interest carry-forwards (possibly also EBITDA carry-forwards) are, generally, forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any losses in the current assessment period incurred prior to the acquisition will, generally, not be offsetable with positive income. This does not apply to share transfers if (i) the purchaser directly or indirectly holds a participation of 100% in the transferring entity, (ii) the seller indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same natural or legal person or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity (Konzernklausel, the Intra-Group Clause). Furthermore, tax loss carry-forwards, unused current losses and interest carry-forwards will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition (Stille-Reserven-Klausel, the Hidden-Reserves Clause). Further, any share transfer that would otherwise be subject to the rules above does not result upon application in forfeiture of tax loss carry-forwards and interest carryforwards resulting from current business operations (Geschäftsbetrieb) of the corporation, if the current

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

business operations of the corporation remained the same (i) from the time of its establishment; or (ii) during the last three business years prior to the share transfer and such business operations are maintained after the transfer (fortführungsgebundener Verlustvortrag, Going Concern Tax Loss Carry Forward). The determination of whether the business operations have been maintained is assessed on the basis of qualitative factors, such as the produced goods and services, target markets, customer and supplier bases, etc. However, the tax loss carry-forwards and interest carry-forwards will be forfeited in any circumstance if, after the share transfer, the business operations of the corporation become dormant, are amended, the corporation becomes a partner in a Co-Entrepreneurship, the corporation becomes a fiscal unity parent, or assets are transferred from the corporation and recognized at a value lower than the fair market value. This requirement is monitored until the retained tax loss carry-forwards and interest carry-forwards have been fully utilized. Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this report.

5.5. Inventories

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Raw materials		4,255	4,900
Finished and unfinished goods		2,252	4,992
Prepayments		2,440	6,736
		8,947	16,628

5.5.1. Assigning costs to inventories

The costs of individual items of inventory are determined using weighted average costs.

5.5.2. Amounts recognized in profit or loss

Inventories recognized as an expense during the period from January 01, 2022 until December 31, 2022 amounted to KEUR 8,402 (2021: KEUR 5,906). These were included in cost of sales and cost of providing services.

In the period from January 01, 2022 until December 31, 2022 write-downs of inventories to net realizable value amounting to KEUR 761 (2021: KEUR 1,198) were recognized.

5.6. Other current assets

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Value added tax refund claims		1,429	1,627
Accrued expenses		217	255
Contract assets	1.1.2.	22	225
Other assets		587	6
		2,255	2,113

5.7. Liabilities due to employees

5.7.1. Defined contribution plans and employer contributions

Contributions made in connection with state plans amount to KEUR 1,711 for the period from January 01, 2022 until December 31, 2022 (2021: KEUR 1,799).

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.7.2. Current liabilities due to employees

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Holiday and overtime obligations		234	133
Employee bonuses		1,175	701
Other		6	53
		1,414	887

The holiday obligations result especially from annual leave. The entire obligations are presented as current, as the Group does not have an unlimited right to defer the fulfilment of this obligation. The Group expects that employees will take substantially all of the accrued leave or request payment of such leave in the next 12 months. Employee bonuses are due within 12 months.

5.8. Provisions

5.8.1. Information about individual provisions

Warranties

Provision is made for estimated warranty claims in respect of products sold which are still under warranty at the end of the reporting period. These claims are expected to be settled in the next two (vehicle excluding battery) to eight (battery) financial years.

Others

Other provisions mainly include:

•        Obligations concerning the audit of financial statements (KEUR 413), and

•        Residual dispute with suppliers (KEUR 956).

See note 21.20 for the Group’s other accounting policies relevant to provisions.

5.8.2. Movements in provisions

	December 31 2022		December 31 2021
	Warranties	Other	Warranties	Other
	KEUR	KEUR	KEUR	KEUR
Carrying amount at start of reporting period	1,823	309	1,788	580
Additional provisions recognized	1,042	1,376	0	310
unused amounts reversed	5	1	0	481
Unwinding of discount	16	0	101	26
Amounts used during the year	1,099	274	66	126
Carrying amount at end of reporting period	1,777	1,410	1,823	309

Next.e.GO Mobile SE
Notes to the consolidated financial statements

5 Non-financial assets and liabilities (cont.)

5.9. Other liabilities

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Repurchase obligation		1,126	0
Advanced Payments		800	19
Wage taxes and social security		379	395
Contract liabilities	1.1.2	134	542
Other		161	122
		2,599	1,078

5.10. Investment grants

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Investment grants
Non-current		905	0
Current		278	0
		1,183	0

The Company ended the year with grants amounting to KEUR 1,183 resulting from the regional development program. The grant is recognized as a liability and as receivables from investment grants and will be gradually reduced until September 2024. Please refer to 21.23 for additional information.

6 Equity

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Subscribed capital		145	145
Additional paid-in-capital	6.1	95,808	89,972
Retained earnings		21,504	78,998
		117,457	169,115

The subscribed capital of KEUR 145 (2021: KEUR 145) consisted as of December 31, 2022, of 144,879 (2021: 144,879) issued and outstanding shares, each with a nominal value of EUR 1.00 per share. The annual general meeting (AGM) of the Company held on December 22, 2022, resolved upon the authorization of the administrative board to increase the share capital of Next.e.GO Mobile SE until November 15th, 2025 by issuing new no-par value shares against cash contributions or against contributions in kind once or several times, limited by a maximum amount of EUR 70,000.00 in total. As of the reporting date, no such new shares were issued.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

6 Equity (cont.)

6.1. Development of equity

	Note	December 31 2022	December 31 2021
		KEUR	KEUR
Subscribed capital
January 01, 2022/January 01, 2021		145	120
Capital increase from Series B financing		0	11
Capital increase from Series C financing		0	14
December 31, 2022/December 31, 2021		145	145

Additional paid-in-capital
January 01, 2022/January 01, 2021		89,972	10,028
Payment into additional paid-in-capital		98	79,876
Convertible loan equity component (includes KEUR 1,183 relating to a convertible loan granted and rolled-over during the reporting period)		5,738	68
December 31, 2022/December 31, 2021		95,808	89,972

Retained Earnings
January 01, 2022/January 01, 2021		78,998	120,329
Net profit of the period		(57,494)	(41,330)
December 31, 2022/December 31, 2021		21,504	78,998

6.2. Initial recognition

The convertible notes are hybrid financial instruments that must be separated into a derivative component — the embedded derivative — and a non-derivative component — the financial liability. The embedded derivative is recognized as an equity component in additional paid-in capital (2022: KEUR 5,738; 2021: KEUR 68). The financial liability is accounted for as a liability component at amortized cost.

When allocating the initial carrying amount of a hybrid financial instrument between the equity and liability components, the equity component shall be allocated to the residual value determined after deducting the amount separately determined for the liability component from the fair value of the hybrid financial instrument as a whole. The fair value of the liability component on initial recognition is the present value of the contractually agreed future cash flows, discounted at the market interest rate applicable at that time for financial instruments that have a similar credit rating and that give rise to identical cash flows under identical conditions. The market interest rate used for the valuation is 17.6%. Further information on the development of the equity and debt component of the convertible notes is disclosed in note 4.4.

Subsequent Measurement

After initial recognition, the liability components are measured using the interest rate that was used to determine the fair value of the liability component at the date of initial recognition. Thus, the liability components increase over time. Interest payments are mostly agreed at the end of the term of the liability components.

In connection with the loans redeemed in the financial year 2022, for which derecognition of the original financial liability and recognition of a new financial liability was taken into account in all cases, the interest accrued up to the date of disposal of the derecognized loans, the respective payments of which were agreed at the end of the term of the underlying loans, continues to be recognized as a residual liability of these loans until their redemption.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

6 Equity (cont.)

6.3. Non-controlling interests

The inclusion of e.GO Digital GmbH and Next.e.GO Bulgaria AD results in non-controlling interests of KEUR-240 as of December 31, 2022 (2021: KEUR-17).

7 Cash flow information

7.1. Non-cash investing and financing activities

Non-cash investing and financing activities disclosed in the notes are acquisition of right-of-use assets — note 5.3.

7.2. Net debt reconciliation

	Liabilities from financing activities
	Borrowings	Leases
	KEUR	KEUR
Liabilities as of January 01, 2021	1,063	18,340
Cash flows	3,900	(2,461)
New leases	0	3,025
Other changes	218	939
Liabilities as of December 31, 2021	5,180	19,843
Cash flows	59,396	(4,428)
New leases	0	2,159
Other changes	4,590	868
Liabilities as of December 31, 2022	69,167	18,442

Risk

This section of the notes discusses the Group’s exposure to various risks and shows how these could affect the Group’s financial position and performance.

8. Critical estimates, judgements

9. Financial risk management

10. Capital management

Next.e.GO Mobile SE
Notes to the consolidated financial statements

8. Critical estimates; judgements

The preparation of financial statements requires the use of accounting estimates which, by definition, will seldom equal the actual results. Management also needs to exercise judgement in applying the Group’s accounting policies. This note provides an overview of the areas that involved a higher degree of judgement or complexity, and of items which are more likely to be materially adjusted due to estimates and assumptions turning out to be wrong. Detailed information about each of these estimates and judgements is included in other notes together with information about the basis of calculation for each affected line item in the financial statements.

COVID-19

During the first half of 2022, the business and economic environment of Next.e.GO was still adversely affected by the coronavirus pandemic (COVID-19), with certain mitigating effects resulting from the various measures taken by the Company or by governments and states worldwide, including in the form of financial support. Due to the ongoing spread of the virus, it is difficult to predict the duration and extent of the resulting impact on the assets, liabilities, results of operations and cash flows of Next.e.GO. The estimates and assumptions made in the preparation of the consolidated financial statements as of December 31, 2022 and that are relevant to the financial statements, were based on the best knowledge available at the time. In doing so, Next.e.GO applied a scenario that assumed that the COVID 19 situation would not be of long-term duration. Accordingly, Next.e.GO assumes that the resulting impact on the consolidated financial statements will not be of a material, serious nature. COVID-19-related effects on the consolidated financial statements may further result from declining and more volatile share prices, interest rate adjustments in various countries, increasing volatility of foreign currency exchange rates, deteriorating creditworthiness, payment defaults or late payments, delays in order intake and also in order execution or contract performance, contract cancellations, adjusted or modified revenue and cost structures, limited use of assets, volatility in financial and commodity markets, limited or no access of customers to Next.e.GO premises, or difficulty in making forecasts and projections due to uncertainties in the amount and timing of cash flows. These factors may affect the fair values and carrying amounts of assets and liabilities, the amount and timing of earnings recognition, and cash flows. It is within the realm of possibility that adjustments to assumptions and carrying amounts will be necessary in the next financial year. Next.e.GO assumes that the assumptions made adequately reflect the situation at the time the consolidated financial statements were prepared.

Russia-Ukrainian War

In February 2022, Russia invaded Ukraine across a broad front. In response to this invasion, governments around the world have imposed severe sanctions against Russia. These sanctions, together with the direct and other indirect effects of the invasion, disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers. e.GO cannot yet foresee the full extent of the sanctions as well as the war’s impact on its business and operations and such impact will depend on future developments of the war, which is highly uncertain and unpredictable. The war has also negatively impacted suppliers located in the Ukraine, which negatively affected the availability of car components. The war could have a material negative impact on e.GO’s results of operations, liquidity, and capital management. e.GO will continue to monitor the situation and the effect of this development on its liquidity and capital management.

Energy Crisis

The current energy crisis, being a result of the Russian invasion in February 2022, is centered on Europe but its effects are being felt globally. The significant reduction in pipeline gas coming from Russia to Europe has caused energy prices to reach record levels. The surge in energy prices had a massive impact on companies across multiple sectors when growing demand coupled with supply constraints due to COVID-19 led to significantly higher prices. The crisis had a broad impact on most companies’ value chains — from production to distribution.

The crisis could have a negative impact on e.GO’s operations since the uncertainty associated with the availability of competitive primary energy sources and restrictions imposed by various countries can impact the prices of raw materials, parts and/or components which are required to manufacture and assemble the vehicles.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

8. Critical estimates; judgements (cont.)

Furthermore, the energy crisis may have a direct impact on the demand for electric vehicles by increasing prices for automobile or the cost of purchasing and operating these automobiles. However, e.GO is not dependent on gas as a primary source of energy throughout its production processes and is therefore not being significantly impacted directly from the surge in energy prices, especially gas.

The Company cannot yet foresee the full impact of the energy crisis on its business and operations but will continue to monitor the situation and the effect of this development on its operations.

Significant estimates and judgements

Disclosure of material uncertainties

Reference is made to section “Disclosure of material uncertainties” at the beginning of the notes.

Others

Other areas involving significant estimates or judgements are:

•        estimation uncertainties and judgements made in relation to lease accounting — note 5.3;

•        estimated useful life of intangible assets — note 5.1;

•        recognition of deferred tax asset for carried-forward tax losses — note 5.4;

•        estimation of provision for warranty claims — note 5.8.1;

•        impairment of intangible assets — note 5.1.2;

•        estimation uncertainties and judgements made in relation to convertible loans — note 6.2.

Estimates and judgements are continually evaluated. They are based on historical experience and other factors, including expectations of future events that may have a financial impact on the entity and that are believed to be reasonable under the circumstances.

9. Financial risk management

This note explains the Group’s exposure to financial risks and how these risks could affect the Group’s future financial performance. Current year profit and loss information has been included where relevant to add further context.

Risk	Exposure arising from	Measurement	Management
Credit risk	Cash and cash equivalents, trade receivables, and debt investments	Aging analysis Credit rankings	Use bank with a high credit rating, credit limits
Liquidity risk	Borrowings and other liabilities	Rolling cash flow forecasts	Availability of committed credit lines and borrowing facilities, measures to raise equity capital

The Group’s risk management is predominantly controlled by a central treasury department (Group treasury) under policies approved by the board of managing directors. Group treasury identifies, evaluates and hedges financial risks in close co-operation with the Group’s operating units. Due to the scheduled initial losses of the Company, the financial risks of the Group are monitored based on financial planning and controlling instruments that cover all areas of the financial position and financial performance situation. Not least due to the current size of the Group, the board of managing directors is directly involved in the initiation and contracting as well as

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

monitoring of all material business transactions, especially those involving risks to the Group’s financial situation. In the execution of such business transactions, the principles of separation of execution and control responsibility are considered by implementing functional and supervisory responsibility and management oversight during these business transactions. With this approach, the board of managing directors anticipates the establishment of written policies planned for a later stage, the benefits of which generally become apparent as the size of the Group´s organization increases.

9.1. Market Risk

9.1.1. Foreign exchange risk

Foreign exchange (or currency) risk is the risk that the fair value or future cash flows of a financial instrument will vary because of changes in foreign exchange rates. The Group’s exposure to foreign exchange risk predominately relates to the amount of cash received from funding activities in a currency other than the functional currency of the respective Group entities. Management manages foreign exchange risk by closely monitoring account balances in foreign currencies and exchange rates to assess the exposure to foreign exchange risk on an ongoing basis and reacting accordingly if necessary.

On September 30, 2022, the Company received the first tranche of a bridge loan the Company entered into on September 29, 2022, with Brucke Agent, LLC, U.S.A in the amount of USD 2.5 million. The second tranche of this loan in the amount of USD 1.175 million net of fees (USD 75k) was paid out on October 18, 2022. The agreement includes also a fixed fee of USD 4.5 million, due with the repayment of the loan.

Therefore, the Company is in connection with the above loan and the fixed fee, totaling USD 8.250 million, exposed to a potential foreign currency risk as repayment and interest payments are denominated in USD.

Other than that, the Group was not significantly exposed to foreign currency risks as it only operates in Germany and nearly the vast majority of all other transactions, e.g. supplier related, were denominated in EURO. As the exchange rate between the EURO and the Bulgarian leva is fixed at 1,95583 EUR/BGN, an exchange rate risk on level of the Bulgarian subsidiary is very limited.

The foreign exchange risk in connection with the aforementioned bridge loan, incl. the fixed fee, can be quantified as follows:

Bridge Loan Paid-out nominal tranches plus fixed fee	EUR/USD*	KUSD	KEUR
Total amount	1.067	8,250	7,735

____________

*        ECB reference rate as of Dec. 30, 2022

Foreign Currency Exposure Sensitivity Analysis	EUR/USD	KUSD	KEUR	Risk KEUR
+10% appreciation	1.173	8,250	7,032	703
-10% depreciation	0.960	8,250	8,594	(859)

However, the aforementioned IP Note financing of USD 75 million will be denominated in US Dollars and therefore the Group will be exposed to a potential foreign currency risk, especially relating to associated interest, fees and principal payments.

9.1.2. Interest rate risk

The Group has not entered into any loan agreements with variable rates which would expose it to a cash-flow interest risk. An analysis of the liabilities by maturities is provided in note 9.3.2 below.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

9.2. Credit risk

Credit risk arises from cash and cash equivalents and deposits with banks and financial institutions as well as credit exposure to customers, including outstanding receivables. The maximum default risk is in 2022 KEUR 3,104 (2021: KEUR: 12,393).

9.2.1. Risk management

Credit risk is managed on a Group basis. The credit balances with credit institutions reported as at the balance sheet date are held with Deutsche Bank Aachen, Germany, Sparkasse Aachen, Germany UniCredit Sofia, Bulgaria and Komercijalna Banka, Skopje, North Macedonia.

Vehicles are only sold against advance payment. Therefore, the Group is not exposed to any significant bad debt risk related to outstanding customer receivables. If customers are independently rated, these ratings are used.

9.2.2. Impairment of financial assets

The following financial assets are subject to the expected credit loss model:

•        trade receivables for sales of inventory and from the provision of services.

While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, no impairment loss was identified.

Trade receivables and contract assets

The Group applies the IFRS 9 simplified approach to measure expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.

In general, to measure the expected credit losses, trade receivables and contract assets must be grouped based on shared credit risk characteristics and the days past due. The contract assets relate to unbilled work in progress and have substantially the same risk characteristics as the trade receivables for the same types of contracts. The Group has therefore concluded that the expected loss rates for trade receivables are a reasonable approximation of the loss rates for the contract assets.

Cars are only delivered to customers when the purchase price has been paid by the customer. Therefore, there are no receivables from private customers as of the balance sheet date. Trade receivables mainly include receivables from service partners for spare parts and services. The compensation claims will only be settled in the financial year following the balance sheet date and are therefore not yet due at the balance sheet date. Due to the insignificant default risk according to the assessment made, no allowances were made on the balance sheet date.

Trade receivables and contract assets will be written off where there is no reasonable expectation of recovery. In the reporting period January 01, 2022 until December 31, 2022 there was no need to write-off any receivables.

9.2.3. Significant estimates and judgements

Impairment of financial assets:

With regards to credit risks, no significant estimates and judgements have been necessary to make.

9.2.4. Net impairment losses on financial and contract assets recognized in profit or loss

During the reporting period January 01, 2022 until December 31, 2022 no gains/(losses) were recognized in profit or loss in relation to impaired financial assets.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

9.3. Liquidity risk

Prudent liquidity risk management implies in general maintaining sufficient cash and marketable securities and the availability of funding through an adequate amount of committed credit facilities to meet obligations when due and to close out market positions. Due to the start-up situation, the Group does not have yet access to credit facilities from banks other than shareholder credit facilities and non-bank third-party financing. The required liquidity has been primarily provided by convertible and non-convertible loans by the shareholders as well as third-party financing (c.f. Bridge Loan). The finance department monitors the liquidity situation, in consideration of necessary investments in the development of the Group and the financing of the business activities, by maintaining the availability of liquidity, taking into account the planned or expected liquidity needs and the financial resources committed or provided by the shareholders.

Management monitors rolling forecasts of the Group’s cash and cash equivalents (note 4.2) on the basis of expected cash flows. This is generally carried out at local level in the operating companies of the Group, in accordance with the planning process or on a case-by-case basis within the limits set by the Group. In the present start-up situation of the Group, these limits are dependent on the development of the operational business, the funding needs of the Group and last but not least also the liquidity of the market in which the Company operates. In addition, the Group’s liquidity management policy involves projecting cash flows and considering the level of liquid assets necessary to meet these, monitoring balance sheet liquidity ratios against internal and as far as applicable external regulatory requirements and maintaining debt financing plans.

9.3.1. Financing arrangements

On July 26, 2022, the board of directors of Athena Consumer Acquisition Corp., (“Athena”), unanimously approved the business combination agreement, dated as of July 28, 2022 (as amended by the first amendment to the business combination agreement, dated as of September 29, 2022, and as may be further, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Athena, Next.e.GO Mobile SE, (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly-owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a wholly-owned subsidiary of TopCo (“Merger Sub”).

During the reporting period January 01, 2022 until December 31, 2022, the Company has raised, predominantly from its shareholders, a total of EUR 60.83 million by way of convertible loans and shareholder loans (c.f. note 4.4). Two shareholder loans (EUR 5.0 million and EUR 6.65 million) have been made available by partially offsetting the payment with the repayment of prior granted shareholder loans in the amount of EUR 3.5 million and EUR 1.4 million, respectively (c.f. note 4.4.1).

On September 29, 2022, the Company entered into a USD 15,000,000 bridge facility agreement with Brucke Funding LLC as Lender and Brucke Agent LLC as administrative agent, and any person which becomes a lender in accordance with the terms of the bridge facility agreement. The bridge facility agreement was amended on October 17, 2022. The Company has granted certain security interests to secure the Bridge Financing, including account pledges, security assignments of its current and future rights and receivables under or in connection with its accounts receivables, insurance policies and intercompany receivables. The first tranche of USD 2.5 million was disbursed on September 29, 2022 and the second tranche of USD 1.25 million was disbursed on October 18, 2022. Since November 19, 2022, the parties of the credit agreement are negotiating a reservation of rights letter to address a disagreement regarding the delivery of certain documents (such as certain follow-on security documents) under the credit agreement, a related standstill of Brucke Funding LLC and Brucke Agent LLC, and the restructuring of the Bridge Financing Fixed Payment. As agreed in the aforementioned reservation of rights letter, the remaining portion of the Bridge Financing in the amount of USD 11,25 million has not been disbursed and the Company currently does not intend to utilize, or otherwise expects to receive, the remaining portion. The non-disbursement did, however, not have a material impact on e.GO’s liquidity and results of operations since e.GO was able to secure sufficient funding to continue its ongoing operations through the shareholder loans by nd industrial investments B.V. The Bridge

Next.e.GO Mobile SE
Notes to the consolidated financial statements

9. Financial risk management (cont.)

Financing matures on the earlier of (a) the date that is nine months after the first disbursement and (b) the date of the closing of the Business Combination as set forth in the Business Combination Agreement. The loan becomes immediately due and payable upon certain events, including to the extent that the gross proceeds of the IP Note exceed USD 50 million.

9.3.2. Maturities of financial liabilities

The tables below categorizes the Group’s financial liabilities into relevant maturity groupings based on their contractual maturities:

		December 31 2021
	Note	up to 1 year	Between 1 and 5 years	over 5 years	Total contractual cashflow	Carrying amount
		KEUR	KEUR	KEUR	KEUR	KEUR
Trade payables		4,559	0	0	4,559	4,559
Borrowings		0	5,272	0	5,272	5,179
Lease liabilities		1,925	10,345	10,672	22,942	19,843
		6,484	15,617	10,672	32,773	29,581
		December 31 2022
	Note	up to 1 year	Between 1 and 5 years	over 5 years	Total contractual cashflow	Carrying amount
		KEUR	KEUR	KEUR	KEUR	KEUR
Trade payables		15,845	0	0	15,845	15,845
Borrowings		50,526	18,641	0	78,183	69,167
Lease liabilities		2,527	9,415	6,354	21,526	18,437
		68,897	28,056	6,354	115,554	103,448

The convertible loans concluded during the reporting period January 01, 2022 until December 31, 2022 and disclosed in section 4.4.1 grant the option to receive shares in Next.e.GO instead of repayment of the nominal loan amount. Conversion options are linked to either de-SPAC, IPO, financing or liquidation events, triggering the conversion of the loans into new shares of Next.e.GO. In the event that these transaction-linked conversion events do not materialize (e.g., no IPO), a further conversion option is available which is then based on a previously defined enterprise value.

The amounts disclosed in the table are the contractual undiscounted cash flows. Balances due within 12 months equal their carrying balances as the impact of discounting is not significant.

10. Capital management

Risk management

The Group’s capital management objectives are in general to:

•        safeguard their ability to continue as a going concern, so that they can continue to provide returns for shareholders and benefits for other stakeholders, and

•        maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, a group company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

10. Capital management (cont.)

In the existing start-up situation, the Group assumes that access to the general debt capital markets is de facto not available. Therefore, the Board of Managing Directors’ target is to build up a capital structure essentially determined by shareholder financing and to maintain it until this situation changes. In the course of the most recent and further planned capital measures, the Group is focusing on equity contributions from existing and new shareholders.

Consistent with this situation, the Group monitors capital based on the requirements arising from the approved underlying business plan for the financial year, the impact of deviations from the business plan and the requirements of business development during the reporting period and the challenge of receiving equity contributions from existing or new shareholders.

Group structure

This section provides information which will help users understand how the Group structure affects the financial position and performance of the Group as a whole. In particular, there is information about changes to the structure that occurred during the year as a result of business combinations and the disposal of a discontinued operation.

A list of significant subsidiaries is provided in note 13. This note also discloses details about the Group’s equity-accounted investments.

11. New business

12. Discontinued operations

13. Interests in Other Entities

Next.e.GO Mobile SE
Notes to the consolidated financial statements

11. New business

11.1. Summary

The Company has commenced a public market transaction in form of a de-SPAC business combination with Athena Consumer Acquisition Corp. (with the ticker ACAQ listed on NYSE), which the Company has executed and announced a definitive business combination agreement (BCA) on 28 July 2022. The company intends to close this business combination within the second quarter of 2023. Furthermore, the Company has also entered into a Standby Equity Purchase Agreement (SEPA) term sheet with Yorkville Advisors Global, LP, allowing the Company to raise additional equity of up to USD 150 million from the date of closing of the transaction for 36 months.

In connection with the above-mentioned public market transactions the Company has founded in July 2022 a new wholly owned subsidiary, “Next.e.GO B.V.”, a Dutch limited liability company registered in Amsterdam under KVK 87103486, The Netherlands, with management and offices in Aachen. Objective and purpose of Next.e.GO B.V. is to eventually become the holding company of the Company within the closing process of the BCA.

Also, within the context of the public market transaction the new Dutch subsidiary Next.e.GO B.V. itself has founded a wholly owned subsidiary in Wilmington, Delaware, U.S.A., “Time is Now Merger Sub, Inc.”, file number 6930379 during July 2022. The purpose of this entity is solely to be used as a merger vehicle within the closing process of the public market transaction.

In August 2022, Next.e.GO Bulgaria AD nominated the general construction contractor for erecting the factory building plus developing the areas surrounding the factory building.

Next to the new entities founded in consideration of the public market transaction, the Company has founded during August 2022 as part of its global growth and MicroFactory roll-out strategy a wholly owned subsidiary in the Republic of North Macedonia (NMK), “NEXT.E.GO MOBILE DOOEL Tetovo”, registered in Tetovo, NMK, with unique identification number 7605234. The objective of this new subsidiary is to establish and operate a further MicroFactory facility with an initial capacity of 30,000 units p.a. For such, the Company, the subsidiary and the Government of the Republic of North Macedonia, represented by the Directorate for Technological Industrial Development Zones (TIDZ), have entered into a State Aid Agreement in August 2022, enabling the subsidiary to receive directly and indirectly government grants and benefits of up to EUR 47.5 million within the next ten years, subject to fulfilment of certain milestones.

11.2. Significant estimates

Since the subsidiaries of Next.e.GO Mobile SE (c.f. 13) were funded by Next.e.GO no fair values for acquired assets or liabilities needed to be measured.

11.3. Accounting policy choice for non-controlling interests

The Group recognizes non-controlling interests in an acquired entity either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. This decision is made on an acquisition-by-acquisition basis. See note 21.2.1 for the Group’s accounting policies for the business combinations.

11.4. Revenue and profit contribution

The funded subsidiaries of Next.e.GO Mobile SE (c.f. 13) contributed all of the revenues and net profit to the Group for the period from January 01, 2022 until December 31, 2022.

11.5. Purchase consideration — cash outflow

The contributions made for the founding of the companies (c.f. 11.1) represent the amount of the acquired cash and cash equivalents in the corresponding amount.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

12. Discontinued operations

12.1. Description

The European 4.0 Transformation Center GmbH (E4TC) was for sale as E4TC’s services are not compatible with the business model of Next.e.GO and a focus on the core competence is required in the start-up phase.

Effective per January 01, 2022, the Company sold the shares on E4TC for a consideration of KEUR 48 which leads to a gain of KEUR 23 (compared to the nominal value of KEUR 25).

	December 31 2022	December 31 2021
	KEUR	KEUR
Assets European 4.0 Transformation Center GmbH	0	399
	0	399

12.2. Assets and liabilities classified as held for sale

	December 31 2022	December 31 2021
	KEUR	KEUR
Assets classified as held for sale
Property, plant and equipment	0	32
Inventories	0	16
Trade and other receivables	0	174
Cash	0	312
Total assets of disposal group held for sale	0	534
Valuation allowance	0	(135)
Fair value of assets of disposal group held for sale	0	399
Liabilities directly associated with assets classified as held for sale
Provisions	0	0
Trade payables	0	74
Other liabilities	0	270
Total liabilities of disposal group held for sale	0	344

Currently, the Company does not hold any assets and liabilities for sale.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

12. Discontinued operations (cont.)

12.3. Financial performance and cash flow information

The financial performance and cash flow information for E4TC in 2021 are as followed:

	December 31 2022	December 31 2021
	KEUR	KEUR
Revenue	0	834
Expenses	0	(766)
Profit before income tax	0	68
Income tax expense	0	(24)
Valuation allowance on net assets	0	(135)
Profit from discontinued operation	0	(91)

Net cash inflow from operating activities	0	112
Net cash inflow/(outflow) from investing activities	0	0
Net cash (outflow) from financing activities	0	0
Net increase in cash generated by the subsidiary	0	112

13. Interests in other entities

Material subsidiaries

The Group’s principal subsidiaries as of December 31, 2021 as well as September 30, 2022 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

Name of entity	Place of business/ country of incorporation	Principal activities	Ownership interest held by the group in %		Ownership interest held by non-controlling interests in %
			December 31 2022	December 31 2021	December 31 2022	December 31 2021
European 4.0 Transformation Center GmbH*	Aachen, Germany	Operating a partner platform for technical and business process and IT integration and transfer services	0.0	96.4	0.0	3.6
e.GO Digital GmbH	Aachen, Germany	Development, testing and marketing of digital applications and business models	80.7	71.4	19.3	28.6
Next.e.GO Sales & Services GmbH (formerly) e.GO Academy GmbH	Aachen, Germany	Providing sales and service activities for the Group	100.0	100.0	0.0	0.0
Next.e.GO Bulgaria AD	Lovech, Bulgaria	Founded to set up a production facility and expand sales in Eastern Europe	50.002	50.002	49.998	49.998

Next.e.GO Mobile SE
Notes to the consolidated financial statements

13. Interests in other entities (cont.)

Name of entity	Place of business/ country of incorporation	Principal activities	Ownership interest held by the group in %		Ownership interest held by non-controlling interests in %
			December 31 2022	December 31 2021	December 31 2022	December 31 2021
e.GO – The Urban Movement GmbH	Aachen, Germany	Development of mobility services and development of mobility concepts	100.0	100.0	0.0	0.0
NEXT.E.GO MOBILE DOOEL Tetovo	Tetovo, North Macedonia	Founded to set up a production facility in Eastern Europe	100.0	n/a	0.0	n/a
Next.e.GO B.V.	Amsterdam, The Netherlands	To eventually become the holding company within the closing process of the BCA	100.0	n/a	0.0	n/a
Time is Now Merger Sub, Inc. (100% owned by Next.e.GO B.V.)	Wilmington, Delaware, U.S.A.	Merger vehicle within the closing process of the public market transaction	100.0	n/a	0.0	n/a

____________

Note: * Effective per January 01, 2022, the Company sold the shares on E4TC

e.GO Digital GmbH: The Company has acquired 4,000 existing shares (or 12.9%) in e.GO Digital GmbH from another co-shareholder in e.GO Digital GmbH, becoming effective in September 2022. The Company holds post-closing of the aforementioned transactions a total of 25,000 shares (or 80.7%) in e.GO Digital GmbH.

Significant estimates

Since the subsidiaries of Next.e.GO Mobile SE (c.f. 13) were funded by Next.e.GO no fair values for acquired assets or liabilities needed to be measured.

Unrecognized items

This section of the notes provides information about items that are not recognized in the financial statements as they do not (yet) satisfy the recognition criteria. In addition to the items and transactions disclosed below, there are also non-cash investing and financing transactions (see note 7.1).

14. Commitments

15. Events occurring after the reporting period

Next.e.GO Mobile SE
Notes to the consolidated financial statements

14. Commitments

Significant capital expenditure contracted for at the end of the reporting period but not recognized as liabilities is as follows:

	December 31 2022	December 31 2021
	KEUR	KEUR
Property, plant and equipment	8,517	3,245
Intangible assets	5,890	8,998
	14,407	12,243

15. Events occurring after the reporting period

Funding Events

The Company entered into the following agreements since December 31, 2022:

Lender	Payment/ Agreement Date	Nominal Amount (KEUR)	Interest Rate (p.a.)	Repayment Date	Repayment
nd industrial investments B.V.	02.02.2023	2,920	10.0%	31.12.2024	End of term
Other lender	02.02.2023	750	3.5%	30.12.2024	Conversion into equity subject to de-SPAC closing or end of term
nd industrial investments B.V.	24.02.2023	2,600	10.0%	31.12.2024	End of term
Other lender	23.03.2023	1,000	3.50%	30.12.2025	Conversion into equity subject to de-SPAC closing or end of term
nd industrial investments B.V.	28.03.2023	2,218	10.0%	31.12.2024	End of term
nd industrial investments B.V.	24.04.2023	725	10.0%	31.12.2024	End of term
MIMO Capital AG	27.04.2023	2,000	9.0%	06.05.2025	End of term
nd industrial investments B.V.	26.05.2023	778	10.0%	31.12.2024	End of term
Subtotal (paid out loans)		12,991
IP Note (see text below)	09.02.2023 & 03.03.2023	75,000 $ (~71,991 EUR)(1)	~9.00% + fees	4 years	End of term
Total (EUR)		~ 84,982

____________

(1)      Based on ECB EUR/USD reference exchange rate of 1.0418 as per March 21, 2023.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

15. Events occurring after the reporting period (cont.)

Next to the additional non-convertible shareholder loans provided by nd industrial investments B.V. (EUR 2.92 million, EUR 2.6 million, EUR 2.218 million, EUR 0.725 million and EUR 0.778 million), the Company received additional convertible loans from third parties (EUR 0.75 million in February, 2023 as well as EUR 1.0 million in March, 2023). Furthermore, the Company has signed on February 09, 2023, a term-sheet with Traust Structured, LLC and Two River Ventures, LLC for the origination of a four-year, IP Note with a total volume of USD 75 million and with a total cash intake of c. USD 53.0 million (c. EUR 48.25 million) net of fees and financing costs. On March 03, 2023, the company has signed a complementary non-binding term-sheet to the aforementioned Traust/Two River Ventures term-sheet with Painted Sky Partners (who acts as the investor in connection with the aforementioned Traust term sheet) for the investment of USD 75 million into the IP Note, which shall be non-convertible and repaid in full at maturity (interest rate and interest payment terms currently under negotiation). Additionally, on April 27, 2023, e.GO issued a 9% p.a. bearer note with a volume of EUR 2 million and maturity of May 06, 2025, to MIMO Capital AG. It is furthermore planned to supplement this first tranche by further tranches totaling up to EUR 8 million throughout May and June 2023. The bondholder’s claims under the bond are secured by a pledge over 396 e.GO Shares. Prior to the consummation of the Business Combination, the pledgee shall release the pledge, and the pledgor shall, following the Business Combination, grant the pledgee a pledge over a corresponding number of TopCo Shares.

Further details

This section of the notes includes other information that must be disclosed to comply with the accounting standards and other pronouncements, but that is not immediately related to individual line items in the financial statements.

16. Related party transactions

17. Earnings/Net Loss per Share

18. Offsetting financial assets and financial liabilities

19. Segment Reporting

20. Governance

21. Summary of significant accounting policies

Next.e.GO Mobile SE
Notes to the consolidated financial statements

16. Related party transactions

16.1. Parent entities

The Group is controlled by the following entities:

Name	Type	Place of incorporation	Ownership interest
			December 31 2022	December 31 2021
nd industrial investments B.V.	Immediate parent entity	Eindhoven, The Netherlands	51.4%	51.4%
ND X B.V.	Immediate parent entity	Eindhoven, The Netherlands	9.0%	9.0%
ND Group B.V.	Ultimate parent entity and controlling party	Amsterdam, The Netherlands	60.4%	60.4%

16.2. Other related parties

Subsidiaries

Interests in subsidiaries are set out in note 13. Intragroup related party transactions are eliminated and therefore not disclosed.

Affiliated Companies

As of the balance sheet date the majority of shares in Next.e.GO Mobile SE are held by ND Group B.V., Eindhoven, Netherlands as the ultimate parent company. Therefore, subsidiaries of ND Group B.V. are considered to be affiliated companies of Next.e.GO Mobile SE and hence fall within the group of related parties. In 2022, Next.e.GO Mobile SE maintained business relations with Ecolog Deutschland GmbH and Ecolog International FZE.

16.3. Key management personnel compensation

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Short-term employee benefits	1,175	1,095

16.4. Transactions with other related parties

The following transactions occurred with related parties:

	For the year ended December 31 2022	For the year ended December 31 2021
	KEUR	KEUR
Provision of services to subsidiaries (e.GO MOOVE GmbH)	0	20
Provision of services to entities controlled by key management personnel	0	28
Purchases of services from entities controlled by key management personnel	0	355
Receipt of services from parent entities	2	214
Sold goods and services to affiliated companies (Ecolog Deutschland GmbH)	99	0
Receipt of services from affiliated companies (Ecolog International FZE)	26	9
Provision of services for the design of an innovative plant for the production of e.GO electric vehicles in Lovech, Bulgaria (S-ARCHITECTURAL TEAM EOOD)	609	0

Next.e.GO Mobile SE
Notes to the consolidated financial statements

16. Related party transactions (cont.)

16.5. Loans from related parties

Information on the development and terms and conditions of loans from shareholders is disclosed in note 4.4. Amongst those, are two convertible loans (EUR 5 million and EUR 6.65 million, respectively) as well as five non-convertible loans (totaling EUR 18.125 million) from the Company’s majority shareholder nd industrial investments B.V., which were provided between January 01 and December 31, 2022.

17. Earnings/Net Loss per Share

The following table sets forth the computation of basic (undiluted) and diluted net loss per share:

Per share information:	For the year ended December 31 2022	For the year ended December 31 2021
Net loss/profit for the period in KEUR	(57,494)	(41,331)
of which: from continuing operations	(57,494)	(41,331)

Weighted average ordinary shares issued and outstanding used to compute net loss per share, basic (undiluted) and diluted	144,879	144,879

Basic (undiluted) and diluted net loss per share (EUR/share)	(396.84)	(285.28)
of which: from continuing operations	(396.84)	(285.28)

There are no dilutive equity units. As disclosed in Note 4.4.1 (Convertible Notes) above, the company issued convertible notes. As such, these are treated as contingently issuable shares and will be excluded from potential dilutive impact until the triggering conditions are satisfied. These shares have no dilutive impact for the presented periods of net loss due to the anti-dilutive effect.

The following potentially dilutive shares hence have been excluded from the calculation of diluted net loss per share for each period.

	For the year ended December 31 2022	For the year ended December 31 2021
Share from conversion of Convertible Notes	16,889	0
Total potentially dilutive Shares	16,889	0

18. Offsetting financial assets and financial liabilities

Financial assets and liabilities are offset, and the net amount is reported in the balance sheet where Next.e.GO currently has a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously. There were no circumstances of this kind in the reporting year.

19. Segment reporting

The Company has been operating during the reporting period as a one segment company, producing and selling the products in the geographies, as referred to in section 1.1 above.

Management has elected to organize the Company by geographic area and product platform. As the Company did not generate its revenues (i) in regions other than Germany, (ii) or with vehicle platforms other than the “e.GO Life,” the management of the Company has decided, based on the aforementioned criteria and in particular due to the fact that only one product platform (“e.GO Life”) and related services were sold in one region, to report in one segment reflecting the organizational structure as well as the respective management responsibilities in the Company.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

20. Governance

The annual general meeting (AGM) of the Company held on December 22, 2022, resolved upon the appointment of Mr. Eelco van der Leij, CFO of the Company, as well as Mr. Markus Michel to the administrative board (Verwaltungsrat) of the Company: Mr. Martin Klein and Mr. Andrew Wolff both retired from the administrative board.

Next to the above appointments to the administrative board, the AGM as well resolved upon the authorization of the administrative board to increase the share capital of Next.e.GO Mobile SE until November 15, 2025 by issuing new no-par value shares against cash contributions or against contributions in kind once or several times, limited by a maximum amount of EUR 70,000.00 in total.

Mr. Martin Klein stepped down from his office as CEO of the Company due to personal family reasons as per December 12, 2022. For the time being, the respective CEO responsibilities have been distributed over the CHRO, CTO and CFO of the Company.

21. Summary of significant accounting policies

This note provides a list of the significant accounting policies adopted in the preparation of these consolidated financial statements to the extent they have not already been disclosed in the other notes above. These policies have been consistently applied to all the years presented, unless otherwise stated. The financial statements are for the Group consisting of Next.e.GO and its subsidiaries.

21.1. Basis of preparation

21.1.1. Compliance with IFRS

The consolidated financial statements of the Next.e.GO Group have been prepared voluntary in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

21.1.2. Historical cost convention

The financial statements have been prepared on a historical cost basis, except for the following:

•        assets held for sale — measured at fair value less costs to sell.

21.1.3. New and amended standards adopted by the Group

The Group has applied the following standards and amendments for annual reporting period commencing January 01, 2022;

•        Business Combinations — amendments to IFRS 3;

•        Property, plant and equipment — amendments to IAS 16;

•        Provisions, contingent liabilities and contingent assets — amendments IAS 37.

The Group also elected to adopt the following amendments early:

•        Annual Improvements to IFRS Standards 2018-2020;

•        Deferred Tax related to Assets and Liabilities arising from a Single Transaction — amendments to IAS 12.

The amendments listed above did not have any impact on the amounts recognized in prior periods and are not expected to significantly affect the current or future periods.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.1.4. New standards and interpretations not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for December 31, 2022 reporting periods and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

21.2. Principles of consolidation and equity accounting

21.2.1. Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The acquisition method of accounting is used to account for business combinations by the Group (refer to note 11.3).

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

21.3. Foreign currency translation

21.3.1. Functional and presentation currency

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in EURO, which is Next.e.GO’s functional and presentation currency.

21.3.2. Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year-end exchange rates, are generally recognized in profit or loss. They are deferred in equity if they relate to qualifying cash flow hedges and qualifying net investment hedges or are attributable to part of the net investment in a foreign operation.

Foreign exchange gains and losses that relate to borrowings are presented in the statement of profit or loss, within finance costs. All other foreign exchange gains and losses are presented in the statement of profit or loss on a net basis within other gains/(losses).

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss, and translation differences on non-monetary assets such as equities classified as at fair value through other comprehensive income are recognized in other comprehensive income.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.4. Group companies

The results and financial position of foreign operations (none of which has the currency of a hyperinflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

•        assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet.

•        income and expenses for each statement of profit or loss and statement of comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions), and

•        all resulting exchange differences are recognized in other comprehensive income.

On consolidation, exchange differences arising from the translation of any net investment in foreign entities, and of borrowings and other financial instruments designated as hedges of such investments, are recognized in other comprehensive income. When a foreign operation is sold or any borrowings forming part of the net investment are repaid, the associated exchange differences are reclassified to profit or loss, as part of the gain or loss on sale.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the foreign operation and translated at the closing rate.

In 2022, all Group companies had EURO as functional currency, except the following:

•        Next.e.GO Bulgaria AD, Lovech, Bulgaria has Bulgarian LEW (BGN) as functional currency;

•        NEXT.E.GO MOBILE DOOEL Tetovo, Tetovo, North Macedonia has Macedonian Denar (MKD) as functional currency;

•        Time is Now Merger Sub, Inc., Delaware, U.S.A,, has U.S. Dollar (USD) as functional currency.

21.5. Revenue recognition

The accounting policies for the Group’s revenue from contracts with customers are explained in note1.1.4.

21.6. Income taxes

The income tax expense or credit for the period is the tax payable on the current period’s taxable income, based on the applicable income tax rate for each jurisdiction, adjusted by changes in deferred tax assets and liabilities attributable to temporary differences and to unused tax losses.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the Company and its subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is also not accounted for if it arises from initial recognition of an asset or liability in a transaction other than

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized, or the deferred income tax liability is settled.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

Deferred tax liabilities and assets are not recognized for temporary differences between the carrying amount and tax bases of investments in foreign operations where the Company is able to control the timing of the reversal of the temporary differences and it is probable that the differences will not reverse in the foreseeable future.

Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively.

21.7. Leases

The Group’s leasing policy is described in note 5.3.

21.8. Business Combinations

The acquisition method of accounting is used to account for all business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for the acquisition of a subsidiary comprises the:

•        fair values of the assets transferred,

•        liabilities incurred to the former owners of the acquired business,

•        equity interests issued by the Group,

•        fair value of any asset or liability resulting from a contingent consideration arrangement, and

•        fair value of any pre-existing equity interest in the subsidiary.

Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are, with limited exceptions, measured initially at their fair values at the acquisition date. The Group recognizes any non-controlling interest in the acquired entity on an acquisition-by-acquisition basis either at fair value or at the non-controlling interest’s proportionate share of the acquired entity’s net identifiable assets. Acquisition-related costs are expensed as incurred.

The excess of the:

•        fair values of the assets transferred,

•        liabilities incurred to the former owners of the acquired business,

•        equity interests issued by the Group,

•        fair value of any asset or liability resulting from a contingent consideration arrangement, and

•        fair value of any pre-existing equity interest in the subsidiary.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

over the fair value of the net identifiable assets acquired is recorded as goodwill. If those amounts are less than the fair value of the net identifiable assets of the business acquired, the difference is recognized directly in profit or loss as a bargain purchase.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained from an independent financier under comparable terms and conditions.

Contingent consideration is classified either as equity or a financial liability. Amounts classified as a financial liability are subsequently remeasured to fair value, with changes in fair value recognized in profit or loss.

If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in profit or loss.

21.9. Impairment of assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or Groups of assets (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

21.10. Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. Bank overdrafts are shown within borrowings in current liabilities in the balance sheet.

21.11. Trade receivables

Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components when they are recognized at fair value. They are subsequently measured at amortized cost using the effective interest method, less loss allowance. See note 21.9 for a description of the Group’s impairment policies.

21.12. Inventories

21.12.1. Raw materials and stores, work in progress and finished goods

Raw materials and stores, work in progress and finished goods are stated at the lower of cost and net realizable value. Cost comprises direct materials, direct labor and an appropriate proportion of variable and fixed overhead expenditure, the latter being allocated on the basis of normal operating capacity. Cost excludes borrowing costs. Costs are assigned to individual items of inventory on the basis of weighted average costs. Costs of purchased inventory are determined after deducting rebates and discounts. Net realizable value is the estimated selling price in the ordinary course of business.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.13. Non-current assets (or disposal Groups) held for sale and discontinued operations

Non-current assets (or disposal Groups) are classified as held for sale if their carrying amount will be recovered principally through a sale transaction rather than through continuing use and a sale is considered highly probable. They are measured at the lower of their carrying amount and fair value less costs to sell, except for assets such as deferred tax assets, assets arising from employee benefits, financial assets and investment property that are carried at fair value and contractual rights under insurance contracts, which are specifically exempt from this requirement.

An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal Group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal Group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the noncurrent asset (or disposal Group) is recognized at the date of derecognition.

Non-current assets (including those that are part of a disposal Group) are not depreciated or amortized while they are classified as held for sale. Interest and other expenses attributable to the liabilities of a disposal Group classified as held for sale continue to be recognized.

Non-current assets classified as held for sale and the assets of a disposal Group classified as held for sale are presented separately from the other assets in the balance sheet. The liabilities of a disposal Group classified as held for sale are presented separately from other liabilities in the balance sheet.

A discontinued operation is a component of the entity that has been disposed of or is classified as held for sale and that represents a separate major line of business or geographical area of operations, is part of a single coordinated plan to dispose of such a line of business or area of operations, or is a subsidiary acquired exclusively with a view to resale. The results of discontinued operations are presented separately in the statement of profit or loss.

21.14. Investments and other financial assets

21.14.1. Classification

The Group classifies its financial assets in the following measurement categories:

•        those to be measured subsequently at fair value (FV) (either through Other Comprehensive Income (OCI) or through Profit or Loss (PL)), and

•        those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Group has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (FVOCI).

The Group reclassifies debt investments when and only when its business model for managing those assets changes.

21.14.2. Recognition and derecognition

Regular way purchases and sales of financial assets are recognized on trade date, being the date on which the Group commits to purchase or sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.14.3. Measurement

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL did not occur in the reporting period.

Debt instruments

Subsequent measurement of debt instruments depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories into which the Group classifies or, in case of existence, would have to classify its debt instruments:

•        Amortized cost: Assets that are held for collection of contractual cash flows, where those cash flows represent solely payments of principal and interest, are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statement of profit or loss.

•        FVOCI (Fair Value in Other Comprehensive Income): Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses, which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses), and impairment expenses are presented as separate line item in the statement of profit or loss. FVOCI-Assets have not been identified in the consolidated financial statements as of December 31, 2022.

•        FVPL: Assets that do not meet the criteria for amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises. FVOCI-Assets have not been identified in the consolidated financial statements as of December 31, 2022.

Equity instruments

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of profit or loss as applicable. Impairment losses (and reversal of impairment losses) on equity investments measured at FVOCI are not reported separately from other changes in fair value.

21.14.4. Impairment

The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and FVOCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Group applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.

21.15. Property, plant and equipment

Property, plant and equipment is stated at historical cost less depreciation. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to profit or loss during the reporting period in which they are incurred.

The depreciation methods and periods used by the Group are disclosed in note 5.2.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount (note 21.9).

Gains and losses on disposals are determined by comparing proceeds with carrying amount. These are included in profit or loss.

21.16. Intangible Assets

21.16.1. Trademarks, licenses and customer contracts

Separately acquired trademarks and licenses are shown at historical cost. Trademarks, licenses and customer contracts acquired in a business combination are recognized at fair value at the acquisition date. They have a finite useful life and are subsequently carried at cost less accumulated amortization and impairment losses.

21.16.2. Development costs

Development costs for vehicles and vehicle components are capitalized if the recognition criteria of IAS 38 are met.

Capitalized development costs comprise all costs directly attributable to the development process and are recognized on a straight-line basis from the start of production over the expected product life cycle.

21.16.3. Research and development

Research expenditure and development expenditure that do not meet the criteria in 21.16.2 above are recognized as an expense as incurred. Development costs previously recognized as an expense are not recognized as an asset in a subsequent period.

21.16.4. Amortization methods and periods

Refer to note 5.1.1 for details about amortization methods and periods used by the Group for intangible assets.

21.17. Trade and other payables

These amounts represent liabilities for goods and services provided to the Group prior to the end of the financial year which are unpaid. The amounts are unsecured and are usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is not due within 12 months after the reporting period. They are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.18. Borrowings

Borrowings are initially recognized at fair value, net of transaction costs incurred. Borrowings are subsequently measured at amortized cost. Any difference between the proceeds (net of transaction costs) and the redemption amount is recognized in profit or loss over the period of the borrowings using the effective interest method. Fees paid on the establishment of loan facilities are recognized as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down. In this case, the fee is deferred until the draw-down occurs. To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalized as a prepayment for liquidity services and amortized over the period of the facility to which it relates.

The fair value of the liability portion of a convertible bond is determined using a market interest rate for an equivalent non-convertible bond. This amount is recorded as a liability on an amortized cost basis until extinguished on conversion or maturity of the bonds. The remainder of the proceeds is allocated to the conversion option. This is recognized and included in shareholders’ equity, net of income tax effects.

Borrowings are removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expired. The difference between the carrying amount of a financial liability that has been extinguished or transferred to another party and the consideration paid, including any noncash assets transferred or liabilities assumed, is recognized in profit or loss as other income or finance costs.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the reporting period.

21.18.1. Borrowing costs

General and specific borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is required to complete and prepare the asset for its intended use or sale. Qualifying assets are assets that necessarily take a substantial period of time to get ready for their intended use or sale. Investment income earned on the temporary investment of specific borrowings, pending their expenditure on qualifying assets, is deducted from the borrowing costs eligible for capitalization. Other borrowing costs are expensed in the period in which they are incurred.

21.19. Convertible loans

Convertible loans are hybrid financial liabilities that contain both a derivative and a non-derivative component. In these cases, the derivative component is referred to the embedded derivative and the non-derivative component of the financial liability is referred to the basis contract.

If the economic characteristics and risks of embedded derivatives are not closely related to those of the basis contract and the hybrid financial liability concerned is not accounted at fair value, the embedded derivative is separated from the basis contract and accounted at fair value in the equity. The basis contract of the financial liability continues to be measured in accordance with IFRS 9.

21.20. Provisions

Provisions for legal claims, warranties and other obligations are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognized for future operating losses.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the end of the reporting period. The discount rate used to determine the present value is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the passage of time is recognized as interest expense.

21.21. Employee benefit obligations

21.21.1. Short-term obligations

Liabilities for wages and salaries, including bonus payments, annual leave and accumulating sick leave that are expected to be settled wholly within 12 months after the end of the period in which the employees render the related service are recognized in respect of employees’ services up to the end of the reporting period and are measured at the amounts expected to be paid when the liabilities are settled. The liabilities are presented as current liabilities towards employees in the balance sheet.

21.21.2. Termination benefits

Termination benefits are payable when employment is terminated by the Group before the normal retirement date, or when an employee accepts voluntary redundancy in exchange for these benefits. The Group recognizes termination benefits at the earlier of the following dates: (a) when the Group can no longer withdraw the offer of those benefits; and (b) when the entity recognizes costs for a restructuring that is within the scope of IAS 37 and involves the payment of terminations benefits. In the case of an offer made to encourage voluntary redundancy, the termination benefits are measured based on the number of employees expected to accept the offer. Benefits falling due more than 12 months after the end of the reporting period are discounted to present value.

21.22. Contributed equity

Ordinary shares are classified as equity. Mandatorily redeemable preference shares are classified as liabilities (note 5.10).

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

21.23. Grants

Grants are recognized if it is reasonably assured that the grants are given and that the company fulfills the corresponding conditions. Grants linked to expenses are recognized on schedule as income over the period that is required to offset them against the corresponding expenses they are meant to compensate.

In November 2022, Next.e.GO Mobile SE, received a grant approval in the amount of EUR 1.2 million. This grant was provided in connection with an investment project aimed at creating job opportunities. This amount will be offset against the monthly rental costs until September 30, 2024, and represents a subsidy for expenses. There have been no changes to the lease agreement in 2022. Since the grant has been provided over multiple periods, passive accruals have been recorded as of December 31, 2022, which need to be reversed over the course of the funding period. Additionally, there is an entitlement for the approved funding, which is recognized as an opposite entry under other assets. Please refer to 5.10 for additional information.

Next.e.GO Mobile SE
Notes to the consolidated financial statements

21. Summary of significant accounting policies (cont.)

21.24. Rounding of amounts

Unless otherwise stated, all amounts shown in the financial statements and in the notes are rounded to the nearest thousand EURO. For computational reasons, rounding differences of ± one unit (KEUR, %, etc.) may occur in the financial statements.

Aachen, May 26, 2023

Next.e.GO Mobile SE

Eelco J. van der Leij	Dr. Stefan Rudolf	Ariane M. Martini
(CFO)	(CTO)	(CHRO)
Managing Director	Managing Director	Managing Director

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$9,158	$13,612
Prepaid expenses and other assets	143,530	261,230
Prepaid income taxes	93,943	—
Total current assets	246,631	274,842
Cash and Investments held in Trust Account	22,006,809	21,752,492
TOTAL ASSETS	$22,253,440	$22,027,334

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$4,404,785	$3,304,154
Income tax payable	—	674,933
Promissory note – related party, net of discount	995,362	—
Franchise tax payable	44,400	58,857
Total current liabilities	5,444,547	4,037,944

Derivative liability – Forward Purchase Agreement	—	1,730,000
Deferred underwriting fee payable	8,650,000	8,650,000
TOTAL LIABILITIES	14,094,547	14,417,944

COMMITMENTS AND CONTINGENCIES

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A common stock subject to possible redemption, $0.0001 par value, 2,048,936 shares at redemption value of $10.72 and $10.28 per share at June 30, 2023 and December 31, 2022, respectively	21,962,409	21,061,039

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at June 30, 2023 and December 31, 2022	—	—
Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 1,060,000 shares issued and outstanding (excluding 2,048,936 shares subject to possible redemption) at June 30, 2023 and December 31, 2022	106	106
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 8,050,000 shares issued and outstanding at June 30, 2023 and December 31, 2022	805	805
Additional paid-in capital	407,446	—
Accumulated deficit	(14,211,873)	(13,452,560)
TOTAL STOCKHOLDERS’ DEFICIT	(13,803,516)	(13,451,649)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$22,253,440	$22,027,334

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
OPERATING EXPENSES
General and administrative	$722,338	$1,100,134	$1,811,236	$1,354,849
Total operating expenses	(722,338)	(1,100,134)	(1,811,236)	(1,354,849)

OTHER INCOME (EXPENSES)
Income on investments held in Trust Account	258,756	316,795	502,125	340,419
Other income	—	14	—	46
Finance costs – discount on debt issuance	(182,708)	—	(182,708)	—
Gain on termination of Derivative liability – Forward Purchase Agreement	—	—	1,730,000	—
Total other income, net	76,048	316,809	2,049,417	340,465

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(646,290)	(783,325)	238,181	(1,014,384)
Provision for from income taxes	(49,740)	(68,003)	(96,124)	(59,258)
Net (loss) income	$(696,030)	$(851,328)	$142,057	$(1,073,642)

Weighted average shares outstanding of Class A common stock	3,108,936	24,060,000	3,108,936	24,060,000
Basic and diluted net (loss) income per share, Class A	$(0.06)	$(0.03)	$0.01	$(0.03)
Weighted average shares outstanding of Class B common stock	8,050,000	8,050,000	8,050,000	8,050,000
Basic and diluted net (loss) income per share, Class B	$(0.06)	$(0.03)	$0.01	$(0.03)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

	Common stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	1,060,000	$106	8,050,000	$805	$—	$(13,452,560)	$(13,451,649)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(470,123)	(470,123)
Class B common stock to be transferred to fund promissory note	—	—	—	—	79,805	—	79,805
Net income	—	—	—	—	—	838,087	838,087
Balance, March 31, 2023 (unaudited)	1,060,000	106	8,050,000	805	79,805	(13,084,596)	(13,003,880)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(431,247)	(431,247)
Class B common stock to be transferred to fund promissory note	—	—	—	—	79,805	—	79,805
Class A common stock to be transferred to fund promissory note	—	—	—	—	247,836	—	247,836
Net loss	—	—	—	—	—	(696,030)	(696,030)
Balance, June 30, 2023 (unaudited)	1,060,000	$106	8,050,000	$805	$407,446	$(14,211,873)	$(13,803,516)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Common stock				Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, December 31, 2021	1,060,000	$106	8,050,000	$805	$—	$(7,310,530)	$(7,309,619)
Net loss	—	—	—	—	—	(222,314)	(222,314)
Balance, March 31, 2022 (unaudited)	1,060,000	106	8,050,000	805	—	(7,532,844)	(7,531,933)
Net loss	—	—	—	—	—	(851,328)	(851,328)
Balance, June 30, 2022 (unaudited)	1,060,000	$106	8,050,000	$805	$—	$(8,384,172)	$(8,383,261)

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	For the Six Months Ended June 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$142,057	$(1,073,642)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Finance costs – discount on debt issuance	182,708	—
Income on investments held in Trust Account	(502,125)	(340,419)
Gain on termination of Derivative liability – Forward Purchase Agreement	(1,730,000)	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	23,757	66,704
Accounts payable and accrued expenses	1,100,631	821,882
Income tax and Franchise tax payable	(689,390)	82,222
Net cash used in operating activities	(1,472,362)	(443,253)

CASH FLOWS FROM INVESTING ACTIVITIES
Principal deposited in Trust Account	(676,149)	—
Withdrawal from Trust Account for payment of income and franchise taxes	923,957	—
Net cash provided by investing activities	247,808	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Sponsor loans	1,220,100	—
Net cash provided by financing activities	1,220,100	—

NET CHANGE IN CASH	(4,454)	(443,253)
CASH, BEGINNING OF PERIOD	13,612	850,615
CASH, END OF PERIOD	$9,158	$407,362

Supplemental cash flow information
Cash paid during the period for:
Income Taxes	$865,000	$—

Supplemental disclosure of noncash activities:
Class B Common Stock to be transferred to fund promissory note	$159,610	$—
Class A Common Stock to be transferred to fund promissory note	$247,836	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Athena Consumer Acquisition Corp. (the “Company”) was incorporated in Delaware on June 4, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not commenced any operations. All activity through June 30, 2023, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated the IPO and overallotment option of 23,000,000 units (“Units”) with respect to the Class A common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,060,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Athena Consumer Acquisition Sponsor LLC (the “Sponsor”) generating gross proceeds of $10,600,000, which is described in Note 4.

Offering costs for the IPO and the exercise of the underwriters’ over-allotment option amounted to $13,116,818, consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $466,818 of other costs. As described in Note 6, the $8,650,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Following the closing of the IPO and exercise of the over-allotment, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a Trust Account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with the Company’s Amended and Restated Certificate of Incorporation (as amended on December 21, 2022 and July 19, 2023, the “Charter”). In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Charter, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Charter that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by August 22, 2023, as extended on July 20, 2023 (see Note 9), 22 months from the closing of the IPO, as may be further extended pursuant to the Company’s Charter (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On December 16, 2022, the Company issued a press release announcing that, in connection with a special meeting of stockholders (the “Extension Meeting”) to be held for the purpose of considering and voting on, among other proposals, a proposal to amend the Company’s amended and restated certificate of incorporation (the “Extension Amendment”) to provide the Company with the right to extend the date (the “Deadline Date”) by which it must consummate an initial business combination (the “Extension”) up to six times for an additional one month each time, from January 22, 2023 to up to July 22, 2023, if the Extension Amendment is approved at the Extension Meeting and an Extension is implemented, the Sponsor, or its designees will deposit into the Trust Account as a loan (a “Contribution”, and the Sponsor or its designee making such Contribution, a “Contributor”), the lesser of (x) $121,000 or (y) $0.055 per public share multiplied by the number of public shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by the Company disclosing that the Company’s board of directors has determined to extend the Deadline Date for an additional month in accordance with the Extension (each date on which a Contribution is to be deposited into the Trust Account, a “Contribution Date”).

On December 21, 2022, the Company held the Extension Meeting. At the Extension Meeting, the Company’s stockholders approved the Extension Amendment, providing the Company with the right to extend the Deadline Date up to six times for an additional one month each time, from January 22, 2023 (the date which is 15 months from the closing date of the Company’s IPO) to up to July 22, 2023 (the date which is 21 months from the closing date of the IPO).

On January 17, 2023, the Board determined to implement a first Extension and to extend the Deadline Date for an additional month to February 22, 2023. On the same date, in connection with the Extension and pursuant to an unsecured promissory note the Company and the Sponsor entered into on January 17, 2023 (the “Extension Note”), the Board delivered to the Sponsor a written request to draw down $112,691 for the first month of the Extension. Upon this written request, the Sponsor deposited the $112,691 to the Company’s Trust Account on January 23, 2023.

On January 30, 2023, the Company received notifications via phone calls from the staff of the New York Stock Exchange (the “NYSE”) that it had determined that the Company was not in compliance with the requirements of Section 802.01B of the NYSE Listed Company Manual (the “LCM”), which requires a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly held shares (a “public float”) over a consecutive 30 trading day period of at least $40,000,000.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On February 9, 2023, the Company issued a press release announcing that it would transfer its listing to the NYSE American LLC (the “NYSE American”). The Company received written confirmation that it had been cleared to file an initial listing application with the NYSE American on February 6, 2023, and received the final approval for listing from the staff of the NYSE American on February 9, 2023. In connection with listing on the NYSE American, the Company would voluntarily delist from the New York Stock Exchange. Following the transfer of its listing, the Company intends to continue to file the same periodic reports and other information it currently files with the Securities and Exchange Commission. On February 14, 2023, the Company voluntarily delisted its securities from the NYSE and the Company’s securities commenced trading on the NYSE American under the same symbols.

On February 17, 2023, the Board determined to implement a second Extension to allow additional time for the Company to complete its initial business combination. In connection with the second Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the second month of the Extension. On the same day, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the second Extension.

On March 20, 2023, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the third month of the Extension. On March 21, 2023, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the third Extension.

On April 18, 2023, the Board determined to implement a fourth Extension to allow additional time for the Company to complete its initial business combination. In connection with the fourth Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the fourth month of the Extension. On April 20, 2023, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the fourth Extension.

On April 20, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from April 22, 2023 for an additional month to May 22, 2023, the fourth of six potential one-month extensions of the Deadline Date available to the Company.

On May 19, 2023, the Board determined to implement a fifth Extension to allow additional time for the Company to complete its initial business combination. In connection with the fifth Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the fifth month of the Extension. On May 22, 2023, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the fifth Extension.

On May 22, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from May 22, 2023 for an additional month to June 22, 2023, the fifth of six potential one-month extensions of the Deadline Date available to the Company.

On June 20, 2023, the Board determined to implement a sixth Extension to allow additional time for the Company to complete its initial business combination. In connection with the sixth Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691 for the sixth month of the Extension. On June 21, 2023, the Sponsor deposited $112,691 into the Company’s Trust Account in connection with the sixth Extension.

On June 21, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from June 22, 2023 for an additional month to July 22, 2023, the last of six potential one-month extensions of the Deadline Date available to the Company.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

On July 19, 2023, the Company held a special meeting of its stockholders (the “Second Extension Meeting”). At the Second Extension Meeting, the Company’s stockholders approved (1) a proposal to amend the Company’s amended and restated certificate of incorporation, as amended on December 21, 2022 (the proposed amendment, the “Second Extension Amendment”) to provide the Company with the right to extend the Deadline Date up to three times for an additional one month each time (the “Second Extension”), from July 22, 2023 (the date which is 21 months from the closing date of the IPO) to up to October 22, 2023 (the date which is 24 months from the closing date of the IPO) (the “Second Extension Amendment Proposal”) and (2) a proposal to amend the Company’s amended and restated certificate of incorporation, as amended on December 21, 2022 (the “Redemption Limitation Amendment”, together with the Second Extension Amendment, the “Charter Amendment”) to eliminate (i) the limitation that the Company may not redeem public shares in an amount that would cause the Company’s net tangible assets to be less than $5,000,001 and (ii) the limitation that the Company shall not consummate a business combination unless the Company has net tangible assets of at least $5,000,001 (the “Redemption Limitation Amendment Proposal”). The Sponsor, has agreed that if the Second Extension Amendment is implemented, the Sponsor or its designees will deposit into the Trust Account as a loan of $60,000 (the “Second Contribution”) on each of the following dates: (i) July 20, 2023; and (ii) one business day following the public announcement by the Company disclosing that its board of directors has determined to extend the Deadline Date for an additional month in accordance with the Second Extension Amendment (Note 9).

A total of 1,082,596 shares of the Company’s Class A common stock were presented for redemption in connection with the Second Extension Meeting. As a result, there is approximately $10.48 million remaining in the Trust Account as of July 28, 2023 following redemptions (Note 9).

In addition, on July 19, 2023, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware (Note 9).

On July 20, 2023, the Sponsor initiated the wire of the $60,000 to the Company’s Trust Account in connection with the extension of the Deadline Date to August 22, 2023 following the Second Extension Meeting. On July 21, 2023, Continental Stock Transfer & Trust Company, the Company’s trustee, confirmed the receipt of the $60,000 Contribution (Note 9).

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the unaudited condensed financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the unaudited condensed financial statements. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities are trading on the NYSE American, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

Whether and to what extent the Company would be subject to the Excise Tax on a redemption of shares of Class A common stock or other stock issued by the Company would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the initial Business Combination, an extension or otherwise, (iii) the structure of the initial Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances (whether in connection with the initial Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock and (v) the content of forthcoming regulations and other guidance from the Treasury. As noted above, the Excise Tax would be payable by the Company and not by the redeeming holder, and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete the initial Business Combination or for effecting redemptions and may affect the Company’s ability to complete the initial Business Combination, fund future

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

operations or make distributions to stockholders. In addition, the Excise Tax could cause a reduction in the per share amount payable to the public stockholders in the event the Company liquidates the Trust Account due to a failure to complete the initial Business Combination within the requisite time frame.

Going Concern and Capital Resources

As of June 30, 2023, the Company had $9,158 in its operating bank accounts, $22,006,809 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $5,247,459. As of June 30, 2023, approximately $431,512 of the amount on deposit in the Trust Account represented interest and dividend income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the unaudited condensed financial statements. These unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 22, 2023, as may be further extended pursuant to the Company’s Charter, to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and liquidity condition, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Deadline Date. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by the Deadline Date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements of the Company are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 30, 2023. The interim results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future interim periods.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $9,158 and $13,612 of cash as of June 30, 2023 and December 31, 2022, respectively, and no cash equivalents.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of June 30, 2023 and December 31, 2022, the Company had $22,006,809 and $21,752,492 in investments held in Trust Account, respectively.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Total offering costs amounted to $13,116,818, out of which $12,245,042 was charged against the carrying value of Class A common stock upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes.” ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the unaudited condensed financial statements and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. As of June 30, 2023 and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it.

ASC 740-270-25-2 requires that an annual effective tax rate be determined and such annual effective rate applied to year to date income in interim periods under ASC 740-270-30-5. The Company’s effective tax rate was 7.70% and 8.68% for the three months ended June 30, 2023 and 2022, respectively, and 40.36% and 5.84% for the six months ended June 30, 2023 and 2022, respectively. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023 and 2022, primarily due to the extinguishment of the derivative liability and valuation allowance on the deferred tax assets.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statements recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Derivative Liabilities

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company has determined forward purchase agreements are derivative instruments.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of June 30, 2023 and December 31, 2022, 2,048,936 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Immediately upon the closing of the IPO and over-allotment, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date of the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of June 30, 2023 and December 31, 2022, the shares of Class A common stock subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(15,310,355)
Class A shares issuance costs	(12,245,042)
Add:
Accretion of carrying value to redemption value	32,155,397
Class A common stock subject to possible redemption at December 31, 2021	234,600,000
Less: Redemption of common stock subject to possible redemption	(216,004,846)
Plus: Accretion of carrying value to redemption value	2,465,885
Class A common stock subject to possible redemption, December 31, 2022	21,061,039

Add: Accretion of carrying value to redemption value	901,370
Class A common stock subject to possible redemption, June 30, 2023	$21,962,409

Net (Loss) Income per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. On June 30, 2023 and 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted (loss) income per common share is the same as basic (loss) income per common share for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net (loss) income per share for each class of stock.

	For the Three Months Ended June 30,
	2023		2022
	Class A common stock	Class B common stock	Class A common stock	Class B common stock
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(193,917)	$(502,113)	$(637,899)	$(213,429)

Denominator:
Weighted average shares outstanding	3,108,936	8,050,000	24,060,000	8,050,000
Basic and diluted net loss per share	$(0.06)	$(0.06)	$(0.03)	$(0.03)

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Six Months Ended June 30,
	2023		2022
	Class A common stock	Class B common stock	Class A common stock	Class B common stock
Basic and diluted net income (loss) per share:
Numerator:
Allocation of net income (loss)	$39,578	$102,479	$(804,479)	$(269,163)

Denominator:
Weighted average shares outstanding	3,108,936	8,050,000	24,060,000	8,050,000
Basic and diluted net income (loss) per share	$0.01	$0.01	$(0.03)	$(0.03)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants (defined below) issued pursuant to the warrant agreements qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, and including the underwriters’ exercise of their over-allotment option, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock (such shares of Class A common stock included in the Units being offered, the “Public Shares”), and one-half a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

On October 22, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,060,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $10,600,000. Each whole Private Placement Unit will consist of one share of Class A common stock and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 4. PRIVATE PLACEMENT (cont.)

from the Private Placement Units will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 4, 2021, the Sponsor was issued 5,900,000 shares of Class B common stock. Subsequently, on June 24, 2021, the Sponsor paid certain costs totaling $25,000 on behalf of the Company as consideration for 5,900,000 issued on June 4, 2021. On September 23, 2021, the Company effected a 1.36440678 for 1 stock split of its common stock so that the Sponsor owns an aggregate of 8,050,000 Founder Shares. The Sponsor paid approximately $0.003 per share for the Founder Shares. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time. The Initial Stockholders had agreed to forfeit up to 1,050,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in full, the Sponsor did not forfeit any Founder Shares.

Subject to limited exceptions, each holder of Founder Shares has agreed that, during the period from July 28, 2022 through the earlier to occur of (the “Termination Date”) (a) the closing of the e.GO Transaction (as such term is defined in Note 6) (the “Closing”), (b) such date and time as the Business Combination Agreement (as such term is defined in Note 6) is validly terminated in accordance with its terms and (c) the mutual written agreement of the parties to that certain Sponsor Letter Agreement (as such term is defined in Note 6), except as contemplated by such Sponsor Letter Agreement and the Business Combination Agreement, it shall not, and shall cause its affiliates not to, without the prior written consent of e.GO and the Company (which consent may be given or withheld by e.GO and the Company in their sole discretion), (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Founder Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Founder Shares held by it (except in connection with voting by proxy at a meeting of shareholders of the Company); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Founder Shares, other than those created by the Sponsor Letter Agreement; provided that any Lien with respect to the Founder Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of the Sponsor Letter Agreement shall be permitted and will not be deemed to violate the restrictions contained above.

Additionally, subject to limited exceptions, each holder of Founder Shares has agreed that for a period from the Closing through the date that is 180 days thereafter, it shall not, and shall cause its affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. “TopCo Covered Shares” means (i) with respect to the Sponsor, 75% of the TopCo Ordinary Shares to be issued to the Sponsor pursuant to the Business Combination Agreement (it being understood that the terms of this paragraph shall not apply to the remaining 25% of such TopCo Ordinary Shares) and (ii) with respect to the Athena Insiders (as such term is defined in Note 6), all of the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

On June 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021, or the completion of the IPO. $117,994 was borrowed under the Note and repaid on October 22, 2021. There was no balance outstanding as of June 30, 2023 and December 31, 2022. This facility is no longer available.

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Units of the post Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. As of June 30, 2023 the below promissory notes were entered into which fall under the Working Capital Loans structure.

On January 17, 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $676,148.88 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to the Company for working capital expenses in connection with the Company’s initial business combination, the Company issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $400,000 (the “Working Capital Note”, together with the Extension Note, the “Notes”). Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Deadline Date, the Notes will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into units of the post-business combination entity at $10.00 per unit (the “Conversion Units”), with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s IPO. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Notes. On May 19, 2023, the Company and Sponsor entered into an amendment and restatement to the Working Capital Note in order to increase the aggregate principal amount of borrowings to an aggregate principal amount of up to $600,000. On July 7, 2023, the Company and Sponsor entered into an amendment and restatement to the Working Capital Note in order to increase the aggregate principal amount of borrowings to an aggregate principal amount of up to $900,000 (see Note 9). As of June 30, 2023, the Sponsor funded $543,951 and there is $56,049 available under the Working Capital Note which have not yet funded. The $676,148.88 Extension Note was fully funded as of June 30, 2023. As of June 30, 2023 and December 31, 2022, the total outstanding balance of the Notes is $1,220,100 and $0, respectively.

In connection with funding the Extension Note, the Sponsor entered into an agreement with a member of the Sponsor. Pursuant to such agreement, the Sponsor agreed to assign and transfer to such member a ratio of 1 Founder Share for every $1.5 amount funded upon the closing of the Business Combination. As of June 30, 2023, such member of the Sponsor loaned $225,383 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a net discount of $62,248, based on the allocated fair value of the 150,255 Founder Shares to be transferred to such member of the Sponsor in respect of such $225,383 loaned amount to the Sponsor.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On May 19, 2023, the Sponsor entered into an agreement with a third party investor. Pursuant to such agreement, the Sponsor will transfer one share of Class A common stock of the Company for each dollar funded upon the closing of a Business Combination. As of June 30, 2023, such third party investor loaned $320,000 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a net discount of $162,490, based on the allocated fair value of the 320,000 Class A common stock to be transferred to such third party investor in respect of such $320,000 loaned amount to the Sponsor.

Support Services

The Company intends to pay an entity affiliated with the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative support services. For the three and six months ended June 30, 2023, $30,000 and $60,000, respectively, has been incurred and $10,000 has been paid under this agreement. For the three and six months ended June 30, 2022, $30,000 and $60,000, respectively, has been incurred and paid under this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 22, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 3,000,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering not including the Units issued with the underwriter’s exercise of their over-allotment option, or $4,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon completion of a Business Combination ($600,000 in the aggregate). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $8,050,000 from the closing of the IPO. The total deferred fee is $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until completion of a Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company only upon the successful Business Combination under the e.GO transaction as described below.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Agreement

On July 28, 2022, the Company entered into a Business Combination Agreement (as amended by that certain first amendment to the Business Combination Agreement on September 29, 2022, and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Next.e.GO Mobile SE, a German company (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of TopCo (“Merger Sub”), for the Company’s initial Business Combination (the “e.GO Transaction”). Pursuant to the Business Combination Agreement, among other things, (i) TopCo will issue to the e.GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of up to 79,019,608 TopCo Ordinary Shares, representing aggregate consideration to the e.GO Shareholders of $800,000,000, 30,000,000 of such shares will be unvested and subject to an earn-out (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the exchange; (ii) each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “Surviving Company Common Stock”), (iii) each issued and outstanding share of the Company’s Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the credit agreement, dated September 29, 2022, between e.GO, Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto (the “Bridge Financing”), divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; (iv) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (v) Merger Sub will merge with and into the Company, with the Company being the Surviving Company and, after giving effect to the merger, becoming a direct, wholly owned subsidiary of TopCo; (vi) each share of the Company’s common stock will be converted into one share of the Surviving Company Common Stock; (vii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (viii) each outstanding warrant to purchase a share of the Company’s Class A common stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the e.GO Transaction; and (ix) TopCo, the Company, the Sponsor, certain of the Company’s officers and directors, certain members of the Sponsor and/or their respective affiliates will enter into an amended and restated registration rights agreement pursuant to which TopCo will agree to register for resale, pursuant to Rule 415 of the Securities Act, certain TopCo Ordinary Shares and other equity securities of TopCo that are held by the parties thereto from time to time and the parties thereto will be provided customary demand and piggyback registration rights.

On June 29, 2023, the Company entered into a second amendment to the Business Combination Agreement (the “Second Amendment to the Business Combination Agreement”), by and between the Company and e.GO, pursuant to which, among other things, the following terms of the Business Combination Agreement were amended: (a) Treatment of Athena Class B Common Stock — In connection with the closing of the Business Combination and subject to the approval of the Company’s stockholders, each issued and outstanding share of the Company’s Class B common stock will be converted into 1.05 TopCo ordinary shares, or a conversion of 8,050,000 shares into 8,452,500 shares. The 1:1.05 conversion ratio is a clarification and finalization of the conversion ratio of such shares originally contemplated by the First Amendment to the Business Combination Agreement, which was based on the amount that may have been funded under the Bridge Financing. Final disbursement amounts under the Bridge Financing totaled $3,750,000 out of a maximum of $15,000,000, resulting in a 1:1.05 conversion ratio under the First Amendment to the Business Combination Agreement out of a maximum 1:1.2 conversion ratio; (b) Requisite Lock-up Percentage of e.GO Shareholders and Convertible Note Lenders — The Business Combination Agreement previously required all of e.GO’s shareholders and convertible loan lenders to enter into lock-up agreements pursuant to which they agreed not to effect any sale or distribution of any equity securities of TopCo issued to them at the closing of the Business Combination until the date that is six months after the closing. Pursuant to the

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Second Amendment to the Business Combination Agreement, such requirement was reduced to restrict the sale or distribution of 75% of the pro forma share capital of e.GO on a fully diluted basis as of the date of the Second Amendment to the Business Combination Agreement; and (c) Outside Date Termination Event — The outside date to terminate the Business Combination Agreement was extended from June 30, 2023 to September 30, 2023.

On July 18, 2023, the Company entered into a third amendment to the Business Combination Agreement (the “Third Amendment to the Business Combination Agreement”), by and between the Company and e.GO, pursuant to which the treatment of the Company’s Class B common stock was amended that, in connection with the closing of the Business Combination, each issued and outstanding share of the Company’s Class B common stock will be converted into TopCo ordinary shares on a one-for-one basis, instead of 1:1.05, as had been the case under the Second Amendment to the Business Combination Agreement. The one-for-one conversion ratio aligns with what is currently in the Company’s Charter (Note 9).

Sponsor Letter Agreement

On July 28, 2022, the Company, the Sponsor, e.GO, TopCo and certain of the Company’s officers and directors (the “Athena Insiders”) entered into a Sponsor Letter Agreement, which was amended on September 29, 2022 (as it may be further amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of the Company’s Class A common stock to approve and adopt the Business Combination Agreement and the e.GO Transaction, (ii) waive its, his or her redemption rights with respect to its, his or her shares of the Company’s Class A common stock in connection with the e.GO Transaction, (iii) not transfer any of its, his or her shares of the Company’s Class A common stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Sponsor, 75% of its TopCo shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo ordinary shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of the Company’s Class B common stock held by the Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Sponsor from and against certain liabilities relating to the e.GO Transaction for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Forward Purchase Agreement

On September 29, 2022, the Company, TopCo, e.GO and Vellar Opportunity Fund SPV LLC — Series 3 (“Vellar”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) for an OTC equity prepaid share forward transaction (the “Forward Purchase Transaction”). Vellar agreed to waive any redemption rights with respect to any shares of the Company and shares of TopCo following the Closing of the e.GO Transaction (collectively, the “Shares”) in connection with the e.GO Transaction.

Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase through a broker in the open market from Public Stockholders who redeemed or indicated an intention to redeem, or from the Company, up to an aggregate amount of 15,000,000 shares of Class A common stock (the “Forward Purchase Shares”). Vellar could not beneficially own greater than 9.9% of the Shares on a post-combination pro forma basis. Upon Closing, or upon the date any assets from the Company’s Trust Account would be disbursed in connection with the e.GO Transaction, Vellar would be paid directly, out of the funds held in the Trust Account, an amount equal to (a) (i) the redemption price of shares of the Company’s Class A common stock redeemed by the Public Stockholders and purchased by Vellar, minus (ii) 10% of such amount and (b) the product of 1,500,000 multiplied by the redemption price of shares of the Company’s Class A common stock indicated to the Public Stockholders prior to the redemption deadline (as consideration for having purchased Class A common stock prior

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

to Closing). From time to time following the Closing, Vellar, in its discretion, could sell the Forward Purchase Shares (such shares sold, the “Vellar Terminated Shares”) without payment obligation to TopCo until such time as the proceeds from the sales equal (i) 10% of the product of the number of the Forward Purchase Shares and the redemption price per share indicated to investors ahead of the Company’s redemption notice deadline or (ii) in the case of an event of default under the Bridge Financing, all amounts that are due to Vellar under such financing.

Upon the second anniversary of the Closing, TopCo would be obligated to pay to Vellar an amount equal to the product of (a) (x) 15,000,000 less (y) the number of Vellar Terminated Shares multiplied by (b) $2.50. Vellar could freely transfer or assign its rights under the Forward Purchase Agreement if the number of the Forward Purchase Shares it acquired would exceed 9.9% on a post-e.GO Transaction basis.

On March 3, 2023, the Forward Purchase Agreement was terminated.

Subscription Agreement

In connection with funding the Extension Note, the Sponsor entered into an agreement with a member of the Sponsor. Pursuant to such agreement, the Sponsor agreed to assign and transfer to such member a ratio of 1 Founder Share for every $1.5 amount funded upon the closing of the Business Combination. As of June 30, 2023, such member of the Sponsor loaned $225,383 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a net discount of $62,248, based on the allocated fair value of the 150,255 Founder Shares to be transferred to such member of the Sponsor in respect of such $225,383 loaned amount to the Sponsor. The value of the Founder Shares to be transferred by the Sponsor was deemed a contribution by the Sponsor to the Company and a financing cost. As such, the remaining discount of $62,248 will continue to be amortized through the consummation of Business Combination or liquidation date.

On May 19, 2023, the Sponsor entered into an agreement with a third-party investor. Pursuant to such agreement, the Sponsor will transfer one share of Class A common stock of the Company for each dollar funded upon the closing of a Business Combination. As of June 30, 2023, such third-party investor loaned $320,000 to the Sponsor, which amount is included in the balance due to the Sponsor under the Extension Note described above, offset by a net discount of $162,490, based on the allocated fair value of the 320,000 Class A common stock to be transferred to such third-party investor in respect of such $320,000 loaned amount to the Sponsor (Note 5). The value of the Class A common stock to be transferred by the Sponsor was deemed a contribution by the Sponsor to the Company and a financing cost. As such, the remaining discount of $162,490 will continue to be amortized through the consummation of Business Combination or liquidation date.

NOTE 7. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were 1,060,000 shares of Class A common stock issued and outstanding (excluding 2,048,936 shares subject to possible redemption).

Pursuant to the e.GO Transaction, if approved by the Company’s stockholders, at Closing, each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of June 30, 2023 and December 31, 2022, there were 8,050,000 shares of Class B common stock outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The Company’s Charter provides that the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, approximately 26.0% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Pursuant to the e.GO Transaction, if approved by the Company’s stockholders, at Closing, each issued and outstanding shares of Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth, and, immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. For the periods presented, there were no shares of preferred stock issued or outstanding.

Warrants — As of June 30, 2023 and December 31, 2022, the Company has 11,500,000 Public Warrants and 530,000 Private Placement Warrants outstanding (together, the “Warrants”). Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreements. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each Warrant holder; and

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Public Warrant agreement and Private Warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

The Private Placement Warrants are Identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable at the election of the holder on a “cashless basis”.

Neither the Placement Warrants nor the Public Warrants contain any provision that change dependent upon the characteristics of the holder of the Warrant.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2023 and December 31, 2022, the assets held in the Trust Account were held in treasury funds. All of the Company’s investments held in the Trust Account are classified as trading securities.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

June 30, 2023	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account	1	$22,006,809	$—	$—

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash and investments held in Trust Account	1	$21,752,492	$—	$—
Liabilities:
Derivative liability – Forward Purchase Agreement	3	$—	$—	$1,730,000

The Company utilizes a Put Model Option to value its forward purchase agreement at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the forward purchase agreement liabilities is determined using Level 3 inputs. Inherent in put options pricing model are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the forward purchase agreement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the forward purchase agreement. The expected life of the forward purchase agreement is assumed to be equivalent to their remaining contractual term. The forward purchase agreement was terminated on March 9, 2023.

For the three and six months ended June 30, 2023 and for the year ended December 31, 2022, there were no transfers between Levels 1, 2 or 3.

The following table provides quantitative information regarding Level 3 fair value measurements:

December 31, 2022
Risk-free interest rate	4.40%
Term	2.25
Expected volatility	78.20%
Exercise price	$2.50
Stock Price	$10.38
Probability of transaction	50%

The following table presents the changes in the fair value of Forward Purchase Agreement:

Forward Purchase Agreement
Fair value as of September 29, 2022	$1,430,000
Change in valuation inputs or other assumptions	300,000
Fair value as of December 31, 2022	1,730,000
Gain on termination of Derivative liability – Forward Purchase Agreement	(1,730,000)
Fair value as of June 30, 2023	$—

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Amendment to Working Capital Note

On July 7, 2023, the Company and Sponsor entered into an amendment and restatement to the Working Capital Note in order to increase the aggregate principal amount of borrowings to an aggregate principal amount of up to $900,000. Following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Working Capital Note, up to $900,000, into units of the post-business combination entity at $10.00 per unit, with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s IPO, provided that the aggregate amount the Sponsor may convert under the Working Capital Note and the Extension Note shall not exceed $1,500,000. The other terms of the Working Capital Note remain unchanged.

Third Amendment to the Business Combination Agreement

On July 18, 2023, the Company entered into the Third Amendment to the Business Combination Agreement, pursuant to which the treatment of the Company’s Class B common stock was amended that, in connection with the closing of the Business Combination, each issued and outstanding share of the Company’s Class B common stock will be converted into TopCo ordinary shares on a one-for-one basis, instead of 1:1.05, as had been the case under the Second Amendment to the Business Combination Agreement. The one-for-one conversion ratio aligns with what is currently in the Company’s Charter.

Special Meeting of Stockholders; Amendments of Articles of Incorporation; Redemptions

On July 19, 2023, the Company held the Second Extension Meeting. At the Second Extension Meeting, the Company’s stockholders approved (1) the Second Extension Amendment Proposal and (2) the Redemption Limitation Amendment Proposal.

In connection with the Second Extension Meeting, a total of 1,082,596 shares of the Company’s Class A common stock were presented for redemption. As a result, there is approximately $10.48 million remaining in the Trust Account as of July 28, 2023 following redemptions.

In addition, on July 19, 2023, the Company filed the Charter Amendment with the Secretary of State of the State of Delaware.

Second Extension Note

In connection with the Sponsor’s Contribution for the Second Extension, on July 20, 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $180,000 (the “Second Extension Note”). The Second Extension Note bears no interest and is repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Deadline Date, the Second Extension Note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under the Second Extension Note, following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Second Extension Note into Conversion Units at $10.00 per unit, with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s IPO, provided that the aggregate

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2023 (UNAUDITED)

NOTE 9. SUBSEQUENT EVENTS (cont.)

amount the Sponsor may convert under the Second Extension Note, the Extension Note, and the Working Capital Note, as amended on May 19, 2023 and July 7, 2023, shall not exceed $1,500,000.00. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the Second Extension Note.

On July 20, 2023, the Sponsor initiated the wire of the $60,000 to the Company’s Trust Account in connection with the extension of the Deadline Date to August 22, 2023 following the Second Extension Meeting. On July 21, 2023, Continental Stock Transfer & Trust Company, the Company’s trustee, confirmed the receipt of the $60,000 Second Contribution. The Deadline Date has been amended to August 22, 2023.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
Athena Consumer Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Athena Consumer Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and the period from June 4, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and the period from June 4, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by April 22, 2023 (subject to extension, up to three additional times, each by one month for a total of up to 3 additional months or up to July 22, 2023) then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York
March 30, 2023

PCAOB ID Number 100

ATHENA CONSUMER ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
CURRENT ASSETS
Cash	$13,612	$850,615
Prepaid expenses and other assets	261,230	326,707
Total current assets	274,842	1,177,322
Prepaid expenses – non current	—	249,048
Deferred tax asset	—	15,299
Cash and Investments held in Trust Account	21,752,492	234,604,169
TOTAL ASSETS	$22,027,334	$236,045,838

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,304,154	$28,421
Income tax payable	674,933	—
Franchise tax payable	58,857	77,036
Total current liabilities	4,037,944	105,457

Derivative liability – Forward Purchase Agreement	1,730,000	—
Deferred underwriting fee payable	8,650,000	8,650,000
TOTAL LIABILITIES	14,417,944	8,755,457

COMMITMENTS AND CONTINGENCIES

COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A common stock subject to possible redemption, $0.0001 par value, 2,048,936 and 23,000,000 shares at redemption value of $10.28 and $10.20 per share at December 31, 2022 and 2021, respectively	21,061,039	234,600,000

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2022 and 2021	—	—
Class A common stock; $0.0001 par value; 100,000,000 shares authorized; 1,060,000 shares issued and outstanding (excluding 2,048,936 and 23,000,000 shares subject to possible redemption) at December 31, 2022 and 2021	106	106
Class B common stock; $0.0001 par value; 10,000,000 shares authorized; 8,050,000 shares issued and outstanding at December 31, 2022 and 2021	805	805
Additional paid-in capital	—	—
Accumulated deficit	(13,452,560)	(7,310,530)
TOTAL STOCKHOLDERS’ DEFICIT	(13,451,649)	(7,309,619)
TOTAL LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDERS’ DEFICIT	$22,027,334	$236,045,838

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	For the period from June 4, 2021 (Inception) Through December 31, 2021
OPERATING EXPENSES
General and administrative	$4,515,112	$237,285
Total operating expenses	4,515,112	237,285

OTHER INCOME
Income on cash and investments held in Trust Account	3,259,199	4,169
Other income	—	16
Change in fair value of derivative liability – Forward Purchase Agreement	(300,000)	—
Total other income, net	2,959,199	4,185

LOSS BEFORE PROVISION FOR INCOME TAXES	(1,555,913)	(233,100)
Benefit from (provision for) income taxes	(690,232)	15,299
Net loss	$(2,246,145)	$(217,801)

Weighted average shares outstanding of Class A common stock	23,198,997	8,096,019
Basic and diluted net loss per share, Class A	$(0.07)	$(0.01)
Weighted average shares outstanding of Class B common stock	8,050,000	7,353,318
Basic and diluted net loss per share, Class B	$(0.07)	$(0.01)

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND THE PERIOD FROM JUNE 4, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021

	Common stock				Additional paid-in Capital	Accumulated Deficit	Total stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance, June 04, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of common stock to initial stockholders	—	—	8,050,000	805	24,195	—	25,000
Sale of private placement warrants	1,060,000	106	—	—	10,599,894	—	10,600,000
Proceeds from Initial Public Offering Costs allocated to Public Warrants (net of offering costs)	—	—	—	—	14,438,579	—	14,438,579
Accretion for redeemable Class A common stock to redemption value	—	—	—	—	(25,062,668)	(7,092,729)	(32,155,397)
Net loss	—	—	—	—	—	(217,801)	(217,801)

Balance, December 31, 2021	1,060,000	106	8,050,000	805	—	(7,310,530)	(7,309,619)
Remeasurement of Class A common stock subject to possible redemption	—	—	—	—	—	(2,465,885)	(2,465,885)
Initial value of Derivative Liability – Forward Purchase Agreement	—	—	—	—	—	(1,430,000)	(1,430,000)
Net loss	—	—	—	—	—	(2,246,145)	(2,246,145)
Balance, December 31, 2022	1,060,000	$106	8,050,000	$805	$—	$(13,452,560)	$(13,451,649)

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from June 4, 2021 (Inception) through December 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,246,145)	$(217,801)
Adjustments to reconcile net loss to net cash used in operating activities:
Income on cash and investments held in Trust Account	(3,259,199)	(4,169)
Deferred tax asset	15,299	(15,299)
Change in fair value of derivative liability – Forward Purchase Agreement	300,000	—
Changes in operating assets and liabilities:
Prepaid expenses and other assets	314,525	(575,755)
Accounts payable and accrued expenses	3,275,733	28,421
Income tax and franchise tax payable	656,754	77,036
Net cash used in operating activities	(943,033)	(707,567)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash deposited to Trust Account	—	(234,600,000)
Cash withdrawn from trust in connection with redemption	216,004,846	—
Withdrawal from Trust Account for payment of taxes	106,030	—
Net cash provided by (used in) investing activities	216,110,876	(234,600,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from initial public offering, net of underwriters’ discount	—	226,000,000
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from private placement	—	10,600,000
Redemptions of Class A common stock	(216,004,846)	—
Payment of offering costs	—	(466,818)
Net cash provided by financing activities	(216,004,846)	236,158,182

NET CHANGE IN CASH	(837,003)	850,615
CASH, BEGINNING OF PERIOD	850,615	—
CASH, END OF PERIOD	$13,612	$850,615

Supplemental disclosure of noncash activities:
Deferred underwriting commissions payable charged to additional paid-in capital	$—	$8,650,000
Initial value of derivative liability – Forward Purchase Agreement	$1,430,000	—

The accompanying notes are an integral part of the financial statements.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Athena Consumer Acquisition Corp. (the “Company”) was incorporated in Delaware on June 4, 2021. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced any operations. All activity through December 31, 2022, relates to the Company’s formation and Initial Public Offering (“IPO”), which is described below and, since the offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income earned on investments from the proceeds derived from the IPO.

The registration statement for the Company’s IPO was declared effective on October 19, 2021. On October 22, 2021, the Company consummated the IPO and overallotment option of 23,000,000 units (“Units”) with respect to the Class A common stock included in the Units being offered (the “Public Shares”) at $10.00 per Unit generating gross proceeds of $230,000,000, which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 1,060,000 units (“Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to the Company’s sponsor, Athena Consumer Acquisition Sponsor LLC (the “Sponsor”) generating gross proceeds of $10,600,000, which is described in Note 4.

Offering costs for the IPO and the exercise of the underwriters’ over-allotment option amounted to $13,116,818, consisting of $4,000,000 of underwriting fees, $8,650,000 of deferred underwriting fees payable (which are held in the Trust Account (defined below)) and $466,818 of other costs. As described in Note 6, the $8,650,000 of deferred underwriting fee payable is contingent upon the consummation of a Business Combination, subject to the terms of the underwriting agreement.

Following the closing of the IPO and exercise of the over-allotment, $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Units in the IPO and the Private Placement Units was placed in a Trust Account (“Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance the Company will be able to successfully effect a Business Combination.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.20 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Company’s Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with Accounting Standards Codification (“ASC”) 480-10-S99, redemption provisions not solely within the control of a company require Class A common stock subject to redemption to be classified outside of permanent equity. Given that the Public Shares will be issued with other freestanding instruments (i.e., public warrants), the initial carrying value of Class A common stock classified as temporary equity will be the allocated proceeds determined in accordance with ASC 470-20. The Class A common stock are subject to ASC 480-10-S99. If it is probable that the equity instrument will become redeemable, the Company has the option to either (i) accrete changes in the redemption value over the period from the date of issuance (or from the date that it becomes probable that the instrument will become redeemable, if later) to the earliest redemption date of the instrument or (ii) recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the instrument to equal the redemption value at the end of each reporting period. The Company has elected to recognize the changes immediately. While redemptions cannot cause the Company’s net tangible assets to fall below $5,000,001, the Public Shares are redeemable and are classified as such on the balance sheet until such date that a redemption event takes place.

Redemptions of the Company’s Public Shares may be subject to the satisfaction of conditions, including minimum cash conditions, pursuant to an agreement relating to the Company’s Business Combination. If the Company seeks stockholder approval of the Business Combination, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination, or such other vote as required by law or stock exchange rule. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the IPO in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, the Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the IPO, without the prior consent of the Company.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company’s Sponsor, officers and directors (the “Initial Stockholders”) have agreed not to propose an amendment to the Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Stockholders with the opportunity to redeem their shares of Class A common stock in conjunction with any such amendment.

If the Company is unable to complete a Business Combination by April 22, 2023, 18 months from the closing of the IPO (“Combination Period”), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay the Company’s franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

On December 16, 2022, the Company issued a press release announcing that, if the Extension Amendment is approved at the Extension Meeting and the Extension is implemented, the Sponsor or its designees will deposit into the Trust Account as a loan (a “Contribution”, and the Sponsor or its designee making such Contribution, a “Contributor”), the lesser of (x) $121,000 or (y) $0.055 per public share multiplied by the number of public shares outstanding, on each of the following dates: (i) January 23, 2023; and (ii) one business day following the public announcement by the Company disclosing that Athena’s board of directors has determined to extend the Deadline Date for an additional month in accordance with the Extension (each date on which a Contribution is to be deposited into the Trust Account, a “Contribution Date”).

On December 21, 2022, the Company held a special meeting of stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation (the proposed amendment, the “Charter Amendment”) to provide the Company with the right to extend the date (the “Deadline Date”) by which the Company must consummate a Business Combination up to six times for an additional one month each time, from January 22, 2023 (the date which is 15 months from the closing date of the IPO) to up to July 22, 2023 (the date which is 21 months from the closing date of the IPO) (the “Extension Amendment Proposal”).

The Initial Stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders should acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.20 per shares held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the world. As of the date the financial statements were issued, there was considerable uncertainty around the expected duration of this pandemic. Management continues to evaluate the impact of the COVID-19 pandemic, and the Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on completing the IPO and subsequently identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (the “IR Act”), which, among other things, generally imposes a 1% U.S. federal excise tax (the “Excise Tax”) on certain repurchases of stock by “covered corporations” (which include publicly traded domestic (i.e., U.S.) corporations) occurring on or after January 1, 2023. The Excise Tax is imposed on the repurchasing corporation itself, not its stockholders from which the stock is repurchased. Because the Company is a Delaware corporation and its securities are trading on the NYSE American, the Company is a “covered corporation” for this purpose. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax. The U.S. Department of the Treasury (the “Treasury”) has authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the Excise Tax. On December 27, 2022, the Treasury issued a notice that provides interim operating rules for the Excise Tax, including rules governing the calculation and reporting of the Excise Tax, on which taxpayers may rely until the forthcoming proposed Treasury regulations addressing the Excise Tax are published. Although such notice clarifies certain aspects of the Excise Tax, the interpretation and operation of other aspects of the Excise Tax remain unclear, and such interim operating rules are subject to change.

Whether and to what extent the Company would be subject to the Excise Tax on a redemption of shares of Class A common stock or other stock issued by the Company would depend on a number of factors, including (i) whether the redemption is treated as a repurchase of stock for purposes of the Excise Tax, (ii) the fair market value of the redemption treated as a repurchase of stock in connection with the initial Business Combination, an extension or otherwise, (iii) the structure of the initial Business Combination, (iv) the nature and amount of any “PIPE” or other equity issuances (whether in connection with the initial Business Combination or otherwise) issued within the same taxable year of a redemption treated as a repurchase of stock and (v) the content of forthcoming

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

regulations and other guidance from the Treasury. As noted above, the Excise Tax would be payable by the Company and not by the redeeming holder, and only limited guidance on the mechanics of any required reporting and payment of the Excise Tax on which taxpayers may rely have been issued to date. The imposition of the Excise Tax could cause a reduction in the cash available on hand to complete the initial Business Combination or for effecting redemptions and may affect the Company’s ability to complete the initial Business Combination, fund future operations or make distributions to stockholders. In addition, the Excise Tax could cause a reduction in the per share amount payable to the public stockholders in the event the Company liquidates the Trust Account due to a failure to complete the initial Business Combination within the requisite timeframe.

Going Concern and Capital Resources

As of December 31, 2022, the Company had $13,612 in its operating bank accounts, $21,752,492 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $3,763,102. As of December 31, 2022, approximately $3,259,199 of the amount on deposit in the Trust Account represented interest and dividend income, which is available to pay the Company’s tax obligations.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until April 22, 2023 to consummate the proposed Business Combination. It is uncertain that the Company will be able to consummate the proposed Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution and liquidity condition, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after April 22, 2023. The Company intends to complete the proposed Business Combination before the mandatory liquidation date. However, there can be no assurance that the Company will be able to consummate any Business Combination by April 22, 2023.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Actual results could differ from those estimates. Making estimates requires management to exercise significant judgment. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $13,612 and $850,615 of cash as of December 31, 2022 and 2021, respectively, and no cash equivalents.

Cash and Investments Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

As of December 31, 2022 and 2021, the Company had $21,752,492 and $234,604,169 in cash and investments held in Trust Account, respectively.

Offering Costs associated with the Initial Public Offering

Offering costs consist principally of legal, accounting, underwriting fees and other costs directly related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis, compared to total proceeds received. Total offering cost amounted to $13,116,818, out of which $12,245,042 was charged against the carrying value of Class A common stock upon the completion of the IPO.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties for December 31. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for federal and state income tax reporting purposes. Total tax provision may differ from the statutory tax rates applied to income before provision for income taxes due principally to expenses charged which are not tax deductible.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative Liabilities

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. The Company has determined forward purchase agreements are derivative instruments.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480, “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock sold in the IPO and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 2,048,936 and 23,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

Under ASC 480-10-S99, the Company has elected to recognize changes in redemption value immediately as they occur and adjust the carrying value of the Class A common stock subject to possible redemption to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Immediately upon the closing of the IPO and over-allotment, the Company recognized the accretion from the initial book value to redemption amount value. This method would view the end of the reporting period as if it were also the redemption date of the security. Immediately upon the closing of the IPO, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares of Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

As of December 31, 2022 and 2021, the shares of Class A common stock subject to possible redemption reflected on the balance sheets are reconciled on the following table:

Gross proceeds	$230,000,000
Less:
Fair value of Public Warrants at issuance	(15,310,355)
Class A shares issuance costs	(12,245,042)
Plus:
Add: Accretion of carrying value to redemption value	32,155,397
Class A common stock subject to possible redemption at December 31, 2021	234,600,000
Add: Accretion of carrying value to redemption value	2,465,885
Less: Redemption of common stock subject to possible redemption	(216,004,846)
Class A common stock subject to possible redemption	$21,061,039

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss Per Common Share

The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock (the “Founder Shares”). Earnings and losses are shared pro rata between the two classes of shares. On December 31, 2022, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net loss per share for each class of stock.

	Year Ended December 31, 2022		For the Period from June 4, 2021 (Inception) Through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common share
Numerator:
Allocation of net loss, as adjusted	$(1,667,519)	$(578,626)	$(106,139)	$(111,662)
Denominator:
Weighted average shares outstanding	23,198,997	8,050,000	8,096,019	7,353,318
Basic and diluted net loss per common share	$(0.07)	$(0.07)	$(0.01)	$(0.01)

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants and Private Placement Warrants (defined below) issued pursuant to the warrant agreements qualify for equity accounting treatment.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Franchise Taxes

The Company is subject to a franchise tax administered by the Delaware Division of Corporations. The Company estimates its franchise tax liability for the year ended December 31, 2022, to be $200,000. As of December 31, 2022, the Company has $58,857 accrued for franchise taxes. For the year ended December 31, 2022, the Company received a refund for the prior tax year ended December 31, 2021, in the amount of $22,476. The current period franchise tax is recorded net of the refund received.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 3. INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT

Pursuant to the IPO, and including the underwriters’ exercise of their over-allotment option, the Company sold 23,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half a redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

On October 22, 2021, simultaneously with the consummation of the IPO and the underwriters’ exercise of their over-allotment option, the Company consummated the issuance and sale (“Private Placement”) of 1,060,000 Private Placement Units in a private placement transaction at a price of $10.00 per Private Placement Unit, generating gross proceeds of $10,600,000. Each whole Private Placement Unit will consist of one share of Class A common stock and one-half of a redeemable warrant (“Private Placement Warrant”). Each whole Private Placement Warrant will be exercisable to purchase one share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the Private Placement Units will be added to the proceeds from the IPO to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law), and the Private Placement Units and all underlying securities will be worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 4, 2021, the Sponsor was issued 5,900,000 shares of Class B common stock. Subsequently, on June 24, 2021, the Sponsor paid certain costs totaling $25,000 on behalf of the Company as consideration for 5,900,000 issued on June 4, 2021. On September 23, 2021, the Company effected a 1.36440678 for 1 stock split of its common stock so that the Sponsor owns an aggregate of 8,050,000 Founder Shares. The Sponsor paid approximately $0.003 per share for the Founder Shares. The Founder Shares will automatically convert into shares of Class A common stock at the time of the Company’s initial Business Combination and are subject to certain transfer restrictions, as described in Note 7. Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment, at any time. The Initial Stockholders had agreed to forfeit up to 1,050,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters. Since the underwriters exercised the over-allotment option in full, the Sponsor did not forfeit any Founder Shares.

Subject to limited exceptions, each holder of Founder Shares has agreed that, during the period from July 28, 2022 through the earlier to occur of (the “Termination Date”) (a) the closing of the e.GO Business Combination (as such term is defined in Note 6) (the “Closing”), (b) such date and time as the Business Combination Agreement (as such term is defined in Note 6) is validly terminated in accordance with its terms and (c) the mutual written agreement of the parties to that certain Sponsor Letter Agreement (as such term is defined in Note 6), except as contemplated by such Sponsor Letter Agreement and the Business Combination Agreement, it shall not, and shall cause its affiliates not to, without the prior written consent of e.GO and the Company (which consent may be given or withheld by e.GO and the Company in their sole discretion), (i) offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its Founder Shares; (ii) grant any proxies or powers of attorney with respect to any or all of its Founder Shares held by it (except in connection with voting by proxy at a meeting of shareholders of the Company); or (iii) permit to exist any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

case of any equity securities, any voting, transfer or similar restrictions) (a “Lien”) with respect to any or all of its Founder Shares, other than those created by the Sponsor Letter Agreement; provided that any Lien with respect to the Founder Shares that would not prevent, impair or delay its ability to comply with the terms and conditions of the Sponsor Letter Agreement shall be permitted and will not be deemed to violate the restrictions contained above.

Additionally, subject to limited exceptions, each holder of Founder Shares has agreed that for a period from the Closing through the date that is 180 days thereafter, it shall not, and shall cause its affiliates not to, Transfer, or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of its TopCo Covered Shares. “TopCo Covered Shares” means (i) with respect to the Sponsor, 75% of the TopCo Ordinary Shares to be issued to the Sponsor pursuant to the Business Combination Agreement (it being understood that the terms of this paragraph shall not apply to the remaining 25% of such TopCo Ordinary Shares) and (ii) with respect to the Athena Insiders (as such term is defined in Note 6), all of the TopCo Ordinary Shares to be issued pursuant to the Business Combination Agreement.

Related Party Loans

On June 4, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable on the earlier of December 31, 2021, or the completion of the IPO. $117,994 was borrowed under the Note and repaid on October 22, 2021. There was no balance outstanding as of December 31, 2022 and 2021. This facility is no longer available.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into Units of the post Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. As of December 31, 2022 and 2021, there were no Working Capital Loans outstanding.

Support Services

The Company intends to pay an entity affiliated with the Sponsor a fee of approximately $10,000 per month following the consummation of the IPO until the earlier of the consummation of the Business Combination or liquidation for office space and administrative support services. As of December 31, 2022, $120,000 has been incurred and paid under this agreement. As of December 31, 2021, $30,000 has been incurred under this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock) pursuant to a registration rights agreement to be signed on or before the date of the prospectus for the IPO. These holders will be entitled to certain demand

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the IPO to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the IPO price less the underwriting discounts and commissions. On October 22, 2021, the underwriters elected to fully exercise the over-allotment option purchasing 3,000,000 Units.

The underwriters were paid a cash underwriting discount of $0.20 per unit on the offering not including the Units issued with the underwriter’s exercise of their over-allotment option, or $4,000,000 in the aggregate at the closing of the IPO. The underwriters have agreed to defer the cash underwriting discount of $0.20 per share related to the over-allotment to be paid upon completion of a Business Combination ($600,000 in the aggregate). In addition, the underwriters are entitled to a deferred underwriting commissions of $0.35 per unit, or $8,050,000 from the closing of the IPO. The total deferred fee is $8,650,000 consisting of the $8,050,000 deferred portion and the $600,000 cash discount agreed to be deferred until completion of a Business Combination. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On December 8, 2022, Citi, as representative of the underwriters, agreed to formally waive the deferred underwriting commissions of $8,650,000 in full, pursuant to a deferred fee waiver letter agreement between Citi and the Company.

Business Combination Agreement

On July 28, 2022, the Company entered into a Business Combination Agreement (as amended by that certain first amendment to the Business Combination Agreement on September 29, 2022, and as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Next.e.GO Mobile SE, a German company (“e.GO”), Next.e.GO B.V., a Dutch private limited liability company and a wholly owned subsidiary of e.GO (“TopCo”), and Time is Now Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of TopCo (“Merger Sub”), for the Company’s initial Business Combination (the “e.GO Business Combination”). Pursuant to the Business Combination Agreement, among other things, (i) TopCo will issue to the e.GO’s equity securities (the “e.GO Shareholders”) and convertible loan lenders of e.GO (the “Lenders”) an aggregate of up to 79,019,608 TopCo Ordinary Shares, representing aggregate consideration to the e.GO Shareholders of $800,000,000, 30,000,000 of such shares will be unvested and subject to an earn-out (the “Earn-Out Shares”), in exchange for the contribution by the e.GO Shareholders of all of the paid up no-par value shares of e.GO to TopCo and the convertible loans held by the Lenders, assuming that all e.GO Shareholders and Lender participate in the exchange; (ii) each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock, (iii) each issued and outstanding share of the Company’s Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the credit agreement, dated September 29, 2022, between e.GO, Brucke Funding LLC, Brucke Agent LLC and certain lenders party thereto (the “Bridge Financing”), divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth; (iv) TopCo will change its legal form from a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) to a Dutch public limited liability company (naamloze vennootschap); (v) Merger Sub will merge with and into the Company, with the Company being the Surviving Company and, after giving effect to the merger, becoming a direct, wholly owned subsidiary of TopCo; (vi) each share of the Company’s common stock will

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

be converted into one share of the Surviving Company Common Stock; (vii) immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be automatically exchanged for one TopCo Ordinary Share; and (viii) each outstanding warrant to purchase a share of the Company’s Class A common stock will be converted into a warrant to purchase a TopCo Ordinary Share on the same contractual terms and conditions as were in effect with respect to each warrant prior to the e.GO Business Combination.

Sponsor Letter Agreement

On July 28, 2022, the Company, the Sponsor, e.GO, TopCo and certain of the Company’s officers and directors (the “Athena Insiders”) entered into a Sponsor Letter Agreement, which was amended on September 29, 2022 (as it may be further amended, supplemented or otherwise modified from time to time, the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and the Athena Insiders have agreed to (i) vote all of its, his or her shares of the Company’s Class A common stock to approve and adopt the Business Combination Agreement and the e.GO Business Combination, (ii) waive its, his or her redemption rights with respect to its, his or her shares of the Company’s Class A common stock in connection with the e.GO Business Combination, (iii) not transfer any of its, his or her shares of the Company’s Class A common stock until the Closing or termination of the Business Combination Agreement (except in limited circumstances), (iv) not transfer (a) with respect to the Sponsor, 75% of its TopCo shares and (b) with respect to all other Athena Insiders any of its, his or her TopCo ordinary shares until the date that is 180 days after the Closing (except in limited circumstances), (v) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated certificate of incorporation or any other anti-dilution or similar protection with respect to the shares of the Company’s Class B common stock held by the Sponsor or the Athena Insiders, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement.

Pursuant to the Sponsor Letter Agreement, TopCo will indemnify the Sponsor from and against certain liabilities relating to the e.GO Business Combination for a period of six years after the Closing and subject to an aggregate maximum indemnity of $4,000,000.

Forward Purchase Agreement

On September 29, 2022, the Company, TopCo, e.GO and Vellar Opportunity Fund SPV LLC — Series 3 (“Vellar”) entered into a Forward Purchase Agreement (the “Forward Purchase Agreement”) for an OTC equity prepaid share forward transaction (the “Forward Purchase Transaction”). Vellar had agreed to waive any redemption rights with respect to any shares of the Company and shares of TopCo following the Closing of the e.GO Business Combination (collectively, the “Shares”) in connection with the e.GO Business Combination.

Pursuant to the terms of the Forward Purchase Agreement, Vellar intended, but was not obligated, to purchase through a broker in the open market from Public Stockholders who have redeemed or indicated an intention to redeem, or from the Company, up to an aggregate amount of 15,000,000 shares of Class A common stock (the “Forward Purchase Shares”). Vellar would not beneficially own greater than 9.9% of the Shares on a post-combination pro forma basis. Upon Closing, or upon the date any assets from the Company’s Trust Account are disbursed in connection with the e.GO Business Combination, Vellar would be paid directly, out of the funds held in the Trust Account, an amount equal to (a) (i) the redemption price of shares of the Company’s Class A common stock redeemed by the Public Stockholders and purchased by Vellar, minus (ii) 10% of such amount and (b) the product of 1,500,000 multiplied by the redemption price of shares of the Company’s Class A common stock indicated to the Public Stockholders prior to the redemption deadline (as consideration for having purchased Class A common stock prior to Closing). From time to time following the Closing, Vellar, in its discretion, could sell the Forward Purchase Shares (such shares sold, the “Vellar Terminated Shares”) without payment obligation to TopCo until such time as the proceeds from the sales equal (i) 10% of the product of the number of the Forward Purchase

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Shares and the redemption price per share indicated to investors ahead of the Company’s redemption notice deadline or (ii) in the case of an event of default under the Bridge Financing, all amounts that are due to Vellar under such financing.

Upon the second anniversary of the Closing, TopCo would have been obligated to pay to Vellar an amount equal to the product of (a) (x) 15,000,000 less (y) the number of Vellar Terminated Shares multiplied by (b) $2.50. Vellar could freely transfer or assign its rights under the Forward Purchase Agreement if the number of the Forward Purchase Shares it acquired would exceed 9.9% on a post-e.GO Business Combination basis.

On March 3, 2023, the Forward Purchase Agreement was terminated.

NOTE 7. STOCKHOLDERS’ DEFICIT

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were 1,060,000 shares of Class A common stock issued and outstanding (excluding 2,048,936 and 23,000,000, respectively, shares subject to possible redemption).

Pursuant to the e.GO Business Combination, if approved by the Company’s stockholders, at Closing, each issued and outstanding share of the Company’s Class A common stock will be automatically cancelled and extinguished and converted into one share the Surviving Company Common Stock.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2022 and 2021, there were 8,050,000 shares of Class B common stock outstanding.

Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The Company’s amended and restated certificate of incorporation provides that the shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, approximately 26.0% of the sum of the total number of all shares of common stock outstanding upon the completion of the IPO plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Pursuant to the e.GO Business Combination, if approved by the Company’s stockholders, at Closing, each issued and outstanding shares of Class B common stock will be automatically cancelled and extinguished and converted into a number of shares of Surviving Company Common Stock calculated as the sum of (x) one plus (y) the lower of (a) the total amount funded under the Bridge Financing divided by $15,000,000 and multiplied with one-fifth and (b) one-fifth, and, immediately thereafter, each of the resulting shares of Surviving Company Common Stock will be exchanged for one TopCo Ordinary Share.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per shares with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. For the periods presented, there were no shares of preferred stock issued or outstanding.

Warrants — As of December 31, 2022 and 2021, the Company has 11,500,000 Public Warrants and 530,000 Private Placement Warrants outstanding (together, the “Warrants”). Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Warrants. The Warrants will become exercisable on the later of (a) the completion of a Business Combination and (b) 12 months from the closing of the IPO. The Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the warrant agreements. No Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the offer and sale of the shares of common stock issuable upon exercise of the Warrants is not effective within a specified period following the consummation of a Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Warrants on a cashless basis.

Once the Warrants become exercisable, the Company may redeem the Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption, to each Warrant holder; and

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share consolidations, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date the Company sends the notice of redemption to the Warrant holders.

If and when the Warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of shares upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the Public Warrant agreement and Private Warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuances of shares of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Warrants will not receive any of such funds with respect to their Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such Warrants. Accordingly, the Warrants may expire worthless.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s shares of common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the IPO, except that the Private Placement Warrants and the shares of common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable at the election of the holder on a “cashless basis”.

Neither the Private Placement Warrants nor the Public Warrants contain any provision that change dependent upon the characteristics of the holder of the Warrant.

NOTE 8. INCOME TAXES

The Company’s net deferred tax assets are as follows:

	December 31, 2022	December 31, 2021
Deferred tax assets
Net operating loss carryforward	$—	$—
Startup Costs	972,202	48,951
Total deferred tax assets	972,202	48,951
Valuation allowance	(972,202)	(33,652)
Deferred tax assets, net of allowance	$—	$15,299

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 8. INCOME TAXES (cont.)

The income tax provision for the year ended December 31, 2022 and for the period from June 4, 2021 (inception) through December 31, 2021 consists of the following:

	December 31, 2022	December 31, 2021
Federal
Current	$690,232	$—
Deferred	(953,550)	(48,951)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	953,550	33,652
Income tax provision	$690,232	$(15,299)

As of December 31, 2022 and 2021, the Company had a total of $72,851 and $0, respectively, of U.S. federal net operating loss carryovers available to offset future taxable income. The federal net operating loss can be carried forward indefinitely.

In assessing the realization of the deferred tax assets, the Company considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, the Company believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the period from June 4, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $33,652. For the year ended December 31, 2022, the change in the valuation allowance was $953,550.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

	December 31, 2022	December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Transaction costs warrants	0.0%	0.0%
Change in fair value of warrants	(4.1)%	0.0%
Change in valuation allowance	(61.3)%	(14.4)%
Income tax provision	(44.4)%	6.6%

The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to changes in fair value in warrants, transaction costs associated with warrants and the recording of full valuation allowances on deferred tax assets.

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At December 31, 2022 the assets held in the Trust Account were held in an operating bank account. At December 31, 2021, the assets held in the Trust Account were held in treasury funds. As of December 31, 2022 the Company’s cash and investments held in the Trust account were classified as cash. At December 31, 2021, the Company’s cash and investments held in the Trust Account are classified as trading securities.

The following tables present information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicate the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

December 31, 2022	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	1	—	—	—

Liabilities:
Derivative liability – Forward Purchase Agreement	3	—	—	$1,730,000
December 31, 2021	Level	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury Securities	1	$234,604,169	—	—

The Company utilizes a Put Model Option to value its forward purchase agreement at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the forward purchase agreement liabilities is determined using Level 3 inputs. Inherent in put options pricing model are assumptions related to expected share-price volatility, expected life and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the forward purchase agreement. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the forward purchase agreement. The expected life of the forward purchase agreement is assumed to be equivalent to their remaining contractual term.

For the year ended December 31, 2022 and 2021, there were no transfers between Levels 1, 2 or 3.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements:

	September 29, 2022	December 31, 2022
Risk-free interest rate	4.20%	4.40%
Term	2.51	2.25
Expected volatility	69.80%	78.20%
Exercise price	$2.50	$2.50
Stock Price	$10.06	$10.38
Probability of transaction	50%	50%

The following table presents the changes in the fair value of Forward Purchase Agreement:

Forward Purchase Agreement
Fair value as of September 29, 2022	$1,430,000
Change in valuation inputs or other assumptions	300,000
Fair value as of December 31, 2022	1,730,000

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheets date up to the date that the financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 17, 2023, the Company issued an unsecured promissory note to the Sponsor with a principal amount equal to $676,148.88 (the “Extension Note”). On the same date, in connection with advances the Sponsor may make in the future to the Company for working capital expenses in connection with the Company’s initial business combination, the Company issued a separate unsecured promissory note to the Sponsor in the principal amount of up to $400,000.00 (the “Working Capital Note”, together with the Extension Note, the “Notes”). Both Notes bear no interest and are repayable in full upon the earlier of (a) the date of the consummation of the Company’s initial business combination, or (b) the date of the Company’s liquidation. If the Company does not consummate an initial business combination by the Deadline Date, the Notes will be repaid only from funds held outside of the trust account or will be forfeited, eliminated or otherwise forgiven. Notwithstanding the foregoing, under both Notes, following the closing of the Company’s initial business combination, the Sponsor may elect to convert all or any portion of the unpaid principal balance of the Note into units of the post-business combination entity at $10.00 per unit (the “Conversion Units”), with each unit being identical to the private placement units sold to the Sponsor in connection with the Company’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth above.

On January 17, 2023, the Board determined to implement a first Extension and to extend the Deadline Date for an additional month to February 22, 2023. On the same date, in connection with the Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the first month of the Extension. Upon this written request, the Sponsor funded $112,691.48 to the Company’s trust account on January 23, 2023.

On January 24, 2023, the Company issued a press release announcing that on January 23, 2023, the Sponsor deposited $112,691.48 into the Company’s trust account to extend the Deadline Date from January 22, 2023, for an additional month, to February 22, 2023.

ATHENA CONSUMER ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022

NOTE 10. SUBSEQUENT EVENTS (cont.)

On January 30, 2023, the Company received notifications via phone calls from the staff of the New York Stock Exchange (the “NYSE”) that it has determined that the Company was not in compliance with the requirements of Section 802.01B of the NYSE Listed Company Manual (the “LCM”), which requires a listed acquisition company to maintain an average aggregate global market capitalization attributable to its publicly held shares (a “public float”) over a consecutive 30 trading day period of at least $40,000,000.

On February 9, 2023, the Company issued a press release announcing that it will transfer its listing to the NYSE American. The Company received written confirmation that it has been cleared to file an initial listing application with the NYSE American on February 6, 2023, and received the final approval for listing from the staff of the NYSE American on February 9, 2023. Following the transfer of its listing, the Company intends to continue to file the same periodic reports and other information it currently files with the Securities and Exchange Commission. On February 14, 2023, the Company voluntarily delisted its securities from the NYSE and the Company’s securities commenced trading on the NYSE American under the same symbols.

On February 17, 2023, pursuant to the Charter, the Board determined to implement a second Extension to allow additional time for the Company to complete its initial business combination. In connection with the second Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the second month of the Extension. On the same day, the Sponsor deposited $112,691.48 into the Company’s trust account in connection with the second Extension.

On February 20, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from February 22, 2023 for an additional month to March 22, 2023, the second of six potential one-month extensions of the Deadline Date available to the Company.

On March 20, 2023, the Board determined to implement a third Extension to allow additional time for the Company to complete its initial business combination. In connection with the third Extension and pursuant to the Extension Note, the Board delivered to the Sponsor a written request to draw down $112,691.48 for the third month of the Extension. On March 21, 2023, the Sponsor deposited $112,691.48 into the Company’s trust account in connection with the third Extension.

On March 22, 2023, the Company issued a press release announcing that its Board has elected to extend the Deadline Date from March 22, 2023 for an additional month to April 22, 2023, the third of six potential one-month extensions of the Deadline Date available to the Company.

Up to 86,012,305 Ordinary Shares